    As filed with the Securities and Exchange Commission on October 8, 1999

                                                     Registration No. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                                   Form S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                --------------

                            WOODS EQUIPMENT COMPANY
            (Exact name of Registrant as specified in its charter)

                                --------------

         Delaware                    3523                    36-3868249
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial            Identification No.)
     incorporation or        Classification Code
      organization)                Number)

                                --------------

                                  WEC COMPANY
            (Exact name of Registrant as specified in its charter)

                                --------------

         Delaware                    3523                    36-3868248
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial            Identification No.)
     incorporation or        Classification Code
      organization)                Number)

              6944 Newburg Road                    Thomas J. Laird
       Rockford, Illinois 61108         President and Chief Executive Officer
       Telephone: (815) 732-2141               Woods Equipment Company
   (Address, including zip code, and              6944 Newburg Road
           telephone number,                  Rockford, Illinois 61108
 including area code, of Registrants'         Telephone: (815) 732-2141
          principal offices)              (Address, including zip code, and
                                                  telephone number,

                                   Copy to:
                                          including area code, of Agent for
                                                      Service)
                             Dennis M. Myers, Esq.
                               Kirkland & Ellis
                            200 East Randolph Drive
                            Chicago, Illinois 60601
                           Telephone: (312) 861-2000

                                --------------

  Approximate date of commencement of proposed sale to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
                                         Proposed
                                         maximum        Proposed
 Title of each class of     Amount      aggregate       maximum      Amount of
    securities to be        to be     offering price   aggregate    registration
       registered         registered   per unit (1)  offering price     fee
--------------------------------------------------------------------------------
15.0% Senior Discount
 Debentures due 2011,
 Series B, of Woods
 Equipment Company
 ("Woods").............  $ 51,927,000      46.7%      $ 24,269,139    $ 6,747
--------------------------------------------------------------------------------
12.0% Senior Notes due
 2009, Series B, of WEC
 Company...............  $130,000,000     100.0%      $130,000,000    $36,140
--------------------------------------------------------------------------------
Guarantee of Senior
 Notes by Woods (2)....           --         --                --       (3)
--------------------------------------------------------------------------------

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(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) based upon the book value of the securities as of October 3, 1999.
(2) Woods has guaranteed the obligations of its wholly owned subsidiary, WEC Company, with respect to the 12.0% senior notes.
(3) Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantee of the 12.0% senior notes by Woods being registered hereby.

                                --------------

   The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+This information in this prospectus is not complete and may be changed. These + +securities may not be sold until the registration statement filed with the + +SEC is effective. This prospectus is not an offer to sell nor is it an offer + +to buy these securities in any jurisdiction where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS                                                                [LOGO]
                  SUBJECT TO COMPLETION, DATED OCTOBER 8, 1999

                            Woods Equipment Company

                               Exchange Offer for
                           $51,927,000 at Maturity of
                   15.0% Senior Discount Debentures due 2011

                                  WEC Company

                               Exchange Offer for
                                $130,000,000 of
                          12.0% Senior Notes due 2009

--------------------------------------------------------------------------------

                       Material Terms of Exchange Offers

 . The exchange offers        . We will not receive any
  will expire at 5:00          proceeds from the
  p.m., New York City          exchange offers.
  time,              ,
  2000, unless extended.

                             . The terms of the
                               securities to be issued
                               in the exchange offers
                               are substantially
                               identical to the
                               outstanding securities,
                               except for transfer
                               restrictions and
                               registration rights
                               relating to the
                               outstanding securities.

 . We will exchange all
  debentures and notes
  that you validly tender
  and do not validly
  withdraw.

 . The exchange offers are
  not subject to any
  condition other than
  they not violate
  applicable law or any
  applicable
  interpretation of the
  Staff of the SEC.

                             . There is no existing
                               public market exists
                               for the outstanding
                               securities or the
                               exchange securities. We
                               do not intend to list
                               the exchange securities
                               on any securities
                               exchange or seek
                               approval for quotation
                               through any automated
                               trading system.

 . You may withdraw your
  tender of debentures or
  notes any time prior to
  the expiration of the
  exchange offers.

 . Based on the advice of
  our counsel, we believe
  that the exchange of
  securities will not be
  a taxable exchange for
  U.S. federal income tax
  purposes.

--------------------------------------------------------------------------------

  Each broker-dealer that receives exchange securities for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange securities received in exchange for outstanding securities where such outstanding securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offers, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  For a discussion of certain factors that you should consider before participating in the exchange offers, see "Risk Factors" beginning on page 16 of this prospectus.

  Neither the SEC nor any state securities commission has approved the securities to be distributed in the exchange offers, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is           , 1999.

                               TABLE OF CONTENTS

                                         Page
                                         ----
Prospectus Summary.........................1
Risk Factors..............................16.
The Exchange Offers.......................25.
Forward-Looking Statements................35.
Use of Proceeds...........................36.
Capitalization............................37.
Unaudited Pro Forma Financial Data........38.
Selected Historical Financial Data........50.
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations...............................54.
Business..................................62.
Management................................79.
Principal Stockholders....................83.
Certain Relationships and Related
 Transactions.............................84.

                                                                       Page
                                                                       ----
Description of Other Financing Arrangements...........................  87
Description of the Exchange Debentures................................  89
Description of the Exchange Notes..................................... 119
Description of Capital Stock.......................................... 153
United States Federal Income Tax Consequences......................... 157
Plan of Distribution.................................................. 157
Legal Matters......................................................... 158
Experts............................................................... 158
Where You Can Find More Information................................... 159
Index to Financial Statements......................................... F-1

                               ----------------

   As used in this prospectus, references to "we," "our," "us" and "Woods" refer to Woods Equipment Company and its operating subsidiary, WEC Company. In those situations where it is important to distinguish between Woods Equipment Company and WEC Company, we use the term "Parent" to refer only to Woods Equipment Company and the term "WEC" to refer only to WEC Company. Woods recently acquired three separate businesses. For ease of reference, we use the following terms to identify these businesses in this prospectus:

     "TISCO" refers to Tru-Part Manufacturing Corporation and its principal operating subsidiary, Tractor Implement Supply Company;

     "Central Fabricators" refers to Central Fabricators, Inc.; and

     "Alitec Attachments Division" refers to the attachments division of Alitec Corporation.

                               PROSPECTUS SUMMARY

   This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. You should pay special attention to the "Risk Factors" section beginning on page 16 of this prospectus to determine whether you wish to participate in the exchange offers.

                                  Our Business

 Overview

   Woods is a leading manufacturer of attachments for a variety of mowing, cutting and clearing, construction, material handling, landscaping and grounds maintenance applications. In July 1999, Woods acquired three separate businesses:

  . TISCO--one of the leading independent distributors of replacement parts in the United States primarily for tractors over ten years old;

  . Central Fabricators--one of the leading independent manufacturers of pin-on excavator buckets for the U.S. construction industry; and

  . Alitec Attachments Division--a manufacturer of patented hydraulic powered attachments for the rapidly growing U.S. skid steer market.

   As a result of these acquisitions, Woods enhanced its position as one of the largest independent attachments manufacturers in the United States as well as gained a new platform in the replacement parts business for tractors.

 Our Management Team

   Woods is managed by Thomas J. Laird and his executive management team. Mr. Laird joined Woods in 1993 and has assembled an executive management team with significant manufacturing and industry experience. Since 1993, Woods' executive management team has transformed Woods from a manufacturer of niche agricultural and landscaping products into a leading, diversified attachments manufacturer through the successful introduction of new products and implementation of a strategic acquisition program. From 1993 to 1998, Woods has completed and fully integrated seven acquisitions. As a result of such acquisitions and new product introductions, Woods' sales have increased from $57.6 million in 1992 to approximately $154.7 million in 1998, representing a compound annual growth rate of approximately 21.8%. In addition to increasing sales, Woods' executive management team has also been successful in improving Woods' manufacturing processes by implementing new operating procedures designed to increase productivity, shorten manufacturing lead times and reduce costs and inventory levels. As a result of the implementation of these operating procedures, Woods generated approximately $22.0 million in cash through increasing its inventory turns from 2.6 times in 1993 to 5.3 times in 1998.

 Our Products

   Woods' products are used in a variety of applications to enhance the productivity and versatility of prime movers, which include tractors, excavators, tractor loader backhoes and skid steers. Our products include rotary cutting and finish mowing attachments, front end loaders, backhoes, coupler systems, buckets, scrapers and other implements. We also offer a full line of replacement parts for our increasing installed base of attachments as well as replacement parts for tractors. The average lifespan of our attachments range from one to five years due to the severe and wearing nature of the applications for which they are used. In most instances, a prime mover will be used for several different types of applications, each of which requires a separate attachment. For example, a prime mover can be used in conjunction with a mower, front end loader, backhoe or scraper, depending on the desired application. Most of our products range in price from $1,000 to $10,000. Our products are sold through our large and extensive dealer network and directly to original equipment manufacturers. Our products are used by a variety of end-users, including construction companies and contractors, utility contractors, landscaping and groundscare companies, farmers, ranchers, homeowners and governmental agencies. No single customer accounted for more than 3% of our pro forma net sales in 1998.

 Our Markets

   We sell our products to end-users located primarily in the United States. The attachments market in the United States is very large and fragmented. We believe the market for attachments in the United States had sales in excess of $4.0 billion in 1998 and historically has grown at a rate of 2% to 4% annually. With the acquisition of TISCO, we also operate in the $8 billion capital equipment replacement parts market in the United States. For the most part, the U.S. attachments and replacement parts markets are comprised of several hundred small, regional manufacturers and distributors that offer a limited number of products as well as a small number of national and international companies that offer a broad range of products. In recent years, there has been a trend towards consolidation among attachments manufacturers and parts suppliers in order to achieve operating efficiencies and to better serve the needs of their end-users. Similarly, there has been significant consolidation among dealers, who are increasingly seeking suppliers, such as our company, who are able to offer broad product lines, national distribution capabilities, innovative products and reliable service.

   When compared to original equipment manufacturers of prime movers, we believe that the overall demand for our products is relatively stable and is not dependent to any significant degree on the business cycle of any single industry. We attribute this relative stability to:

  . the diversity and balance of the end-users and applications of our products;

  . the required maintenance and ground engaging nature of our product applications, which limits the end-user's ability to defer purchases and encourages ongoing replacement;

  . our large and geographically diverse customer base;

  . the relative low cost of our products as compared to the cost of a prime mover; and

  . our significant replacement parts business.

                             Competitive Strengths

   We believe that our success is attributable to the following competitive strengths:

   Proven Management Team with Significant Industry and Operational
Experience. Woods is operated under the leadership of Thomas J. Laird. Mr. Laird joined Woods in 1993 and has over 25 years of manufacturing, marketing and general management experience, including 21 years of experience at General Electric Company. The eight member senior management team assembled at Woods by Mr. Laird has over 150 years of combined manufacturing and industry experience from world-class manufacturing companies.

   Strong Operational Focus. Woods' management is focused on improving profitability through a Total Cost Productivity program designed to achieve continuous productivity gains, shorten manufacturing lead times and reduce costs and inventory levels. In 1995, as part of the Total Cost Productivity program, Woods began to implement continuous flow manufacturing and total quality management techniques at certain of its manufacturing facilities. To date, Woods has implemented continuous flow manufacturing and total quality management at three of its facilities. As a result of these techniques, Woods has successfully decreased its overall working capital requirements by increasing inventory turnover from 2.6 times in 1993 to 5.3 times in 1998 and reducing order-to-delivery times from 35 days to 16 days over the same period.

   Extensive Distribution Network. Our extensive dealer network provides geographical and customer diversification and facilitates the successful introduction of new products and the cross-selling of acquired product lines. Our distribution network includes dealers that have affiliations with all the principal original equipment manufacturers of prime movers, such as New Holland, Deere & Co., Case Corporation, AGCO Corporation, Ingersoll-Rand Company, which manufacturers the Bobcat brand of skid steer, Caterpillar Inc. and Kubota Corporation, as well as a number of independent dealers.

   Strong Brand Recognition and Product Breadth. Woods' well-known brands include Woods(R), Wain-Roy(R), Gannon(R), Alloway(R) and Gill(R). Management believes that Woods has the most comprehensive product line of tractor-mounted attachments in the industry with 24 product categories. Our recent acquisitions have provided us with a number of additional well-known brands, including Central Fabricators(R), Tru-Part(R), TRU-POWER(R), TISCO(R) and CALCO(R).

   Versatile Mounting Systems. Woods has developed a large number of mounting systems that enable their products to be attached to all of the major brands of prime movers. For example, Woods' mounting systems enable its front end loaders to be attached to approximately 317 tractor models and its backhoes to be attached to 243 tractor models. We believe that these mounting systems create customer loyalty as end-users are reluctant to purchase attachments from other manufacturers because doing so would also require the purchase of a new mounting system at an additional cost.

   Successful New Product Introductions. Woods has a successful product development record and a strong research and development team. Over the last four years, Woods has made substantial investments to support new product development, including the purchase of 3-D solid modeling and CAD-CAM systems to facilitate product design and the implementation of finite element analysis testing for proposed prototypes. Woods' 37 engineering professionals in design, testing and new product support have introduced over 90 new products since 1993, which accounted for approximately $31.8 million, or 20.6% of Woods' net sales in 1998.

   Acquisition Integration Capability. From 1993 to 1998, Woods' management team has successfully integrated seven strategic acquisitions. With these acquisitions, Woods has increased and leveraged its existing distribution network, eliminated redundant corporate functions, increased sales and reduced costs. Over the last five years, Woods' management increased Woods' product categories from 7 to 24 through new product introductions and strategic acquisitions.

                                Growth Strategy

   Our strategy is to increase market share and profitability through the following initiatives:

   Capitalize on the Anticipated Benefits of the Acquisitions. Management believes that the combination of Woods, TISCO, Central Fabricators and the Alitec Attachments Division will provide several strategic benefits, including:

  . expanded product offerings;

  . increased distribution capabilities and cross-selling opportunities;

  . improved relationships with original equipment manufacturers;

  . anticipated cost savings; and

  . complementary technology.

   Continue to Implement Total Cost Productivity Initiatives. We intend to continue to implement our Total Cost Productivity program in an effort to become the lowest cost producer of attachments in each of our product categories. Continuous flow manufacturing and total quality management are important components of our strategy to improve productivity, shorten manufacturing lead times and reduce costs and inventory levels.

   Develop New and Enhance Existing Products. Management believes it can continue to generate internal growth and increase our overall market share through product innovation and new product development. We work closely with dealers and customers to identify customer needs and product opportunities. Management believes that our engineering department of 46 professionals will provide us with the design, product development and technical expertise needed to continue to successfully introduce new products and product improvements.

   Increase Depth of Product Penetration at Dealers. Woods is currently in the process of reducing the size of its dealer network from approximately 4,000 to under 3,000. The remaining dealers will represent those with greater than $25,000 in annual sales of Woods' products. We believe our remaining dealers will carry more of our products because they will be the predominant Woods dealer in their county and we will be able to provide them with additional marketing and logistical support. In addition, we should be able to achieve transportation cost savings by increasing delivery sizes and reducing the number of absolute deliveries.

   Acquire Complementary Businesses. Management believes that it can continue to expand our product offerings, further expand our dealer network and supplement our internal growth through strategic acquisitions. In pursuing our acquisition strategy, we intend to focus our efforts on acquiring businesses with product lines that can be sold through our extensive dealer network. Management believes that the highly fragmented nature of the U.S. attachments industry provides a favorable environment for such acquisitions and the continued success of our consolidation efforts.

                              Recent Acquisitions

   TISCO. On July 28, 1999, we acquired substantially all of the assets of TISCO for approximately $37.2 million in cash plus noncompete payments of an aggregate of $0.5 million to its former owners to be made on a quarterly basis over a two year period. TISCO had net sales of $65.0 million for the twelve months ended May 21, 1999.

   Central Fabricators. On July 28, 1999, we acquired Central Fabricators for approximately $28.7 million in cash plus noncompete payments of an aggregate of $0.6 million to its former owners to be made on a quarterly basis over a three year period. Central Fabricators had net sales of $22.4 million for the twelve months ended June 30, 1999.

   Alitec. On July 29, 1999, Woods acquired the Alitec Attachments Division for approximately $10.9 million in cash, subject to a possible earn-out payment of up to $3.0 million if the acquired business has net sales in 1999 of approximately $11.0 million or more. The Alitec Attachments Division had net sales of $9.0 million for the twelve months ended June 30, 1999.

   For ease of reference, we collectively refer to the foregoing acquisitions in this prospectus as the "Acquisitions."

                              The Recapitalization

   On August 7, 1998, Parent completed a recapitalization of its equity structure, pursuant to which, among other things, Madison Dearborn Capital Partners II, L.P. ("MDCP") and Woods' senior management acquired substantially all of the outstanding capital stock of Parent. Woods used $155.0 million to complete the recapitalization, including the payment of related fees and expenses. The recapitalization was financed through:

  . borrowings of $85.0 million under a new $110 million multi-tranche senior secured credit facility;

  . borrowings of $25.0 million under a subordinated bridge loan provided by MDCP;

  . the assumption of approximately $5.8 million of existing indebtedness of Woods;

  . an equity investment in Parent of approximately $39.8 million by MDCP, senior management and certain other investors; and

  . cash on hand of approximately $1.7 million.

                                ----------------

   Parent and WEC were incorporated under the laws of the State of Delaware on January 28, 1993. Woods' origins date back to 1947 when its predecessor began to manufacture rotary cutters for the agricultural industry. Our principal executive office is located at 6944 Newburg Road, Rockford, Illinois 61108, and our telephone number is (815) 732-2141.

                         Summary of the Exchange Offers

Registration Rights       We sold both the outstanding notes and the
 Agreement..............  outstanding debentures on July 28, 1999 to Credit
                          Suisse First Boston Corporation, who we refer to in this prospectus as the "initial purchaser." The initial purchaser subsequently resold there securities to:

                           . qualified institutional buyers pursuant to Rule
                             144A under the Securities Act and

                           . with respect to the notes only, qualified buyers
                             outside the United States in reliance upon Regulation S under the Securities Act.

                          Simultaneously with the completion of the initial offerings, we entered into registration rights agreement with the initial purchaser, which provides for the exchange offers. The exchange offers are intended to satisfy your rights under the registration rights agreement. After the exchange offers are complete, you will generally no longer be entitled to any exchange or registration rights with respect to your outstanding securities.

The Exchange Offers:

15.0% Senior Discount
Debentures..............
                          We are offering to exchange $51,927,000 aggregate principal amount at maturity of 15.0% senior discount debentures due 2011, which have been registered under the Securities Act for your existing 15.0% senior discount debentures, which were issued on July 28, 1999 in a private offering.

12.0% Senior Notes......  We are offering to exchange $130,000,000 aggregate principal amount of 12.0% senior notes due 2009, which have been registered under the Securities Act for your existing 12.0% senior notes, which were issued on July 28, 1999 in a private offering.

                          In order to be exchanged, an outstanding security must be properly tendered and accepted. All outstanding securities that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange securities promptly after the expiration of the exchange offers.

Resale of the Exchange    We believe that the exchange securities issued in the
Securities..............  exchange offers may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act. We have based this belief on letters issued in connection with past offerings of this kind in which the Staff of the SEC has interpreted the laws and regulations relating to the resale of notes to the public without the requirement of further registration under the Securities Act. See
                          Shearman & Sterling (available July 2, 1993); Morgan
                          Stanley & Co. Incorporated (available June 5, 1991);
                          and Exxon Capital Holdings Corporation (available May
                          13, 1989). In order for the exchange securities to be offered for resale, resold or otherwise transferred:

                           . you must acquire the exchange securities in the
                             ordinary course of your business;

                           . you must not be participating, do not intend to
                             participate, and have no arrangement or
                             understanding with any person to participate, in the distribution of the exchange securities issued to you in the exchange offers;
                           . you must not be a broker-dealer who purchased
                             your outstanding securities directly from us for resale under Rule 144A or any other available exemption under the Securities Act; and

                           . you are not an "affiliate" of Woods with the
                             meaning of Rule 405 under the Securities Act.

                          If any of these conditions are not satisfied, you may incur liability under the Securities Act if you transfer any exchange securities issued to you in the exchange offers without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange securities from such requirements. We do not assume or indemnify you against any such liability.

                          If you are a broker-dealer and you acquired outstanding securities as a result of your market-making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange securities that you acquire for your own account in exchange for the outstanding securities. You may use this prospectus for an offer to resell, resale or other retransfer of the exchange securities issued to you in the exchange offers. See "Plan of Distribution."

                          We are not offering to exchange with you, and will not accept surrenders for exchange from you, in any jurisdiction in which this exchange offer or its acceptance would not comply with the securities or blue sky laws of that jurisdiction. Furthermore, if you acquire the exchange notes, you are responsible for compliance with securities or blue sky laws regarding resales. We assume no responsibility for compliance with these requirements.

Record Date.............  We mailed this prospectus and the applicable exchange offer documents to registered holders of outstanding
                          securities on              , 1999.

Expiration Date.........  The exchange offers will expire at 5:00 p.m., New
                          York City time,           , 2000, unless we decide to
                          extend the expiration date.

Conditions to the
 Exchange Offers........
                          The exchange offers are not subject to any condition other than that the exchange offers not violate applicable law or any applicable interpretation of the Staff of the SEC.

Procedures for
 Tendering Outstanding
 Securities.............  If you wish to tender your securities for exchange in these exchange offers, you must transmit to the exchange agent on or before the expiration date either:


                           . an original or a facsimile of a properly
                             completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding securities and any other documentation required by the letter of
                            transmittal, at the address provided on the cover page of the letter of transmittal; or

                           . if the securities you own are held of record by
                             The Depository Trust Company in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of The Depository Trust Company in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, The Depository Trust Company will facilitate the exchange of your securities and update your account to reflect the issuance of the exchange securities to you. The Automated Tender Offer Program allows you to electronically transmit your acceptance of the applicable exchange offer to The Depository Trust Company instead of physically completing and delivering a letter of transmittal to the exchange agent.

                          In addition, you must deliver to the exchange agent on or before the expiration date:

                           . if you are effecting delivery by book-entry
                             transfer, a timely confirmation of book-entry transfer of your outstanding securities into the account of the exchange agent at The Depository Trust Company; or

                           . if necessary, the documents required for
                             compliance with the guaranteed delivery
                             procedures.

                          By executing and delivering the letter of transmittal or effecting delivery by book-entry transfer, you are representing to us that, among other things:

                           . the person receiving the exchange securities in
                             the exchange offers, whether or not that person is the holder, is receiving them in the ordinary course of business;

                           . neither you nor any other person receiving your
                             exchange securities in the exchange offers has an arrangement or understanding with any person to participate in the distribution of the exchange securities and that you are not engaged in, and do not intend to engage in, a distribution of the exchange securities; and

                           . neither you nor any other person receiving your
                             exchange securities in the exchange offers is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act.

Special Procedures for
 Beneficial Owners......
                          If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of The Depositary Trust Company as the holder of such book-entry interests or if you are a beneficial owner of outstanding securities that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such book-entry interest or outstanding securities in the exchange offers, you should contact such person in whose name your book-entry interests or outstanding securities are registered promptly and instruct such person to tender on your behalf.

Guaranteed Delivery       If you wish to tender your outstanding securities
 Procedures.............  and:

                           . time will not permit your securities or other
                             required documents to reach the securities exchange agent by the expiration date; or

                           . the procedure for book-entry transfer cannot be
                             completed on time;

                          you may tender your securities by completing a notice of guaranteed delivery and complying with the guaranteed delivery procedures.

Withdrawal Rights.......  You may withdraw the tender of your outstanding securities at any time prior to 5:00 p.m., New York
                          City time on               , 2000.

Federal Income Tax
 Considerations.........
                          Based upon the advice of our counsel, we believe that the exchange of outstanding securities for the exchange securities will not be a taxable event for United States federal income tax purposes. See "United States Federal Income Tax Consequences."

Use of Proceeds.........  We will not receive any proceeds from the issuance of exchange securities pursuant to the exchange offers. We will pay all of the expenses incident to the exchange offers.

Exchange Agent..........  United States Trust Company of New York is serving as the exchange agent in connection with the exchange offers.

                  Summary of Terms of the Exchange Securities

   The form and terms of the exchange securities are the same as the form and terms of the outstanding securities, except that the exchange securities will be registered under the Securities Act. As a result, the exchange securities will not bear legends restricting their transfer and will not be subject to the registration rights and liquidated damage provisions contained in the outstanding securities. The exchange securities represent the same debt as the outstanding securities. Both the outstanding securities and the exchange securities are governed by the same applicable indenture. For case of reference, we use the term "debentures" in this prospectus to refer to both the outstanding debentures and the exchange debentures and the term "notes" to refer to both the outstanding notes and the exchange notes.

The Senior Discount Debentures

Issuer..................  Woods Equipment Company.

Securities Offered......  $51,927,000 aggregate principal amount at maturity of
                          15% senior discount debentures due 2011.

Maturity................  July 15, 2011.

Yield and Interest......  The outstanding debentures were sold at a substantial discount from their principal amount at maturity and there will not be any cash payment of interest on the debentures prior to October 15, 2004. From and after July 15, 2004, the debentures will bear interest, which will be payable quarterly in cash, at a rate of 15% per annum on each January 15th, April 15th, July 15th and October 15th, commencing October 15, 2004.

Ranking.................  The debentures are general unsecured obligations of
                          Parent. The debentures will not be guaranteed by any of the Parent's existing or future subsidiaries.

                          The debentures:

                          . effectively rank junior to all of Parent's secured
                            indebtedness to the extent of the value of the assets securing such indebtedness;

                          . rank equally with all of Parent's existing and
                            future unsubordinated, unsecured indebtedness that does not expressly provide that it is subordinated to the debentures;

                          . rank ahead of all of Parent's future indebtedness
                            that expressly provides that it is subordinated to the debentures; and

                          . are structurally subordinated in right of payment
                            to all existing and future indebtedness of Parent's subsidiaries, including WEC.

                          As of July 3, 1999, after giving pro forma effect to the Acquisitions and the initial offerings, Parent would have had no indebtedness other than the debentures and its guaranties of WEC's obligations under the senior credit facility and the notes and WEC would have had total liabilities of approximately $174.0 million.

Optional Redemption.....  Parent cannot redeem the debentures until July 15,
                          2004, except as described immediately below.
                          Thereafter, Parent can redeem some or all of the debentures at the redemption prices listed in the "Description of the Exchange Debentures--Optional Redemption" section of this prospectus, plus accrued interest.

Optional Redemption
 after Equity
 Offerings..............
                          At any time before July 15, 2002, Parent can choose to redeem all of the outstanding debentures with money that it raises in certain equity offerings, as long as:

                          . it pays to holders of the debentures a redemption
                            price of 115% of the accreted value of the debentures it redeems, plus accrued interest; and

                          . it redeems the debentures within 60 days of
                            completing such equity offering.

Change of Control         If a change of control of Parent occurs, Parent must
 Offer..................  give holders of the debentures the opportunity to sell to it their debentures at a purchase price of 101% of their face amount, plus accrued interest. The term "change of control" is defined in the "Description of the Exchange Debentures--Change of Control" section of this prospectus.

Certain Covenants.......  The indenture governing the debentures, which we refer to as the "debenture indenture," contains covenants that limit the ability of Parent and that of its subsidiaries to:

                          . incur additional indebtedness;

                          . pay dividends or distributions on, or redeem or
                            repurchase, our capital stock;

                          . make investments;

                          . issue or sell preferred stock of subsidiaries;

                          . engage in transactions with affiliates;

                          . create liens on our assets to service certain debt;

                          . transfer or sell assets;

                          . guarantee indebtedness;

                          . restrict dividend or other payments to Parent;

                          . consolidate, merge or transfer all or substantially
                            all of Parent's assets and the assets of its subsidiaries; and

                          . engage in unrelated businesses.

                          These covenants are subject to important exceptions and qualifications, which are described in the "Description of the Exchange Debentures" section of this prospectus.

Senior Notes

Issuer..................  WEC Company.

Securities Offered......  $130.0 million aggregate principal amount of 12%
                          senior notes due 2009.

Maturity................  July 15, 2009.

Interest Rate...........  12% per year.

Interest Payment Dates..  January 15th and July 15th of each year, commencing
                          January 15, 2000.

Ranking and Guaranties..  The notes are general unsecured obligations of WEC and are unconditionally guaranteed by Parent and by any future domestic subsidiary of WEC. WEC does not currently have any subsidiaries.

                          The notes:

                          . effectively rank junior to all of WEC's secured
                            indebtedness to the extent of the value of the assets securing such indebtedness;

                          . rank equally with all of WEC's existing and future
                            unsubordinated, unsecured indebtedness that does not expressly provide that it is subordinated to the notes; and

                          . rank ahead of all of WEC's future indebtedness that
                            expressly provides that it is subordinated to the notes.

                          The Parent guaranty is a general unsecured obligation of Parent and effectively ranks junior to all of Parent's secured indebtedness to the extent of the value of assets securing such indebtedness. The Parent guaranty ranks equally with all of Parent's existing and future unsubordinated, unsecured indebtedness that does not expressly provide that it is subordinated to the Parent guaranty.

                          Any future subsidiary guaranty will effectively rank junior to all of the subsidiary guarantor's secured indebtedness to the extent of the value of the assets securing such indebtedness and will rank equally with all of the subsidiary guarantor's existing and future unsubordinated, unsecured indebtedness that does not expressly provide that it is subordinated to the subsidiary guaranty.

                          As of July 3, 1999, after giving pro forma effect to the Acquisitions and the initial offerings, WEC would have had secured indebtedness of approximately $15.6 million.

Optional Redemption.....  WEC cannot redeem the notes until July 15, 2004, except as described immediately below. Thereafter, WEC can redeem some or all of the notes at the redemption prices listed in the "Description of the Exchange Notes--Optional Redemption" section of this prospectus, plus accrued interest.

Optional Redemption
 after Equity             At any time on one or more occasions before July 15,
 Offerings..............  2002, WEC can choose to redeem up to 35% of the original principal amount of the notes with money that it raises in certain equity offerings, as long as:

                          . it pays to holders of the notes a redemption price
                            of 112% of the face amount of the notes it redeems, plus accrued interest;

                          . it redeems the notes within 120 days of completing
                            such equity offering; and

                          . at least 65% of the original aggregate principal
                            amount of notes issued remains outstanding afterwards.

Change of Control         If a change of control of WEC or Parent occurs, WEC
 Offer..................  must give holders of the notes the opportunity to sell to it their notes at a purchase price of 101% of their face amount, plus accrued interest. The term
                          "change of control" is defined in the "Description of the Exchange Notes--Change of Control" section of this prospectus.

Certain Covenants.......
                          The indenture governing the notes, which we refer to as the "notes indenture," contains covenants that limit the ability of WEC and any future subsidiary to:

                          . incur additional indebtedness;

                          . pay dividends or distributions on, or redeem or
                            repurchase, WEC's capital stock;

                          . make investments;

                          . issue or sell preferred stock of subsidiaries;

                          . engage in transactions with affiliates;

                          . create liens on their assets to service certain
                            debt;

                          . transfer or sell assets;

                          . guarantee indebtedness;

                          . restrict dividend or other payments to WEC;

                          . consolidate, merge or transfer all or substantially
                            all of WEC's assets and the assets of its subsidiaries; and

                          . engage in unrelated businesses.

                          These covenants are subject to important exceptions and qualifications, which are described in the "Description of the Exchange Notes" section of this prospectus.

                                  Risk Factors

   Participating in the exchange offers involves substantial risks. See the "Risk Factors" section of this prospectus for a description of certain of the risks you should carefully consider before participating in the exchange offers.

                 Our Summary Unaudited Pro Forma Financial Data

   The following unaudited pro forma financial data with respect to Woods should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of Woods, TISCO, Central Fabricators and the Alitec Attachments Division and the related notes included elsewhere in this prospectus. The pro forma data have been derived from the unaudited pro forma financial data of Woods included elsewhere in this prospectus. The unaudited pro forma financial data do not purport to represent what Woods' financial position or results of operations actually would have been if the transactions referred to therein had been consummated on the date or for the periods indicated, or what such results will be for any future date or any future period.

                                                                       Twelve
                                                  Six Months Ended,    Months
                                   Fiscal Year    ------------------   Ended
                                 Ended January 2, June 27,  July 3,   July 3,
                                     1999(1)      1998(1)   1999(1)   1999(1)
                                 ---------------- --------  --------  --------
                                           (dollars in thousands)
Statements of Operations Data:
  Net sales.....................     $252,401     $136,264  $137,066  $253,203
  Costs of goods sold...........      176,422       94,014    94,832   177,240
                                     --------     --------  --------  --------
  Gross profit..................       75,979       42,250    42,234    75,963
  Selling, general and
   administrative expenses......       57,042       27,444    28,976    58,574
  Noncash stock option
   compensation charge..........        4,310          --        --      4,310
                                     --------     --------  --------  --------
  Income from operations........       14,627       14,806    13,258    13,079
  Interest and other expense,
   net..........................       21,320       10,155    10,180    21,345
                                     --------     --------  --------  --------
  Income (loss) before provision
   (benefit) for income taxes...       (6,693)       4,651     3,078    (8,266)
  Provision (benefit) for income
   taxes........................       (2,038)       2,082     1,839    (2,281)
                                     --------     --------  --------  --------
  Income (loss) from continuing
   operations...................     $ (4,655)    $  2,569  $  1,239  $ (5,985)
                                     ========     ========  ========  ========
Other Data:
  Depreciation and amortization.     $ 10,239     $  5,047  $  5,187  $ 10,379
  Capital expenditures..........        3,970        1,432     2,820     5,358
  EBITDA (2)....................       29,278       19,908    18,478    27,848
  Ratio of earnings to fixed
   charges (3)..................          --           1.4x      1.3x      --
Balance Sheet Data (at end of
 period):
  Working capital...............                                      $ 60,881
  Total assets..................                                       198,408
  Total debt....................                                       175,354
  Stockholders' deficit.........                                       (49,607)


            See Notes to Summary Unaudited Pro Forma Financial Data.

              Notes to Summary Unaudited Pro Forma Financial Data

(1) The pro forma statements of operations data for the fiscal year ended January 2, 1999, the six months ended June 27, 1998 and the twelve months ended July 3, 1999 give effect to the following transactions as if each had been consummated at the beginning of the earliest period presented:

  (A) the recapitalization;

  (B) the Acquisitions;

  (C) the initial offerings; and

  (D) a $25.0 million equity investment by MDCP.

   The pro forma statements of operations data for the six months ended July 3, 1999 give effect to items (B), (C) and (D) as if each had been consummated at the beginning of the earliest period presented. The pro forma balance sheet data give effect to items (B), (C) and (D) as if these transactions had been consummated as of July 3, 1999. See "Unaudited Pro Forma Financial Data."

(2) EBITDA is defined as operating income plus depreciation, amortization, and the noncash stock option compensation charge and is presented because it is generally accepted as providing useful information regarding a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(3) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, which includes amortization of deferred finance costs, and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest. Earnings were insufficient to cover fixed charges by approximately $6,693 and $8,266 for the fiscal year ended January 2, 1999 and the twelve months ended July 3, 1999, respectively.

         Summary Consolidated Financial Data of Woods Equipment Company

   The following table presents summary historical consolidated statements of operations, balance sheet data and other data for Woods for the periods presented and should only be read in conjunction with the audited and unaudited consolidated financial statements of Woods, and the related notes thereto, "Selected Historical Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this prospectus. The data as of and for each of the three fiscal year periods ended January 2, 1999 have been derived from the audited consolidated financial statements of Woods. The data as of and for the six month periods ended June 27, 1998 and July 3, 1999 have been derived from the unaudited consolidated financial statements of Woods which, in the opinion of management of Woods, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for an interim period are not necessarily indicative of results for a full year.

                                   Fiscal Year Ended,          Six Months Ended,
                          ------------------------------------ ------------------
                          December 28, December 27, January 2, June 27,  July 3,
                              1996       1997(1)       1999      1998      1999
                          ------------ ------------ ---------- --------  --------
                                              (In thousands)
Statements of Operations
 Data:
 Net sales..............    $129,427     $137,924    $154,734  $ 83,694  $ 85,797
 Costs of goods sold....      97,025      104,983     113,205    59,674    61,588
                            --------     --------    --------  --------  --------
 Gross profit...........      32,402       32,941      41,529    24,020    24,209
 Selling, general and
  administrative
  expenses (2)..........      20,453       24,521      29,699    13,785    14,876
 Noncash stock option
  compensation charge...         --           --        4,310       --        --
                            --------     --------    --------  --------  --------
 Income from operations.      11,949        8,420       7,520    10,235     9,333
 Interest and other
  expense, net..........       7,326        7,831      10,261     3,964     5,585
                            --------     --------    --------  --------  --------
 Income (loss) before
  provision for income
  taxes and
  extraordinary loss....       4,623          589      (2,741)    6,271     3,748
 Provision (benefit) for
  income taxes..........       1,971          494        (438)    2,662     1,826
                            --------     --------    --------  --------  --------
 Income (loss) before
  extraordinary loss....       2,652           95      (2,303)    3,609     1,922
 Extraordinary loss (3).         --           290         795       --        --
                            --------     --------    --------  --------  --------
 Net income (loss)......    $  2,652     $   (195)   $ (3,098) $  3,609  $  1,922
                            ========     ========    ========  ========  ========
Other Data:
 Depreciation and
  amortization..........    $  3,409     $  4,412    $  6,196  $  3,024  $  3,267
 Capital expenditures...       4,662        4,678       3,212     1,255     2,620
 EBITDA (2) (4).........      15,358       12,832      18,026    13,259    12,600
 Net cash provided by
  (used in):
 Operating activities...      11,226        7,000       3,762     3,304     5,644
 Investing activities...      (1,872)     (25,520)     (3,182)   (1,227)   (2,620)
 Financing activities...      (9,297)      21,159      (1,944)   (4,793)   (4,376)
 Ratio of earnings to
  fixed charges (5).....        1.6x         1.1x         --       2.4x      1.6x
Balance Sheet Data (at
 end of period):
 Working capital........    $ 29,838     $ 35,604    $ 39,679  $ 35,658  $ 36,869
 Total assets...........      81,628      105,440     108,665   107,016   109,166
 Total debt.............      58,623       82,367     119,161    78,126   114,838
 Stockholders' equity
  (deficit).............       3,379        2,856     (54,224)    6,156   (53,513)

--------
(1) Woods acquired Baerts Metal Products in April 1997 and Wain-Roy in October 1997.
(2) Includes $0.6 million and $1.1 million of expenses incurred by Woods in the fiscal year ended January 2, 1999 and the six months ended July 3, 1999, respectively, relating to the failed acquisition of Alamo Group, Inc. Excluding these expenses, EBITDA for the fiscal year ended January 2, 1999 and the six months ended July 3, 1999 would have been $18,588 and $13,738, respectively.
(3) Extraordinary loss, net of income tax benefit, represents the write-off of unamortized deferred finance costs on the early extinguishment of debt.
(4) EBITDA is defined as operating income plus depreciation, amortization and the noncash stock option compensation charge and is presented because it is generally accepted as providing useful information regarding a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
(5) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, which includes amortization of deferred finance costs, and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest. Earnings were insufficient to cover fixed charges by approximately $2,741 the fiscal year ended January 2, 1999.

                                  RISK FACTORS

   You should carefully consider the risks described below before making a decision to participate in the exchange offers. The risks described below are not the only ones facing Woods. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Relating to the Exchange Securities

Substantial Leverage; Ability to Service Debt-Wood's substantial indebtedness could have a negative impact on its financial health and prevent it from fulfilling its obligations under the notes and the debentures.

   Woods incurred a significant amount of indebtedness in connection with the recapitalization and the initial offerings. The following charts show certain important credit statistics for WEC and Woods and are presented assuming we had completed the recapitalization, the Acquisitions and the initial offerings as of the date or at the beginning of the period specified below and applied the net proceeds as intended:

                                                            At July 3, 1999
                                                         ----------------------
   WEC Company
   -----------                                           (dollars in thousands)
   Total indebtedness...................................        $151,085
   Stockholder's equity.................................        $ 24,367
   Woods Equipment Company
   -----------------------
   Total indebtedness...................................        $175,354
   Stockholders' deficit................................        $(49,607)
                                       Fiscal Year Ended    Six Months Ended
                                        January 2, 1999       July 3, 1999
                                       ----------------- ----------------------
   Pro forma ratio of earnings to
    fixed charges of WEC (1)..........        --                    1.5x
   Pro forma ratio of earnings to
    fixed charges of Woods (1)........        --                    1.3x

--------
(1) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consists of interest expense, which includes amortization of deferred financing costs and debt issuance costs, and one-third of rental expenses, deemed representative of that portion of rental expense estimated to be attributable to interest.
   Earnings of WEC and Woods were insufficient to cover fixed charges by approximately $2.3 million and $6.7 million, respectively, for the fiscal year ended January 2, 1999 on a pro forma basis.

   The ability of WEC and Parent, as the case may be, to make scheduled payments of principal or interest on, or to refinance, their indebtedness will depend on future operating performance and cash flow, which are subject to prevailing economic conditions, prevailing interest rate levels and financial, competitive, business and other factors beyond their control. The degree to which Woods is leveraged could have important consequences to holders of the notes and the debentures, including the following:

  . Woods' ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

  . a substantial portion of Woods' cash flow from operations must be dedicated to the payment of interest on the notes, and interest on other existing indebtedness, thereby reducing the funds available to Woods for other purposes;

  . the agreements governing the Woods' long-term indebtedness, including the senior credit facility, the notes indenture and the debenture indenture contain certain restrictive financial and operating covenants;

  . the indebtedness under the senior credit facility will be at variable rates of interest, which will cause Woods to be vulnerable to increases in interest rates;

  . the indebtedness outstanding under the senior credit facility is secured by all inventory, accounts receivable and general intangibles of WEC and becomes due prior to the time the principal on the notes and the debentures becomes due;

  . Woods is substantially more leveraged than certain of its competitors, which might place it at a competitive disadvantage;

  . Woods may be hindered in its ability to adjust rapidly to changing market conditions;

  . Woods' substantial degree of leverage may negatively affect certain suppliers' willingness to give Woods favorable payment terms; and

  . Woods' substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or in its business.

   If operating cash flow of WEC and Parent is insufficient to meet their operating expenses or to service their debt requirements as they become due, WEC and Parent may be required to refinance a portion of the principal of the notes and the debentures prior to their maturity. If WEC and Parent are unable to service their indebtedness, they will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing their indebtedness or seeking additional equity capital. We cannot assure you that any of these remedies can be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Additional Borrowings Available--Despite its current level of indebtedness, Woods may still be able to incur substantially more debt. This could further exacerbate the risks described above.

   Woods may be able to incur substantial additional indebtedness in the future. The terms of the notes indenture and the debenture indenture do not fully prohibit Parent or WEC or their respective subsidiaries from doing so. The senior credit facility permits additional borrowings of up to $40.0 million, and all of those borrowings are secured. If new debt is added to Woods' current debt levels, the related risks that it now faces could intensify. See "Capitalization," "Selected Historical Financial Data," "Description of the Debentures" and "Description of the Notes."

Substantial Restrictions and Covenants--The senior credit facility, the notes indenture and the debenture indenture contain various covenants which limit our management's discretion in the operation of our business.

   The senior credit facility, the notes indenture and the debenture indenture contain numerous restrictive covenants, including, but not limited to, covenants that restrict the ability of Parent and/or WEC to incur indebtedness, pay dividends, create liens, sell assets, engage in certain mergers and acquisitions and refinance indebtedness. In addition, the senior credit facility also requires WEC to maintain financial ratios. The ability of Woods to comply with the covenants and other terms of the senior credit facility, the notes indenture and the debenture indenture, to make cash payments with respect to the notes and the debentures, and to satisfy its other respective debt obligations, including borrowings and other obligations under the senior credit facility, will depend on the future operating performance of Woods. In the event Woods fails to comply with the various covenants contained in the senior credit facility, the notes indenture and the debenture indenture, it would be a default thereunder, and in any such case, the maturity of substantially all of its long-term indebtedness could be accelerated.

   A default under the notes indenture or debenture indenture would also constitute an event of default under the senior credit facility. In addition, the lenders under the senior credit facility could elect to declare all amounts borrowed thereunder, together with accrued interest, to be due and payable. If Woods was unable to repay such borrowings, such lenders could proceed against the assets of Woods securing its borrowings under the senior credit facility. If the indebtedness under the senior credit facility were to be accelerated, the assets of Woods may not be sufficient to repay such indebtedness and the notes and the debentures in full. The senior credit facility will prohibit the repayment, purchase, redemption, defeasance or other payment of any of the principal of the notes and the debentures at any time prior to their stated maturity. See "Description of the Debentures" and "Description of the Notes."

Ranking of the Notes, the Guaranties and the Debentures--The notes and guaranties will be effectively subordinated to the secured indebtedness of WEC and the guarantors, as applicable, and the debentures will be effectively subordinated to the secured indebtedness of Parent and structurally subordinated to all current and future liabilities of Parent's subsidiaries.

   The indebtedness evidenced by the notes are unsecured obligations of WEC, the indebtedness evidenced by the Parent's Guaranty will be an unsecured obligation of the Parent and the indebtedness evidenced by each subsidiary guaranty, if any, will be an unsecured obligation of the relevant subsidiary guarantor. The payment of principal, premium, if any, and interest on the notes and the payment of the Parent guaranty or any subsidiary guaranty, if any, will be effectively subordinated in right of payment to any secured indebtedness of WEC, Parent or the relevant subsidiary guarantor, as the case may be, including all indebtedness and obligations of WEC under the senior credit facility and Parent's guaranty of such obligations. The indebtedness evidenced by the debentures will be unsecured obligations of Parent and will be effectively subordinated to the secured indebtedness of Parent and structurally subordinated in right of payment to all existing and future indebtedness of Parent's subsidiaries, including WEC, which is the issuer of the notes. As of July 3, 1999, after giving pro forma effect to the Acquisitions and the initial offerings, the notes would have been effectively subordinated to approximately $15.6 million of secured indebtedness of WEC and the debentures would have been structurally subordinated to liabilities of WEC of approximately $174.0 million. In addition, after giving pro forma effect to the Acquisitions and the initial offerings, WEC would have had approximately $23.4 million available under the senior credit facility and all borrowings under such facility are guaranteed by Parent and secured by substantially all of WEC's assets and a pledge by Parent of all the capital stock of WEC. Subject to certain restrictions under the senior credit facility, the notes indenture and the debenture indenture, WEC may incur additional indebtedness, including additional secured indebtedness and senior indebtedness, from time to time.

   In the event of insolvency, liquidation, reorganization, dissolution or other winding-up of WEC, Parent or a subsidiary guarantor, holders of secured indebtedness of WEC, Parent or a subsidiary guarantor, as the case may be, will generally be entitled to payment of their claims from the assets serving as collateral before WEC makes payments in respect of the notes, Parent makes payments in respect of the Parent guaranty or the debentures or such subsidiary guarantor makes payments in respect of its subsidiary guaranty. Accordingly, there may be insufficient assets remaining after such payments to pay amounts due on the notes, the guaranties or the debentures. See "Description of the Debentures--Ranking."

Risks Associated with Holding Company Structure--Parent is a holding company and is dependent on dividends and other intercompany transfers of funds from WEC to meet its obligations under the Parent guaranty and the debentures.

   Parent is a holding company that conducts substantially all of its business through WEC. As a holding company, Parent is dependent on dividends or other intercompany transfers of funds from WEC to meet its debt service and other obligations, including its obligations under the Parent guaranty and the debentures. The senior credit facility and the notes indenture contain certain restrictions on the ability of WEC to make dividends and other distributions to Parent. In addition, under the terms of the notes indenture and the debenture indenture, WEC may incur certain indebtedness pursuant to agreements that may restrict the ability to make such dividends or other intercompany transfers necessary to service Parent's debt obligations. Any failure by Parent to satisfy its obligations with respect to the debentures at maturity, with respect to payments of principal, or prior thereto, with respect to payments of interest or required repurchases, would constitute a default under the debenture indenture and could cause a default under agreements governing other indebtedness of Parent and WEC, including the senior credit facility and the notes indenture.

Limitations on Repurchases of the Notes or the Debentures upon a Change of Control-Woods may not have the ability to raise the funds necessary to finance the change of control offer required by the notes indenture and the debenture indenture.

   Upon the occurrence of certain specific types of change of control events, each holder of notes and debentures will have the right to require WEC or Parent, as the case may be, to purchase all or part of such holder's notes or debentures, as the case may be, at a repurchase price equal to 101% of the aggregate principal amount or accreted value, as the case may be, plus accrued and unpaid interest. The repurchase of the notes or the debentures as a result of a change of control would constitute a default under the senior credit facility. In addition, the change of control purchase feature of the notes and the debentures may in certain circumstances discourage or make more difficult a sale or takeover of WEC or Parent and, thus, the removal of incumbent management.

   The holders of the notes and the debentures have limited rights to require the repurchase or redemption of the notes and the debentures in the event of a takeover, recapitalization or similar restructuring, including a recapitalization or similar transaction with management. Consequently, the change of control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by WEC or Parent, management of WEC or Parent or an affiliate of WEC or Parent, if such transaction does not result in a change of control. In addition, the senior credit facility provides that certain change of control events with respect to Parent and/or WEC constitute a default thereunder permitting the lending parties thereto to accelerate the indebtedness thereunder. In addition, certain events that may obligate WEC or Parent to offer to repay all outstanding obligations under the senior credit facility may not constitute a change of control under the notes indenture or the debenture indenture. Furthermore, neither WEC nor Parent may have sufficient resources to repay indebtedness under the senior credit facility and may have insufficient resources to repurchase tendered securities.

   In the event a change of control occurs at a time when WEC and/or Parent is directly or indirectly prohibited from purchasing these securities, WEC and/or Parent could seek the consent of its creditors to the purchase of the securities or could attempt to refinance the indebtedness that contains such prohibition. If WEC and/or Parent do not obtain such a consent or refinance such indebtedness, the purchase of the securities would remain prohibited. The failure by WEC or Parent, as the case may be, to purchase tendered securities would constitute a breach of the notes indenture and/or the debenture indenture which would, in turn, constitute a default under the senior credit facility and could lead to the acceleration of the indebtedness thereunder.

Fraudulent Conveyance Statutes--Federal and state laws allow courts, under specific circumstances, to void debts and require holders of some high yield securities to return payments received from debtors.

   Woods believes that the indebtedness incurred by WEC in connection with the issuance of the notes and Parent in connection with the issuance of the debentures and the Parent guaranty were incurred for proper purposes and in good faith and that, based on present forecasts, asset valuations and other financial information, WEC and Parent is, and after the consummation of the initial offerings was, solvent, had sufficient capital for carrying on its business and is able to pay its debts as they mature. However, if a court of competent jurisdiction were to find that WEC or Parent did not receive fair consideration or reasonably equivalent value for incurring such indebtedness or obligation, including any guarantee thereof, and, at the time of such incurrence, WEC or Parent:

     (1) was insolvent,

     (2) was rendered insolvent by reason of such incurrence or the Acquisitions,

     (3) was engaged in a business or transaction for which the assets remaining in WEC or Parent, as the case may be, constituted unreasonably small capital, or

     (4) intended to incur or believed it would incur debts beyond its ability to pay such debts as they mature,

such court, subject to applicable statutes of limitation, could, among other things, (a) invalidate, in whole or in part, such indebtedness and obligation, including any guarantee thereof, as fraudulent conveyances, the effect of which could be that the holders of, the notes or the debentures may not be repaid in full, and/or (b) subordinate such indebtedness and obligation, including any guarantee thereof, to existing or future creditors of WEC or

Parent, as the case may be, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the notes or the debentures. If a court were to find that WEC or Parent, as the case may be, satisfied the measures of insolvency or capital inadequacy described in (1) through (4) above, such court could void any previous distribution by such entity in respect of such indebtedness, including, without limitation, any payment of principal or interest, or obligation, including any guarantee thereof, and order that it be returned to WEC or Parent, as the case may be, or to a fund for the benefit of the creditors of such entity.

   With respect to the Parent guaranty, a court may compare its estimate of the value received by Parent with the magnitude of its obligation under such Parent guaranty. If the value received by Parent is found to be disproportionately small as compared with its obligation under such Parent guaranty, then, to that extent, there would be a lack of fair consideration for the giving of the Parent guaranty and if the Parent guaranty came within any of the foregoing clauses (1) through (4) above, such Parent guaranty could be held invalid to such extent. The obligation of Parent under its Parent guaranty will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law.

   The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, WEC or Parent would be considered insolvent at a particular time if the sum of its debts was then greater than all of its property at a fair valuation or if the present fair saleable value of its assets was then less than the amount that would be required to pay its probable liabilities on its existing debts as they became absolute and matured. Woods believes, based upon the financial information contained elsewhere in this prospectus, the recent operating history as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other factors, that, after giving effect to the issuance of the notes by WEC and the debentures and the Parent guaranty by Parent, neither WEC nor Parent will be rendered insolvent and each such entity will have sufficient capital for the businesses in which it is engaged and will be able to pay its debts as they mature. While Woods believes that WEC is and Parent is, and after the consummation of the Offerings will be, solvent, there can be no assurance as to whether a court would concur with such beliefs.

Risks Relating to Our Business

Implementation of Business Strategy; Failure to Achieve Anticipated Cost Savings-We may not be able to successfully implement our business strategy.

   Woods' business strategy includes plans to:

  . capitalize on the anticipated benefits of the Acquisitions;

  . continue to reduce manufacturing and operating costs;

  . develop new and enhance existing products; and

  . continue to acquire complementary businesses.

   Our strategic plan should be considered in light of the risks and expenses associated with implementing these strategies. Successful implementation of these strategies will depend on numerous factors, many of which are beyond our control, including economic, competitive and other conditions and uncertainties and the ability to retain qualified management personnel. We cannot assure you that we will be successful in implementing our business strategy.

   In addition, as discussed under "Prospectus Summary," "Business" and elsewhere in this prospectus, we have adopted a detailed integration plan for the Acquisitions through which we expect to achieve cost savings. The estimates of these cost savings contained in this prospectus constitute forward-looking information and involve known and unknown risks, uncertainties and other factors that may cause the actual cost savings generated to be materially different from the foregoing estimate. In addition to the general factors discussed under "Forward-Looking Statements," such estimates are based on a variety of other factors and were derived utilizing numerous important assumptions, including:

  . achieving estimated reductions in personnel at currently projected severance cost levels, while maintaining historical sales levels;

  . achieving a sufficient level of sales necessary to yield planned production efficiencies and absorption of fixed costs;

  . eliminating certain components of fixed overhead without affecting our ability to manage the downsized production facility efficiently;

  . no disruption to planned production schedules; and

  . achieving operating improvements at these facilities similar to those achieved by Woods at certain of its facilities as a result of the implementation of continuous flow manufacturing and total quality management.

   The failure of one or more of these assumptions to be realized may cause the actual annual cost savings to differ materially from the estimates contained in this prospectus.

Integration of Acquisitions--We may make acquisitions which could subject us to a number of operational risks.

   In order to expand our markets and to broaden our product portfolio, Woods' growth strategy includes making acquisitions of complementary businesses. We are continually investigating opportunities for domestic and foreign acquisitions. We cannot assure you, however, that future acquisitions can be consummated on acceptable terms or that any acquired companies can be successfully integrated into our operations. Our ability to make future acquisitions may also be constrained by our ability to obtain financing.

   Future acquisitions may also involve a number of special risks, including:

  . initial reductions in our operating results;

  . diversion of management's attention;

  . unanticipated problems or legal liabilities; and

  . a possible reduction in earnings due to amortization of acquired intangible assets in the event that such acquisitions are made at levels that exceed the fair market value of net tangible assets.

   Some or all of these items could have a negative impact on our business. We cannot assure you that businesses acquired in the future will achieve sales and profitability that justify our investment. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates may increase to unacceptable levels.

   The Acquisitions significantly increased our size in terms of net sales. The full benefits of the Acquisitions will require the integration of Woods and certain of the acquired companies' respective administrative, finance, manufacturing, engineering and sales and marketing organizations, the coordination of sales efforts and the implementation of appropriate operations, financial and management systems and controls. We cannot assure you that we have sufficient financial and management resources to accomplish this integration, or that we will not experience difficulties with customers, personnel or other factors. We initiated a rationalization of our production operations following the Acquisitions, which involves the closing of certain facilities. These transition and integration activities will require substantial attention from our management team. The diversion of management attention, as well as any other difficulties which may be encountered in the transition and integration process, could have a negative impact on our revenues and operating results. We cannot assure you that we will be able to successfully integrate the operations of the acquired companies or that any expected cost reductions will be achieved.

   In addition, Woods expects that it will have to upgrade its management information systems in order to facilitate the integration of the acquired companies. These systems will significantly affect many aspects of our business, including our manufacturing, sales and marketing, and accounting functions, and the successful implementation of these systems will be important to Woods' current operations and to facilitate future growth. Integration of the management information systems could cause significant disruption in operations. If we are not successful in integrating our systems or if we experience difficulties in such integration, we could experience problems with the delivery of our products or a negative impact on our ability to access timely and accurate financial and operating information.

Current Industry Conditions--Our business may be negatively impacted by market conditions.

   Our products are sold to a wide variety of end-users, including construction companies and contractors, utility contractors, landscaping and groundscare companies, farmers, ranchers, homeowners and governmental agencies. All of these end-users are affected by general economic conditions and other factors such as consumer spending patterns, weather patterns, interest rates, government policies, commodities prices and the availability of financing.

   Approximately 2% of our pro forma net sales in the fiscal year ended January 2, 1999 and in the six months ended July 3, 1999 were derived from the sale of specialty agricultural products, such as sugar beet defoliators, harvesters and cultivators. Demand for these products closely correlates with the demand for agricultural equipment in general. In recent months, many agricultural equipment companies have forecasted softness in agricultural markets through 1999 due to strong harvests, low commodity prices, weak export markets and recent unfavorable weather conditions. See "Business--Industry Overview."

Competition--Our business is very competitive and increased competition could adversely affect us.

   The attachments and capital equipment replacement parts industries are highly competitive. In both industries, we compete with the major original equipment manufacturers of prime movers as well as with several hundred companies producing one or more models of attachments. Price, quality, service, brand name and product availability are all factors in product selection. Some of our competitors are significantly larger than we are and have substantially greater financial and other resources at their disposal. We cannot assure you that such competitors will not substantially increase the resources devoted to the development and marketing of products competitive with our products. Accordingly, we cannot be sure that we will be able to maintain our market share relative to our competition. See "Business--Competition."

Consolidation Among Attachments Dealers--Continued consolidation in our industry could have a negative impact on our business.

   Our attachment products are sold primarily through independent dealers. In recent years, there has been significant consolidation among attachments dealers. In the event that such consolidation continues, we may face increased pricing pressures on our products and become more dependent on individual dealers. As a result, continued consolidation could have a negative impact on our business, financial condition or results of operations.

Year 2000 Compliance--Any year 2000 information systems problem in our or any of our principal vendor's operational software could have a negative impact on our business.

   During the next few months, most large companies will face a potentially serious information systems problem because many software applications and operational programs written in the past may not properly recognize calendar dates beginning in the year 2000. This problem could force information systems to either shut down or provide incorrect data or information. Woods began the process of identifying the necessary changes to its computer programs and hardware as well as assessing the progress of its significant vendors in their remediation efforts in 1998. Based upon its assessment to date, Woods believes that all of its computer programs and hardware is Year 2000 compliant. To date, the aggregate cost to Woods to achieve Year 2000 compliance has not been material. Based on its assessment to date, Woods believes that its principal vendors are already Year 2000 compliant. We cannot assure you, however, that Woods or its principal vendors will not experience unforeseen difficulties with respect to Year 2000 compliance or that such difficulties will not have a negative impact on our business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

Environmental Risks--The nature of our business exposes us to the risk of liabilities or claims relating to environmental matters.

   Our operations and properties are subject to federal, state, local and foreign laws, regulations and ordinances relating to the use, storage, handling, generation, transportation, treatment, emission, release, discharge and disposal of certain materials, substances and wastes. The nature of our operations exposes us to the risk of liabilities or claims with respect to environmental matters, including off-site disposal matters, and we cannot assure you that we will not incur significant costs in connection with such liabilities or claims or that the indemnities provided by the sellers of the various businesses acquired will be applicable or available.

   We believe that we are in material compliance with all relevant environmental regulations and that our reserves are sufficient to cover any known environmental claims related to our properties. Based upon our experience to date, we believe that the future cost of compliance with existing environmental laws, regulations and ordinances or liability for known environmental claims will not have a material adverse effect on our business, financial condition or results of operations. However, future events, such as changes in existing laws and regulations or their interpretation, may give rise to additional compliance costs or liabilities that could have a negative impact on our business, financial condition or results of operations. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of regulatory agencies or stricter or different interpretations of existing laws, may require additional expenditures by Woods.

Product Liability--The nature of our business exposes us to risk of personal injury claims relating to our products.

   Due to the nature of our business, we are subject to product liability claims for personal injuries allegedly relating to our products. Although we currently maintain insurance coverage for product liability losses, we cannot assure you that our insurance coverage will be sufficient to cover one or more large claims or that an insurer will be solvent at the time of any covered loss. Further, we cannot assure you that we will be able to obtain insurance coverage at acceptable levels and costs in the future. Successful assertion against us of one or a series of claims exceeding insurance coverage could have a negative impact on our business, financial condition or result of operations.

Governmental Regulation--Regulatory matters could impact our ability to conduct our business.

   We are subject to various federal, state, and local laws affecting our business, as well as a variety or regulations relating to such matters as working conditions, equal employment opportunities, product safety, and our relationship with our dealers. It is our policy to comply with all applicable laws and regulations, and we believe we currently are in material compliance with all such applicable laws and regulations. However, should we be found out of compliance with existing laws or regulations or should these laws or regulations change, this could have a negative impact on our business, financial condition or results of operations.

Control by Principal Stockholder--We are controlled by a principal stockholder and its interests may conflict with your interests.

   MDCP owns approximately 90% of the outstanding voting stock of Parent. Parent owns all of the outstanding capital stock of WEC. Consequently, Madison Dearborn Partners, as the sole general partner of MDCP, has the ability to control the business and affairs of WEC and Parent, by virtue of its ability to elect a majority of Parent's and WEC's respective board of directors and its voting power with respect to actions requiring stockholder approval. In addition, three representatives of Madison Dearborn Partners currently serve on Parent's board of directors, which is currently comprised of six members. Some decisions regarding our operations or financial structure may present conflicts of interest between Madison Dearborn Partners and the holders of our debt securities. For example, Madison Dearborn Partners may be willing to approve acquisitions, divestures or other transactions undertaken by us that it believes could increase the value of its equity investment. These type of transactions, however, could increase the financial risk to the holders of our debt securities. See "Principal Stockholders" and "Certain Relationships and Related Transactions."

Risks Associated with the Exchange Offers

Lack of Public Market for the Exchange Securities--You may not be able to sell your exchange securities.

   The outstanding securities were not registered under the Securities Act or under the securities laws of any state and may not be resold unless they are subsequently registered or an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. The exchange securities will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

  . the liquidity of any such market that may develop;

  . the ability of holders to sell their exchange securities; or

  . the price at which the holders would be able to sell their exchange securities.

If such a market were to exist, the exchange securities may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and the financial performance of Woods.

   We understand that the initial purchaser presently intend to make a market in the exchange securities. However, it is not obligated to do so, and any market-making activity with respect to the exchange securities may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act, and may be limited during the exchange offers or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the securities or that such trading market will be liquid.

Consequences of a Failure to Exchange the Outstanding Securities--Your outstanding securities will continue to be subject to transfer restrictions.

   Outstanding securities that are not tendered or are tendered but not accepted will, following the consummation of the exchange offers, continue to be subject to the existing restrictions upon transfer thereof, and, upon consummation of the exchange offers, certain registration rights with respect to the outstanding securities will terminate. In addition, any outstanding security holder who tenders in the exchange offers for the purpose of participating in a distribution of the exchange securities may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that outstanding securities are tendered and accepted in the exchange offers, the trading market for untendered and tendered but unaccepted outstanding securities could be adversely affected.

No Obligation to Notify--We are not obligated to notify you of untimely or defective tenders of outstanding securities.

   We will issue exchange securities pursuant to this exchange offers only after a timely receipt of your outstanding securities, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding securities, please allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding securities for exchange.

                              THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

   We originally sold the outstanding securities on July 28, 1999 to the initial purchaser, who subsequently resold the outstanding securities to: (1) qualified institutional buyers in reliance on Rule 144A under the Securities Act and (2) with respect to the notes only, qualified buyers outside the United States in reliance upon Registration S under the Securities Act.

   Simultaneously with the initial sale of the outstanding securities, we entered into the registration rights agreement with the initial purchaser. The registration rights agreement provides that we will:

      (1) prior to October 26, 1999, file a registration statement with the SEC with respect to a registered offer to exchange the outstanding securities for new securities having terms substantially identical in all material respects to the outstanding securities, except that the exchange securities will not contain terms with respect to transfer restrictions;

      (2) use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act prior to January 24, 2000;

      (3) as soon as reasonably practicable after the effectiveness of the exchange offer registration statement, offer the exchange securities in exchange for surrender of the outstanding securities; and

      (4) to keep the exchange offers open for not less than 30 days, or longer if required by applicable law, after the date notice of the applicable exchange offer is mailed to the holders of the outstanding securities.

For each outstanding security surrendered to us pursuant to the exchange offers, the holder of such outstanding security will receive an exchange security having a principal amount equal to that of the surrendered note. Interest on each outstanding security will accrue or accrete, as the case may be, from the last interest payment date on which interest was paid on the outstanding security surrendered in exchange therefor or, if no interest has been paid on such outstanding security, from the date of its original issue. Interest on each exchange security will accrue or accrete, as the case may be, from the date of its original issue.

   Under existing interpretations of the Staff of the SEC contained in several no-action letters to third parties, we believe that the exchange securities will in general be freely tradeable after the exchange offers without further registration under the Securities Act. See Sherman & Sterling (available July 2, 1993); Morgan Stanley & Co. Incorporated (available June 5, 1991); and Exxon Capital Holdings Corporation (available May 13, 1989). However, any purchaser of outstanding securities who is our "affiliate," within the meaning of Rule 405 under the Securities Act, or who intends to participate in the exchange offers for the purpose of distributing the exchange securities:

      (1) will not be able to rely on the interpretation of the Staff of the SEC;

      (2) will not be able to tender its outstanding securities in the exchange offers; and

      (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange securities, unless such sale or transfer is made pursuant to an exemption from such requirements.

   As contemplated by these no-action letters and the registration rights agreement, each holder accepting the exchange offers is required to represent to us in the letter of transmittal or through a message transmitted pursuant to the Automated Tender Offer Program System of The Depositary Trust Company that:

      (1) the exchange securities are to be acquired by the holder or the person receiving such exchange securities, whether or not such person is the holder, in the ordinary course of business;

      (2) the holder or any such other person, other than a broker-dealer referred to in the next sentence, is not engaging and does not intend to engage, in distribution of the exchange securities;

      (3) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the exchange securities;

      (4) neither the holder nor any such other person is our "affiliate" within the meaning of Rule 405 under the Securities Act; and

      (5) the holder or any such other person acknowledges that if such holder or any other person participates in the exchange offers for the purpose of distributing the exchange securities it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange securities and cannot rely on those no-action letters.

As indicated above, each participating broker-dealer that receives an exchange security for its own account in exchange for outstanding securities must acknowledge that it:

      (1) acquired the outstanding securities for its own account as a result of market-making activities or other trading activities;

      (2) has not entered into any arrangement or understanding with us or any of our "affiliates," within the meaning of Rule 405 under the Securities Act, to distribute the exchange securities to be received in the exchange offers; and

      (3) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange securities.

For a description of the procedures for resales by participating broker-dealers, see "Plan of Distribution."

   In the event that applicable interpretations of the staff of the SEC do not permit us to effect the exchange offers, or if for any other reason the exchange offers are not consummated prior to February 23, 2000, or if the initial purchaser so requests with respect to outstanding securities not eligible to be exchanged for exchange securities in the exchange offers, or if any holder of outstanding securities is not eligible to participate in the exchange offers or does not receive freely tradeable exchange securities in the exchange offers, we have agreed, at our cost, to:

      (1) as promptly as reasonably practicable, file a shelf registration statement covering resales of the outstanding securities or exchange securities, as the case may be;

      (2) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

      (3) keep the shelf registration statement effective until the time when the securities covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144.

   We will, in the event of the filing of the shelf registration statement, provide to each applicable holder of the outstanding securities copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resale of the outstanding securities. A holder of the outstanding securities that sells such outstanding securities pursuant to the shelf registration statement:

  . will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers;

  . will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

  . will be bound by the provisions of the registration rights agreement which are applicable to such a holder, including certain indemnification obligations.

In addition, each holder of the outstanding securities will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have its outstanding securities included in the shelf registration statement and to benefit from the provisions set forth in the following paragraph.

   If:

      (1) by October 26, 1999, neither the exchange offer registration statement nor the shelf registration statement has been filed with the SEC;

      (2) by February 23, 2000, the exchange offers are not consummated and, if applicable, the shelf registration statement is not declared effective; or

      (3) after either the exchange offer registration statement or the shelf registration statement is declared effective, such registration statement thereafter ceases to be effective or usable, subject to limited exceptions, in connection with resales of outstanding securities or exchange securities in accordance with and during the periods specified in the registration rights agreement.

Each such event referred to in clauses (1) through (3) above is referred to in this prospectus as a "registration default."

Additional interest will accrue on the applicable securities and the exchange securities at the rate of 0.50% per annum from and including the date on which any such registration default will occur to but excluding the date on which all registration defaults have been cured. Such interest is payable in addition to any other interest payable from time to time with respect to the securities and the exchange securities.

   Following the consummation of the exchange offers, holders of the outstanding securities who were eligible to participate in the exchange offers but who did not tender its outstanding securities will not have any further registration rights and such outstanding securities will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such outstanding securities could be adversely affected.

Terms of the Exchange Offers

   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding securities validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of exchange securities in exchange for each $1,000 principal amount of outstanding securities accepted in the exchange offers. Holders may tender some or all of its outstanding securities pursuant to the exchange offers. However, outstanding securities may be tendered only in integral multiples of $1,000.

   The form and terms of the exchange securities are the same as the form and terms of the outstanding securities except that:

      (1) the exchange securities bear a Series B designation and a different CUSIP number from the outstanding securities;

      (2) the exchange securities have been registered under the Securities Act and therefore will not bear legends restricting their transfer; and

      (3) the holders of the exchange securities will not be entitled to the rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding securities in certain circumstances relating to the timing of the exchange offers, all of which rights will terminate when the exchange offers are terminated.

The exchange securities will evidence the same debt as the outstanding securities and will be entitled to the benefits of the applicable indenture. As of the date of this prospectus, $130,000,000 aggregate principal amount of senior notes and $51,927,000 aggregate principal amount at maturity of senior discount debentures were outstanding. We have fixed the close of business on
               , 1999 as the record date for the exchange offers for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

   Holders of outstanding securities do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware, or the applicable indenture in connection with the exchange offers. We intend to conduct the exchange offers in accordance with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder.

   We will be deemed to have accepted validly tendered outstanding securities when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange securities from us.

   If any tendered outstanding securities are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, the certificates for any such unaccepted outstanding securities will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

   Holders who tender outstanding securities in the exchange offers will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding securities pursuant to the exchange offers. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offers. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments

   The term "expiration date" will mean 5:00 p.m., New York City time, on
            , 2000, unless we, in our sole discretion, extend one or both of the exchange offers, in which case the term "expiration date" will mean the latest date and time to which the applicable exchange offer is extended.

   In order to extend one or both of the exchange offers, we will notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   We reserve the right, in our sole discretion, (1) to delay accepting any outstanding securities, to extend one or both of the exchange offers or to terminate one or both of the exchange offers if any of the conditions set forth below under "--Conditions" will not have been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent or
(2) to amend the terms of one or both of the exchange offers in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the Exchange Securities

 Senior Notes

   The senior exchange notes will bear interest from their date of issuance. Holders of outstanding senior notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the senior exchange notes. Such interest will be paid with the first interest payment on the senior exchange notes on January 15, 2000. Interest on the outstanding senior notes accepted for exchange will cease to accrue upon issuance of the senior exchange notes. Interest on the new senior notes is payable semi-annually on each January 15 and July 15, commencing on January 15, 2000.

 Senior Discount Debentures

   The outstanding senior discount debentures will continue to accrete at the rate of 15% per annum to, but excluding the date of issuance of the exchange debentures and will cease to accrete upon cancellation of the outstanding senior discount debentures and issuance of the exchange debentures. Any outstanding senior discount debentures not tendered or accepted for exchange will continue to accrete at the rate of 15% per annum in accordance with their terms. From and after the date of issuance of the exchange debentures, the exchange debentures shall accrete at the rate of 15% per annum, but no cash interest will be payable in respect of the senior discount debentures prior to July 15, 2004. From and after July 15, 2004, interest on the senior discount debentures will accrue on the principal amount at maturity at the rate of 15% per annum and will be payable quarterly on each January 15, April 15, July 15 and October 15 commencing October 15, 2004.

Procedures for Tendering

   Only a holder of outstanding securities may tender such outstanding securities in the exchange offers. To tender in the exchange offers, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an "agent's message" in connection with a book-entry transfer, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the outstanding securities and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding securities, letter of transmittal or an agent's message and other required documents must be completed and received by the exchange agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding securities may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

   The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the outstanding securities that such participant has received and agrees: (1) to participate in the Automated Tender Offer Program System of The Depositary Trust Company; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce such agreement against such participant.

   By executing the letter of transmittal, each holder will make to us the representations set forth above in the fourth paragraph under the heading "-- Purpose and Effect of the Exchange Offers."

   The tender by a holder and our acceptance thereof will constitute agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent's message.

   The method of delivery of outstanding securities and the letter of transmittal or agent's message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding securities should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders.

   Any beneficial owner whose outstanding securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of the Medallion System (an "eligible institution") unless the outstanding securities tendered pursuant thereto are tendered (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an eligible institution.

   If the letter of transmittal is signed by a person other than the registered holder of any outstanding securities listed in this prospectus, such outstanding securities must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such outstanding securities with the signature thereon guaranteed by an eligible institution.

   If the letter of transmittal or any outstanding securities or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

   We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding securities at The Depositary Trust Company, for the purpose of facilitating the exchange offers, and subject to the establishment thereof, any financial institution that is a participant in The Depositary Trust Company's system may make book-entry delivery of outstanding securities by causing The Depositary Trust Company to transfer such outstanding securities into the exchange agent's account with respect to the outstanding securities in accordance with The Depositary Trust Company's procedures for such transfer. Although delivery of the outstanding securities may be effected through book-entry transfer into the exchange agent's account at The Depositary Trust Company, unless an agent's message is received by the exchange agent in compliance with the Automated Tender Offer Program System of The Depositary Trust Company, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to The Depositary Trust Company does not constitute delivery to the exchange agent.

   All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding securities and withdrawal of tendered outstanding securities will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding securities not properly tendered or any outstanding securities our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserves the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding securities. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding securities must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding securities, neither the Issuers, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding securities will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding securities received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

   Holders who wish to tender their outstanding securities and (1) whose outstanding securities are not immediately available, (2) who cannot deliver their outstanding securities, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

     (A) the tender is made through an eligible institution;

     (B) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed Notice of Guaranteed Delivery setting forth the name and address of the holder, the certificate number(s) of such outstanding securities and the principal amount of outstanding securities tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal together with the certificate(s) representing the outstanding securities or a confirmation of book-entry transfer of such outstanding securities into the exchange agent's account at The Depositary Trust Company, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     (C) such properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered outstanding securities in proper form for transfer or a confirmation of book-entry transfer of such outstanding securities into the exchange agent's account at The Depositary Trust Company, and all other documents required by the letter of transmittal are received by the exchange agent upon five New York Stock Exchange trading days after the expiration date.

   Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding securities according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, tenders of outstanding securities may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

   To withdraw a tender of outstanding securities in the exchange offers, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

     (1) specify the name of the person having deposited the outstanding securities to be withdrawn;

     (2) identify the outstanding securities to be withdrawn, including the certificate number(s) and principal amount of such outstanding securities, or, in the case of outstanding securities transferred by book-entry transfer, the name and number of the account at The Depositary Trust Company to be credited;

     (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding securities were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding securities register the transfer of such outstanding securities into the name of the person withdrawing the tender; and

     (4) specify the name in which any such outstanding securities are to be registered, if different from that of the depositor.

All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, whose determination will be final and binding on all parties. Any outstanding securities so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offers and no exchange securities will be issued with respect thereto unless the outstanding securities so withdrawn are validly retendered. Any outstanding securities which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn outstanding securities may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

Conditions

   Notwithstanding any other term of the exchange offers, we will not be required to accept for exchange, or exchange notes for, any outstanding securities, and may terminate or amend the exchange offers as provided in this prospectus before the acceptance of such outstanding securities, if:

     (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offers which, in our sole judgment, might materially impair our ability to proceed with the exchange offers or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

     (2) any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offers or materially impair the contemplated benefits of the exchange offers to us; or

     (3) any governmental approval has not been obtained, which approval we will, in our sole discretion, deem necessary for the consummation of the exchange offers as contemplated in this prospectus.

   If we determine in our sole discretion that any of the conditions are not satisfied, we may:

     (1) refuse to accept any outstanding securities and return all tendered outstanding securities to the tendering holders;

     (2) extend the exchange offers and retain all outstanding securities tendered prior to the expiration of the exchange offers, subject, however, to the rights of holders to withdraw such outstanding securities (see "-- Withdrawal of Tenders"); or

     (3) waive such unsatisfied conditions with respect to the exchange offers and accept all properly tendered outstanding securities which have not been withdrawn.

Exchange Agent

   United States Trust Company of New York has been appointed as exchange agent for the exchange offers. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

                                                       By Overnight Delivery:
        By Mail:                    By Hand:             United States Trust
   United States Trust   United States Trust Company of      Company of
       Company of                   New York                  New York
        New York                  111 Broadway              770 Broadway
   844 Cooper Station       New York, New York 10006  New York, New York 10003
   New York, New York   Attention: Lower Level CorporateAttention: Corporate
       10274-0844                 Trust Window                  Trust
  Attention: Corporate                                       Operations
    Trust Operations

                    By Facsimile for Eligible Institutions:
                                 (212) 420-6152
                     Attention: Corporate Trust Department

                   For Confirmation and/or Information call:
                                 (800) 548-6565

DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

   We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person our and our affiliates' officers and regular employees.

   We have not retained any dealer-manager in connection with the exchange offers and will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

   We will pay the cash expenses to be incurred in connection with the exchange offers. Such expenses include fees and expenses of the exchange agent and Trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

   The exchange securities will be recorded at the same carrying value as the outstanding securities, which is face value for the senior notes and the accreted value of the senior discount debentures, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offers. The expenses of the exchange offers will be deferred and charged to expense over the term of the exchange securities.

Consequences of Failure to Exchange

   The outstanding securities that are not exchanged for exchange securities pursuant to the exchange offers will remain restricted securities. Accordingly, such outstanding securities may be resold only:

  . to Woods, either upon redemption or otherwise,

  . so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel reasonably acceptable to us,

  . outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or

  . pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Securities

   With respect to resales of the exchange securities, based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange securities, whether or not such person is the holder, will be allowed to resell the exchange securities to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange securities a prospectus that satisfies the requirements of Section 10 of the Securities Act provided that:

  . the holder acquired the exchange securities in the ordinary course of its business;

  . the holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange securities;

  . the holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act; and

  . the holder is not a broker-dealer who purchased its outstanding securities from us for resale under Rule 144A or any other available exemption under the Securities Act.

   However, if any holder acquires exchange securities in the exchange offers for the purpose of distributing or participating in a distribution of the exchange securities, such holder cannot rely on the position of the Staff of the SEC expressed in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each participating broker-dealer that receives exchange securities for its own account in exchange for outstanding securities, where such outstanding securities were acquired by such participating broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange securities.

   Although a broker-dealer may be an "underwriter" within the meaning of the Securities Act, the letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange securities received in exchange for outstanding securities.

   As contemplated by these no-action letters and the registration rights agreement, each holder tendering securities in the exchange offers is required to represent to us in the letter of transmittal, that, among things:

  (1) the person receiving the exchange securities pursuant to the exchange offer, whether or not such person is the holder, is receiving them in the ordinary course of business;

  (2) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such exchange securities and that such holder is not engaged in, and does not intend to engage in, a distribution of exchange securities;

  (3) neither the holder nor any such other person is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

  (4) the holder acknowledges and agrees that:

    (a) any person participating in the exchange offer for the purpose of distributing the exchange securities must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the exchange securities acquired by such person and cannot rely on the position of the Staff of the SEC set forth in no-action letters that are discussed above and under the heading "--Purpose and Effect of the Exchange Offers;" and

    (b) any broker-dealer that receives exchange securities for its own account in exchange for notes pursuant to the exchange offer must deliver a prospectus in connection with any resale of such exchange notes, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus it is an "underwriter" within the meaning of the Securities Act; and

  (5) the holder understands that a secondary resale transaction described in clause (4)(a) above should be covered by an effective registration statement containing the selling securityholder information required by
      Item 507 of Regulation S-K of the SEC.

   The exchange offers are not being made to, and we will not accept surrenders for exchange from, holders of the outstanding securities in any jurisdiction in which the exchange offers or their acceptance would not comply with the securities or blue sky laws of such jurisdiction.

   All resales must be made in compliance with state securities or "blue sky" laws. Such compliance may require that the exchange securities be registered or qualified in a state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. We assume no responsibility with regard to compliance with these requirements.

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements, which relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

   These forward-looking statements are identified in this prospectus by the use of terms and phrases such as "believes," "anticipates," "expects," "estimate," "intends" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Prospectus Summary," "Risk Factors," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of this prospectus.

   Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Woods, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, the following:

     (1) changes in general economic conditions in the United States;

     (2) decreases in the current or planned levels of governmental spending;

     (3) increased competition in the attachments and replacement parts markets;

     (4) continued consolidation among attachment dealers;

     (5) our inability to successfully integrate the operations of newly acquired companies as planned or achieve the anticipated cost savings from such integration;

     (6) our inability to successfully introduce continuous flow manufacturing and total quality management techniques at the acquired facilities;

     (7) adverse weather conditions during the spring and summer months;

     (8) our failure to develop or successfully introduce new products;

     (9) changes in the regulatory environment;

     (10) our inability to successfully complete acquisitions; and

     (11) various other factors beyond our control.

   Our risks are more specifically described in "Risk Factors." If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

   We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

                                USE OF PROCEEDS

   These exchange offers are intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange securities. In consideration for issuing the exchange securities contemplated in this prospectus, we will receive outstanding securities in like principal amount, the form and terms of which are the same as the form and terms of the exchange securities, except as otherwise described in this prospectus.

   Woods received gross proceeds from the initial offerings of $155.0 million. The following table summarizes the sources and uses of funds in connection with the initial offerings as of the closing date of July 28, 1999:

                               Amount
                            -------------
                            (in millions)
Senior notes..............     $130.0
Units.....................       25.0
New equity investment (1).       25.0
Senior credit facility....       10.7
Cash on hand..............        5.0

                                                                 Amount
                                                              -------------
                                                              (in millions)
Existing senior credit facility..............................    $ 84.6
Acquisition of TISCO (2).....................................      37.3
Acquisition of Central Fabricators (2).......................      29.0
Acquisition of Alitec Attachments Division...................      10.9
Subordinated bridge loan.....................................      27.4
Estimated fees and expenses..................................       6.5
                                                                 ------
  Total uses.................................................    $195.7
                                                                 ======

                               ------
  Total sources...........     $195.7
                               ======

--------
(1) The new equity investment was made by MDCP and consisted of approximately $18.4 million of 8% cumulative redeemable preferred stock of Parent and approximately $6.6 million of common stock of Parent. See "Description of Capital Stock."
(2) In connection with the Acquisitions, Woods entered into noncompete agreements with the former owners of TISCO and Central Fabricators. The noncompete payment for TISCO is $0.5 million, which is payable in erly installments over a two year period. The noncompete payment for Central Fabricators is $0.6 million, which is payable in quarterly installments over a three year period. These noncompete payments are not included in the acquisition costs listed in the table.

   As of June 30, 1999, the interest rate on borrowings under the senior credit facility was 8.3% and the interest rate on the subordinated bridge loan was 11.5%. The senior credit facility matures on September 30, 2003 and the subordinated bridge loan matures on October 1, 2007. Borrowings under the senior credit facility and the subordinated bridge loan were used to finance the recapitalization. An affiliate of the initial purchaser was a lender under the senior credit facility and MDCP was the lender under the subordinated bridge loan.

   In connection with the initial offerings, Woods amended and restated its senior credit facility to provide for a $40.0 million revolving line of credit for working capital needs and future acquisitions. Woods is not currently a party to any contracts, letters of intent, commitments or agreements with respect to any acquisitions.

                                 CAPITALIZATION

   The following table sets forth the historical capitalization of Woods as of July 3, 1999 and as adjusted to give effect to the initial offerings, the new equity investment by MDCP and the Acquisitions as if such transactions had occurred on July 3, 1999. See "Use of Proceeds" and "Unaudited Pro Forma Financial Data."

                              At July 3, 1999
                              -----------------
                                         Pro
                              Actual    Forma
                              -------  --------
                               (in thousands)
Long-term debt, including
 current maturities:
Senior credit facility:
  Revolving credit facility.  $   --   $ 15,597
  Term Loan A...............   25,000       --
  Term Loan B...............   34,738       --
  Term Loan C...............   24,812       --
12% Senior Notes............      --    130,000
15% Senior Discount
 Debentures (3).............      --     24,269
Seller notes and other (4)..    5,288     5,488
Subordinated bridge loan
 (5)........................   25,000       --
Accrued interest on
 subordinated bridge loan...    2,412       --
                              -------  --------
    Total long-term debt....  117,250   175,354
Cumulative redeemable
 preferred stock and accrued
 dividends..................   31,274    49,705

Stockholders' equity
 (deficit):
  Common stock..............        6        10
  Additional paid-in
   capital..................   14,937    22,233
  Treasury stock, at cost...      (96)      (96)
  Notes receivable from
   stockholders.............     (578)     (578)
  Retained earnings
   (deficit)................  (67,782)  (71,176)
                              -------  --------
Total stockholders' equity
 (deficit)..................  (53,513)  (49,607)
                              -------  --------
    Total capitalization....  $95,011  $175,452
                              =======  ========

--------
(1) The value of the debentures represents $25.0 million less $0.7 million ascribed to the shares of common stock issued in connection with the units. We cannot assure you that the value ascribed to the common stock is indicative of the price at which the common stock may trade in the future.
(2) Interest and principal payments on the seller notes issued to Baerts Metal Products with an outstanding principal balance of $0.5 million were suspended in May 1998 in connection with the complaint filed by Woods against the former owners of Baerts alleging that such owners made material misrepresentations in connection with the sale of Baerts to Woods.

                       UNAUDITED PRO FORMA FINANCIAL DATA

   The following unaudited pro forma combined financial data of Woods have been derived by the application of pro forma adjustments to the historical financial statements of Woods, TISCO, Central Fabricators and the Alitec Attachments Division for the periods indicated. The adjustments are described in the accompanying notes.

   The unaudited statement of operations for the fiscal year ended January 2, 1999 and the six month period ended June 27, 1998 gives effect to the following transactions as if such transactions had occurred at the beginning of the earliest period presented:

     (1) the recapitalization;

     (2) the Acquisitions;

     (3) the initial offerings; and

     (4) the new equity investment by MDCP.

   The unaudited statement of operations for the six month period ended July 3, 1999 gives effect to items (2), (3) and (4) set forth above, as if such transactions had occurred at the beginning of the earliest period presented. The unaudited pro forma balance sheet as of July 3, 1999 gives effect to: (1) the Acquisitions; (2) the initial offerings and (3) the new equity investment by MDCP, as if such transactions occurred on that date. The unaudited pro forma statement of operations for the twelve months ended July 3, 1999 has been derived by adding the pro forma financial data for the year ended January 2, 1999 and the pro forma financial data for the six months ended July 3, 1999 and subtracting the pro forma financial data for the six months ended June 27, 1998. The unaudited pro forma financial data do not give effect to any other transactions except those discussed in the accompanying notes. The unaudited pro forma financial data are provided for informational purposes only and do not purport to represent the results of operations or financial position of Woods had these transactions in fact occurred on such dates, nor do they purporting to be indicative of the financial position or results of operations as of any future date or for any future period.

   The Acquisitions will be accounted for using the purchase method of accounting. The total cost of the Acquisitions will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the time the respective Acquisitions were consummated. The excess of purchase cost over the historical basis of the net assets acquired has been allocated in the accompanying unaudited pro forma financial data based upon preliminary estimates. These estimates are based upon available information and upon certain assumptions that management believes are reasonable.

   The unaudited pro forma financial data and accompanying notes should be read in conjunction with the financial statements and accompanying notes thereto and the other financial information included elsewhere in this prospectus.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                 For the Twelve Month Period Ended July 3, 1999
                                 (In Thousands)

                                              Historical
                         -----------------------------------------------------
                                                         Alitec
                                             Central   Attachments              Pro Forma        Company
                          Woods     TISCO  Fabricators  Division   Combined(1) Adjustments      Pro Forma
                         --------  ------- ----------- ----------- ----------- -----------      ---------
Statement of Operations
 Data:
 Net sales.............. $156,837  $64,955   $22,423     $8,988     $253,203     $   --         $253,203
 Cost of goods sold.....  115,119   40,379    16,240      5,502      177,240         --          177,240
                         --------  -------   -------     ------     --------     -------        --------
 Gross profit...........   41,718   24,576     6,183      3,486       75,963         --           75,963
 Selling, general and
  administrative
  expenses..............   30,790   21,750     3,588      2,010       58,138         436 (2)(3)   58,574
 Noncash stock option
  compensation charge...    4,310      --        --         --         4,310         --            4,310
                         --------  -------   -------     ------     --------     -------        --------
 Income from operations.    6,618    2,826     2,595      1,476       13,515        (436)         13,079
 Interest and other
  expense, net..........   11,882      430       171        184       12,667       8,678 (5)(6)   21,345
                         --------  -------   -------     ------     --------     -------        --------
 Income (loss) before
  provision (benefit)
  for income taxes......   (5,264)   2,396     2,424      1,292          848      (9,114)         (8,266)
 Benefit for income
  taxes.................   (1,274)     --        --         668         (606)     (1,675)(7)      (2,281)
                         --------  -------   -------     ------     --------     -------        --------
 Income (loss) from
  continuing operations. $ (3,990) $ 2,396   $ 2,424     $  624     $  1,454     $(7,439)       $ (5,985)
                         ========  =======   =======     ======     ========     =======        ========
Other Data:
 Depreciation and
  amortization.......... $  6,439  $   513   $   306     $  193     $  7,451     $ 2,928        $ 10,379
 Capital expenditures...    4,577      361       249        171        5,358
 EBITDA (4).............   17,367    3,339     2,901      1,749       25,356       2,492          27,848
 Ratio of earnings to
  fixed charges (9).....                                                                             --

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                   For the Fiscal Year Ended January 2, 1999
                                 (In Thousands)

                                              Historical
                         -----------------------------------------------------
                                                         Alitec
                                             Central   Attachments              Pro Forma         Company
                          Woods     TISCO  Fabricators  Division   Combined(1) Adjustments       Pro Forma
                         --------  ------- ----------- ----------- ----------- -----------       ---------
Statement of Operations
 Data:
 Net sales.............. $154,734  $65,609   $22,901     $9,157     $252,401    $    --          $252,401
 Cost of goods sold.....  113,205   40,937    16,628      5,652      176,422         --           176,422
                         --------  -------   -------     ------     --------    --------         --------
 Gross profit...........   41,529   24,672     6,273      3,505       75,979         --            75,979
 Selling, general and
  administrative
  expenses..............   29,699   21,540     3,439      1,970       56,648         394 (2)(3)    57,042
 Noncash stock option
  compensation charge...    4,310      --        --         --         4,310         --             4,310
                         --------  -------   -------     ------     --------    --------         --------
 Income from operations.    7,520    3,132     2,834      1,535       15,021        (394)          14,627
 Interest and other
  expense, net..........   10,261      500       153        135       11,049      10,271 (5)(6)    21,320
                         --------  -------   -------     ------     --------    --------         --------
 Income (loss) before
  provision (benefit)
  for income taxes......   (2,741)   2,632     2,681      1,400        3,972     (10,665)          (6,693)
 Benefit for income
  taxes.................     (438)     --        --         487           49      (2,087)(7)       (2,038)
                         --------  -------   -------     ------     --------    --------         --------
 Income (loss) from
  continuing operations. $ (2,303) $ 2,632   $ 2,681     $  913     $  3,923    $ (8,578)        $ (4,655)
                         ========  =======   =======     ======     ========    ========         ========
Other Data:
 Depreciation and
  amortization.......... $  6,196  $   642   $   298     $  175     $  7,311    $  2,928         $ 10,239
 Capital expenditures...    3,212      433       215        110        3,970
 EBITDA(4)..............   18,026    3,774     3,132      1,812       26,744       2,534           29,278
 Ratio of earnings to
  fixed charges(9)......                                                                              --

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                  For the Six Month Period Ended June 27, 1998
                                 (In Thousands)

                                             Historical
                         ---------------------------------------------------
                                                       Alitec
                                           Central   Attachments              Pro Forma        Company
                          Woods   TISCO  Fabricators  Division   Combined(1) Adjustments      Pro Forma
                         ------- ------- ----------- ----------- ----------- -----------      ---------
Statement of Operations
 Data:
  Net sales............. $83,694 $34,985   $12,388     $5,197     $136,264     $   --         $136,264
  Cost of goods sold....  59,674  22,008     8,882      3,450       94,014         --           94,014
                         ------- -------   -------     ------     --------     -------        --------
  Gross profit..........  24,020  12,977     3,506      1,747       42,250         --           42,250
  Selling, general and
   administrative
   expenses.............  13,785  10,780     1,703        870       27,138         306 (2)(3)   27,444
                         ------- -------   -------     ------     --------     -------        --------
  Income from
   operations...........  10,235   2,197     1,803        877       15,112        (306)         14,806
  Interest and other
   expense, net.........   3,964     292        74         60        4,390       5,765 (5)(6)   10,155
                         ------- -------   -------     ------     --------     -------        --------
  Income (loss) before
   provision (benefit)
   for income taxes.....   6,271   1,905     1,729        817       10,722      (6,071)          4,651
  Provision (benefit)
   for income taxes.....   2,662     --        --         370        3,032        (950)(7)       2,082
                         ------- -------   -------     ------     --------     -------        --------
  Income from continuing
   operations........... $ 3,609 $ 1,905   $ 1,729     $  447     $  7,690     $(5,121)       $  2,569
                         ======= =======   =======     ======     ========     =======        ========
Other Data:
  Depreciation and
   amortization......... $ 3,024 $   354   $   134     $   71     $  3,583     $ 1,464        $  5,047
  Capital expenditures..   1,255     123         9         45        1,432
  EBITDA(4).............  13,259   2,551     1,937      1,003       18,750       1,158          19,908
  Ratio of earnings to
   fixed charges(9).....                                                                           1.4x

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                  For the Six Month Period Ended July 3, 1999
                                 (In Thousands)

                                             Historical
                         ---------------------------------------------------
                                                       Alitec
                                           Central   Attachments              Pro Forma        Company
                          Woods   TISCO  Fabricators  Division   Combined(1) Adjustments      Pro Forma
                         ------- ------- ----------- ----------- ----------- -----------      ---------
Statement of Operations
 Data:
  Net sales............. $85,797 $34,331   $11,910     $5,028     $137,066     $   --         $137,066
  Cost of goods sold....  61,588  21,450     8,494      3,300       94,832         --           94,832
                         ------- -------   -------     ------     --------     -------        --------
  Gross profit..........  24,209  12,881     3,416      1,728       42,234         --           42,234
  Selling, general and
   administrative
   expenses.............  14,876  10,990     1,852        910       28,628         348 (2)(3)   28,976
                         ------- -------   -------     ------     --------     -------        --------
  Income from
   operations...........   9,333   1,891     1,564        818       13,606        (348)         13,258
  Interest and other
   expense, net.........   5,585     222        92        109        6,008       4,172 (5)(6)   10,180
                         ------- -------   -------     ------     --------     -------        --------
  Income (loss) before
   provision (benefit)
   for income taxes.....   3,748   1,669     1,472        709        7,598      (4,520)          3,078
  Provision (benefit)
   for income taxes.....   1,826     --        --         551        2,377        (538)(7)       1,839
                         ------- -------   -------     ------     --------     -------        --------
  Income from continuing
   operations........... $ 1,922 $ 1,669   $ 1,472     $  158     $  5,221     $(3,982)       $  1,239
                         ======= =======   =======     ======     ========     =======        ========
Other Data:
  Depreciation and
   amortization......... $ 3,267 $   225   $   142     $   89     $  3,723     $ 1,464        $  5,187
  Capital expenditures..   2,620      51        43        106        2,820
  EBITDA(4).............  12,600   2,116     1,706        940       17,362       1,116          18,478
  Ratio of earnings to
   fixed charges (9)....                                                                           1.3x

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

For the Twelve Months Ended July 3, 1999, Fiscal Year Ended January 2, 1999 and
             Six Month Periods Ended June 27, 1998 and July 3, 1999
                                 (In Thousands)

(1) The combined historical data gives pro forma effect to the acquisition of TISCO, Central Fabricators and the Alitec Attachments Division (exclusive of the adjustments set forth under "Pro Forma Adjustments") and was derived from audited historical statements of operations of Woods, WEC, TISCO, Central Fabricators and the Alitec Attachments Division, all included elsewhere herein. The periods presented for each of the companies is as follows:

                         For the Twelve
                          Month Period   For the Fiscal    For the Six   For the Six
                         Ended July 3,     Year Ended     Months Ended  Months Ended
                              1999       January 2, 1999  July 3, 1999  June 27, 1998
                         -------------- ----------------- ------------- -------------
  Woods................. July 3, 1999   January 2, 1999   July 3, 1999  June 27, 1998
  TISCO................. May 21, 1999   November 28, 1998 May 21, 1999  May 22, 1998
  Central Fabricators... June 30, 1999  December 31, 1998 June 30, 1999 June 30, 1998
  Alitec Attachments Di-
   vision............... June 30, 1999  December 31, 1998 June 30, 1999 June 30, 1998

(2) Adjustments reflect the following:
  Selling, general
   administrative
   expenses:
    Elimination of
     certain management
     positions (a)......        $1,153             $1,155          $459          $461
    Elimination of
     certain employee
     positions (b)......         1,258              1,298           616           656
    Elimination of
     facility rental
     costs (c)..........            39                 39            20            20
                         -------------  ----------------- ------------- -------------
      Total.............        $2,450             $2,492        $1,095        $1,137
                         =============  ================= ============= =============
    (a) Adjustment
        reflects the
        elimination of
        compensation,
        benefits and
        other expenses
        of the
        owners/managers
        of TISCO and
        Central
        Fabricators as
        they will cease
        employment as of
        the acquisition
        date and not be
        replaced. Such
        amounts are
        summarized as
        follows:
      TISCO.............        $  348             $  374          $159          $185
      Central
       Fabricators......           805                781           300           276
                         -------------  ----------------- ------------- -------------
        Total...........        $1,153             $1,155          $459          $461
                         =============  ================= ============= =============

    (b) Adjustment reflects the elimination of compensation and benefit costs of certain sales, engineering and other employee positions of TISCO and the Alitec Attachments Division that are redundant with existing positions at Woods and the individuals will cease employment as of the acquisition date.

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

For the Twelve Months Ended July 3, 1999, Fiscal Year Ended January 2, 1999 and
      Six Month Periods Ended June 27, 1998 and July 3, 1999--(Continued)
                                 (In Thousands)

                            For the Twelve   For the Fiscal  For the Six   For the Six
                             Month Period      Year Ended    Months Ended Months Ended
                          Ended July 3, 1999 January 2, 1999 July 3, 1999 June 27, 1998
                          ------------------ --------------- ------------ -------------
    (c) Elimination of
        non-recurring
        facility rental
        costs to bring
        such costs down
        to the level
        agreed upon in
        connection with
        the Central
        Fabricators
        Acquisition.....      $     111         $     111      $     56     $     56

      Elimination of
      non-recurring
      facility rental
      costs in
      connection with
      the TISCO
      headquarters
      facility as the
      building will be
      acquired in the
      TISCO Acquisition.            132               132            66           66
      Adjustment
      reflects the
      incremental
      depreciation
      expense in
      connection with
      the TISCO
      headquarters
      facility to be
      acquired in the
      TISCO Acquisition.            (42)              (42)          (21)         (21)
      Adjustment
      reflects the
      incremental rent
      expense in
      connection with
      the Alitec
      Attachments
      Division
      acquisition.......           (162)             (162)          (81)         (81)
                              ---------         ---------      --------     --------
                              $      39         $      39      $     20     $     20
                              =========         =========      ========     ========
(3) Adjustment reflects
    the incremental
    goodwill and
    noncompete
    amortization
    associated with the
    acquisitions of
    TISCO, Central
    Fabricators and the
    Alitec Attachments
    Division as if such
    acquisitions had
    occurred at the
    beginning of the
    period presented.
    For pro forma
    purposes, goodwill
    is being amortized
    over a period of 20
    years and the TISCO
    and Central
    Fabricators non-
    competes are being
    amortized over a
    period of two and
    three years,
    respectively........      $   2,886         $   2,886      $  1,443     $  1,443
                              =========         =========      ========     ========

(5) Increase in interest
    expense to reflect
    the interest
    associated with the
    notes, the
    debentures, and
    revolving credit
    facility as if the
    transactions had
    been consummated as
    of the beginning of
    the period presented
    summarized as
    follows:
    Interest expense
     with respect to the
     notes, the
     debentures, and
     revolving credit
     facility...........      $  19,773         $  19,773      $  9,887     $  9,887
    Amortization of
     deferred finance
     costs, net (i).....             69               260            12          203
                              ---------         ---------      --------     --------
        Total...........      $  19,842         $  20,033      $  9,899     $ 10,090
                              =========         =========      ========     ========

(4) EBITDA is defined as operating income plus depreciation, amortization and the noncash stock option compensation charge and is presented because it is generally accepted as providing useful information regarding a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

For the Twelve Months Ended July 3, 1999, Fiscal Year Ended January 2, 1999 and
      Six Month Periods Ended June 27, 1998 and July 3, 1999--(Continued)
                                 (In Thousands)

                         For the Twelve                              For the Six
                          Month Period  For the Fiscal  For the Six  Months Ended
                             Ended        Year Ended    Months Ended     June
                          July 3, 1999  January 2, 1999 July 3, 1999   27, 1998
                         -------------- --------------- ------------ ------------
    (i) Adjustment
        reflects
        amortization of
        the capitalized
        deferred finance
        costs incurred
        in connection
        with the
        financing of the
        transactions.
        For pro forma
        purposes,
        deferred finance
        costs are being
        amortized, as
        interest
        expense, over a
        period of 10
        years. The
        adjustment is
        offset by
        deferred finance
        costs written
        off in the
        refinancing.
        This is
        summarized as
        follows:
      Amortization of
       new deferred
       finance costs in
       connection with
       the transactions.    $    580       $    580       $    290     $    290
      Write off of
       amortization of
       old deferred
       finance costs on
       existing debt in
       connection with
       the refinancing..         483            205            278          --
      Write off of
       amortization of
       old deferred
       finance costs on
       old debt (prior
       to the
       recapitalization
       on August 7,
       1998)............          28            115            --            87
                            --------       --------       --------     --------
        Total...........    $     69       $    260       $     12     $    203
                            ========       ========       ========     ========
(6) Reduction in
    interest expense to
    reflect the use of
    proceeds of the
    initial offerings,
    the new equity
    investment and new
    revolving credit
    facility as follows:
    Net proceeds of the
     initial offerings,
     new equity
     investment and new
     revolving credit
     facility ..........    $210,707       $210,707       $210,707     $210,707
    Funding of TISCO....      38,500         38,500         38,500       38,500
    Funding of Central
     Fabricators........      29,100         29,100         29,100       29,100
    Funding of the
     Alitec Attachments
     Division...........      11,000         11,000         11,000       11,000
    Funding of deferred
     finance costs......       5,800          5,800          5,800        5,800
    Payoff of accrued
     interest on
     subordinated
     promissory notes...       2,412          2,412          2,412        2,412
                            --------       --------       --------     --------
    Net proceeds
     available to pay
     down existing debt.     109,550        109,550        109,550      109,550
    Average 1998
     interest rate on
     existing debt......         8.5%           8.5%           8.5%         8.5%
                            --------       --------       --------     --------
    Reduction in
     interest expense
     related to interest
     incurred on
     existing debt
     (beginning August
     7, 1998 through the
     end of the period
     presented).........       9,547          4,240          5,307          --
    Reduction in
     interest expense
     related to interest
     incurred on old
     debt prior to the
     recapitalization on
     August 7, 1998.....         824          4,701            --         3,877
    Reduction in
     interest expense
     related to net
     interest incurred
     on notes payable to
     shareholders and
     other long-term
     debt related to
     TISCO, Central
     Fabricators and the
     Alitec Attachments
     Division for
     liabilities not
     assumed in the
     acquisitions.......         793            821            420          448
                            --------       --------       --------     --------
        Total...........    $ 11,164       $  9,762       $  5,727     $  4,325
                            ========       ========       ========     ========
(7) Adjusted to reflect
    the income tax
    effect of the pro
    forma and offering
    adjustments based on
    an estimated
    marginal tax rate of
    39%, offset by the
    income tax effect of
    both TISCO and
    Central Fabricators
    becoming C
    corporations in
    connection with the
    acquisitions........    $ (1,675)      $ (2,087)      $   (538)    $   (950)
                            ========       ========       ========     ========
(8) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense (which includes amortization of deferred finance costs)
    and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest. Earnings were insufficient to cover fixed charges by the following amounts for the periods indicated:
                         For the Twelve                              For the Six
                          Month Period  For the Fiscal  For the Six  Months Ended
                             Ended        Year Ended    Months Ended     June
                          July 3, 1999  January 2, 1999 July 3, 1999   27, 1998
                         -------------- --------------- ------------ ------------
Fixed charges...........    $  8,266       $  6,693            N/A          N/A

                       UNAUDITED PRO FORMA BALANCE SHEET

                                 July 3, 1999
                                (In Thousands)

                                        Historical
                   ------------------------------------------------------
                                                                                               Central         Alitec
                                                   Alitec                      TISCO         Fabricators     Attachments
                                       Central   Attachments  Historical    Acquisition      Acquisition      Division
                    Woods     TISCO  Fabricators  Division   Combined (1) Adjustments (2)  Adjustments (4) Adjustments (9)
                   --------  ------- ----------- ----------- ------------ ---------------  --------------- ---------------
Assets:
Current assets:
 Cash............  $    --   $   --    $  136      $     5     $    141      $    --           $  (136)        $   ( 5)
 Trade accounts
  receivable,
  net............    29,736   14,202    3,087        1,684       48,709           --               --              --
 Inventories,
  net............    18,510    7,326    2,310        1,645       29,791           --               --              --
 Deferred income
  taxes..........     3,083      --       --            41        3,124           --               --              --
 Prepaid expenses
  and other
  current assets.     2,100      201        1           36        2,338           --               --              --
                   --------  -------   ------      -------     --------      --------          -------         -------
 Total current
  assets.........    53,429   21,729    5,534        3,411       84,103           --              (136)            ( 5)
Property and
 equipment, net..    26,588      964      766          685       29,003           --               --              --
Goodwill, net....    23,266      --       --           508       23,774        16,888           23,990           7,836
Other assets,
 net.............     5,883    3,515      --            51        9,449           500              600             --
                   --------  -------   ------      -------     --------      --------          -------         -------
 Total assets....  $109,166  $26,208   $6,300      $ 4,655     $146,329      $ 17,388          $24,454         $ 7,831
                   ========  =======   ======      =======     ========      ========          =======         =======
Liabilities and
 Stockholders'
 Equity:
Current
 liabilities:
 Notes payable to
  officers and
  stockholders...  $    --   $12,419   $2,800      $   --      $ 15,219      $(12,419)         $(2,800)        $   --
 Current
  maturities of
  long-term
  obligations....     3,153      200      300        4,028        7,681           --              (300)         (4,028)
 Accounts
  payable........     6,085    3,042      993        1,104       11,224           --               --              --
 Accrued
  expenses.......     7,322    2,667      493          434       10,916           --               --              --
                   --------  -------   ------      -------     --------      --------          -------         -------
 Total current
  liabilities....    16,560   18,328    4,586        5,566       45,040       (12,419)          (3,100)         (4,028)
Long-term
 obligations,
 less current
 maturities......   111,685      --        18            5      111,708        32,305 (3)          (18)         10,875
                                                                                                25,120 (5)         --
Deferred income
 taxes...........     3,083      --       --            68        3,151           --               --              --
Other long-term
 liabilities.....        77      --       --           --            77           --               --              --
                   --------  -------   ------      -------     --------      --------          -------         -------
 Total
  liabilities....   131,405   18,328    4,604        5,639      159,976        19,886           22,002           6,847
Redeemable
 preferred stock
 and accrued
 dividends.......    31,274      --       --           --        31,274         3,855 (3)        2,971 (5)         --
Stockholders'
 equity:
 Common stock....         6       21      --            49           76           (20)(3)            1 (5)         (49)
 Additional paid-
  in capital.....    14,937      --        31           43       15,011         1,526 (3)        1,145 (5)         (43)
 Treasury stock,
  at cost........       (96)     --       --           --           (96)          --               --              --
 Notes receivable
  from
  stockholders...      (578)     --       --           --          (578)          --               --              --
 Retained
  earnings
  (accumulated
  deficit).......   (67,782)   7,859    1,665       (1,076)     (59,334)       (7,859)          (1,665)          1,076
                   --------  -------   ------      -------     --------      --------          -------         -------
 Total
  stockholder's
  equity
  (deficit)......   (53,513)   7,880    1,696         (984)     (44,921)       (6,353)            (519)            984
                   --------  -------   ------      -------     --------      --------          -------         -------
 Total
  liabilities and
  shareholders'
  equity.........  $109,166  $26,208   $6,300      $ 4,655     $146,329      $ 17,388          $24,454         $ 7,831
                   ========  =======   ======      =======     ========      ========          =======         =======
                    Pro Forma      Company
                   Adjustments    Pro Forma
                   -------------- ----------
Assets:
Current assets:
 Cash............   $    --       $    --
 Trade accounts
  receivable,
  net............        --         48,709
 Inventories,
  net............        --         29,791
 Deferred income
  taxes..........        --          3,124
 Prepaid expenses
  and other
  current assets.        --          2,338
                   -------------- ----------
 Total current
  assets.........        --         83,962
Property and
 equipment, net..        --         29,003
Goodwill, net....        --         72,488
Other assets,
 net.............      2,406 (6)    12,955
                   -------------- ----------
 Total assets....   $  2,406      $198,408
                   ============== ==========
Liabilities and
 Stockholders'
 Equity:
Current
 liabilities:
 Notes payable to
  officers and
  stockholders...   $    --       $    --
 Current
  maturities of
  long-term
  obligations....        --          3,353
 Accounts
  payable........        --         11,224
 Accrued
  expenses.......     (2,412)(7)     8,504
                   -------------- ----------
 Total current
  liabilities....     (2,412)       23,081
Long-term
 obligations,
 less current
 maturities......      5,800 (6)   172,001
                     (13,789)(7)
Deferred income
 taxes...........        --          3,151
Other long-term
 liabilities.....        --             77
                   -------------- ----------
 Total
  liabilities....    (10,401)      198,310
Redeemable
 preferred stock
 and accrued
 dividends.......     11,605 (8)    49,705
Stockholders'
 equity:
 Common stock....          2 (8)        10
 Additional paid-
  in capital.....      4,594 (8)    22,233
 Treasury stock,
  at cost........        --            (96)
 Notes receivable
  from
  stockholders...        --           (578)
 Retained
  earnings
  (accumulated
  deficit).......     (3,394)(6)   (71,176)
                   -------------- ----------
 Total
  stockholder's
  equity
  (deficit)......      1,202       (49,607)
                   -------------- ----------
 Total
  liabilities and
  shareholders'
  equity.........   $  2,406      $198,408
                   ============== ==========

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

                                  July 3, 1999
                                 (In Thousands)

(1) The combined historical data gives pro forma effect to the acquisitions of TISCO, Central Fabricators and the Alitec Attachments Division (exclusive of the adjustments set forth under "Pro Forma Adjustments") and was derived from unaudited interim financial statements of TISCO, Central Fabricators and Alitec included elsewhere herein. The balance sheet date for each of the companies is as follows:

   Woods..........................................................  July 3, 1999
   TISCO..........................................................  May 21, 1999
   Central Fabricators............................................ June 30, 1999
   Alitec Attachments Division.................................... June 30, 1999

(2) Reflects the acquisition of TISCO which will be accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." The purchase price is being allocated to tangible and identifiable intangible assets and liabilities based upon preliminary estimates of their fair values, with the excess of purchase price over fair value allocated to goodwill. Woods has not yet determined the final allocation of the purchase price as current information regarding the fair value of assets to be acquired is not available and accordingly, the amounts shown below may differ from the amounts ultimately determined. Allocation of purchase price based upon preliminary estimated values is as follows:

   Purchase price (includes estimated transaction costs of $400)....... $37,687
     Book value of net assets acquired (i).............................  20,299
                                                                        -------
     Increase in basis................................................. $17,388
                                                                        =======
       Allocation of increase in basis:
         Non-compete agreements........................................ $   500
         Goodwill......................................................  16,888
                                                                        -------
           Total....................................................... $17,388
                                                                        =======

  (i) Comprised of total assets of $26,208 less liabilities assumed of $5,909 as of May 21, 1999. Therefore, adjustment also includes elimination of liabilities not assumed related to notes payable to officers and stockholders of $12,419. In addition, adjustment includes the elimination of TISCO's historical equity.

(3) Includes the portion of the purchase price (including estimated transaction costs of $400) for the acquisition of TISCO estimated to be financed in the following form:

   Senior Notes due 2009................................................ $25,974
   Units--Debentures....................................................   5,075
   Units--Common Stock..................................................     153
   New Equity Investment--8% Cumulative Redeemable Preferred Stock......   3,855
   New Equity Investment--Common Stock..................................   1,374
   Revolving credit facility............................................   1,256
                                                                         -------
     Total.............................................................. $37,687
                                                                         =======

(4) Reflects the acquisition of Central Fabricators which will be accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." The purchase price is being allocated to tangible and identifiable intangible assets and liabilities based upon preliminary estimates of their fair values, with the excess of purchase price over fair value allocated to goodwill. Woods has not yet determined the final allocation of the purchase price as current information regarding the fair value of assets to be acquired is not available and accordingly, the amounts shown below may differ from the amounts ultimately determined. Allocation of purchase price based upon preliminary estimated values is as follows:

   Purchase price (includes estimated transaction costs of $300)....... $29,268
     Book value of net assets acquired (i).............................   4,678
                                                                        -------
     Increase in basis................................................. $24,590
                                                                        =======
       Allocation of increase in basis:
         Non-compete agreements........................................ $   600
         Goodwill......................................................  23,990
                                                                        -------
           Total....................................................... $24,590
                                                                        =======

  (i) Comprised of total assets being acquired of $6,164 less liabilities assumed of $1,486 as of June 30, 1999. Therefore, adjustment also includes elimination of cash not being acquired of $136, liabilities not assumed related to notes payable to stockholders of $3,100 and long-term debt of $18. In addition, adjustment includes the elimination of Central Fabricators' historical equity.

(5) Includes the portion of the purchase price, including estimated transaction costs of $300, for the acquisition of Central Fabricators estimated to be financed in the following form:

   Senior Notes due 2009................................................ $20,024
   Units--Debentures....................................................   3,913
   Units--Common Stock..................................................     118
   New Equity Investment--8% Cumulative Redeemable Preferred Stock......   2,971
   New Equity Investment--Common Stock..................................   1,059
   Revolving credit facility............................................   1,183
                                                                         -------
     Total.............................................................. $29,268
                                                                         =======

(6) Adjustment reflects the new capitalized deferred finance costs of $5,800, net of $3,394 of capitalized deferred finance costs written off upon the refinancing. The new deferred finance costs of $5,800 will be incurred primarily in connection with the offering of the notes of $130,000 and the new revolving credit facility of $15,597. The deferred finance costs of $3,394 written off upon the refinancing are in connection with the following: (a) term loans of $84,550, and (b) subordinated promissory notes of $25,000.

(7) Adjustment reflects the net decrease in long-term debt associated with (i) the Notes of $78,202, the debentures of $15,281, and a revolving credit facility of $2,278 (excluding borrowings for the Acquisitions--see (3), (5) and (10) and also excluding deferred finance costs of $5,800--see (6)) offset by, (ii) the refinancing of the following: (a) term loans of $84,550 and (b) subordinated promissory notes of $25,000, plus accrued interest of $2,412.

(8) Adjustment reflects the increase in equity associated with the issuance of 8% cumulative redeemable preferred stock of $11,605 and common stock of $4,136 relating to the new equity investment and $460 relating to the issuance of shares of common stock in connection with the units (excluding equity infusions for the TISCO and Central Fabricators' acquisitions--see
    (3) and (5) above).

(9) Reflects the acquisition of the Alitec Attachments Division which will be accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." The purchase price is being allocated to tangible and identifiable intangible assets and liabilities based upon preliminary estimates of their fair values, with the excess of purchase price over fair value allocated to goodwill. Woods has not yet determined the final allocation of the purchase price as current information regarding the fair value of assets to be acquired is not available and accordingly, the amounts shown below may differ from the amounts ultimately determined. Allocation of purchase price based upon preliminary estimated values is as follows:

   Purchase price ..................................................... $10,880
     Book value of net assets acquired (i).............................   3,044
                                                                        -------
     Increase in basis................................................. $ 7,836
                                                                        =======
       Allocation of increase in basis:
         Goodwill...................................................... $ 7,836
                                                                        =======

  (i) Comprised of total assets of $4,650 less liabilities assumed of $1,606 as of March 31, 1999. Therefore, adjustment also includes elimination of liabilities not assumed of $4,033. In addition, adjustment includes the elimination of the Alitec Attachments Division's historical equity.

(10) Includes the portion of the purchase price for the acquisition of the Alitec Attachments Division estimated to be financed in the following form:

   Revolving credit facility........................................... $10,880
                                                                        =======

                       SELECTED HISTORICAL FINANCIAL DATA

Woods Equipment Company

   The following table presents selected historical consolidated statements of operations, balance sheet, and other data for Woods for the periods presented and should only be read in conjunction with the audited and unaudited consolidated financial statements of Woods, and the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this prospectus. The data as of and for each of the five fiscal year periods ended January 2, 1999 have been derived from the audited consolidated financial statements of Woods. The data as of and for the six month periods ended June 27, 1998 and July 3, 1999 have been derived from the unaudited consolidated financial statements of Woods which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for an interim period are not necessarily indicative of results for a full year.

                                                                         Fiscal Year Ended,
                                                   --------------------------------------------------------------
                                                   December 31, December 30, December 28, December 27, January 2,
                                                       1994         1995         1996       1997(1)       1999
                                                   ------------ ------------ ------------ ------------ ----------
                                                                                    (In thousands)
Statements of Operations Data:
Net sales...............................             $96,333      $122,795     $129,427     $137,924    $154,734
Costs of goods sold.....................              69,707        89,277       97,025      104,983     113,205
                                                     -------      --------     --------     --------    --------
Gross profit............................              26,626        33,518       32,402       32,941      41,529
Selling, general and administrative expenses (2).     20,020        23,396       20,453       24,521      29,699
Noncash stock option compensation
 charge.................................                 --            --           --           --        4,310
                                                     -------      --------     --------     --------    --------
Income from operations..................               6,606        10,122       11,949        8,420       7,520
Interest and other expense, net.........               9,132         8,184        7,326        7,831      10,261
                                                     -------      --------     --------     --------    --------
Income (loss) before provision (benefit)
 for income taxes and extraordinary
 loss...................................              (2,526)        1,938        4,623          589      (2,741)
Provision (benefit) for income taxes....                (891)          941        1,971          494        (438)
                                                     -------      --------     --------     --------    --------
Income (loss) before extraordinary loss.              (1,635)          997        2,652           95      (2,303)
Extraordinary loss (3)..................                 --            --           --           290         795
                                                     -------      --------     --------     --------    --------
Net income (loss).......................             $(1,635)     $    997     $  2,652     $   (195)   $ (3,098)
                                                     =======      ========     ========     ========    ========
Other Data:
Depreciation and amortization...........             $ 2,020      $  2,981     $  3,409     $  4,412    $  6,196
Capital expenditures....................               2,084         3,302        4,662        4,678       3,212
EBITDA (2) (4)..........................               8,626        13,103       15,358       12,832      18,026
Net cash provided by (used in):
 Operating activities...................              (2,681)          524       11,226        7,000       3,762
 Investing activities...................             (18,060)       (5,242)      (1,872)     (25,520)     (3,182)
 Financing activities...................              21,064         4,340       (9,297)      21,159      (1,944)
Ratio of earnings to fixed charges (5)..                 --           1.2x         1.6x         1.1x         --
Balance Sheet Data (at end of period):
Working capital.........................             $31,020      $ 36,325     $ 29,838     $ 35,604    $ 39,679
Total assets............................              84,801        88,742       81,628      105,440     108,665
Total debt..............................              61,859        66,999       58,623       82,367     119,161
Stockholders' equity (deficit)..........                (112)          990        3,379        2,856     (54,224)
                                                   Six Months Ended,
                                                   -------------------
                                                   June 27,  July 3,
                                                     1998      1999
                                                   --------- ---------
Statements of Operations Data:
Net sales...............................           $ 83,694  $ 85,797
Costs of goods sold.....................             59,674    61,588
                                                   --------- ---------
Gross profit............................             24,020    24,209
Selling, general and administrative expenses (2).    13,785    14,876
Noncash stock option compensation
 charge.................................                --        --
                                                   --------- ---------
Income from operations..................             10,235     9,333
Interest and other expense, net.........              3,964     5,585
                                                   --------- ---------
Income (loss) before provision (benefit)
 for income taxes and extraordinary
 loss...................................              6,271     3,748
Provision (benefit) for income taxes....              2,662     1,826
                                                   --------- ---------
Income (loss) before extraordinary loss.              3,609     1,922
Extraordinary loss (3)..................                --        --
                                                   --------- ---------
Net income (loss).......................           $  3,609  $  1.922
                                                   ========= =========
Other Data:
Depreciation and amortization...........           $  3,024  $  3,267
Capital expenditures....................              1,255     2,620
EBITDA (2) (4)..........................             13,259    12,600
Net cash provided by (used in):
 Operating activities...................              3,304     5,644
 Investing activities...................             (1,227)   (2,620)
 Financing activities...................             (4,793)   (4,376)
Ratio of earnings to fixed charges (5)..               2.4x      1.6x
Balance Sheet Data (at end of period):
Working capital.........................           $ 35,658  $ 36,869
Total assets............................            107,016   109,166
Total debt..............................             78,126   114,838
Stockholders' equity (deficit)..........              6,156   (53,513)

-------
(1) Woods acquired Baerts Metal Products in April 1997 and Wain-Roy in October 1997.
(2) Includes $0.6 million and $1.1 million of expenses incurred by Woods in the fiscal year ended January 2, 1999 and the six months ended July 3, 1999, respectively, relating to the failed acquisition of Alamo Group, Inc. Excluding these expenses, EBITDA for the fiscal year ended January 2, 1999 and the six months ended July 3, 1999 would have been $18,588 and $13,738, respectively.
(3) Extraordinary loss, net of income tax benefit, represents the write-off of unamortized deferred finance costs on the early extinguishment of debt.
(4) EBITDA is defined as operating income plus depreciation, amortization and the noncash stock option compensation charge and is presented because it is generally accepted as providing useful information regarding a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
(5) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense (which includes amortization of deferred finance costs) and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest. Earnings were insufficient to cover fixed charges by approximately $2,526 and $2,741 for the fiscal year ended December 31, 1994 and January 2, 1999, respectively.

TISCO

   The following table presents selected historical statements of operations, balance sheet and other data for TISCO for the periods presented and should only be read in conjunction with the audited and unaudited financial statements of TISCO and the related notes thereto, included elsewhere in this prospectus. The data as of and for each of the three fiscal year periods ended November 30, 1996, November 29, 1997 and November 28, 1998 have been derived from the audited consolidated financial statements of TISCO. The data as of and for the six month periods ended May 22, 1998 and May 21, 1999 have been derived from the unaudited financial statements of TISCO which, in the opinion of management of TISCO, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for an interim period are not necessarily indicative of results for a full year.

                                    Fiscal Year Ended,           Six Months Ended,
                          -------------------------------------- ------------------
                          November 30, November 29, November 28, May 22,   May 21,
                              1996         1997         1998       1998      1999
                          ------------ ------------ ------------ --------  --------
                                               (In thousands)
Statements of Operations
 Data:
Net sales...............    $ 65,771     $66,366      $65,610    $ 34,985  $ 34,331
Costs of goods sold.....      40,923      41,566       40,937      22,008    21,450
                            --------     -------      -------    --------  --------
Gross profit............      24,848      24,800       24,673      12,977    12,881
Selling, general and ad-
 ministrative
 expenses...............      21,535      21,723       21,541      10,780    10,990
                            --------     -------      -------    --------  --------
Income from operations..       3,313       3,077        3,132       2,197     1,891
Interest and other ex-
 pense, net.............         781         510          500         292       222
                            --------     -------      -------    --------  --------
Net income..............    $  2,532     $ 2,567      $ 2,632    $  1,905  $  1,669
                            ========     =======      =======    ========  ========

Other Data:
Depreciation and amorti-
 zation.................    $  1,002     $   980      $   642    $    354  $    225
Capital expenditures....         283         296          433         123        51
EBITDA (1)..............       4,315       4,057        3,774       2,551     2,116
Net cash provided by
 (used in):
  Operating activities..       5,246       2,132        3,604      (5,843)   (5,531)
  Investing activities..       1,683        (303)        (746)       (165)     (214)
  Financing activities..      (3,172)     (2,917)      (2,397)      1,589    (1,715)

Balance Sheet Data (at
 end of period):
Working capital.........    $  1,149     $ 1,555      $ 1,722    $  3,649  $  3,401
Total assets............      25,104      24,395       25,483      28,832    26,208
Total debt..............      12,436      12,051       11,965      15,951    12,619
Stockholders' equity....       6,197       5,947        6,211       7,852     7,880

--------
(1) EBITDA is defined as operating income plus depreciation and amortization and is presented because it is generally accepted as providing useful information regarding a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

Central Fabricators

   The following table presents selected historical statements of operations, balance sheet, and other data for Central Fabricators for the periods presented and should only be read in conjunction with the audited and unaudited financial statements of Central Fabricators and the related notes thereto included elsewhere in this prospectus. The data as of and for each of the two fiscal year periods ended December 31, 1997 and 1998 have been derived from the audited financial statements of Central Fabricators. The data as of and for the six month periods ended June 30, 1998 and 1999 have been derived from the unaudited financial statements of Central Fabricators which, in the opinion of management of Central Fabricators, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for an interim period are not necessarily indicative of results for a full year.

                                         Fiscal Year Ended   Six Months Ended
                                           December 31,          June 30,
                                         ------------------  ------------------
                                           1997      1998      1998      1999
                                         --------  --------  --------  --------
                                                   (In thousands)
Statements of Operations Data:
Net sales..............................  $ 18,629  $ 22,901  $ 12,388  $ 11,910
Costs of goods sold....................    13,216    16,628     8,882     8,494
                                         --------  --------  --------  --------
Gross profit...........................     5,413     6,273     3,506     3,416
Selling, general and administrative ex-
 penses................................     3,116     3,439     1,703     1,852
                                         --------  --------  --------  --------
Income from operations.................     2,297     2,834     1,803     1,564
Interest and other expense net.........        92       153        74        92
                                         --------  --------  --------  --------
Income (loss) before provision for in-
 come taxes............................     2,205     2,681     1,729     1,472
Provision (benefit) for income taxes...       --        --        --        --
                                         --------  --------  --------  --------
Net income.............................  $  2,205  $  2,681  $  1,729  $  1,472
                                         ========  ========  ========  ========
Other Data:
Depreciation and amortization..........  $    243  $    298  $    134  $    142
Capital expenditures...................       493       215         9        43
EBITDA (1).............................     2,540     3,132     1,937     1,706
Net cash provided by (used in):
  Operating activities.................     2,158     2,275       979       794
  Investing activities.................      (493)     (215)       (9)      (43)
  Financing activities.................    (1,763)   (2,059)   (1,150)   (1,219)

Balance Sheet Data (at end of period):
Working capital........................  $  1,257  $  1,729  $  1,225  $    948
Total assets...........................     5,007     5,654     6,118     6,300
Total debt.............................     1,753     1,984     2,489     3,118
Stockholders' equity...................     2,186     2,577     2,028     1,696

--------
(1) EBITDA is defined as operating income plus depreciation and amortization and is presented because it is generally accepted as providing useful information regarding a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

Alitec Attachments Division

   The following table presents selected unaudited historical statements of operations, balance sheet, and other data for the Alitec Attachments Division for the periods presented and should only be read in conjunction with the audited financial statements of the Alitec Attachments Division and the related notes thereto included elsewhere in this prospectus. The data as of and for each of the years ended December 31, 1997 and 1998 have been derived from the audited financial statements of the Alitec Attachments Division. The data as of and for the six month periods ended June 30, 1998 and 1999 have been derived from the unaudited financial statements of the Alitec Attachments Division which, in the opinion of management of the Alitec Attachments Division, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for an interim period are not necessarily indicative of results for a full year.

                                             Year Ended      Six Months Ended
                                            December 31,         June 30,
                                           ----------------  ------------------
                                            1997     1998      1998      1999
                                           -------  -------  --------  --------
                                                    (In thousands)
Statements of Operations Data:
Net sales................................  $ 7,740  $ 9,157  $  5,197  $  5,028
Costs of goods sold......................    5,054    5,652     3,450     3,300
                                           -------  -------  --------  --------
Gross profit.............................    2,686    3,505     1,747     1,728
Selling, general and administrative ex-
 penses..................................    1,561    1,970       870       910
                                           -------  -------  --------  --------
Income from operations...................    1,125    1,535       877       818
Interest and other expense net...........        3      135        60       109
                                           -------  -------  --------  --------
Income (loss) before provision for income
 taxes...................................    1,122    1,400       817       709
Provision (benefit) for income taxes.....      --       487       370       551
                                           -------  -------  --------  --------
Net income...............................  $ 1,122  $   913  $    447  $    158
                                           =======  =======  ========  ========

Other Data:
Depreciation and amortization............  $   191  $   175  $     71  $     89
Capital expenditures.....................      102      110        45       106
EBITDA (1)...............................    1,497    1,812     1,003       940
Net cash provided by (used in):
  Operating activities...................    1,195    1,118      (255)       74
  Investing activities...................      (95)      72       (45)     (183)
  Financing activities...................   (1,100)  (1,191)      299       114

Balance Sheet Data (at end of period):
Working capital..........................  $(1,019) $(1,461) $ (1,641) $ (2,155)
Total assets.............................    3,526    3,822     4,480     4,655
Total debt...............................    2,868    3,859     4,137     4,033
Stockholders' equity.....................     (283)    (988)   (1,242)     (984)

--------
(1) EBITDA is defined as operating income plus depreciation and amortization and is presented because it is generally accepted as providing useful information regarding a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

   Our Business. Woods is a leading manufacturer of attachments for a variety of mowing, cutting and clearing, construction, material handling, landscaping and grounds maintenance applications. During July 1999, Woods acquired TISCO, Central Fabricators and the Alitec Attachments Division. As a result of the Acquisitions, Woods enhanced its position as one of the largest independent attachments manufacturers in the United States as well as gained a new platform in the replacement parts business for tractors.

   Outlook. While we believe our revenue base is reasonably diversified by industry, geographic region, application and end-user, any weakness in one or more of our end markets can impact our revenue and profitability. In recent months, our revenue growth has been impacted by softness in certain segments of the construction market, particularly with equipment rental companies who are adjusting inventory levels following a period of consolidation in that sector. In addition, the agricultural market continued to be soft due to a depressed agricultural commodities market caused by a weak farm export market, strong harvests and poor regional weather conditions in 1998. Despite these market conditions, we have been able to increase sales 2.5% in the six months ended July 3, 1999 from the corresponding six months ended June 27, 1998. This growth in revenues reflects our diversified end-user customer base and, in particular, growth in our roadside maintenance, grounds maintenance and replacement parts businesses.

   While short term fluctuations in revenue and earnings can result from volatility in our end-user markets, we believe that a number of current initiatives, industry developments and recent and planned product introductions will help make an increasing contribution to our financial performance throughout the next 12 to 18 months. Some of these initiatives and developments are highlighted below:

  . Sales of under 40 horsepower tractors, on which many of our attachments are used, are up 25.5% year-to-date through August 31, 1999 as compared to the same period last year.

  . There are some general indications that the Asian economies have begun to stabilize, which could improve the environment for agricultural exports.

  . We believe that the recent softness in demand for our construction buckets is relatively short-term given construction spending is up 3.4% year-to-date through August 31, 1999 as compared to the same period last year and disbursements of road construction funds related to the recently enacted $216 billion Transportation Equity Act began in late May 1999.

  . We recently introduced several new products including a new line of attachments for the rapidly growing skid steer market. In addition, we are now an approved supplier of backhoes to Caterpillar's new range of skid steer products. The U.S. market for skid steers grew approximately 18.6% between 1998 and 1997.

  . We anticipate introducing several other new products in the next several months, including a medium duty Batwing(R) rotary cutter, a mid-mount Mow'n Machine, a heavy duty Wain-Roy(R) coupler and an extended line of coupler products.

   Working Capital Requirements. Our accounts receivables significantly increases throughout the first quarter of each year to allow dealers to accumulate inventory for sale during the warmer months of the year. These dealer inventories are non-returnable to Woods and invoiced upon shipment. Our average borrowings under our revolving credit facility for the twelve month period ended July 3, 1999 was approximately $3.8 million.

   Purchase Accounting Effects. The Acquisitions were accounted for using the purchase method of accounting. As a result, the Acquisitions will prospectively affect our results of operations in certain significant respects. The aggregate acquisition costs (including the assumption of liabilities and estimated transaction expenses) of approximately $77.8 million will be allocated to the tangible and intangible assets acquired and liabilities assumed by us based upon their respective fair values as of the date of Acquisitions. The allocation of the purchase price of the assets acquired in the Acquisitions will result in a significant increase in our annual depreciation and amortization expense. In addition, due to the effects of the increased borrowings of Woods to finance the recapitalization and the Acquisitions, our interest expense will increase significantly in the periods following the Acquisitions.

Results of Operations

   The following table sets forth each category of statement of operations data as a percentage of net sales:

                                   Fiscal Year Ended,          Six Months Ended,
                          ------------------------------------ --------------------
                          December 28, December 27, January 2, June 27,    July 3,
                              1996         1997        1999      1998        1999
                          ------------ ------------ ---------- ---------   --------
Statement of Operations
 Data:
Net sales...............     100.0%       100.0%      100.0%       100.0%      100.0%
Costs of goods sold.....      75.0         76.1        73.2         71.3        71.8
                             -----        -----       -----     --------    --------
Gross profit............      25.0         23.9        26.8         28.7        28.2
Selling, general and ad-
 ministrative expenses..      15.8         17.8        19.2         16.5        17.3
Noncash stock option
 compensation charge....       --           --          2.8          --          --
                             -----        -----       -----     --------    --------
Income from operations..       9.2          6.1         4.8         12.2        10.9
Interest and other ex-
 pense..................       5.7          5.7         6.6          4.7         6.5
                             -----        -----       -----     --------    --------
Income before provision
 for income taxes and
 extraordinary loss.....       3.5          0.4        (1.8)         7.5         4.4
Provision for income
 taxes..................       1.5          0.4        (0.3)         3.2         2.1
                             -----        -----       -----     --------    --------
Income before extraordi-
 nary loss..............       2.0          0.0        (1.5)         4.3         2.3
Extraordinary loss......       --           0.2         0.5          --
                             -----        -----       -----     --------    --------
Net income (loss).......       2.0%        (0.2)%      (2.0)%        4.3%        2.3%
                             =====        =====       =====     ========    ========

 Six Months Ended July 3, 1999 Compared to Six Months Ended June 27, 1998

   Net sales were $85.8 million for the six months ended July 3, 1999, an increase of $2.1 million, or 2.5%, from $83.7 million in the comparable period in the prior year. The increase was primarily due to the strength in the grounds maintenance market, which resulted in increased sales of front-end loaders in the amount of $2.3 million, batwings in the amount of $1.0 million and rear mount mowers in the amount of $1.6 million. The strength in this market offset the decline in sales on product lines within the specialty agricultural market (e.g., sugar beet harvesters, defoliators and cultivators) during the period. Sales to the construction market for the period declined slightly compared to the prior year as the rental market demand softened.

   Gross profit was $24.2 million for the six months ended July 3, 1999, an increase of $0.2 million, or 0.8%, from $24.0 million in the comparable period in the prior year. The increase in gross profit was entirely attributable to sales growth for the period. Inflation and increases in lower-margin OEM business offset cost reduction achievements to reduce our gross margin to 28.2%.

   Selling, general and administrative expenses were $14.9 million for the six months ended July 3, 1999, an increase of $1.1 million, or 8.0%, from $13.8 million in the comparable period in the prior year. The increase in selling, general and administrative expenses is due primarily to the costs incurred by Woods in connection with its failed acquisition of Alamo. On a pro forma basis without such acquisition costs, selling, general and administrative expenses would have been $13.8 million, or 16.1% of net sales, for the six months ended July 3, 1999, compared to 16.5% of net sales for the prior comparable period.

   Income from operations was $9.3 million for the six months ended July 3, 1999, a decrease of $0.9 million, or 8.8%, from $10.2 million in the comparable period in the prior year. The decrease in earnings is due to costs relating to the failed acquisition of Alamo. On a pro forma basis without such acquisition costs, income from operations would have been $10.4 million for the six months ended July 3, 1999, an increase of $0.2 million, or 2.0%.

   Interest and other expense was $5.6 million for the six months ended July 3, 1999, an increase of $1.6 million, or 40.9%, from $4.0 million in the comparable period in the prior year as the result of additional interest expense and finance cost amortization relating to the recapitalization.

   Provision for income taxes was $1.8 million for the six months ended July 3, 1999, a decrease of $0.9 million, or 31.4%, from $2.7 million in the comparable period in the prior year as a result of lower earnings from operations due to fees and expenses incurred in connection with the failed acquisition of Alamo. The higher effective tax rate is due to the impact of nondeductible goodwill relating to the acquisition of Wain-Roy.

 Year Ended January 2, 1999 Compared to Year Ended December 27, 1997

   Net sales were $154.7 million for the year ended January 2, 1999, an increase of $16.8 million, or 12.2%, from $137.9 million in the prior year. The increase was primarily due to the continued strength of the end-user markets for our grounds maintenance, general purpose maintenance, roadside maintenance and construction products and the impact of the acquisition of Wain-Roy, which was completed in October 1997. Sales of the Wain-Roy(R) product line accounted for approximately $12.2 million, or 72.6%, of the increase in net sales. Woods' sales growth occurred despite negative market conditions for product lines dependant upon the sugar beet market, which include harvesters, defoliators and cultivators, during the period and temporary declines in construction spending in the Pacific Northwest due to adverse weather conditions.

   Gross profit was $41.5 million for the year ended January 2, 1999, an increase of $8.6 million, or 26.1%, from $32.9 million in the prior year. Approximately $5.9 million, or 63.4%, of this increase was directly attributable to the increase in net sales during the period and the remaining $2.7 million increase was the result of variable cost reductions in Woods' manufacturing plants. Investments in new equipment and tooling, totaling $3.2 million during 1998, enabled Woods to realize productivity gains that have reduced its variable costs per unit by approximately 5.3% during the year ended January 2, 1999. Such reductions were accomplished despite an approximately 0.7% increase in raw material prices and an approximately 1.9% overall increase in labor and material prices.

   Selling, general and administrative expenses were $34.0 million for the year ended January 2, 1999, an increase of $9.5 million, or 38.8%, from $24.5 million in the prior year. As a percent of net sales, these expenses increased to 22.0% during the year ended January 2, 1999 from 17.8% for the prior year. Approximately $4.3 million, or 45%, of this increase is the result of a noncash stock option compensation charge incurred in connection with the recapitalization, approximately $2.0 million, or 21.0%, resulted from an increase in amortization expense and administrative costs associated with the acquisition of Wain-Roy and approximately $0.6 million, or 6.3%, of this increase is the result of costs incurred by Woods in connection with its failed acquisition of Alamo. The remaining balance of the increase was due to an increase in net sales and increased marketing expenses associated with the integration of the Wain-Roy(R) product line into Woods' construction business unit. On a pro forma basis without the compensation charge, the one-time charges associated with the acquisition of Wain-Roy and the Alamo acquisition expenses, selling, general and administrative expenses would have been $27.1 million for the year ended January 2, 1999, or 17.5% of net sales, an increase of $2.6 million, or 10.6%.

   Income from operations was $7.5 million for the year ended January 2, 1999, a decrease of $0.9 million, or 10.7%, from $8.4 million in the prior year. The decrease in profitability is primarily due to the noncash stock option compensation charge incurred in connection with the recapitalization.

   Interest expense was $10.3 million for the year ended January 2, 1999, an increase of $2.5 million, or 32.0%, from $7.8 million in the prior year. The increase is the result of fees and expenses and additional interest costs relating to the recapitalization.

   Provision (benefit) for income tax decreased from a benefit of $0.4 million for the year ended January 2, 1999, from a provision of $0.5 million in the prior year as a result of lower earnings from operations resulting from a noncash stock option compensation expense of $4.3 million relating to the recapitalization.

   In the year ended January 2, 1999, there was an extraordinary loss of $0.8 million related to the early extinguishment of debt attributable to the recapitalization. In the prior year, there was an extraordinary loss of $0.3 million related to the early extinguishment of debt associated with repayment of Woods' senior credit facility.

 Year Ended December 27, 1997 Compared to Year Ended December 28, 1996

   Net sales were $137.9 million for the year ended December 27, 1997, an increase of $8.5 million, or 6.6%, from $129.4 million in the prior year. Approximately $5.0 million, or 58.8%, of this increase was attributable to the acquisitions of Baerts and Wain-Roy, which were completed in April 1997 and October 1997, respectively. Contributing to the increase was the strengthening agriculture and construction markets, particularly demand for the agricultural backhoes and front end loaders and construction buckets and box scrapers. Our agricultural and construction sales increased $4.0 million, or 5.3%, and $2.9 million, or 17.8%, respectively, during the year ended December 27, 1997. Each of these product lines experienced a second year of significant unit volume increases as we leveraged our dealer network to offer these product lines nationally.

   Gross profit was $32.9 million for the year ended December 27, 1997, an increase of $0.5 million, or 1.5%, from $32.4 million in the prior year. Variable cost increases limited the growth of gross profit for the year. Approximately $0.9 million of productivity gains realized as a result of the implementation of continuous flow manufacturing at our Sioux Falls facility were offset by $1.2 million of expenses associated with implementing continuous flow manufacturing at our facilities located in Oregon, Charlotte and LaMirada. Additionally, gross profit was adversely affected by approximately $2 million relating to an increase in cash discounts associated with timely payment of invoices taken by dealers and an increase in the relative weighting of lower-margin OEM business.

   Selling, general and administrative expenses were $24.5 million for the year ended December 27, 1997, an increase of $4.0 million, or 20.0%, from $20.5 million in the prior year. As a percentage of net sales, these expenses increased to 17.8% for 1997, from 15.8% in 1996. This increase is primarily due to an investment in a new computer aided drawing system of $0.6 million, higher than historical levels of executive relocation expenses of $0.3 million, wage inflation of $0.5 million, incremental selling and administrative costs relating to the acquisitions of Baerts and Wain-Roy of $1.1 million, and the impact of operating expenses in 1996 being below normal levels due to a one-time reduction in product liability expenses.

   Income from operations was $8.4 million for the year ended December 27, 1997, a decrease of $3.5 million, or 29.4%, from $11.9 million in the prior year. The primary factors adversely affecting profitability were an increase in cash discounts taken by dealers, a sales mix weighted toward lower margin OEM customers, investments in technology and personnel, and implementation costs associated with continuous flow manufacturing initiatives.

   Interest and other expense was $7.8 million for the year ended December 27, 1997. Interest and other expense for the prior year was $7.3 million.

   Provision for income taxes was $0.5 million for the year ended December 27, 1997, a decrease of $1.5 million, or 75.0%, from $2.0 million in the prior year due to a decrease in income from operations. However, the effective tax rate increased from 42.6% in 1996 to 83.9% in 1997 due to the impact of nondeductible amortization of goodwill relating to the acquisition of Wain-Roy.

   In the year ended December 27, 1997, there was an extraordinary loss of $0.3 million due to the writeoff of fees associated with the 1993 senior bank facility as the result of the new senior bank facility originated in October 1997 to finance the acquisition of Wain-Roy. There were no extraordinary items in the prior year.

Seasonality

   The markets within which Woods operates are somewhat seasonal with peak use for Woods' products coming in the prime moving, landscaping and construction season during the spring and summer months. Woods has pre-season sales programs which provide certain quarterly and cash discount incentives to Woods' dealers to encourage pre-season orders. As a result of these programs, demand for Woods' products is fairly constant over the entire year. However, greater than 60% of Woods' EBITDA is generated during the first half of the year, in part due to the holiday season in the fourth calendar quarter. Woods' working capital requirements reach their seasonal peak during the first quarter due primarily to increased accounts receivable.

Backlog

   At July 3, 1999, Woods had unfilled whole goods orders of approximately $5.2 million compared to approximately $10.0 million at June 27, 1998. This decrease in backlog is primarily the result of a eight day decrease in Woods' order-to-delivery time from 22 days in 1997 to 14 days in 1998. The amount of unfilled orders at a particular time is affected by a number of factors, including the scheduling of the manufacturing and shipping of the product which in most cases is dependent on pre-season sales programs at Woods and the needs of the customer. Orders generally are subject to cancellation at any time before shipment, and, therefore, a comparison of unfilled orders from period to period may not be meaningful or indicative of eventual shipments.

Liquidity and Capital Resources

   Woods' principal sources of cash during the six months ended July 3, 1999 and fiscal years ended January 2, 1998, December 27, 1997 and December 28, 1996 were from operations and borrowings under existing credit facilities. Cash generated from operating activities during such periods was $5.6 million, $3.8 million, $7.0 million and $11.2 million, respectively.

   On October 31, 1997, Woods acquired Wain-Roy for approximately $19.2 million in cash, including the fees and expenses of the acquisition. The purchase price was funded through borrowings under a new senior credit facility, which provided for revolving credit borrowings of up to $40.0 million, subject to a borrowing base, and term loans of $50.0 million.

   Capital expenditures for the six months ended July 3, 1999, and fiscal years ended January 2, 1999, December 27, 1997 and December 28, 1996 amounted to $2.6 million, $3.2 million, $4.7 million and $4.7 million, respectively. Capital expenditures for all these periods were used to purchase additional equipment and tooling. Woods intends to make capital expenditures of $7.3 million in the remainder of 1999 primarily for capacity expansion at certain facilities and information technology upgrades.

   On August 7, 1998, Parent completed the recapitalization. Woods used $155.0 million to complete the recapitalization, including the payment of related fees and expenses. The recapitalization was financed through:

  . borrowings of approximately $85.0 million under a new $110 million multi-tranche senior secured credit facility;

  . borrowings of $25.0 million under a subordinated bridge loan provided by MDCP;

  . the assumption of approximately $5.8 million of existing indebtedness of Woods;

  . an equity investment of approximately $39.8 million in Parent by MDCP, senior management and certain other investors; and

  . cash on hand of approximately $1.7 million.

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

   As of July 3, 1999, Woods had no outstanding revolving credit borrowings, seller notes of $4.5 million, $84.6 million of term loan borrowings and a subordinated bridge loan of $27.4 million. See "Certain Relationships and Related Transactions."

   At various points in time during 1998, 1997 and 1996, Woods was briefly in default of certain restrictive covenants under its senior credit facility and obtained appropriate waivers or amendments to the respective debt agreements.

   Woods used the proceeds from the initial offerings, together with the new equity investment by MDCP, borrowings under the senior credit facility and cash on hand of approximately $5.0 million, to repay approximately $111.5 million of its existing indebtedness, to finance the Acquisitions and to pay the related fees and expenses. See "Use of Proceeds."

   The Acquisitions and the initial offerings had a significant impact on the capitalization of Woods. At July 3, 1999, the pro forma indebtedness of Woods would have been $175.4 million compared to $114.8 million for Woods on a stand-alone basis at that date.

   In connection with the initial offerings, WEC amended and restated its existing senior credit facility. The new senior credit facility provides a $40.0 million revolving line of credit, all of which is undrawn and available. The senior credit facility will mature on July 31, 2004. Interest on revolving loans under the senior credit facility will bear interest at rates based upon federal or Eurodollar rates plus an applicable margin. All borrowings under the senior credit facility will be guaranteed by Parent and will be secured by substantially all of the assets of WEC. See "Risk Factors--Substantial Leverage; Ability to Service Debt," "--Substantial Restrictions and Covenants" and "Description of Other Financing Arrangements--Senior Credit Facility."

   Woods anticipates that its principal use of cash will be working capital requirements, debt service requirements and capital expenditures. Based upon current and anticipated levels of operations, Woods believes that its cash flow from operations, together with amounts available under the senior credit facility, will be adequate to meet its anticipated requirements. We cannot assure you, however, that our business will continue to generate sufficient cash flow from operations in the future to service our debt, and we may be required to refinance all or a portion of our existing debt or to obtain additional financing. These increased borrowings may result in higher interest payments. In addition, there can be no assurance that any such refinancing would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a negative impact on us.

Market Risk

   We are exposed to market risks relating to changes in interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes. We enter into financial instruments to manage and reduce the impact of changes in interest rates. The counterparties are major financial institutions.

   We manage our interest rate risk by balancing the amount of our fixed and variable debt. For fixed rate debt, interest rate changes affect the fair market value of such debt but do not impact earnings or cash flows. Conversely for variable rate debt, interest rate changes generally do not affect the fair market value of such debt but do impact future earnings and cash flows, assuming other factors are held constant. At July 3, 1999, we had variable rate debt of $110.3 million.

Inflation

   We believe that inflation generally has not had a material impact on our operations or liquidity to date.

Year 2000 Compliance

   Introduction. Over the next few months, most large companies will face a potentially serious information systems problem because many software applications and operational programs written in the past may not properly recognize calendar dates beginning in the year 2000. This problem could force information systems to either shut down or provide incorrect data or information. Woods began the process of identifying the necessary changes to its computer programs and hardware as well as assessing the progress of its significant vendors in their remediation efforts in 1998. The discussion below details the efforts of Woods to ensure Year 2000 compliance.

   State of Readiness. Woods has identified and evaluated the readiness of its internal and third party information technology and non-information technology systems which, if not Year 2000 compliant, could have a direct major impact to Woods. This evaluation focused on the following areas: (1) Woods' accounting and financial reporting system, (2) Woods' systems used in its manufacturing and engineering activities, (3) the systems of third party vendors which supply raw materials to Woods, and (4) the systems of its dealers used for tracking inventory levels.

   Woods' accounting and financial reporting system has already been upgraded with the provider's latest release which is certified to be Year 2000 compliant. In addition, Woods believes that its systems used in its manufacturing and engineering activities are Year 2000 compliant.

   Woods has also assessed the state of readiness of its major servers and shared hardware devices. It has determined that its hardware systems are either already Year 2000 compliant or can be made so through upgrades of operating system software. Where necessary, these upgrades will be completed by mid-year 1999.

   Based on its assessment and its vendors' representations, Woods believes that the systems of its significant third party vendors are already Year 2000 compliant.

   Year 2000 Costs. In fiscal 1998, Woods expensed approximately $130,000 on the assessment and evaluation phase of its Year 2000 initiatives and estimates that it will expense approximately $150,000 in fiscal 1999 to complete the remediation efforts. These efforts have been, and are expected to continue to be, funded through cash from operations. The Year 2000 compliance project has not resulted in the deferral of any significant information systems initiatives by Woods.

   Risks from Year 2000 Issues. Woods believes the greatest year 2000 compliance risk, in terms of magnitude of risk, is that the computer systems of its major third party vendors could be interrupted for a period of time. Other than representations made by the vendors, the Company is unable to predict the likelihood of this risk occurring. Any significant interruption of raw materials as a result of a Year 2000 problem could have a material adverse effect on Woods' results of operations, liquidity or financial condition.

   Contingency Plans. At this time, Woods fully expects to be Year 2000 compliant and is satisfied that its significant vendors are already compliant. As such, Woods has not developed any specific contingency plan in the event it fails to complete its Year 2000 projects.

New Accounting Pronouncements

   In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and for Hedging Activities ("Statement 133"). Statement 133 is effective for years beginning after June 15, 1999. Statement 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. Management does not anticipate that the adoption of Statement 133 will have a material impact on its financial position or the results of its operations.

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

                                    BUSINESS

Our Business

   Woods is a leading manufacturer of attachments for a variety of mowing, cutting and clearing, construction, material handling, landscaping and grounds maintenance applications. In July 1999, Woods acquired three separate businesses:

  . TISCO--one of the leading independent distributors of replacement parts in the United States primarily for tractors over ten years old;

  . Central Fabricators--one of the leading independent manufacturers of pin-on excavator buckets for the U.S. construction industry; and

  . Alitec Attachments Division--a manufacturer of patented hydraulic powered attachments for the rapidly growing U.S. skid steer market.

   As a result of these acquisitions, Woods enhanced its position as one of the largest independent attachments manufacturers in the United States as well as gained a new platform in the replacement parts business for tractors.

   Woods is managed by Thomas J. Laird and his executive management team. Mr. Laird joined Woods in 1993 and has assembled an executive management team with significant manufacturing and industry experience. Since 1993, Woods' executive management team has transformed Woods from a manufacturer of niche agricultural and landscaping products into a leading, diversified attachments manufacturer through the successful introduction of new products and implementation of a strategic acquisition program. From 1993 to 1998, Woods has completed and fully integrated seven acquisitions. As a result of such acquisitions and new product introductions, Woods' sales have increased from $57.6 million in 1992 to approximately $154.7 million in 1998, representing a compound annual growth rate of approximately 21.8%. In addition to increasing sales, Woods' executive management team has also been successful in improving Woods' manufacturing processes by implementing new operating procedures designed to increase productivity, shorten manufacturing lead times and reduce costs and inventory levels. As a result of the implementation of these operating procedures, Woods generated approximately $22.0 million in cash through increasing its inventory turns from 2.6 times in 1993 to 5.3 times in 1998.

   Woods' products are used in a variety of applications to enhance the productivity and versatility of prime movers, which include tractors, excavators, tractor loader backhoes and skid steers. Our products include rotary cutting and finish mowing attachments, front end loaders, backhoes, coupler systems, buckets, scrapers and other implements. We also offer a full line of replacement parts for our increasing installed base of attachments as well as replacement parts for tractors. The average lifespan of our attachments range from one to five years due to the severe and wearing nature of the applications for which they are used. In most instances, a prime mover will be used for several different types of applications, each of which requires a separate attachment. For example, a prime mover can be used in conjunction with a mower, front end loader, backhoe or scraper, depending on the desired application. Most of our products range in price from $1,000 to $10,000. Our products are sold through our large and extensive dealer network and directly to original equipment manufacturers. Our products are used by a variety of end-users, including construction companies and contractors, utility contractors, landscaping and groundscare companies, farmers, ranchers, homeowners and governmental agencies. No single customer accounted for more than 3% of our pro forma net sales in 1998.

   We sell our products to end-users located primarily in the United States. The attachments market in the United States is very large and fragmented. We believe the market for attachments in the United States had sales in excess of $4.0 billion in 1998 and historically has grown at a rate of 2% to 4% annually. With the acquisition of TISCO, we also operate in the $8 billion capital equipment replacement parts market in the United States. For the most part, the U.S. attachments and replacement parts markets are comprised of several hundred small, regional manufacturers and distributors that offer a limited number of products as well as a small number of national and international companies that offer a broad range of products. In recent years, there has been a trend towards consolidation among attachments manufacturers and parts suppliers in order to achieve operating efficiencies and to better serve the needs of their end-users. Similarly, there has been significant consolidation among dealers, who are increasingly seeking suppliers, such as our company, who are able to offer broad product lines, national distribution capabilities, innovative products and reliable service.

Acquisition Rationale

   We believe that the acquisition of TISCO, Central Fabricators and the Alitec Attachments Division will provide us with several strategic benefits, including the following:

   Expanded Product Offering. The acquisition of Central Fabricators will significantly expand our construction buckets product offerings. In addition, we will substantially increase our replacement parts business through the acquisition of TISCO, which will provide us a new platform for growth in the $8 billion capital equipment replacement parts market.

   Increased Distribution Capabilities and Cross Selling Opportunities. We believe the acquisitions will provide us with significant cross-selling opportunities and distribution capabilities. For example, TISCO provides us with five additional distribution centers and the marketing and logistical capability to deliver on a national basis small product quantities within 24 hours. In addition, TISCO has not yet penetrated the construction market where Woods has approximately 1,100 dealers. Furthermore, Central Fabricators' dealers are heavily concentrated in Wisconsin, Illinois and Michigan and will benefit from Woods' national dealer network.

   Improved Relationships with Original Equipment Manufacturers. In most cases, new prime movers are shipped and sold with attachments. As a result, relationships with original equipment manufacturers provide a valuable source of demand as well as insight into their new designs and end user preferences. Currently, Woods sells approximately 8% of its products directly to original equipment manufacturers compared to approximately 54% for Central Fabricators. We believe that Central Fabricators' established relationships will allow Woods to better penetrate the original equipment manufacturer market with its existing product lines.

   Anticipated Cost Savings. We believe that the Acquisitions will provide us with a number of opportunities to reduce costs and improve operational efficiency. In total, we expect over $6.5 million of annual cost savings to be realized in the next three years through a combination of:

  . the elimination of redundant selling, administrative and marketing functions;

  . reduced transportation and distribution costs; and

  . elimination of duplicate executive management positions.

   In addition, we expect to realize additional cost savings and working capital reductions through the implementation of continuous flow manufacturing at Central Fabricators.

   Leverage Complementary Technology. We believe that we can improve certain of Central Fabricators' products by utilizing certain of Woods' patented value added features, such as those features found in Woods' coupler system, which allows the user to change attachments without leaving the cab of the prime mover.

Competitive Strengths

   We believe that our success is attributable to the following competitive strengths:

   Proven Management Team with Significant Industry and Operational
Experience. Woods is operated under the leadership of Thomas J. Laird. Mr. Laird joined Woods in 1993 and has over 25 years of manufacturing, marketing and general management experience, including 21 years of experience at General Electric Company. The eight member senior management team assembled at Woods by Mr. Laird has over 150 years of combined manufacturing and industry experience from world-class manufacturing companies, including GE, New Holland, Newell, IBM and Kubota. Since 1993, Woods' management team has transformed Woods from a manufacturer of niche agricultural and landscaping products into a leading, diversified attachments manufacturer through the successful introduction of new products and implementation of a strategic acquisition program. We also expect to benefit from the significant operational experience of the management teams of TISCO and Central Fabricators. Our management team currently owns approximately 8% of our common stock.

   Strong Operational Focus. Woods' management is focused on improving profitability through a Total Cost Productivity program designed to achieve continuous productivity gains, shorten manufacturing lead times and reduce costs and inventory levels. In 1995, as part of the Total Cost Productivity program, Woods began to implement continuous flow manufacturing and total quality management techniques at certain of its manufacturing facilities. To date, Woods has implemented continuous flow manufacturing and total quality management at three of its facilities. As a result of these techniques, Woods has successfully decreased its overall working capital requirements by increasing inventory turnover from 2.6 times in 1993 to 5.3 times in 1998 and reducing order-to-delivery times from 35 days to 16 days over the same period. While the implementation costs and realizable savings from continuous flow manufacturing and total quality management will vary from plant-to-plant, at its Sioux Falls facility, which generated approximately $12.9 million in net sales in 1998, Woods has permanently reduced its manufacturing and operating costs by $1.5 million per year, increased sales per employee three-fold to $119,000, increased inventory turns from 1.4 times to 5.7 times per year and reduced required square footage by approximately 23%.

   Extensive Distribution Network. Our extensive dealer network provides geographical and customer diversification and facilitates the successful introduction of new products and the cross-selling of acquired product lines. Our distribution network includes dealers that have affiliations with all the principal original equipment manufacturers of prime movers, such as New Holland, Deere, Case, AGCO, Ingersoll-Rand, which is the manufacturer of the Bobcat brand of skid steer, Caterpillar and Kubota, as well as a number of independent dealers. As an independent attachments manufacturer, we believe that we are able to distribute our products through a larger network of dealers than our prime mover original equipment manufacturers competitors, which are generally restricted from distributing their products through other original equipment manufacturer-affiliated dealers.

   Strong Brand Recognition and Product Breadth. Woods' well-known brands include Woods(R), Wain-Roy(R), Gannon(R), Alloway(R) and Gill(R). Management believes that Woods has the most comprehensive product line of tractor-mounted attachments in the industry with 24 product categories. Our recent acquisitions have provided us with a number of additional well-known brands, including Central Fabricators(R), Tru-Part(R), TRU-POWER(R), TISCO(R) and CALCO(R). In addition, the acquisition of TISCO has provided us with a new platform in the replacement parts business for tractors.

   Versatile Mounting Systems. Woods has developed a large number of mounting systems that enable their products to be attached to all of the major brands of prime movers. For example, Woods' mounting systems enable its front end loaders to be attached to approximately 317 tractor models and its backhoes to be attached to 243 tractor models. In addition, these mounting systems permit Woods' products to be attached to several types of prime movers. For example, Woods' Groundbreaker(R) backhoe can be attached to a compact tractor, a skid steer or trencher using different mounting systems. We believe that these mounting systems create customer loyalty as end-users are reluctant to purchase attachments from other manufacturers because doing so would also require the purchase of a new mounting system at an additional cost. In addition, through its acquisition of Wain-Roy, Woods gained access to Wain-Roy(R)'s unique coupler system, which enables users to quickly and safely change attachments to large excavators or tractor loader backhoes without leaving the cab of the prime mover.

   Successful New Product Introductions. Woods has a successful product development record and a strong research and development team. Over the last four years, Woods has made substantial investments to support new product development, including the purchase of 3-D solid modeling and CAD-CAM systems to facilitate product design and the implementation of finite element analysis testing for proposed prototypes. Woods' 37 engineering professionals in design, testing and new product support have introduced over 90 new products since 1993, which accounted for approximately $31.8 million, or 20.6% of Woods' net sales in 1998. TISCO and Central Fabricators also have a history of successful product introductions and Central Fabricators employs 9 professionals in its engineering department.

   Acquisition Integration Capability. From 1993 to 1998, Woods' management team has successfully integrated seven strategic acquisitions. With these acquisitions, Woods has increased and leveraged its existing distribution network, eliminated redundant corporate functions, increased sales and reduced costs. For example, in connection with Woods' acquisition of Du-Al Manufacturing Company in September 1993, Woods has almost tripled sales of Du-Al's products and improved its EBITDA margin from 10.2% in 1993 to 16.1% in 1998. Over the last five years, Woods' management increased Woods' product categories from 7 to 24 through new product introductions and strategic acquisitions.

Growth Strategy

   Our strategy is to increase market share and profitability through the following initiatives:

   Capitalize on the Anticipated Benefits of the Acquisitions. Management believes that the combination of Woods, TISCO, Central Fabricators and the Alitec Attachments Division will provide several strategic benefits, including:

  . expanded product offerings;

  . increased distribution capabilities and cross-selling opportunities;

  . improved OEM relationships;

  . anticipated cost savings; and

  . leverage complementary technology.

  In addition, TISCO's strategy will focus on three additional growth initiatives:

  . increasing sales directly to the end user through promotional marketing and the Internet;

  . focusing on the construction, grounds maintenance and roadside maintenance markets, all of which are not currently served by TISCO; and

  . relocating up to two additional distribution facilities to better serve the U.S. market.

   Continue to Implement Total Cost Productivity Initiatives. We intend to continue to implement our Total Cost Productivity program in an effort to become the lowest cost producer of attachments in each of our product categories. Continuous flow manufacturing and total quality management are important components of our strategy to improve productivity, shorten manufacturing lead times and reduce costs and inventory levels. Woods has successfully introduced continuous flow manufacturing and total quality management at certain of its facilities, which has increased inventory turnover from 2.6 times in 1993 to 5.3 times in 1998 and reduced order-to-delivery times from 35 days to 16 days over the same period. Management expects that continuous flow manufacturing and total quality management will be implemented at the acquired facilities over the next 12 to 18 months and that all of our facilities will be utilizing these techniques by 2001.

   Develop New and Enhance Existing Products. Management believes it can continue to generate internal growth and increase our overall market share through product innovation and new product development. We work closely with dealers and customers to identify customer needs and product opportunities. Management believes that our engineering department of 46 professionals provides us with the design, product development and technical expertise needed to continue to successfully introduce new products and product improvements. Woods expects to introduce several new products in the next 12 to 18 months, including a completely re-engineered line of front end loaders, a new patented coupler system and a new line of construction buckets. TISCO typically introduces over 1,000 new and replacement products each year to its replacement parts product offering.

   Increase Depth of Product Penetration at Dealers. Woods is currently in the process of reducing the size of its dealer network from approximately 4,000 to under 3,000. The remaining dealers will represent those with greater than $25,000 in annual sales of Woods' products. We believe our remaining dealers will carry

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

more of our products because they will be the predominant Woods dealer in their county and we will be able to provide them with additional marketing and logistical support. In addition, we should be able to achieve transportation cost savings by increasing delivery sizes and reducing the number of absolute deliveries. A similar dealer rationalization initiative is also under way at TISCO, in addition to its focus on other emerging distribution channels, such as the Internet and national farm supply retailers.

   Acquire Complementary Businesses. Management believes that it can continue to expand our product offerings, further expand our dealer network and supplement our internal growth through strategic acquisitions. In pursuing our acquisition strategy, we intend to focus our efforts on acquiring businesses with product lines that can be sold through our extensive dealer network. Management believes that the highly fragmented nature of the U.S. attachments industry provides a favorable environment for such acquisitions and the continued success of our consolidation efforts. Additionally, with the TISCO acquisition we will have a new operating platform in the $8 billion capital equipment replacement parts market, which, like the attachments market, is highly fragmented.

Industry Overview

   The attachments industry generally encompasses products used in a broad range of residential, commercial, industrial, governmental and agricultural applications to enable end users to significantly enhance the productivity and flexibility of their prime movers, which include tractors, excavators, tractor loader backhoes and skid steers. These products are attached to prime movers in order to complete a variety of applications including mowing, cutting, clearing, material handling and landscaping as well as the preparation of ground surfaces for the agricultural and construction industries. While their respective life cycles vary, attachments tend to be used as consumables with a usable life of approximately one to five years due to the severe and wearing nature of the applications for which they are used. Attachments are used by a wide variety of end-users, including construction companies and contractors, utility contractors, landscaping and groundscare companies, farmers, ranchers, homeowners and governmental agencies.

   Our products are sold to end-users located primarily in the United States. The attachments market in the United States is very large and fragmented. We believe the U.S. attachments market had sales in excess of $4.0 billion in 1998 and historically has grown at a rate of 2% to 4% annually. We believe that the U.S. market for replacement parts for capital equipment was approximately $8 billion in 1998. For the most part, the U.S. attachments and replacement parts market are comprised of several hundred small, regional manufacturers and distributors that offer a limited number of products as well as a small number of national and international companies that offer a broad range of products. In recent years, there has been a trend towards consolidation among attachments manufacturers and parts suppliers in order to achieve operating efficiencies and to better serve the needs of their end-users. Similarly, there has been significant consolidation among attachment dealers, who are increasingly seeking suppliers, such as Woods, who are able to offer broad product lines, innovative products, national distribution capabilities and reliable service.

   The market for our products can generally be divided into six categories delineated by the end-use of the product. The following table identifies these end-use categories as well as the percentage of net sales in 1998 to each category by Woods, TISCO, Central Fabricators, the Alitec Attachments Division and Woods on a pro forma basis:

                                                Fiscal Year 1998
                                    -------------------------------------------
                                                                Alitec
                                                    Central   Attachments  Pro
   Description of End-Use           Woods  TISCO  Fabricators  Division   Forma
   ----------------------           -----  -----  ----------- ----------- -----
   Replacement parts..............   13.9% 100.0%      8.7%        1.0%   35.8%
   Construction and utility.......   21.3    --       91.3        99.0%   24.8%
   Grounds maintenance............   29.9    --        --          --     18.2%
   General purpose maintenance
    (agricultural)................   17.3    --        --          --     10.5%
   Roadside maintenance (primarily
    governmental).................   13.7    --        --          --      8.3%
   Specialty agricultural.........    3.9    --        --          --      2.4%
                                    -----  -----     -----       -----    -----
     Total........................  100.0% 100.0%    100.0%      100.0%   100.0%
                                    =====  =====     =====       =====    =====

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

   Set forth below is a brief overview of each of these product categories and the factors which we believe generally influence the demand for such products.

   Replacement Parts. Replacement parts are sold to end-users across all of our other product categories. A significant portion of our existing replacement parts are sold to end-users in the roadside maintenance market due to the intensive use of such attachments. TISCO's replacement parts are predominantly sold for use on tractors, and they provide a platform for Woods to enter the $8 billion market for capital equipment replacement parts in the United States. Approximately 55% of this market is currently served by original equipment manufacturers, with the remainder being served by co-operative organizations and companies similar to TISCO who specialize in replacement parts. Demand for replacement parts is generally not subject to significant fluctuations due to the required nature of their uses and the low average cost as compared to the total cost of a prime mover.

   Construction and Utility. The end-users in this product category generally include construction companies and utility contractors. Demand for these products is closely correlated to the overall demand for construction equipment, which is driven by several factors, including general economic conditions, interest rates, weather conditions and governmental spending. The construction industry has exhibited strong growth in recent years in response to a strong overall economy and a relatively favorable interest rate environment. Since 1992, the total domestic construction machinery market has increased at a compound annual growth rate of 6.6% annually to an estimated $568 billion in 1998. This market is also expected to benefit from the recently enacted Transportation Equity Act, which appropriates $216 billion over the next six years to finance the repair and new construction of roads, mass transit, bridges, bike paths and other infrastructure in the United States. The Transportation Equity Act increases national construction spending by approximately 44% from current levels over the next six years. The acquisition of Central Fabricators increases our presence in the U.S. excavator bucket market, which in 1998 totaled approximately 17,500 units, almost double from 8,900 units sold in 1993.

   Grounds Maintenance. This product category includes attachments used to maintain the grounds surrounding industrial and office parks, large estates, resort complexes, universities, golf courses and individual homes. In general, the demand for these products is dependent upon a variety of conditions, including general economic conditions, consumer spending patterns, weather conditions as well as state and municipal government spending. In recent years, the overall demand for these products has increased due to the increasing number of second and larger homes, and the growth in disposable income, dual career households and the outsourcing of traditional domestic tasks. Domestic shipments of grounds and turf equipment, as measured by the U.S. Census Bureau, have grown at a compound annual growth rate of 5.1% since 1990 to $20.7 billion in 1997.

   General Purpose Maintenance. The end-users in this product category are predominantly farmers and ranchers, who use these products for applications associated with general maintenance activities, including mowing, material handling and optimizing the productivity of their land. Unlike the demand for the speciality agricultural products, which is influenced by the conditions in the agricultural industry, the demand for attachments used for general purpose maintenance, such as rotary cutters, backhoes, front end loaders and post hole diggers, tends not to be directly influenced by this industry due to the type of applications for which these products are used. We believe that farmers and ranchers continue to purchase these types of products regardless of the conditions in the agricultural industry due to the importance of maintaining the productivity of their land.

   Roadside Maintenance. The end-users in this product category are predominantly federal, state and local government agencies in the United States. In general, demand for roadside maintenance attachments is strongly influenced by overall levels of governmental spending.


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

   Specialty Agricultural. The end-users in this product category are predominantly farmers and ranchers, who use these products principally in the planting, cultivating and harvesting of their crops. The demand for these products closely correlates to the demand for agricultural equipment in general, which is influenced by a number of factors, including total farm cash receipts, acreage under crop or livestock, crop yields, government programs, general economic conditions, interest rates, weather and technological trends in agriculture.

   When compared to prime mover original equipment manufacturers, we believe that the overall demand for our products is relatively stable and is not dependent to any significant degree on the business cycle of any single industry. We attribute this relative stability to:

  . the diversity and balance of the end-users and applications of our products;

  . the required maintenance and ground engaging nature of our product applications, which limits the end-user's ability to defer purchases and encourages ongoing replacement;

  . our large and geographically diverse customer base;

  . the relative low cost of our products as compared to the cost of a prime mover; and

  . our significant replacement parts business.

Background

   Woods is a successor to a business founded in 1947. Parent and WEC were organized in January 1993 for the purpose of acquiring substantially all of the assets and business of the Woods Division of Fiatallis North America, Inc. From 1993 to 1998, Woods has successfully completed and fully integrated seven strategic acquisitions:

   Du-AL Manufacturing. In September 1993, Woods acquired the assets and business of Du-Al Manufacturing Company for approximately $6.4 million and the assumption of certain liabilities. Du-Al was a manufacturer of tractor-mounted front end loaders. Through the acquisition of Du-Al, Woods expanded its product offerings and dealer network in the upper Midwest and achieved significant cost savings and efficiencies by consolidating Du-Al's sales force, customer service, marketing, employee benefits and certain manufacturing activities in Woods' headquarters.

   Gannon Manufacturing. In July 1994, Woods acquired Gannon Manufacturing Co. for approximately $12.8 million. Gannon was a manufacturer of scrapers, pin-on backhoe buckets, excavator buckets and multi-purpose loader buckets. The acquisition of Gannon expanded Woods' product offerings by adding products used primarily in construction applications and strengthened its dealer network in the western and southwestern regions of the United States.

   Alloway Manufacturing. In November 1994, Woods acquired Alloway Manufacturing Co. for approximately $8.7 million. Alloway was a manufacturer of tractor-mounted flail shredders, cultivators, sugar beet defoliators and snow blowers. The acquisition of Alloway:

  . added flail cutting technology to complement Woods' rotary cutter technology;

  . further broadened Woods' product offerings by adding speciality agricultural products; and

  . expanded Woods' dealer network to include dealers focused on the speciality agricultural market.

   Gill Manufacturing. In July 1995, Woods acquired Gill Manufacturing Co., L.P. for approximately $3.0 million. Gill was a manufacturer of landscape blades, scrapers, pulverizers, turf renovators, construction backhoes and skid steer buckets for landscaping applications. The acquisition of Gill:

  . added turf products to Woods' product offerings;

  . strengthened Woods' dealer network in the southeastern region of the United States; and

  . added a manufacturing facility located in the eastern portion of the United States.

   Beetec. In June 1996, Woods acquired Beetec L.L.C. for approximately $600,000. Beetec was a manufacturer of sugar beet harvesters and folding sugar beet defoliators. The acquisition of Beetec expanded Woods' sugar beet product offerings.

   Baerts Metal Products. In April 1997, Woods acquired Baerts Metal Products, Inc. for approximately $3.0 million. Baerts was a manufacturer of heavy duty excavator buckets, hydraulic thumbs, grapples and compactors. The acquisition of Baerts further broadened Woods' product line and strengthened Woods' dealer network in the Pacific Northwest.

   Wain-Roy. In October 1997, Woods acquired Wain-Roy, Inc. for approximately $19.2 million. Wain-Roy manufactures a unique coupler system, grapples and jaw and ripper buckets designed for use on heavy construction equipment. The acquisition of Wain-Roy expanded Woods' product offerings by adding heavy duty jaw and ripper buckets, added complementary coupler technology and strengthened Woods' dealer network by adding a significant number of construction dealers.

Recent Acquisitions

   In July 1999, Woods acquired TISCO, Central Fabricators and the Alitec Attachments Division. A brief description of each of these businesses is set forth below:

 TISCO

   TISCO is one of the largest independent distributors of agricultural equipment replacement parts in the United States. TISCO provides replacement parts to tractor and farm equipment end users through retail farm equipment dealers and OEM brands, including Allis Chalmers, Case, John Deere, Ford, International Harvester, Massey Ferguson, New Holland and all the brands associated with AGCO. TISCO has been operating since 1937 and has developed a strong reputation for integrity, high quality products and exceptional service. Many of TISCO's dealers have been customers for more than 40 years. TISCO focuses primarily on tractors, combines and other farm equipment that are ten years old or older because that is the primary usage period for replacement parts. TISCO is headquartered in St. Paul, Minnesota and operates five distribution centers across the U.S. During the twelve months ended May 21, 1999, TISCO had approximately $65.0 million in net sales and was purchased for approximately $37.2 million in cash plus noncompete payments of an aggregate of $0.5 million to its former owners to be made on a quarterly basis over a two year period.

   TISCO maintains an inventory of approximately 24,000 stock keeping units and introduces approximately 1,000 new and replacement stock keeping units each year. Currently, most major tractor OEMs provide a five year warranty on their new tractors and combines. As a result, TISCO does not introduce replacement parts for models that are still under warranty. TISCO focuses on providing replacement parts for tractors with less than 100 horsepower. Tractor models over 10 years old tend not to be a core focus of the major tractor original equipment manufacturers and as a result these markets are highly fragmented.

   TISCO presently serves approximately 9,500 dealers in the United States, of which 40% are affiliated with one of the four major tractor original equipment manufacturers, Deere, Case, New Holland and AGCO, and 60% are independent dealers selling non-major brand tractors and/or attachments, replacement parts and doing farm machinery repair work.

   TISCO's practice is to ship orders the same day as received. TISCO supports its business with 54 territory managers who live in selected territories across the U.S. and service dealers in their geographic territories. TISCO also has a telemarketing support system and can accept dealer orders by fax and via the Internet. In addition, TISCO has a five-man technical assistance center that provides advice at no charge to the dealer customers.

   TISCO does not manufacture its products. Instead, its products are manufactured and supplied by numerous third party manufacturers predominantly in North America and Asia. During the last twelve months ending May 21, 1999, no one supplier produced more than 3% of all the stock keeping units sold by TISCO.

 Central Fabricators

   Central Fabricators, headquartered in Schofield, Wisconsin and founded in 1967, is one of the leading manufacturers of pin-on excavator buckets for the U.S. construction industry. During the last twelve months ending June 30, 1999, Central Fabricators had approximately $22.4 million in sales and was purchased for approximately $29.3 million in cash, including the noncompete payments of $0.6 million.

   Central Fabricators sells predominantly excavator buckets with an average retail cost of approximately $3,350. Approximately 54% of these buckets are sold to OEMs, with the remainder being sold to dealers. Sales are administered through telemarketing and all products are manufactured at three facilities located in Wisconsin. Like Woods, Central Fabricators has focused on reducing its order-to-delivery times, which are currently approximately 12 days. Management believes that its low order-to-delivery time is a competitive advantage.

 Alitec Attachments Division

   Alitec, headquartered in Brownsburg, Indiana and founded in 1987, is a manufacturer of patented hydraulic powered attachments for the rapidly growing U.S. skid steer market. During the last twelve months ended June 30, 1999, the Alitec Attachments Division had approximately $9.1 million in sales and was purchased for approximately $11 million in cash. Approximately 55,000 skid steers were sold in the United States in 1998, up 16.5% per annum since 1992. The acquisition of Alitec provided us with a substantially larger range of skid steer attachments. Alitec's skid steer attachments include cold planers, vibratory rollers, augers, stump grinders, rock wheels and tillers. Substantially all of Alitec's attachments center around complex hydraulic products that are used in ground engaging applications. Due to the complexity of these products and the various patents protecting their design, we believe that there are few competitors to Alitec's products.

Products and Applications

   We sell our products under a variety of well-recognized brand names. The following table lists our brands used in each of the end-user categories we serve. Brand names that appear in bold are those that were acquired by Woods as a result of the Acquisitions.

Description of End-Use    Brand Names                    Representative End Users
----------------------    ------------------------------ ------------------------------
Replacement Parts         TISCO(R), Tru-Part(R),         All of the other end-users
                          TRU-POWER(R), CALCO(R),        listed in this table.
                          WoodsCare(R), all of the other
                          brands listed in this table
Construction and Utility  Woods(R), Gannon(R), Wain-     General and construction
                          Roy(R), GannonBMP, Central     contractors, utility
                          Fabricators(R)                 companies, government
                                                         contractors and industrial
                                                         manufacturing companies.
Grounds Maintenance       Woods(R), Gill(R), Alloway(R)  Homeowners, landscape and
                                                         mowing contractors, building
                                                         and snow removal contractors,
                                                         sod farms, cemeteries and golf
                                                         courses.
General Purpose           Woods(R), Alloway(R)           Farmers and ranchers for
 Maintenance                                             general ground maintenance
                                                         purposes.
Roadside Maintenance      Woods(R)                       State and local governments,
                                                         landscape and mowing
                                                         contractors and building and
                                                         snow removal contractors.
Specialty Agricultural    Woods(R), Alloway(R)           Farmers and ranchers.

   Woods organizes its operations according to its product lines, enabling it to focus a team of engineering, manufacturing, marketing and sales personnel on each component of its business. The product lines primarily consist of different types of attachments for prime movers manufactured by various original equipment manufacturers. These product lines can generally be grouped into the following general categories: replacement parts, buckets, finish mowers, flail mowers and rotary cutters, backhoes, front end loaders, agricultural equipment, couplers, parts and other products.

   The following table sets forth the percentage of sales derived from the sale of certain product lines in fiscal 1998:

                      Percentage of Sales by Product Line

                                              Fiscal Year 1998
                                -----------------------------------------------
                                                            Alitec
                                                Central   Attachments
   Product line                 Woods  TISCO  Fabricators  Division   Pro Forma
   ------------                 -----  -----  ----------- ----------- ---------
   Replacement Parts...........  13.9% 100.0%      9.6%        1.0%     35.8%
   Buckets.....................  18.4    --       90.4         --       19.4%
   Finish Mowers...............  20.4    --        --          --       12.5%
   Rotary Cutters and Flail
    Mowers.....................  16.5    --        --          --       10.0%
   Backhoes....................   9.6    --        --          --        5.9%
   Front End Loaders...........   8.3    --        --          --        5.1%
   Agricultural Equipment......   2.6    --        --          --        1.5%
   Couplers....................   2.5    --        --          --        1.5%
   Other.......................   7.8    --        --         99.0%      8.3%
                                -----  -----     -----       -----     ------
     Total..................... 100.0% 100.0%    100.0%      100.0%    100.0%
                                =====  =====     =====       =====     ======

   Set forth below is a brief description of each of Woods' principal product lines:

 Replacement Parts

   Historically, Woods replacement parts complemented its attachments business and have represented a source of consistent revenues and profits. For 1998, approximately 30% of Woods' replacement part sales were for its own products, including parts manufactured by Woods and parts manufactured to Woods' specifications by other manufacturers of replacement parts. Replacement parts and accessories are typically more profitable than sales of new equipment.

   Following the acquisition of TISCO, we will become a distributor of over 24,000 different replacement parts for tractors, usually over 10 years old. TISCO products are focused on high-wear components and TISCO provides a full range of replacement parts for brand name tractors such as Allis Chalmers, John Deere, Ford, Massey Ferguson, New Holland and White.

 Buckets

   Woods' bucket line includes material handling units for tractor loader backhoes, excavators and skid steers. This product line also includes attachments with related designs, such as jaws, rippers, industrial scrapers and certain multi-purpose attachments. The Gannon(R) line of attachments is focused on the smaller construction applications. The GannonBMP line and the Central Fabricators line are focused on hydraulic excavators and includes heavy-duty excavator buckets, bucket clamps and excavator mounted compaction equipment.

 Finish Mowers

   Finish mowers are used when a high-quality cut is desired. Our finish mower product line includes rearmount and undermount mowers as well as Turf-Batwings(R) and the Mow'n Machine line of riding mowers.

  . Rearmount mowers feature a hitch that allows the mower to be easily attached to and detached from the rear of a tractor. We offer both belt and gear drive versions of rearmount mowers, which feature heavy-duty gearboxes and industrial grade blade spindles.

  . Undermount mowers are mounted beneath the tractor, between the front and rear wheels. In general, undermount mowers provide a better quality cut than rearmount mowers because the cutting occurs before the large rear wheels of the tractor have traveled over the grass. We offer over 200 different mountings which allow its undermount mowers to be used on most new and used compact tractors. We believe we are one of the only manufacturers to offer a broad line of replacement undermount mowers that can be attached to tractors that are out of production.

  . Turf-Batwing(R) is a line of gang mowers, which consist of three rearmount mowers connected with a flexible frame, which will cut a swath ranging from twelve to seventeen feet. The flexible frame of the Turf-Batwing(R) mowers assures uniform mowing on both rolling and level terrain. The Turf-Batwing(R) gang mowers are designed to mow large areas requiring a high-quality cut.

  . Mow'n Machine riding mowers are a line of premium, self-propelled, zero-turn radius riding mowers sold under the tradename Mow'n Machine. These highly maneuverable, rear-engine riding mowers provide a manicured cut and, unlike our attachment products, are self-propelled units with a gasoline or diesel engine. We currently offer nine models of the Mow'n Machine, all of which are manufactured under contract for us by an unrelated third party. We also sell a line of accessories for the Mow'n Machine, including mulching decks, sweepers, snow blowers and snowplows, all of which are manufactured for us by unrelated third parties. See "-- Suppliers."

 Rotary Cutters and Flail Mowers

   Rotary Cutters. Rotary cutters are typically used in high-volume applications where the finish of the cut is relatively unimportant. Rotary cutters use fixed or free-swinging blades that are attached to a horizontal, rotating blade carrier. Rotary cutters are more popular than other types of tractor-mounted cutters, and are generally less expensive to maintain than flail mowers. Cutting widths range from four to twenty feet on mechanical rotary cutters and from five to fifteen feet on hydraulic cutters. We manufacture four principal types of rotary cutters: Batwing(R), single spindle, multi-spindle and ditchbank rotary cutters.

  . Batwing(R) mowers are large rotary cutters featuring a central cutting section and two hinged wing sections with overall cutting widths of ten to twenty feet. The hinged wing sections on the Batwing(R) cutters enable the housing to flex, assuring uniform mowing on both rolling and level terrain and enabling the end-user to transport the cutter more easily on highways. During use, the Batwing(R) utilizes constant velocity drivelines and gearboxes to maintain a constant horsepower rating for uniform clearing of brush up to 3 1/2 inches in diameter.

  . Single spindle rotary cutters have one pair of blades, feature heavy-duty gear drives, and can clear light vegetation.

  . Multi-spindle cutters have two or three pairs of blades and are generally designed for large area mowing and clearing, such as industrial parks, airports, agricultural fields, pastures and orchards.

  . Ditchbank rotary cutters are designed to maintain roadside ditches, drainage ditches, catfish farms and difficult to access road shoulders. These cutters can be angled off the side of a prime mover from 90 degrees straight up an embankment to 90 degrees straight down a ditch. Ditchbank cutters feature belt, mechanical or hydraulic drives and can be attached to the three point hitch of a tractor.

   Flail Mowers. Most flail mowers are purchased for use in high-volume, intensive-use mowing applications. Flail mowers have a rotor shaft parallel to the ground which has multiple sets of blades attached in a free swinging manner. As the rotor shaft turns, the cutting blades rotate perpendicular to the cutting surface delivering a consistent fine cut. The design of a flail mower generally makes it more expensive to purchase and maintain than a rotary mower. End-users of flail mowers prefer them because they deliver a finer cut, distribute cuttings more evenly and have superior mulching action. In addition, the perpendicular cutting motion of the flail mower deflects debris in a mulching action making it generally safer than other types of mowers and thus more popular for use in urban and congested areas. Mechanical flail mowers are sold with cutting widths of between three and eight feet and hydraulic flail mowers are sold with cutting widths of between four and twenty-one feet.

 Backhoes

   Our line of hydraulic backhoes are used in numerous applications, including light construction and general grounds maintenance. Our backhoes can be attached to approximately 243 of the models of tractors manufactured since 1990. Several of our backhoes can also be attached to skid steers.

 Front End Loaders

   We offer a line of twelve different models of tractor-mounted front end loaders designed for tractors ranging from 11 to 200 horsepower. Loaders are used in a wide range of applications, including farmstead maintenance, landscaping, snow removal, care of livestock and other general grounds maintenance. We offer approximately 317 mounting systems which enables its loaders to be attached to a majority of the tractors manufactured since 1990, including models produced by all major original equipment manufacturers. We also manufacture mountings systems for numerous tractor models that are out-of-production, while original equipment manufacturers generally do not offer mounting systems for out-of-production tractors.

 Agricultural Equipment

   We design, manufacture and sell a broad line of tractor-mounted equipment to serve the needs of the sugar beet industry, including a precise, narrow-row cultivator, two types of sugar beet defoliators (rigid and folding), which remove the vegetation from the beet prior to harvest, and a sugar beet harvester.

 Couplers

   This product line includes backhoe couplers, excavator couplers, swingers and hydraulic clamps, or "thumbs." These attachments, which are sold under the Gannon(R), GannonBMP and Wain-Roy(R) brand names, are useful for a variety of applications, including forestry and debris clearing. With the acquisition of Wain-Roy in October 1997, we expanded this product line to include an innovative coupler system that utilizes a "quick change" tool hitch. Recent refinements of this coupler system allow the changing of buckets, jaws, grapples and other attachments without requiring the operator to leave the cab of the prime mover.

 Other Products

   In addition to the product lines mentioned above, we also produce industrial grading scrapers, landscape rakes, tillers and other tillage attachments, snowblowers, post hole diggers, box blades and other attachment products.

Customers

   We market and distribute our products to end-users through one of the attachments industry's largest dealer networks in the United States. We believe that our national dealer network provides an efficient platform through which we can expand the distribution of products from acquired regional attachment manufacturers. Additionally, we believe that our dealer network provides a significant competitive advantage by allowing us to support a large direct factory sales force, effective marketing programs and a highly trained staff of dealer service representatives. Management is committed to strengthening its relationships with dealers through continued sales and aftermarket support and by offering a broader product line resulting from new product introductions and strategic acquisitions.

   Unlike many of our smaller competitors, we are not dependent upon any one geographic area. Management expects that our sales base will become even more geographically diverse as we continue to diversify our product offering through new product introductions and additional strategic acquisitions. Currently, we sell our products into eight major geographic regions in the United States. The following table identifies each of these geographic regions as well as the percentage of net sales in 1998 to each region by Woods, TISCO, Central Fabricators and Woods on a pro forma basis:

                     Percent of Sales by Geographic Region

                                                   Fiscal Year 1998 (1)
                                             -----------------------------------
                                                             Central
Region                                       Woods  TISCO  Fabricators Pro Forma
------                                       -----  -----  ----------- ---------
Northeast...................................  16.5%   7.5%      -- %      13.3%
Southeast...................................  12.7   13.4      16.5       13.1
South Central...............................  12.5   14.6      11.3       13.0
Lakes.......................................  16.3   12.0      16.5       15.1
Upper Mid West..............................   8.2    9.5      22.0        9.1
Central Mid West............................  11.6   12.0      11.0       11.7
Southern Mid West...........................   9.5   15.0       8.5       11.0
West........................................  12.7   16.0      14.2       13.7
                                             -----  -----     -----      -----
  Total..................................... 100.0% 100.0%    100.0%     100.0%
                                             =====  =====     =====      =====

--------
(1) Due to the large percentage of sales made by the Alitec Attachments Division to original equipment manufacturers, it is not meaningful to segment its sales by geographic region.

   Attachments are sold primarily by construction, commercial, agricultural and outdoor power equipment dealers that sell prime movers and other equipment produced by the major original equipment manufacturers. Our distribution network includes dealers that have affiliations with all of the principal original equipment manufacturers of prime movers, such as New Holland, Deere, Case, AGCO, which manufactures the Massey Ferguson brand of prime mover, Ingersoll, which manufactures the Bobcat brand of skid steer, Caterpillar and Kubota. We also sell our products through a substantial number of independent dealers that are not affiliated with the major original equipment manufacturers of prime movers. Most dealers offer tractor and prime mover attachments from independent manufacturers which complement or compete with attachments sold by the major tractor and prime mover manufacturers. In most cases, dealers also offer products manufactured by our competitors.

   We support our dealers' efforts with national, regional and local advertising and participation in approximately a dozen major trade shows and exhibits annually in the United States. We advertise in trade journals and provide our dealers with sales support literature and other point-of-purchase material, in addition to running various merchandising and sales promotion programs. Dealers often jointly participate in regional and local advertising and sales promotion programs that we organize.

   As a result of the acquisition of Central Fabricators, we also sell our products directly to original equipment manufacturers. During 1998, original equipment manufacturers accounted for approximately 54% of Central Fabricators' net sales.

   There has been significant consolidation among attachment dealers over the last several decades. Management believes that the consolidation among dealers is a favorable trend for Woods as it looks to focus its sales efforts on the largest dealers. Larger dealers prefer a relationship with national attachment manufacturers that offer the benefits of brand identity, volume discounts, geographic coverage, warranty services and rapid delivery. We are well positioned to capitalize on this trend with our superior service, high order fill rates, quick delivery and brand strength, in conjunction with our ability to offer a broad range of products.

   Our sales are not dependent on any customer, specific dealer or group of dealers. Woods' top 20 customers accounted for 14% of its net sales for 1998 with no single dealer accounting for more than 3% of net sales.

TISCO's top 20 customers accounted for approximately 10% of its net sales for 1998 with no single dealer accounting for more than 0.3% of net sales. Central Fabricators' top 20 customers accounted for approximately 17% of its net sales for 1998 with no single dealer accounting for more than 3% of net sales.

   We sell our attachments to original equipment manufacturers based on a net price and to dealers based on a list price. Dealers may qualify for various levels of trade discounts to the list price depending upon the dollar volume of their purchases and the timing of their payment. In order to moderate the seasonality of our sales, we offer pre-season sales programs to dealers which provide for discounts on attachments purchased during off-season periods. We also offer cash discounts as part of these programs to encourage dealers to accelerate payment for its attachments. We do not provide our dealers with floor financing or return privileges.

Competition

   The attachment and replacement parts industries are highly competitive. Our products are sold in markets where the principal competitive factors are price, quality, service, brand name and product availability. We compete with the major original equipment manufacturers of prime movers as well as with several hundred companies producing one or more models of attachments. Some of these competitors are significantly larger than us and have substantially greater financial and other resources at their disposal. As an independent attachments manufacturer, we believe that we are able to distribute our products through a larger network of dealers than if we were a prime mover OEM, which are generally restricted from distributing their products through other OEM-affiliated dealers. Our principal competitors in the attachments market are Alamo Group Inc., Bush Hog, which is a division of Allied Products Corporation, Land Pride, which is a division of Great Plains Manufacturing Company, and Deere. Within the replacement parts markets, TISCO is one of the largest independent distributors in the United States. Other independent competitors include Heschel-Adams, SMA, Riverside, Shoup and Hy-Capacity.

   We believe that our ability to compete successfully in our markets is a result of containing our manufacturing costs, reducing shipping times to our dealers, offering high quality products, focusing purely on the attachment and replacement parts markets and designing and developing innovative products.

Product Development and Engineering

   Management believes that its ability to provide innovative responses to customer needs, to continue developing and manufacturing new products and to enhance its existing product lines is critical to our success. Consequently, our sales and design teams work closely with dealers and customers to identify customer needs and product opportunities. Once a new product opportunity is identified, our sales, marketing, engineering and manufacturing departments work together during the design, engineering and development process to ensure that new products meet both customer needs and our own internal rate of return thresholds.

   Woods develops all of its products to be compatible with the latest tractor designs and uses a sophisticated 3-D solid modeling CAD-CAM engineering and design system, extensive field testing and the evaluation of competitors' products to validate new products.

   Over the last three years, Woods expended approximately $10 million on engineering, research and new product development. Woods currently has 37 engineers in its facilities working on product design, prototype development, product testing and new product research. Since 1993, Woods introduced over 90 new products, including a new line of Batwing(R) cutters, a skid steer attachment product line, a line of rear discharge mowers and the Groundbreaker(R) line of backhoes.

   Central Fabricators currently employs approximately 9 engineers in product development.

Total Cost Productivity Program

   In 1995, management began Woods' Total Cost Productivity program, implementing continuous flow manufacturing and total quality management techniques at certain of Woods' manufacturing facilities. In connection with this program, Woods has focused on reducing its order-to-delivery schedule, as well as improving quality, reducing production costs and inventory levels, improving environmental, health and safety and enhancing plant profitability and flexibility through a more efficient plant layout. Woods has significantly improved its manufacturing efficiency by focusing on its core competencies within each facility, which include fabricating, welding, assembling and painting, and changing its manufacturing techniques.

   Woods invested $2.0 million to complete the transformation of the Sioux Falls, South Dakota facility to continuous flow manufacturing and total quality management. While the implementation costs and realizable savings from continuous flow manufacturing and total quality management will vary from plant-to-plant, at this facility, which generated approximately $12.9 million in net sales in 1998, Woods has permanently reduced its manufacturing and operating costs by $1.5 million per year, increased sales per employee three-fold to $119,000, increased inventory turns from 1.4 times in 1994 to 5.7 times per year in 1998 and reduced required square footage by approximately 23%.

   Continuous flow manufacturing and total quality management techniques were introduced at Woods' Oregon, Illinois facility in 1996 and were substantially completed by the end of 1998. Continuous flow manufacturing and total quality management initiatives at Woods' facilities in La Mirada, California and Charlotte, North Carolina were started in 1997 and should be substantially completed in 1999. Woods' Hubbardston facility is scheduled to begin adopting its Total Cost Productivity program in late 1999.

   As a result of continuous flow manufacturing and total quality management implementation to date, Woods has successfully decreased its overall working capital requirements by increasing inventory turnover from 2.6 times per year in 1993 to 5.3 times per year in 1998 and reducing order-to-delivery times from 35 days to 16 days over the same period. Management believes that the programs used to achieve the results at its Sioux Falls, Oregon, La Mirada and Charlotte facilities can be successfully employed at several of our other facilities, particularly at the facilities of the acquired companies where Woods' continuous flow manufacturing and total quality management techniques have yet to be initiated. Even though continuous flow manufacturing initiatives have been implemented at several facilities, Woods expects to realize additional costs savings from the continued implementation of continuous flow manufacturing.

Warranty

   Woods generally provides dealers with limited one-year warranties. Dealers typically provide warranty service for end-users pursuant to their own express warranties and warranties implied by state law. The dealers are compensated by us for warranty service provided to end-users based upon the nature of the dealers' warranty claims against us. Woods' warranty expenses have averaged approximately 0.9% of invoiced sales for 1995 to 1998. TISCO and Central Fabricators' warranty expenses over the same period have averaged approximately 0% and 0.9% of invoiced sales, respectively.

Facilities

   Our corporate headquarters are located in Rockford, Illinois. Information regarding our manufacturing and distribution facilities is set forth below:

                                                                    Owned/   Square
Plant Location              Company   Products Manufactured         Leased    Feet
--------------            ----------- ----------------------------  ------   -------
Manufacturing Facili-
 ties:
La Mirada, CA...........     Woods    Buckets                       Owned     80,000
Oregon, IL..............     Woods    Backhoes, Rear-mount Mowers   Owned    420,000
                                      and Batwing cutters
Gardner, MA(1)..........     Woods    Couplers and Buckets          Leased    68,000
Hubbardston, MA(1)......     Woods    Couplers and Buckets          Owned     34,400
Charlotte, NC...........     Woods    Blades, Buckets and           Leased    65,000
                                      Landscape Equipment
Fargo, ND(2)............     Woods    Flail Shredders, Row Crop     Owned(3) 130,000
                                      Cultivators, Beet Harvesters
                                      and Defoliators and Snow
                                      Blowers
Sioux Falls, SD.........     Woods    Loaders                       Owned    108,000
Seguin, TX..............     Woods    Blades and Buckets            Owned     65,000
Schofield, WI (3 loca-      Central   Buckets                       Leased    70,000
 tions).................  Fabricators
Brownsburg, IN..........    Alitec    Skid Steer Attachments        Leased    65,000
Distribution Warehouses:
West St. Paul, MN.......     TISCO    NA                            Leased    47,270
West St. Paul, MN.......     TISCO    NA                            Leased    14,800
Sacramento, CA..........     TISCO    NA                            Leased    43,200
Nashville, TN...........     TISCO    NA                            Leased    41,760
Dallas, TX..............     TISCO    NA                            Leased    32,500
Richmond, VA............     TISCO    NA                            Leased    25,600

--------
(1) The Gardner, Massachusetts facility is in the process of being constructed. Woods has entered into a "build to suit" lease for the facility, which is expected to be ready for occupancy by October 1999. At that time, Woods expects to sell its Hubbardston facility.
(2) Capital expenditures at the Fargo, North Dakota facility are financed with earnings from the joint venture and are therefore excluded from the calculation of annual maintenance capital expenditures for Woods.
(3) The Fargo, North Dakota facility John is owned by Alloway Industries, L.L.C., which is jointly owned on an equal basis by Woods and Deere.

   All of our properties are pledged as collateral to secure our borrowings under the senior credit facility. We believe that substantially all of our properties and equipment all in good condition and that we have sufficient capacity to meet our current manufacturing needs. Utilization of our facilities varies depending on demand for the products produced at such facility. Overall, we estimate that our facilities are operating at approximately 70% capacity.

Patents and Trademarks

   Woods owns numerous U.S. and foreign patents and have several applications for patents pending. While we consider our patents to be advantageous to our business, we do not believe our business is dependent on any single patent or group of patents. Management believes that our trademarks are well known in our markets, are valuable and are increasing in value with the development of the business, but that the business is not dependent on such trademarks. Woods owns United States federal registrations for several marks, including Woods(R), Alloway(R), WoodsCare(R), Gill(R), Gannon(R) and Wain-Roy(R). TISCO and Central Fabricators' products are sold under numerous trademarks, including Central Fabricators(R), Tru-Part(R), TRU-POWER(R), TISCO(R) and CALCO(R).

Suppliers

   The principal raw materials that we use include steel, other metals and hydraulic tubing. While we manufacture many of the parts for our products, some parts, including most drive lines, blades, hydraulic pumps and motors, are purchased from outside suppliers who manufacture parts to our specifications.

   We purchase all of our self-propelled riding mowers, marketed under the brand name Mow'n Machine, from Ariens Corporation, a private company located in Brillion, Wisconsin. This manufacturing relationship is pursuant to a five-year agreement expiring on December 7, 1999, with an option to renew for an additional five years. We own the designs, tooling and drawings for the current Mow'n Machine products.

   TISCO does not manufacture its products. Instead, its products are manufactured and supplied by numerous third party manufacturers predominantly in North America and Asia. During the LTM period, no one supplier produced more than 3% of all the stock keeping units sold by TISCO.

Employees

   As of July 3, 1999, Woods employed 975 full-time employees, of whom 37 were employed in engineering and research and development, 794 in manufacturing and 144 marketing, sales, customer service and administration. None of Woods' employees are subject to collective bargaining agreements and Woods considers its relationship with its employees to be good.

   As of June 30, 1999, TISCO employed 289 full-time employees, Central Fabricators employed 173 full-time employees and the Alitec Attachments Division employed 71 full-time employees.

Legal Matters

   From time-to-time, we are is subject to product liability claims that arise in the ordinary course of business, and we maintain insurance believed to be adequate to cover these claims.

   We are subject to numerous environmental laws and regulations concerning air emissions, discharges into waterways and the generation, handling, storage, transportation, treatment and disposal of waste materials. It is our policy to comply with all applicable environmental, health and safety laws and regulations, and we believe we currently are in material compliance with all such applicable laws and regulations.

   Management is not aware of any material environmental issues at any of its facilities. We have commissioned environmental studies of each of the Woods' facilities within the past five years. As part of the Wain-Roy acquisition in 1997, additional tests were performed at Wain-Roy's Hubbardston, Massachusetts facility. Woods is currently in consultation with the Massachusetts Department of Environmental Protection to determine an appropriate remediation plan for trichloroethylene found on the property. We expect minimal remediation, if any, to be required.

   We are subject to various federal, state, and local laws affecting our business, as well as a variety of regulations relating to such matters as working conditions, equal employment opportunities and product safety. A variety of state laws regulate our relationship with our dealers, some of which impose substantive standards on such relationships, including events of default, grounds for termination, non-renewal of dealer contracts and equipment repurchase requirements. We believe we are currently in material compliance with all such applicable laws and regulations.

                                   MANAGEMENT

Directors and Executive Officers

   The following table sets forth certain information regarding the directors of Parent and the executive officers of Parent and WEC as of September 30, 1999:

             Name              Age                Principal Position
             ----              ---                ------------------
      Paul R. Wood............  45 Chairman of the Board

      Thomas J. Laird.........  49 President, Chief Executive Officer and Director

      Michael S. Carney.......  41 Chief Operating Officer and Director

      D. Stephen Crider.......  37 Chief Financial Officer, Secretary and Treasurer

      David W. Ferguson.......  55 Vice President--Ag and Turf Business

      L. William Templeton....  65 Vice President--Parts Business

      Timothy M. Hurd.........  30 Director

      Paul R. Lederer.........  60 Director

      Thomas R. Reusche.......  44 Director

   Paul R. Wood has served as Chairman of the Board and a director of Parent and as the sole director of WEC since the recapitalization. Since their respective formations in March 1999, June 1996 and January 1993, Mr. Wood has served as a principal of the three investment funds associated with Madison Dearborn Partners and as a Vice President or Managing Director of Madison Dearborn Partners, their indirect general partner. Prior to that time, Mr. Wood served as Vice President of First Chicago Venture Capital, which comprised the private equity investment activities of First Chicago Corporation, the holding company parent of First National Bank of Chicago. Mr. Wood serves on the board of directors of Hines Horticulture, Inc., Eldorado Bancshares Inc. and a number of private companies.

   Thomas J. Laird has served as the President, Chief Executive Officer and a director of Woods since April 1993. From March 1991 to March 1993, Mr. Laird was the President and Chief Executive Officer of Casablanca Fan Co., a manufacturer of ceiling fans. During this period, Casablanca Fan Co. accelerated new product introduction and expanded its distribution network which contributed to improved profitability. From August 1985 to March 1991, Mr. Laird was employed by GE Motors, a manufacturer of motors located in Ft. Wayne, Indiana. He held positions of Plant Manager of several of that business's commercial equipment plants, was Marketing Director of the Industrial Components Division and also held the position of General Manager of the Industrial Components Division.

   Michael S. Carney has served as Chief Operating Officer of Woods since 1995. Prior to joining Woods, Mr. Carney spent 15 years in a variety of manufacturing and marketing positions at GE. Mr Carney's last position with GE was General Manager of AC Motors and Controls Division, where he had profit and loss responsibility for the $300 million business which spanned five international and domestic plants. Prior to such time, Mr. Carney was in charge of the Owensboro, Kentucky plant for GE Motors as the Plant Manager. Mr. Carney also spent four years in the Marketing Department of GE Motors, where he was involved with setting up an international joint venture and several international sourcing initiatives.

   D. Stephen Crider has served as Chief Financial Officer, Secretary and Treasurer of Woods since April 1996. Prior to joining Woods, Mr. Crider spent nine years with Newell, where his last position was Vice President-Controller of a $125 million division located in Memphis, Tennessee. Prior to joining Newell, Mr. Crider spent three years in public accounting and internal audit.

   David W. Ferguson has served as Vice President--Ag and Turf Business of Woods since October 1997. Prior to joining Woods, Mr. Ferguson spent 28 years working for New Holland. Mr. Ferguson's most recent assignment as General Manager, Parts Operations with New Holland North America, Inc. included responsibility for parts supply, distribution, inventory, systems and transportation. While at New Holland, Mr. Ferguson served as General Manager, Parts and Service, where he was accountable for parts sales, supply, distribution, service education, warranty and policy administration, publications and product support.

   L. William Templeton will be named Vice President--Parts Business upon the completion of TISCO Acquisition. Mr. Templeton has served as President and Chief Operating Officer of TISCO since 1992. Prior to joining TISCO, Mr. Templeton worked for NAEDA Financial Services, T Enterprises, Deutz-Allis Corporation, Kubota Tractor Corporation, Ford and McCarty Sherwan Distribution Corporation. Mr. Templeton has over 42 years of experience in senior management for finance, sales and marketing functions primarily in the farm and construction equipment industries.

   Timothy M. Hurd has served as a director of Parent since the recapitalization. Mr. Hurd has served as a director of Madison Dearborn Capital Partners III, L.P. since its formation in March 1999. Mr. Hurd joined Madison Dearborn Partners in 1996. From 1994 to 1996, Mr. Hurd attended business school at Harvard University. From 1992 to 1994, Mr. Hurd was employed by Goldman, Sachs & Co.

   Paul R. Lederer has served as a director of Parent since June 1999. Prior to his retirement in October 1998, Mr. Lederer served as Executive Vice President-Worldwide Aftermarket of Federal-Mogul Corporation since February 1998; from November 1994 to February 1998, President and Chief Operating Officer of Fel-Pro Inc., which was acquired by Federal-Mogul Corporation; and from January 1993 to November 1994, an automotive consultant and member of the advisory boards of Fullerton Metals and Fel-Pro Inc. Mr. Lederer also currently serves as a director of R&B Inc. and Trans-Pro Corporation and as a member of the advisory boards of Ampere Inc., Newcorp., Richco Inc., Turtle Wax, Inc. and Wine Discount Center.

   Thomas R. Reusche has served as a director of Parent since the recapitalization. Since their respective formations in March 1999, June 1996 and January 1993, Mr. Reusche has served as a principal of the three investment funds associated with Madison Dearborn Partners, and a Vice President or Managing Director of Madison Dearborn Partners. Prior to that time, Mr. Reusche was a senior investment manager at First Chicago Venture Capital. Mr. Reusche serves on the board of directors of Hines Horticulture, Inc. and a number of private companies.

   At present, all directors are elected and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. All members of the board of directors set forth herein were elected pursuant to a stockholders agreement that was entered into in connection with the recapitalization. See "Certain Relationships and Related Transactions." There are no family relationships between any of the directors or executive officers of Woods. Executive officers of Woods are elected by and serve at the direction of the board of directors.

Executive Compensation

                           Summary Compensation Table

   The following table sets forth information concerning the compensation for services in all capacities to Woods for the fiscal year ended January 2, 1999 of those persons who (1) served during the fiscal year ended January 2, 1999 as the chief executive officer of Woods and (2) were, at January 2, 1999, the other executive officers of Woods who earned more than $100,000 in salary and bonus in fiscal 1998. For case of reference, we refer to these persons as our "named executive officers."

                                                                     Long-Term
                                         Annual Compensation        Compensation
                                    ------------------------------  ------------
                                                                     Securities
                             Fiscal                   Other Annual   Underlying   All Other
                              Year   Salary   Bonus   Compensation  Options/SARS Compensation
Name and Principal Position  Ended    ($)      ($)       ($)(1)         (#)         ($)(3)
---------------------------  ------ -------- -------- ------------  ------------ ------------
Thomas J. Laird.........      1998  $247,131 $122,919   $   (1)         --         $ 4,850
 President and Chief
 Executive Officer
Michael S. Carney.......      1998   184,708   79,216    88,990(2)      --           4,850
 Chief Operating Officer
D. Stephen Crider.......      1998   131,077   57,734       (1)         --           3,932
 Chief Financial Officer
David W. Ferguson.......      1998   141,302   81,865   199,248(2)      --           4,239
 Vice President--Sales
  and Service

--------
(1) The total amount of perquisites and other personal benefits for the named executive officer did not exceed the reporting threshold, which is the lesser of $50,000 or 10% of total annual salary and bonus.
(2) Reflects payments made to the named executive officer for relocation expenses.
(3) Represents matching contributions made by Woods to such named executive officers under its 401(k) plan.

Compensation Committee Interlocks and Insider Participation

   We currently do not have a compensation committee. The compensation arrangement for our chief executive officer was established pursuant to the terms of his employment agreement with Woods. The compensation arrangements for each of the other executive officers of Woods was established by the board of directors. On a going forward basis, any changes in the compensation arrangements of the executive officers of Woods will be determined by the board of directors, which is controlled by Madison Dearborn Partners.

Compensation of Directors

   Directors serving on the board of directors are not entitled to receive any compensation for serving on the board. Directors are reimbursed for their out-of-pocket expenses incurred in connection with such services.

1999 Stock Option Plan

   The board of directors of Parent expects to adopt the Woods Equipment Company 1999 Stock Option Plan by the end of 1999. The option plan is intended to advance the best interests of Woods by providing those persons who have a substantial responsibility for its management and growth with additional incentives by allowing them to increase their ownership interest in Woods and thereby encouraging them to contribute to the success of Woods and to remain in its employ. The availability and offering of stock options under the plan will also increase our ability to retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of our company depends.

   The option plan will be administered by a committee of the board. Subject to the limitations of the option plan, the committee will have the sole and complete authority to:

  . select participants,

  . grant options to participants in such forms and amounts as it shall determine,

  . impose such limitations, restrictions and conditions upon such options as it shall deem appropriate,

  . interpret the option plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the option plan,

  . correct any defect or omission or reconcile any inconsistency in the option plan or in any option granted thereunder and

  . make all other determinations and take all other actions necessary or advisable for the implementation and administration of the option plan.

   The number of shares of common stock with respect to which options may be granted under the option plan and which may be issued upon the exercise thereof will be limited to an aggregate of 50,000 shares. The type and the aggregate number of shares which may be subject to options is subject to adjustment in the event of certain changes to our capital structure.

   Options granted under the option plan may be "incentive stock options" within the meaning of Section 422 of the Code or nonqualified stock options. The option plan will provide that in no event shall the committee grant an option intended to be an incentive stock option after the date which is 10 years from the earlier of (1) the date the option plan was adopted and (2) the date the option plan was approved by our stockholders and that the aggregate fair market value of all common stock with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year exceed $100,000. The option exercise price per share of common stock shall be determined by the committee; provided that if the option is intended to be an incentive stock option, the option exercise price per share of common stock may not be less than 100% of the fair market value of a share of common stock on the date of grant of such option or 110% of the fair market value if, at the time of the grant, the participant owns common stock possessing more than 10% of Woods' combined voting power.

   Except as otherwise provided by the committee, any portion of a participant's option that was not vested and exercisable on the date of the termination of such participant's employment shall expire and be forfeited as of such date, and any portion of a participant's option that was vested and exercisable on the date of the termination of such participant's employment shall expire and be forfeited as of such date, except that:

  . if any participant dies or becomes subject to any disability, such participant's option shall expire 180 days after the date of his death or disability, but in no event after the expiration date,

  . if any participant retires (with the approval of the board), his option shall expire 90 days after the date of his retirement, but in no event after the expiration date, and

  . if any participant is discharged other than for cause, such participant's option shall expire 30 days after the date of his discharge, but in no event after the expiration date.

   The board or the committee may suspend or terminate the option plan or any portion thereof at any time and may amend it from time to time in such respects as the board or the committee may deem advisable; provided that no such amendment shall be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the common stock is listed, and no such amendment, suspension or termination shall impair the rights of participants under outstanding options without the consent of the participants affected thereby. No options may be granted under the option plan after the tenth anniversary of the adoption of the option plan.

                             PRINCIPAL STOCKHOLDERS

   All of the outstanding capital stock of WEC is owned by Parent. The following table sets forth certain information regarding the beneficial ownership of Parent's common stock and redeemable preferred stock as of September 30, 1999 of:

  . each person known by Parent to own beneficially more than 5% of the common stock;

  . each person known by Parent to own beneficially more than 5% of the redeemable preferred stock;

  . each director of Parent;

  . the named executive officers; and

  . all directors and executive officers of Woods as a group.

                                             Redeemable
                                          Preferred Stock       Common Stock
                                         ------------------ ---------------------
                                          Number   Percent   Number of   Percent
 Name and Address of Beneficial Owner    of Shares of Class    Shares    of Class
 -------------------------------------   --------- -------- ------------ --------
 Madison Dearborn Capital Partners II,
  L.P. (1).............................  43,680.66   91.8%    967,039.94   90.7%
 Thomas J. Laird (2)...................   1,076.48    2.3      28,942.23    2.7
 Michael S. Carney.....................     523.43    1.1      14,072.84    1.3
 D. Stephen Crider.....................     348.95    1.0       9,381.89    1.0
 David W. Ferguson.....................     174.48      *       4,690.95      *
 Paul R. Wood (1)......................  43,680.66   91.8     967,039.94   90.7
 Thomas R. Reusche (1).................  43,680.66   91.8     967,039.94   90.7
 Timothy M. Hurd (1)...................  43,680.66   91.8     967,039.94   90.7
 Paul R. Lederer.......................         --     --             --     --
 All directors and executive officers
  as a group (8 persons)...............  45,804.00   96.2   1,024,127.85   96.1

--------
*Indicates less than 1% of the outstanding redeemable preferred stock or common stock, as the case may be.
(1) All of such shares are held by MDCP. The address for MDCP and Messrs. Wood, Reusche and Hurd is Three First National Plaza, Suite 3800, Chicago, Illinois 60602. Messrs. Wood, Reusche and Hurd are executive officers of Madison Dearborn Partners, Inc., which is the general partner of Madison Dearborn Partners II, L.P., which, in turn, is the general partner of MDCP, and therefore may be deemed to share voting and investment power over the shares owned by MDCP and therefore to beneficially own such shares. Each of Messrs. Wood, Reusche and Hurd disclaims beneficial ownership of the shares owned by MDCP in which such person does not have a pecuniary interest.
(2) All shares listed are held by the Thomas J. Laird Trust, of which Mr. Laird serves as the trustee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Recapitalization

   On August 7, 1998, Woods effected the recapitalization pursuant to a recapitalization agreement among the Parent, MDCP, Brian P. Simmons, as the seller's representative, and the then-existing stockholders of Parent.

   Pursuant to the recapitalization agreement:

  . MDCP purchased shares of the common stock and preferred stock of Parent for an aggregate of $34.3 million,

  . some of the prior stockholders of Parent redeemed all of their shares of capital stock of Parent for cash,

  . some of the prior stockholders exchanged all of their shares of capital stock for new shares of common stock and redeemable preferred stock, and

  . some of the prior stockholders redeemed some shares of capital stock, including options, and exchanged their remaining shares of capital stock for new shares of common stock and redeemable preferred stock.

  Pursuant to the recapitalization agreement:

    . the prior stockholders who redeemed their shares of capital stock received, in the aggregate, approximately $68.5 million in cash,

    . the prior stockholders who exchanged their shares of capital stock received shares of common stock and redeemable preferred stock having an aggregate value for purposes of the recapitalization of approximately $3.25 million.

   In connection with the recapitalization, the following named executive officers received the following securities and cash from Woods:

                                              No. of Shares Received
                                              -----------------------
                                               Preferred    Common
      Name                                       Stock       Stock       Cash
      ----                                    ----------------------- ----------
      Thomas J. Laird........................   1,076.48    28,942.23 $4,866,304
      Michael S. Carney......................     175.93    14,072.84    376,452
      D. Stephen Crider......................      24.03     9,381.88     85,478
      David W. Ferguson......................      97.87     4,690.95     68,458

Stockholders Agreement

   General. In connection with the recapitalization, Woods and all its stockholders entered into a stockholders agreement. The stockholders agreement generally:

  . restricts the transfer of any shares of common stock and preferred stock held by the employee stockholders,

  . grants Woods and MDCP the right to repurchase an employee stockholder's shares of common stock and preferred stock in the event such employee stockholder leaves the employment of Woods or its subsidiaries for any reason,

  . grants Woods and MDCP a right of first refusal in connection with any proposed transfer by any other party, subject to certain exceptions, and

  . grants participation rights to the stockholders in the event the contemplated transfer results in a sale of Woods to an independent third party.

   In addition, the stockholders agreement requires each party to consent to a sale of Woods to an independent third party if such sale is approved by Woods' board of directors and MDCP.

   Registration Rights. Each of the parties to the stockholders agreement has piggyback registration rights with respect to any regulation by Woods of any of its common stock or securities convertible into or exchangeable for common stock, other than a registration statement on Form S-8 or Form S-4 or successor forms thereto, and the registration form to be used may be used for the registration of the common stock held by the stockholders. Woods will bear the costs of such piggyback registrations, excluding any underwriting discounts or commissions, transfer taxes on the sale of such Registrable Securities or the fees and expenses of any counsel retained by the selling Stockholders. In addition, each stockholder has agreed not to effect any public sale or distribution, including sales pursuant to Rule 144, of equity securities of Woods, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180-day period beginning on the effective date of any underwritten piggyback registration if so requested by the underwriters managing the registered public offering. The right of any holder of registrable securities to request a piggyback registration shall terminate after the holders of registrable securities have had the opportunity to participate with respect to at least a majority of their registrable securities.

   Confidentiality, Protection of Company Inventions and Non-
Competition. Pursuant to the stockholders agreement, each employee stockholder agrees not to disclose any confidential information concerning the business or affairs of Woods, any of its subsidiaries and their customers and vendors, unless and to the extent that the employee stockholder can demonstrate that the aforementioned matters have become generally known to and available for use by the public other than as a result of employee Stockholder's acts or omissions. In addition, each employee stockholder acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to Woods' or any of its subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the employee stockholder while employed by Woods and its subsidiaries belong to Woods or such subsidiary. Furthermore, in consideration for the continued employment of each employee Stockholder as an employee-at-will after the date of the stockholders agreement and in order to preserve and protect the interests of Woods in its confidential information and work product, each employee stockholder agrees, for a specified period of time, that it will not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of Woods or its subsidiaries, within any geographical area in which Woods or its subsidiaries engage or has current plans to engage in such businesses.

Management Stock Purchasers

   In connection with the recapitalization, Messrs. Michael S. Carney, D. Stephen Crider and David W. Ferguson purchased 347.50, 324.92 and 76.60 shares of redeemable preferred stock, respectively, at a purchase price equal to approximately $1,000.00 per share.

Management Indebtedness

   In connection with the recapitalization, certain employees of Woods purchased additional shares of common stock and/or preferred stock of the Parent with promissory notes and/or cash. Such promissory notes were issued on August 7, 1998 and are secured by a pledge of all of the stock purchased by such employee stockholder. Michael S. Carney, Chief Operating Officer, issued to Woods an 8% promissory note in the aggregate principal amount of $100,000 pursuant to which the principal balance and all accrued and unpaid interest is payable on August 7, 2003. D. Stephen Crider, Chief Financial Officer, Secretary and Treasurer of Woods, issued to Woods an 8% promissory note in the aggregate principal amount of $285,000 pursuant to which the principal balance and all accrued and unpaid interest is payable on August 7, 2003.

Loan from Principal Stockholder

   In connection with the recapitalization, WEC borrowed $25 million from MDCP through the issuance of a subordinated promissory note. The note is a general unsecured obligation of WEC, subordinated in right of payment to all current and future senior debt of WEC, as defined in the note. The note matures on October 1, 2007. The note may be repaid without premium or penalty, from time to time until maturity. The interest rate per annum applicable to the note is initially 10.0% and increases by 0.5% at the end of each three-month period after August 7, 1998 until October 1, 2007. The note contains customary events of default, including payment defaults and certain events of bankruptcy and insolvency. Woods used a portion of the proceeds from the initial offerings to repay the note.

Management Services Agreement

   In connection with the recapitalization, Parent entered into a management services agreement with MDP, pursuant to which MDP will provide certain management consulting services to Woods in exchange for an annual fee of $300,000 to commence in the year 2000, plus out-of-pocket expenses. MDP received fees of $1.8 million, plus reimbursement for out-of-pocket expenses for services rendered to Woods from the date of the recapitalization through January 2, 1999.

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                  DESCRIPTION OF OTHER FINANCING ARRANGEMENTS

Senior Credit Facility

   General. In connection with the recapitalization, WEC, as borrower, Parent, as guarantor, Credit Suisse First Boston, New York Branch, an affiliate of Credit Suisse First Boston Corporation, as administrative agent, and certain other financial institutions entered into a $110 million multi-tranche senior secured bank credit facility. As of July 3, 1999, WEC had unused borrowing capacity under its revolving credit facility of approximately $24.1 million. On July 28, 1999, the existing senior credit facility was amended and restated in connection with the initial offerings.

   As amended, the senior credit facility provides for revolving loans to WEC for up to $40.0 million, including letters of credit. Subject to certain restrictions, the senior credit facility may be used to finance the acquisitions and for working capital and general corporate purposes of WEC and its subsidiaries.

   Repayment. The revolving loans must be repaid on July 31, 2004. The revolving loans made pursuant to the senior credit facility may be repaid and borrowed and reborrowed, without premium or penalty, from time to time until maturity, subject to the satisfaction of certain conditions on the date of any such borrowing. Prepayments of eurodollar rate loans, however, may be subject to customary breakage costs. In addition, the senior credit facility provides for mandatory repayments of any outstanding borrowings out of any net cash proceeds received from:

  . a sale of assets, other than sales of inventory in the ordinary course of business and sales of less than $0.5 million worth of assets;

  . net cash proceeds of permitted debt issuances, subject to certain exceptions, including the initial offerings;

  . 50.0% of net cash proceeds of permitted equity issuances, reducing to 0.0% when WEC's leverage ratio is less than 3.5:1, subject to certain exceptions;

  . net cash proceeds from insurance recovery and condemnation events, subject to certain reinvestment rights; and

  . 50.0% of annual excess cash flow, reducing to 0.0% when the WEC's leverage ratio is less than 3.5:1.

   Security; Guaranty. The obligations of WEC under the senior credit facility are guaranteed by Parent and will be guaranteed by each of WEC's future direct and indirect domestic subsidiaries and, so long as there are no adverse tax consequences, foreign subsidiaries, if any. The obligations of WEC under the senior credit facility and each of the guarantors under its guarantee is or will be secured by

  . a first priority security interest in substantially all of the assets of such person,

  . a pledge of all of the capital stock of each direct and indirect domestic subsidiary of Parent and WEC and

  . a pledge of 65.0% of the capital stock of each foreign subsidiary of Parent and WEC, if any.

   Interest. At WEC's option, the interest rates per annum applicable to the loans under the senior credit facility will be a fluctuating rate of interest measured by reference to one or a combination of the following at WEC's election:

  . the base rate (as defined in the senior credit facility), plus the applicable borrowing margin, which is 1.25% for revolving loans, subject to adjustment based on WEC's leverage ratio; or

  . the relevant reserve adjusted eurodollar rate (as defined in the senior credit facility), plus the applicable borrowing margin, which is 2.25% for revolving loans, subject to adjustment based on WEC's leverage ratio.

   Fees. WEC has agreed to pay certain fees in connection with the senior credit facility, including letter of credit fees, agency fees and commitment fees. Commitment fees are payable at a rate per annum of 0.5% on the undrawn amounts of the senior credit facility.

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

   Covenants. The senior credit facility requires WEC to meet certain financial tests, including, without limitation, a maximum leverage ratio, a minimum interest coverage ratio and a minimum fixed charge coverage ratio. The senior credit facility also contains covenants which, among other things, restrict the ability of Parent, WEC and their subsidiaries, subject to certain exceptions, to incur liens, transact with affiliates, incur indebtedness, declare dividends or redeem or repurchase capital stock, make loans and investments, engage in mergers, acquisitions, consolidations and asset sales, acquire assets, stock or debt securities of any person, have additional subsidiaries, amend its certificate of incorporation and make capital expenditures. The senior credit facility also requires Parent, WEC and their subsidiaries to satisfy certain customary affirmative covenants and to make certain customary indemnifications to the lenders under the senior credit facility and the administrative agent under the senior credit facility.

   Events of Default. The senior credit facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, certain events of bankruptcy and insolvency, ERISA violations, judgment defaults, cross-defaults to certain other indebtedness and a change in control of Parent or WEC.

Seller Promissory Notes

   In connection with the acquisition of all of the capital stock of Gannon by WEC in June 1994, WEC issued a $5.0 million promissory note to the former stockholders of Gannon. Such note accrues interest at a rate of 7.5% per annum and is payable in monthly installments of principal and interest in the amount of $34,960.73 with a final payment due on July 1, 2009, at which time, all accrued interest and principal is due and payable. WEC's obligations under the note are secured by deeds of trusts relating to WEC's facilities located in La Mirada, California and Seguin, Texas. Such note may be prepaid in whole or in part on any monthly payment date without penalty. A default in any payment of more than 10 days after its due date will result in the additional payment of a late charge equal to 2.5% of such over-due payment.

   In April 1997, WEC issued a $700,000 subordinated term note in connection with its acquisition of Baerts. Such note accrues interest at a rate of 8% per annum and principal is payable in monthly instalments of $19,444.44, with a final payment due on April 15, 2000 of the entire unpaid principal balance. In the event of any default under this note, the principal amount then due shall bear interest at 10% per annum. The payments of principal and interest on this note is subordinated to all "senior indebtedness" of WEC, which is defined as all indebtedness of WEC to any and all of its creditors, secured or unsecured and whether outstanding as of April 18, 1997 or thereafter incurred, except indebtedness of WEC to its stockholders or affiliates. Interest and principal payments on the notes were suspended by WEC in May 1998 in connection with the complaint filed by Woods against the former owners of Baerts alleging that such owners made material misrepresentations in connection with the sale of Baerts to Woods.

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

                     DESCRIPTION OF THE EXCHANGE DEBENTURES

   Parent will issue the exchange debentures under the debenture indenture, dated as of July 28, 1999, between Woods Equipment Company and United States Trust Company of Texas, N.A., as trustee. The following is a summary of certain provisions of the debenture indenture; it does not restate these provisions in their entirety. We have filed a complete copy of the debenture indenture as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information." We urge you to read the debenture indenture because it, and not this description, define your rights as holders of these debentures. We use the term "debentures" in this prospectus to refer to both the outstanding notes and the exchange debentures.

   The form and terms of the exchange debentures are the same as the form and terms of the outstanding debentures except that:

  . the exchange debentures bear a Series B designation and a different CUSIP number from the outstanding debentures;

  . the exchange debentures have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

  . the holders of the exchange debentures will not be entitled to the rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding debentures in certain circumstances relating to the timing of the exchange offer.

   The exchange debentures will evidence the same debt as the outstanding debentures and will be entitled to the benefits of the debentures indenture. The exchange debentures will rank equally with the outstanding debentures if all of the outstanding debentures are not exchanged in this exchange offer.

General

   The debentures are limited to $51.9 million aggregate principal amount at maturity, plus any additional interest as a result of our failure to comply with the registration provisions in the registration right agreement, and will mature on July 15, 2011. Interest will accrue on the accreted value of the debentures at 15.0% but will not be payable in cash prior to October 15, 2004.

   From July 15, 2004, or from the most recent date to which interest has been paid or provided for, interest will be payable in cash on the debentures at the interest rate stated on the cover page, quarterly on January 15th, April 15th, July 15th and October 15th of each year. Parent will make each interest payment to the person in whose name the debenture is registered at the close of business on the January 1st, April 1st, July 1st or October 1st, immediately preceding the interest payment date. Parent will pay cash interest on overdue principal at an annual interest rate of 2% in excess of such rate, and will pay cash interest on overdue installments of cash interest at such higher rate to the extent lawful.

   Parent will make cash payments on the debentures, including principal, premium and interest, by wire transfer of immediately available funds to the accounts specified by the holders or, if no such account is specified, by mailing a check to each holder's address, as it appears in the register of the debentures maintained by the registrar. You may transfer and exchange the debentures at the office of the registrar and any co-registrar. Parent will issue the debentures in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of debentures, but Parent may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with certain transfers and exchanges.

Optional Redemption

   The debentures will be redeemable at Parent's option, in whole or in part, at any time on or after July 15, 2004, at the respective redemption price set forth below, which is expressed as a percentage of accreted value, plus accrued and unpaid interest to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on July 15, of the year indicated below:

                                                                      Redemption
      Period                                                            Price
      ------                                                          ----------
      2004...........................................................  107.500%
      2005...........................................................  105.000%
      2006...........................................................  102.500%
      2007 and thereafter............................................  100.000%

   In addition, before July 15, 2002, Parent may at its option redeem all of the outstanding debentures with the proceeds of one or more public equity offerings, at a redemption price, expressed as a percentage of accreted value, of 115% plus accrued interest to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided that such redemption must occur within 60 days of the public equity offering.

Selection and Notice of Redemption

   If Parent is redeeming less than all the debentures at any time, the trustee will select debentures on a pro rata basis, by lot or by such other method as the trustee in its sole discretion will deem to be fair and appropriate.

   Parent will redeem debentures of $1,000 in principal amount at maturity or less in whole and not in part. Parent will cause notices of redemption to be mailed by first-class mail at least 30 and not more than 60 days before the redemption date to each holder's registered address.

   If any debenture is to be redeemed in part only, the notice of redemption relating to such debenture will state the portion of the principal amount thereof to be redeemed. Parent will issue a new debenture in principal amount equal to the unredeemed portion of the original debenture in the name of the holder thereof upon cancellation of the original debenture. On or after the date of redemption, interest will cease to accrue on debentures or portions thereof called for redemption.

Ranking

   The outstanding debentures are, and the exchange debentures will be, senior unsecured obligations of Parent, rank or will rank equal in right of payment with all existing and future senior unsecured indebtedness of Parent, are or will be senior in right of payment to all future subordinated indebtedness of Parent. The outstanding debentures are, and the exchange debentures will be, effectively subordinated to any secured indebtedness of Parent to the extent of the value of the assets securing such indebtedness. As of July 3, 1999 after giving pro forma effect to the Acquisitions and the initial offerings, Parent would have had no indebtedness other than the debentures and its guaranties of WEC's obligations under the senior credit facility and the notes. Although the debenture indenture contains limitations on the amount of additional indebtedness that Parent may incur, under certain circumstances the amount of such Indebtedness could be substantial or secured. See "--Certain Covenants-- Limitation on Indebtedness."

   All of Parent's operations are conducted through WEC. Claims of creditors of WEC, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by WEC, and claims of preferred stockholders, if any, of WEC generally will have priority with respect to the assets and earnings of WEC over the claims of Parent's creditors, including holders of the debentures. Therefore, the outstanding debentures are, and the exchange debentures will be, effectively subordinated to creditors, including trade creditors, and preferred stockholders, if any, of Parent's existing and future subsidiaries. At July 3, 1999, after giving pro forma effect to the Acquisitions and the initial offerings, the total liabilities of WEC would have been approximately $174.1 million, including trade payables. Although the debenture indenture limits the incurrence of indebtedness and preferred stock of certain of Parent's subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the debenture indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered indebtedness under the debenture indenture. See "-- Certain Covenants--Limitation on Indebtedness."

Same-Day Payment

   The debenture indenture requires Parent to make cash payments in respect of debentures, including principal, premium and interest, be made by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

Change of Control

   Upon the occurrence of any of the following events (each a "change of control"), each holder will have the right to require Parent to repurchase such holder's debentures at a purchase price in cash equal to 101% of the accreted value thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date:

     (1) Prior to the earlier to occur of the first public offering of common stock of Parent, the permitted holders cease to be the "beneficial owner," as defined in Rules 13d-3 and 13d-5 under the Exchange Act, directly or indirectly, of at least 35% of the aggregate of the total voting power of Parent's voting stock, as a result of issuance of Parent's securities, Parent's merger, consolidation, liquidation or dissolution, any direct or indirect transfer of securities by Parent or otherwise. For purposes of this clause (1) and clause (2) below, the permitted holders will be deemed to beneficially own any voting stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the permitted holders beneficially own, directly or indirectly, in the aggregate a majority of the voting power of the voting stock of the parent corporation.

     (2) Any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more permitted holders, is or becomes the "beneficial owner," as defined in clause (1) above, except that for purposes of this clause (2) such person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 35% of the total voting power of Parent's voting stock. The foregoing will only be deemed to be a change of control if the permitted holders "beneficially own," as defined in clause
  (1) above, directly or indirectly, in the aggregate a lesser percentage of the total voting power of Parent's voting stock than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of Parent's board of directors. For the purposes of this clause (2), such other person will be deemed to beneficially own any voting stock of a specified corporation held by a parent corporation, if such other person is the "beneficial owner," as defined in this clause (2), directly or indirectly, of more than 35% of the voting power of the voting stock of such parent corporation and the permitted holders "beneficially own," as defined in clause (1) above, directly or indirectly, in the aggregate a lesser percentage of the voting power of the voting stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation.

     (3) During any period of two consecutive years, individuals who at the beginning of such period constituted Parent's board of directors, together with any new directors whose election by Parent's Board of Directors or whose nomination for election by Parent's shareholders, as applicable, was approved by a vote of a majority of Parent's directors, as applicable, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of Parent's board of directors, as applicable, then in office.

     (4) The adoption of a plan relating to Parent's liquidation or dissolution.

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

     (5) The merger or consolidation of Parent with or into another person or the merger of another person with or into Parent, or the sale of all or substantially all of Parent's assets to another person, (other than a person that is controlled by the permitted holders, and, in the case of any such merger or consolidation, Parent's securities that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of Parent's voting stock are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the voting stock of the surviving corporation.

   Within 30 days following any change of control, Parent will mail a notice to each holder with a copy to the trustee stating:

     (1) that a change of control has occurred and that such holder has the right to require Parent to purchase such holder's debentures at a purchase price in cash equal to 101% of the accreted value thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date;

     (2) the circumstances and relevant facts regarding such change of control, including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such change of control;

     (3) the repurchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed; and

     (4) the instructions determined by Parent, consistent with the covenant described hereunder, that a holder must follow in order to have its debentures purchased.

   Parent will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of debentures pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Parent will comply with the applicable securities laws and regulations and will not be deemed to have breached Parent's obligations under the covenant described hereunder by virtue thereof.

   The change of control purchase feature is a result of negotiations between Parent and the initial purchaser. Parent's management has no present intention to engage in a transaction involving a change of control, although it is possible that Parent would decide to do so in the future. Subject to the limitations discussed below, Parent could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the debenture indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Parent's capital structure or credit ratings. Restrictions on Parent's ability to incur additional indebtedness are contained in the covenant described under "--Certain Covenants--Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the debentures then outstanding. Except for the limitations contained in such covenants, however, the debenture indenture will not contain any covenants or provisions that may afford holders of the debentures protection in the event of a highly leveraged transaction.

   The senior credit facility restricts Parent from purchasing any debentures prior to September 30, 2007, and will also provide that the occurrence of certain change of control events with respect to Parent would constitute a default thereunder. In the event a change of control occurs at a time when Parent is prohibited from purchasing debentures, Parent could seek the consent of the lenders under the senior credit facility to the purchase of debentures or could attempt to refinance the borrowings that contain such prohibition. If Parent does not obtain such a consent or repay such borrowings, Parent will remain prohibited from purchasing debentures. In such case, Parent's failure to purchase tendered debentures would constitute an event of default under the debenture indenture which would, in turn, constitute a default under the senior credit facility.

   Future indebtedness that Parent may incur may contain prohibitions on the occurrence of certain events that would constitute a change of control or require such indebtedness to be repurchased upon a change of control. Moreover, the exercise by the holders of their right to require Parent to repurchase the debentures could cause a default under such indebtedness, even if the change of control itself does not, due to the financial effect of such repurchase on Parent. Finally, Parent's ability to pay cash to the holders of debentures following the occurrence of a change of control may be limited by Parent's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Certain Covenants

   The debenture indenture contains covenants including, among others, the following:

   Limitation on Indebtedness. (a) Parent will not, and will not permit any of its restricted subsidiaries to, incur, directly or indirectly, any indebtedness; provided, however, that Parent and any restricted subsidiary may incur indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio exceeds 1.75 to 1 if such indebtedness is incurred prior to July 31, 2001 or 2.0 to 1 if such indebtedness is incurred thereafter.

   (b) Notwithstanding the foregoing paragraph (a), Parent and its restricted subsidiaries may incur any or all of the following indebtedness:

     (1) indebtedness Incurred pursuant to the senior credit facility; provided, however, that, after giving effect to any such incurrence, the aggregate principal amount of such indebtedness then outstanding does not exceed $40 million less the sum of all principal payments with respect to such indebtedness pursuant to paragraph (a)(2)(A) of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock";

     (2) indebtedness owed to and held by Parent or any of its restricted subsidiaries; provided, however, that (x) any subsequent issuance or transfer of any capital stock which results in any such restricted subsidiary ceasing to be a restricted subsidiary or any subsequent transfer of such indebtedness, other than to Parent or any of its restricted subsidiaries, will be deemed, in each case, to constitute the incurrence of such indebtedness by the obligor thereon that is not permitted to be incurred under this clause (2) and (y) if Parent is the obligor on such indebtedness, such indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the debenture;

     (3) the debentures, the notes issued by WEC on the July 28, 1999 and their respective exchange notes;

     (4) indebtedness outstanding on the July 28, 1999, other than indebtedness described in clause (1), (2) or (3) of this covenant;

     (5) indebtedness of a subsidiary incurred and outstanding on or prior to the date on which such subsidiary was acquired by Parent, other than indebtedness incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such subsidiary became a subsidiary or was acquired by Parent; provided, however, that on the date of such acquisition and after giving effect thereto, Parent would have been able to issue at least $1.00 of additional indebtedness pursuant to clause
  (a);

     (6) refinancing indebtedness in respect of indebtedness incurred pursuant to paragraph (a) above or pursuant to clause (3), (4) or (5) above or this clause (6);

     (7) hedging obligations or commodity agreements not entered into for speculative purposes and directly related to indebtedness permitted to be incurred by Parent or any of its restricted subsidiaries pursuant to the debenture indenture;

     (8) the incurrence by Parent or any of its restricted subsidiaries of indebtedness represented by capital lease obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Parent or such restricted subsidiaries, in an aggregate principal amount to not exceed $5.0 million at any time outstanding;

     (9) the guarantee by Parent of indebtedness of a restricted subsidiary that was permitted to be incurred by another provision of this covenant;

     (10) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any indebtedness in the form of additional indebtedness with the same terms, and the payment of dividends on disqualified stock in the form of additional shares of the same class of disqualified stock will not be deemed to be an incurrence of Indebtedness or an issuance of disqualified stock for purposes of this covenant; provided, in each case, that the amount thereof is included in Consolidated Interest Expense of Parent as accrued;

     (11) indebtedness arising from agreements of Parent or a restricted subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a subsidiary, other than guarantees of indebtedness incurred by any person acquiring all or any portion of such business, assets or a subsidiary for the purpose of financing such acquisition; provided, however, that (a) such indebtedness is not reflected on the balance sheet of Parent or any restricted subsidiary with contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a) and (b) the maximum assumable liability in respect of all such indebtedness shall at no time exceed the gross proceeds including noncash proceeds, with the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value actually received by Parent and its restricted subsidiaries in connection with such disposition;

     (12) the incurrence of obligations in respect of performance and surety bonds provided by Parent or any of its restricted subsidiaries in the ordinary course of business;

     (13) the incurrence of indebtedness consisting of guarantees of loans made to management for the purpose of permitting management to purchase equity interests of Parent, in an amount not to exceed $1.0 million at any one time outstanding;

     (14) indebtedness of Parent or any restricted subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently, except in the case of daylight overdrafts, drawn against insufficient funds in the ordinary course of business, provided that such indebtedness is satisfied within five business days of incurrence;

     (15) indebtedness of Parent or WEC issued to directors, employees, officers or consultants of Parent, WEC or a restricted subsidiary in connection with the redemption or purchase of capital stock of Parent or WEC that, by its terms, is subordinated to the debentures, is not secured by any assets of the Parent, WEC or its Restricted Subsidiaries and does not require cash payments prior to the stated maturity of the debentures and refinancing indebtedness in respect thereof, in an aggregate principal amount which, when added together with the amount of indebtedness incurred pursuant to this clause (15) and then outstanding, does not exceed $1.0 million; and

     (16) indebtedness in an aggregate principal amount which, together with Parent's other indebtedness outstanding on the date of such incurrence, other than indebtedness permitted by clauses (1) through (15) above or paragraph (a), does not exceed $10 million at any one time outstanding.

   (c) Notwithstanding the foregoing, neither Parent nor any of its restricted subsidiaries will incur any indebtedness pursuant to the foregoing paragraph
(b) if the proceeds thereof are used, directly or indirectly, to refinance any of Parent's subordinated obligations unless such indebtedness will be subordinated to the debentures to at least the same extent as such subordinated obligations.

   (d) For purposes of determining compliance with the foregoing covenant, (1) in the event that an item of indebtedness meets the criteria of more than one of the types of indebtedness described above, Parent, in its sole discretion, will classify such item of indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) an item of indebtedness may be divided and classified in more than one of the types of indebtedness described above.

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   (e) If Parent incurs indebtedness which is subordinate or junior in right of payment to any other indebtedness of Parent, Parent shall cause such subordinate or junior indebtedness to be subordinated to the debentures to the same extent as such other indebtedness.

   (f) Parent will not permit any unrestricted subsidiary to incur any indebtedness other than non-recourse debt; provided, however, that if any such indebtedness ceases to be non-recourse debt, such event will be deemed to constitute an incurrence of indebtedness by Parent or any of its restricted subsidiaries.

   Limitation on Restricted Payments. (a) Parent will not, and will not permit any restricted subsidiary, directly or indirectly, to make a restricted payment if at the time Parent or such restricted subsidiary makes such restricted payment:

     (1) a default will have occurred and be continuing or would result therefrom;

     (2) Parent is not able to Incur an additional $1.00 of indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or

     (3) the aggregate amount of such restricted payment and all other restricted payments since July 28, 1999 would exceed the sum of:

       (A) 50% of the Consolidated Net Income accrued during the period, treated as one accounting period, from July 3, 1999 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such restricted payment, or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit;

       (B) 100% of the aggregate Net Cash Proceeds received by Parent from the issuance or sale of Parent's capital stock (other than disqualified stock) or an equity contribution from a holder of Parent's capital stock subsequent to July 28, 1999, other than an issuance or sale to any of Parent's subsidiaries and other than an issuance or sale to an employee stock ownership plan or to a trust established by Parent or any of its subsidiaries for the benefit of their employees, or from the issue or sale of convertible or exchangeable disqualified stock or convertible or exchangeable debt securities of Parent that have been converted into or exchanged for such equity interests, other that equity interests or disqualified stock or debt securities sold to Parent or a subsidiary of Parent, together with the net proceeds received by Parent upon such conversion or exchange, if any, plus;

       (C) an amount equal to the aggregate net proceeds (including the fair market value, as determined in good faith by a resolution of the Board of Directors of Parent, of property other than cash that would constitute marketable securities or a related business so long as there is no restriction on the sale of such property) of any

        (1) sale or other disposition of Investments made by Parent and its restricted subsidiaries, or

        (2) dividend from, or the sale of the stock of, an unrestricted subsidiary;

provided, however, that the foregoing amount shall not exceed the amount of such Investment previously made, and treated as a restricted payment, by Parent or any restricted subsidiary, and, in the case of any such clause (2), the amount of Investments previously made, and treated as a restricted payment, by Parent or any restricted subsidiary in such unrestricted subsidiary.

   (b) The provisions of the foregoing paragraph (a) will not prohibit:

     (1) any acquisition of any capital stock of Parent made out of the proceeds of the substantially concurrent sale of, or made by exchange for, Parent's capital stock, other than disqualified stock and other than capital stock issued or sold to any of Parent's subsidiaries or an employee stock ownership plan or to a trust established by Parent or any of its subsidiaries for the benefit of Parent or their employees; provided, however, that (A) such acquisition of capital stock will be excluded in the calculation of the amount of restricted payments and (B) the Net Cash Proceeds from such sale will be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

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     (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of subordinated obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, indebtedness of Parent's which is permitted to be incurred pursuant to the covenant described under "--Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of restricted payments;

     (3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of disqualified stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, disqualified stock of Parent which is permitted to be issued pursuant to the debenture indenture; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of restricted payments;

     (4) dividends paid or the consummation at any irrevocable redemption within 60 days after the date of declaration or notice of redemption thereof if at such date of declaration or notice such dividend or redemption would have complied with this covenant; provided, however, that such dividend will be included in the calculation of the amount of restricted payments;

     (5) so long as no default has occurred or will occur as a result of such payment, the repurchase or other acquisition of shares of, or options to purchase shares of, Parent's common stock or the common stock of any of Parent's subsidiaries from former employees or former directors of Parent's or any of Parent's subsidiaries, or permitted transferees of such former employees or former directors, pursuant to the terms of the agreements, including employment agreements, or plans or amendments thereto approved by Parent's board of directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases and other acquisitions will not exceed $1 million in any calendar year; provided further, however, that such repurchases and other acquisitions will be deducted in the calculation of the amount of restricted payments;

     (6) prepayments, repayments or purchases of indebtedness pursuant to clause (2)(D) under "--Limitation on Asset Sales and Subsidiary Stocks"; provided, however, that such prepayment, repayment or purchase will be included in the calculation of the amount of restricted payments;

     (7) repurchase of equity interests of Parent deemed to occur upon exercise of stock options to the extent equity interests represent a portion of the exercise price of such options; or

     (8) so long as no default has occurred and is continuing or would be caused thereby, other restricted payments in an aggregate amount not to exceed $3 million since the date of the debenture indenture.

  The amount of all restricted payments, other than cash, shall be the fair market value on the date of the restricted payment of the asset(s) or securities proposed to be transferred or issued to or by Parent or such restricted subsidiary, as the case may be, pursuant to the restricted payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined in good faith by the board of directors whose resolution with respect thereto shall be conclusive. The board of directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million.

   The board of directors of Parent may designate any restricted subsidiary to be an unrestricted subsidiary if such designation would not cause a default. For purposes of making such determination, all outstanding Investments by Parent and its restricted subsidiaries, except to the extent repaid in cash, in the subsidiary so designated will be deemed to be restricted payments at the time of such designation and will reduce the amount available for restricted payments under clause (a) of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments as the time of such designation. Such designation will only be permitted if such restricted payment would be permitted at such time and if such restricted subsidiary otherwise meets the definition of an unrestricted subsidiary.

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   Limitation on Restrictions on Distributions from Restricted Subsidiaries.
Parent will not, and will not permit any of Parent's restricted subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any restricted subsidiary to:

     (1) pay dividends or make any other distributions on its capital stock to Parent or any of its restricted subsidiaries or pay any indebtedness owed to Parent,

     (2) make any loans or advances to Parent or

     (3) transfer any of its property or assets to Parent,

   except:

     (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on July 28, 1999, including restrictions under the debenture indenture, the debentures, the notes indenture, the notes and the guarantees of the notes;

     (2) any encumbrance or restriction with respect to a restricted subsidiary pursuant to an agreement relating to any indebtedness incurred by such restricted subsidiary on or prior to the date on which such restricted subsidiary was acquired by Parent, other than indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such restricted subsidiary became a restricted subsidiary or was acquired by Parent, and outstanding on such date;

     (3) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

     (4) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing indebtedness of a restricted subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; provided that such security agreements or mortgages constitute Permitted Liens and such indebtedness is permitted to be incurred under the debenture indenture;

     (5) any restriction with respect to a restricted subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the capital stock or assets of such restricted subsidiary pending the closing of such sale or disposition;

       (6) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

     (7) restrictions on the transfer of assets subject to any Lien permitted under the debenture indenture imposed by the holder of such Lien;

     (8) encumbrances or restrictions existing under or arising pursuant to credit facilities entered into in accordance with the debenture indenture; provided that the encumbrances or restrictions in such credit facilities are not materially more restrictive than those contained in the senior credit facility as in effect on the date hereof;

     (9) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the first paragraph of this covenant; and

     (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

     (11) any agreement or instrument governing capital stock, other than disqualified stock, of any person that is in effect on the date such person is acquired by Woods or a restricted subsidiary; and

     (12) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good

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  faith judgment of the board of directors of Parent, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividends or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

   Limitation on Sales of Assets and Subsidiary Stock. (a) Parent will not, and will not permit any of Parent's restricted subsidiaries to, directly or indirectly, consummate any Asset Disposition unless:

     (1) Parent or such restricted subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, including as to the value of all non-cash consideration, as determined in good faith by Parent's board of directors, of the shares and assets subject to such Asset Disposition and at least 75% of the consideration thereof received by Parent or such restricted subsidiary is in the form of cash or cash equivalents or marketable securities and

     (2) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Parent or such restricted subsidiary, as the case may be;

       (A) first, to the extent Parent elects, or is required by the terms of any indebtedness, to prepay, repay, redeem or purchase indebtedness under the senior credit facility or indebtedness, other than any disqualified stock, of a restricted subsidiary required to be repaid upon such Asset Sale, including the notes, in each case other than indebtedness owed to Parent or any of its affiliates, within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

       (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent Parent elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

       (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) and to the extent the Net Available Cash is permitted to be distributed to Parent pursuant to the terms of the indenture governing the notes, to make an offer to the holders of the debentures, and, to holders of other indebtedness that ranks equals with the debentures designated by Parent, to purchase debentures, and such other equal indebtedness, pursuant to and subject to the conditions contained in the debenture indenture; and

       (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) to (x) the acquisition by Parent or any of its restricted subsidiaries of Additional Assets or (y) the prepayment, repayment or purchase of Parent's indebtedness (other than any disqualified stock and other than indebtedness owed to any of Parent's affiliates or indebtedness of any subsidiary, other than indebtedness owed to Parent or any of its affiliates, in each case within one year from the later of the receipt of such Net Available Cash and the date the offer described in clause
    (b) below is consummated;

provided, however, that in connection with any prepayment, repayment or purchase of indebtedness pursuant to clause (A), (C) or (D) above, Parent or any such restricted subsidiary will permanently retire such indebtedness and will cause the related loan commitment, if any, to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, Parent and its restricted subsidiaries will not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $1.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash will be invested in Permitted Investments.

   For the purposes of this covenant, the following are deemed to be cash or cash equivalents: any liabilities, as shown on Parent's or such Restricted Subsidiary's most recent balance sheet, of Parent or any restricted subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the debentures, that are assumed by the transferee of any such assets; and any securities, notes or other obligations received by Parent or any such restricted subsidiary from such transferee that are converted, sold or exchanged by Parent or such restricted subsidiary into cash within 30 days of the related Asset Sale to the extent of the cash received in that conversation.

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   (b) In the event of an Asset Disposition that requires the purchase of the debentures, and other pari passu indebtedness pursuant to clause (a)(2)(C) above, Parent will be required to purchase debentures tendered pursuant to an offer by Parent for the debentures and other pari passu indebtedness at a purchase price of 100% of their accreted value, without premium, plus accrued but unpaid interest, or, in respect of such other pari passu indebtedness, 100% of the principal amount or such lesser price, if any, as may be provided for by the terms of such pari passu indebtedness, in accordance with the procedures, including prorating in the event of oversubscription, set forth in the debenture indenture. If the aggregate purchase price of debentures, and any other pari passu indebtedness, tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, Parent will be required to apply the remaining Net Available Cash in accordance with clause (a)(2)(D) above. Parent will not be required to make such an offer to purchase debentures, and other pari passu indebtedness, pursuant to this covenant if the Net Available Cash available therefor is less than $5.0 million, which lesser amount will be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition.

   (c) Notwithstanding paragraphs (a) and (b) above, Parent and its restricted subsidiaries will be permitted to consummate an Asset Disposition with respect to assets in any transaction or series of related transactions with a fair market value of $2.0 million or less without complying with such paragraphs to the extent (i) at least 75% of the consideration for such Asset Sale constitutes cash, cash equivalents, marketable securities or Productive Assets and (ii) such Asset Disposition is for fair market value, as determined in good faith by Parent's Board of Directors; provided that any consideration not constituting Productive Assets received by Parent or any restricted subsidiary in connection with an Asset Disposition permitted to be consummated under this paragraph shall be subject to the provisions of paragraphs (a) and (b) above and included in Net Available Cash.

   (d) Parent will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of debentures pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Parent will comply with the applicable securities laws and regulations and will not be deemed to have breached Parent's obligations under this clause by virtue thereof.

   Limitation on Affiliate Transactions. (a) Parent will not, and will not permit any restricted subsidiary to, enter into or permit to exist any transaction, including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service, with any of Parent's affiliates (an "affiliate transaction") unless the terms thereof:

     (1) are no less favorable to Parent or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an affiliate,

     (2) if such affiliate transaction involves an amount in excess of $1 million, (A) are set forth in writing and (B) have been approved by a majority of the members of Parent's board of directors having no personal stake in such affiliate transaction; and

     (3) if such affiliate transaction involves as amount in excess of $10 million, have been determined by nationally recognized investment banking or accounting firm to be fair, from a financial standpoint, to Parent and its restricted subsidiaries.

   (b) The provisions of the foregoing paragraph (a) will not prohibit:

     (1) any restricted payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments,"

     (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by Parent's board of directors,

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     (3) the grant of stock options or similar rights to Parent's employees and directors pursuant to plans approved by Parent's board of directors,

     (4) loans or advances to employees in the ordinary course of business in accordance with Parent's past practices or past practices of Parent's restricted subsidiaries, but in any event not to exceed $1 million in the aggregate outstanding at any one time,

     (5) the payment of reasonable fees to Parent's directors and directors of restricted subsidiaries who are not Parent's employees or employees of restricted subsidiaries,

     (6) any affiliate transaction between Parent and a restricted subsidiary or between restricted subsidiaries,

     (7) the issuance or sale of any capital stock of Parent other than Disqualified Stock,

     (8) any employment agreement with reasonable terms entered into by Parent or any of its restricted subsidiaries in the ordinary course of business and consistent with the past practice of Parent or such restricted subsidiary,

     (9) transactions with a person that is an affiliate of Parent solely because Parent owns an equity interest in such person so long as no other affiliate of Parent owns an interest in such person,

     (10) the payment of transaction, management, consulting and advisory fees and related expenses to Madison Dearborn Partners, LLC and its Affiliates; provided, that such fees shall not, in the aggregate, exceed:

       (a) in the case of a management fee, $600,000 in any twelve-month period, and

       (b) in the case of a transaction fee, 1.0% of the total equity value of, plus the indebtedness assumed from, the business acquired in such transaction or series of related transactions;

     (11) reasonable fees and expenses and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of Parent or any subsidiary as determined in good faith by the board of directors of Parent or senior management; and

     (12) any agreement as in effect as of July 28, 1999 or any amendment thereto so long as such amendment is not more disadvantageous to the holders in any material respect.

   Limitation on Liens. Parent will not, and will not permit any restricted subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets, including capital stock, whether owned on July 28, 1999 or thereafter acquired, securing any obligation, other than Permitted Liens, unless contemporaneously therewith effective provision is made to secure the debentures equally and ratably with, or on a senior basis to the subordinated obligations, such obligation for so long as such obligation is so secured.

   Limitation on the Sale or Issuance of Preferred Stock of Restricted Subsidiaries. Parent will not sell or otherwise dispose of any capital stock of a restricted subsidiary, and will not permit any restricted subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its preferred stock except to Parent or any of its wholly owned subsidiaries.

   Limitation on Sale/Leaseback Transactions. Parent will not, and will not permit any restricted subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless

     (1) Parent or such restricted subsidiary would be entitled to (A) incur indebtedness in an amount equal to the attributable debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (B) create a Lien on such property securing such attributable indebtedness without equally and ratably securing the debentures pursuant to the covenant described under "--Certain Covenants--Limitation on Liens," and

     (2) the transfer of such property is permitted by, and Parent or such restricted subsidiary applies the proceeds of such transaction in compliance with, the covenant described under "--Certain Covenants-- Limitation on Sales of Assets and Subsidiary Stock."

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   Merger and Consolidation. Parent will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all Parent's assets to, any person, unless:

     (1) the resulting, surviving or transferee person (the "successor company") will be a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the successor company, if not Parent, will expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form satisfactory to the trustee, all Parent's obligations under the debentures and the debenture indenture;

     (2) immediately after giving effect to such transaction, and treating any indebtedness which becomes an obligation of the successor company or any subsidiary as a result of such transaction as having been incurred by such successor company or such subsidiary at the time of such transaction, no default will have occurred and be continuing;

     (3) immediately after giving effect to such transaction, the successor company would be able to Incur an additional $1.00 of indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on indebtedness"; and

     (4) Parent will have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the debenture indenture.

   The successor company will be Parent's successor and will succeed to, and be substituted for, and may exercise every right and power Parent has under the debenture indenture, but Parent's predecessor in the case of a conveyance, transfer or lease will not be released from the obligation to pay the principal of and interest on the debentures.

   SEC Reports. Notwithstanding that Parent may not be subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act, Parent will file with the SEC, to the extent the SEC will accept such filings, and provide the trustee and debentureholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

   Limitations on Status as Investment Company. The debenture indenture prohibits Parent and its subsidiaries from becoming "investment companies" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

Defaults

   An event of default is defined in the debenture indenture as:

     (1) a default in the payment of cash interest on the debentures when due, continued for 30 days,

     (2) a default in the payment of principal of any debenture when due at its stated maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

     (3) Parent's failure to comply with its obligations under "--Certain Covenants--Merger and Consolidation" above,

     (4) Parent's failure to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control," other than a failure to purchase debentures, or under "--Certain Covenants" under "--Limitation on Indebtedness," "--Limitation on Restricted Payments," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries" or "--Limitation on Sales of Assets and Subsidiary Stock," other than a failure to purchase debentures, "--Limitation on Affiliate Transactions," "--Limitation on the Sale or Issuance of Preferred Stock of Restricted Subsidiaries" or "--SEC Reports,"

     (5) Parent's failure to comply for 60 days after notice with its other agreements contained in the debenture indenture,

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     (6) indebtedness of Parent or any of its significant subsidiaries is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such indebtedness unpaid or accelerated exceeds $5 million (the "cross acceleration provision"),

     (7) certain events of bankruptcy, insolvency or reorganization of Parent or any of its significant subsidiaries (the "bankruptcy provisions"),

     (8) any judgment or decree for the payment of money in excess of $5 million is entered against Parent or any of its significant subsidiaries, remains outstanding for a period of 90 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision").

   However, a default under clauses (4) , (5) and (8) will not constitute an event of default until the trustee or the holders of 25% in principal amount of the outstanding debentures notify Parent of the default and Parent does not cure such default within the time specified after receipt of such notice.

   If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount at maturity of the outstanding debentures may declare the principal of and accrued but unpaid interest on all the debentures to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of Parent occurs and is continuing, the principal of and interest on all the debentures will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the debentures.

   Under certain circumstances, the holders of a majority in principal amount at maturity of the outstanding debentures may rescind any such acceleration with respect to the debentures and its consequences. Subject to the provisions of the debenture indenture relating to the duties of the trustee, in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the debenture indenture at the request or direction of any of the holders of the debentures unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense.

   Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a debenture may pursue any remedy with respect to the debenture indenture or the debentures unless:

     (1) such holder has previously given the trustee notice that an event of default is continuing,

     (2) holders of at least 25% in principal amount at maturity of the outstanding debentures have requested the trustee to pursue the remedy,

     (3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense,

     (4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and

     (5) the holders of a majority in principal amount at maturity of the outstanding debentures have not given the trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount at maturity of the outstanding debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the debenture indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a debenture or that would involve the trustee in personal liability.

   The debenture indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the debentures notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any debenture, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to

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the interest of the holders of the debentures. In addition, Parent is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. Parent is also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain defaults, their status and what action Parent is taking or proposes to take in respect thereof.

Amendments and Waivers

   Subject to certain exceptions, the debenture indenture may be amended with the consent of the holders of a majority in principal amount at maturity of the debentures then outstanding, including consents obtained in connection with a tender offer or exchange for the debentures, and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount at maturity of the debentures then outstanding. However, without the consent of each holder of an outstanding debenture affected thereby, no amendment may, among other things:

     (1) reduce the amount of debentures whose holders must consent to an amendment,

     (2) reduce the rate of or extend the time for payment of interest on any debenture or make any change to the calculation of the accreted value of the debentures,

     (3) reduce the principal of or extend the stated maturity of any debenture,

     (4) reduce the amount payable upon the redemption of any debenture or change the time at which any debenture may be redeemed as described under "--Optional Redemption,"

     (5) make any debenture payable in money other than that stated in the debenture,

     (6) impair the right of any holder of the debentures to receive payment of principal of and interest on such holder's debentures on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's debentures, or

     (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

   Without the consent of any holder of the debentures, Parent and the trustee may amend the debenture indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of Parent's obligations under the debenture indenture, to provide for uncertificated debentures in addition to or in place of certificated debentures, provided that the uncertificated debentures are issued in registered form for purposes of Section 163(f) of the U.S. tax code, or in a manner such that the uncertificated debentures are described in Section 163(f)(2)(B) of the U.S. tax code, to add guarantees with respect to the debentures, to secure the debentures, to add to Parent's covenants for the benefit of the holders of the debentures or to surrender any right or power conferred upon Parent, to make any change that does not adversely affect the rights of any holder of the debentures or to comply with any requirement of the SEC in connection with the qualification of the debenture indenture under the Trust Indenture Act.

   The consent of the holders of the debentures is not necessary under the debenture indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

   After an amendment under the debenture indenture becomes effective, Parent is required to mail to holders of the debentures a notice briefly describing such amendment. However, the failure to give such notice to all holders of the debentures, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

   The debentures will be issued in registered form and will be transferable only upon the surrender of the debentures being transferred for registration of transfer. Parent may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

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Defeasance

   At any time Parent may terminate all its obligations under the debentures and the debenture indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debentures, to replace mutilated, destroyed, lost or stolen debentures and to maintain a registrar and paying agent in respect of the debentures. At any time Parent may terminate its obligations under "change of control" and under the covenants described under "--Certain Covenants," other than the covenant described under "--Merger and Consolidation", the operation of the cross acceleration provision, the bankruptcy provisions with respect to significant subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clause (3) and (4) under "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

   Parent may exercise its legal defeasance option notwithstanding Parent's prior exercise of its covenant defeasance option. If Parent exercises its legal defeasance option, payment of the debentures may not be accelerated because of an event of default with respect thereto. If Parent exercises its covenant defeasance option, payment of the debentures may not be accelerated because of an event of default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under "--Defaults" above or because Parent failed to comply with clause (3) or (4) under "--Certain Covenants-- Merger and Consolidation" above.

   In order to exercise either defeasance option, Parent must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. Government Obligations for the payment of principal and interest on the debentures to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of the debentures will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the IRS or other change in applicable Federal income tax law.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of Parent, as such, shall have any liability for any obligations of Parent under the debentures, the debenture indenture or for any claim based on, in respect of, or by reason of, such obligations or their creations. Each holder of debentures by accepting a debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debentures. The waiver may not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee

   United States Trust Company of Texas, N.A. is the trustee under the debenture indenture and has been appointed by Parent as registrar and paying agent with regard to the debentures.

   The debenture indenture contains certain limitations on the rights of the trustee, should it become a creditor of Parent, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

   The holders of a majority in principal amount at maturity of the outstanding debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The debenture indenture provides that if an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise

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any of its rights or powers under the debenture indenture at the request of any holder of debentures, unless such holder will have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the debenture indenture.

Governing Law

   The debenture indenture provides that it and the debentures will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

   "accreted value" means, as of any date prior to July 15, 2004, an amount per $1,000 principal amount at maturity of debentures that is equal to the sum of
(a) the initial offering price ($481.45 per $1,000 principal amount at maturity of debentures) of such debentures and (b) the portion of the excess of the principal amount of such debentures over such initial offering price which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded quarterly on each January 15th, April 15th, July 15th and October 15th, commencing October 15, 1999, at the rate of 15% per annum from the date of original issue of the debentures through the date of determination computed on the basis of a 360-day year of twelve 30-day months, and as of any date on or after July 15, 2004, the principal amount of each debenture.

   "Additional Assets" means

     (1) any property or assets, other than indebtedness and capital stock, in a Related Business;

     (2) the capital stock of a person that becomes a restricted subsidiary as a result of the acquisition of such capital stock by Parent or a restricted subsidiary; or

     (3) capital stock constituting a minority interest in any person that at such time is a Restricted Subsidiary; provided, however, that any such restricted subsidiary described in clauses (2) or (3) above is primarily engaged in a Related Business.

   "affiliate" of any specified person means any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Restricted Payments," "--Certain Covenants--Limitation on Affiliate Transactions" and "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, "affiliate" will also mean any beneficial owner of Parent's capital stock representing 10% or more of the total voting power of the voting stock on a fully diluted basis or of rights or warrants to purchase such capital stock whether or not currently exercisable and any person who would be an affiliate of any such beneficial owner pursuant to the first sentence hereof.

   "Asset Disposition" means any sale, lease, transfer or other disposition or series of related sales, leases, transfers or dispositions by Parent or any restricted subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of

     (1) any shares of capital stock of a restricted subsidiary other than directors' qualifying shares or shares required by applicable law to be held by a person other than Parent or a restricted subsidiary,

     (2) all or substantially all the assets of any division or line of business of Parent's or any restricted subsidiary or

     (3) any other assets of Parent or any restricted subsidiary outside of Parent's ordinary course of business or such restricted subsidiary.

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   Notwithstanding the preceding, the following items shall not be deemed to be
Asset Dispositions:

     (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

     (2) a transfer of assets between or among Parent and its wholly owned subsidiaries,

     (3) an issuance of Equity Interests by a wholly owned subsidiary to Parent or to another wholly owned subsidiary;

     (4) the sale, license or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

     (5) the sale or other disposition of cash or cash equivalents or marketable securities;

     (6) a restricted payment that is permitted by the covenant described above under the caption "--Certain Covenants--Limitation on Restricted Payments."

   "Attributable Debt" when used with respect to any Sale/Leaseback Transaction means, as at the time of determination, the present value, discounted at the interest rate borne by the debentures, compounded annually, of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction, including any period for which such lease has been extended.

   "average life" means, as of the date of determination, with respect to any indebtedness or preferred stock, the quotient obtained by dividing (1) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such indebtedness or redemption or similar payment with respect to such preferred stock multiplied by the amount of such payment by (2) the sum of all such payments.

   "banks" has the meaning specified in the credit agreement.

   "bank indebtedness" means all obligations pursuant to the senior credit facility.

   "board of directors" means Parent's board of directors or any committee thereof duly authorized to act on behalf of such board.

   "Business Day" means each day which is not a legal holiday.

   "capital lease obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

   "capital stock" of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such person, including any preferred stock, but excluding any debt securities convertible into such equity.

   "cash equivalents" means:

     (1) United States dollars;

     (2) securities issued or directly and fully guarantee or insured by the Untied States government or any agency or instrumentality thereof, provided that the full faith and credit of the United States is pledged in support thereof, having maturities of no more than six months from the date of acquisition;

     (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding twelve months and overnight bank

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  deposits, in each case, with any lender party to the credit agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institutions meeting the qualifications specified in clause (3) above;

     (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within twelve months after the date of acquisition; and

     (6) money marked funds at least 95% of the assets of which constitute cash equivalents of the kinds described in clauses (1) through (5) of this definition.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "commodity agreement" means in respect of a person, any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect such person against fluctuations in the price of energy, commodities and raw materials.

   "Consolidated Coverage Ratio" as of any date of determination means the ratio of (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters prior to the date of such determination to (2) Consolidated Interest Expense for such four fiscal quarters; provided, however, that

     (1) if Parent or any restricted subsidiary has incurred any indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of indebtedness, or both, EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

     (2) if Parent or any restricted subsidiary has repaid, repurchased, defeased or otherwise discharged any indebtedness since the beginning of such period or if any indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than indebtedness incurred under any revolving credit facility unless such indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period will be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as Parent or such restricted subsidiary has not earned the interest income actually earned during such period in respect of cash or temporary cash investments used to repay, repurchase, defease or otherwise discharge such indebtedness,

     (3) if since the beginning of such period Parent or any restricted subsidiary will have made any Asset Disposition, the EBITDA for such period will be reduced by an amount equal to the EBITDA, if positive, directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA, if negative, directly attributable thereto for such period and Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to Parent's indebtedness or any restricted subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Parent and its continuing restricted subsidiaries in connection with such Asset Disposition for such period (or, if the capital stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the indebtedness of such restricted subsidiary to the extent Parent and its continuing restricted subsidiaries are no longer liable for such Indebtedness after such sale,

     (4) if since the beginning of such period Parent or any restricted subsidiary (by merger or otherwise) will have made an Investment in any restricted subsidiary (or any person which becomes a restricted

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  subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the incurrence of any indebtedness or any cost saving permitted to be adjusted in accordance with Article 11 of Regulation S-X) as if such Investment or acquisition occurred on the first day of such period and

     (5) if since the beginning of such period any person (that subsequently became a restricted subsidiary or was merged with or into Parent or any restricted subsidiary since the beginning of such period) will have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Parent or a restricted subsidiary during such period, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations will be determined by Parent in good faith by a responsible financial or accounting officer. If any indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate agreement applicable to such indebtedness if such interest rate agreement has a remaining term in excess of 12 months).

   "Consolidated Interest Expense" means, for any period, Parent's total interest expense and that of Parent's consolidated restricted subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by Parent or its restricted subsidiaries, without duplication,

     (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction,

     (2) amortization of debt discount and debt issuance cost,

     (3) capitalized interest,

     (4) non-cash interest expenses,

     (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

     (6) net costs associated with hedging obligations (including amortization of fees),

     (7) preferred Stock dividends in respect of all preferred stock held by persons other than Parent or a wholly owned Subsidiary,

     (8) interest incurred in connection with Investments in discontinued operations,

     (9) interest accruing on any Indebtedness of any other Person to the extent such indebtedness is guaranteed by (or secured by the assets of) Parent or any restricted subsidiary and

     (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Parent) in connection with indebtedness incurred by such plan or trust.

   "Consolidated Net Income" means, for any period, Parent's net income and that of Parent's consolidated subsidiaries; provided, however, that there will not be included in such Consolidated Net Income:

     (1) any net income of any person (other than Parent) if such person is not a restricted subsidiary, except that

       (A) subject to the exclusion contained in clause (4) below, Parent's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to Parent or a

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    restricted subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a restricted subsidiary, to the limitations contained in clause (3) below) and

       (B) Parent's equity in a net loss of any such person for such period will be included in determining such Consolidated Net Income;

     (2) any net income (or loss) of any Person acquired by Parent or a subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

     (3) any net income of any restricted subsidiary if such restricted subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such restricted subsidiary, directly or indirectly, to Parent, except that

       (A) this clause (3) shall not apply to the restriction contained in the indenture governing the notes of WEC or contained in the senior credit facility,

       (B) subject to the exclusion contained in clause (4) below, Parent's equity in the net income of any such restricted subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such restricted subsidiary during such period to Parent or another restricted subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution paid to another restricted subsidiary, to the limitation contained in this clause, and

       (C) Parent's equity in a net loss of any such restricted subsidiary for such period will be included in determining such Consolidated Net Income;

     (4) any gain (but not loss) realized upon the sale or other disposition of any of Parent's assets, Parent's consolidated subsidiaries or any other person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any capital stock of any person;

     (5) extraordinary gains or losses; and

     (6) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there will be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from unrestricted subsidiaries to Parent or a restricted subsidiary to the extent such dividends, repayments or transfers increase the amount of restricted payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

   "credit facilities" means, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), working capital loans, swing lines, advances or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time.

   "currency agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

   "default" means any event which is, or after notice or passage of time or both would be, an event of default.

   "disqualified stock" means, with respect to any person, any capital stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event

     (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

     (2) is convertible or exchangeable for Indebtedness or disqualified stock or

     (3) is redeemable or must be purchased, upon the occurrence of certain events or otherwise, by such person at the option of the holder thereof, in whole or in part,

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in each case on or prior to the first anniversary of the stated maturity of the debentures; provided, however, that any capital stock that would not constitute disqualified stock but for provisions thereof giving holders thereof the right to require such person to purchase or redeem such capital stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the stated maturity of the debentures will not constitute disqualified stock if (x) the "asset sale" or "change of control" provisions applicable to such capital stock are not more favorable to the holders of such capital stock than the terms applicable to the debentures and described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "--Certain Covenants--Change of Control" and (y) any such requirement only becomes operative after compliance with such terms applicable to the debentures, including the purchase of any debentures tendered pursuant thereto.

   "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income:

     (1) all Parent's income tax expense and that of Parent's consolidated restricted subsidiaries,

     (2) Parent's depreciation expense and that of Parent's consolidated restricted subsidiaries,

     (3) Parent's amortization expense and that of Parent's consolidated restricted subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period),

     (4) all Parent's other non-cash charges and those of Parent's consolidated restricted subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period, and

     (5) all one-time compensation payments made in connection with the recapitalization.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a restricted subsidiary will be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such restricted subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Parent by such restricted subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such restricted subsidiary or its stockholders. If since the beginning of the relevant period, Parent or any restricted subsidiary will have made an Investment in any restricted subsidiary (or any person which becomes a restricted subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA for such period will be calculated after giving pro forma effect thereto (including any cost saving permitted to be adjusted in accordance with Article 11 of Regulation S-
X).

   "equity interest" means capital stock and all warrants, options or other rights to acquire capital stock, but excluding any debt security that is convertible into, or exchangeable for, capital stock.

   "equity offering" means an offering of stock of Parent.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "GAAP" means generally accepted accounting principles in the United States of America as in effect as of July 28, 1999, including those set forth in

     (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

     (2) statements and pronouncements of the Financial Accounting Standards Board,

     (3) such other statements by such other entity as approved by a significant segment of the accounting profession and

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     (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

   "guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any person and any obligation, direct or indirect, contingent or otherwise, of such person

     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation of such person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or

     (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" will not include endorsements for collection or deposit in the ordinary course of business.

The term "guarantee" used as a verb has a corresponding meaning. The term "guarantor" will mean any person guaranteeing any obligation.

   "hedging obligations" of any person means the obligations of such person pursuant to any interest rate agreement or currency agreement.

   "holder" or "debentureholder" means the person in whose name a debenture is registered on the registrar's books.

   "incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or capital stock of a person existing at the time such person becomes Parent's subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be incurred by such Subsidiary at the time it becomes a subsidiary. The term "incurrence" when used as a noun will have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security will be deemed the incurrence of indebtedness.

   "indebtedness" means, with respect to any person on any date of determination (without duplication):

     (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

     (2) all capital lease obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

     (3) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

     (4) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following payment on the letter of credit);

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     (5) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any disqualified stock or, with respect to any subsidiary of such person, the liquidation preference with respect to, any preferred stock (but excluding, in each case, any accrued dividends);

     (6) all obligations of the type referred to in clauses (1) through (5) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

     (7) all obligations of the type referred to in clauses (1) through (5) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

     (8) to the extent not otherwise included in this definition, hedging obligations of such person.

The amount of indebtedness of any person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

   "interest rate agreement" means in respect of a person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed solely to protect such person against fluctuations in interest rates.

   "Investment" in any person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of capital stock, Indebtedness or other similar instruments issued by such person. For purposes of the definition of "unrestricted subsidiary," the definition of "restricted payment" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments,"

     (1) "Investment" will include the portion (proportionate to Parent's equity interest in such subsidiary) of the fair market value of the net assets of any subsidiary of Parent at the time that such subsidiary is designated an unrestricted subsidiary; provided, however, that upon a redesignation of such subsidiary as a restricted subsidiary, Parent will be deemed to continue to have a permanent "Investment" in an unrestricted subsidiary equal to an amount (if positive) equal to (x) Parent's "Investment" in such subsidiary at the time of such redesignation less (y) the portion (proportionate to Parent's equity interest in such subsidiary) of the fair market value of the net assets of such subsidiary at the time of such redesignation; and

     (2) any property transferred to or from an unrestricted subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors.

   "issue date" means the date on which the debentures are originally issued, which was July 28, 1999.

   "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind including any conditional sale or other title retention agreement or lease in the nature thereof.

   "marketable securities" means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest categories by either Standard & Poor's Corporation or Moody's Investors Service, Inc.

   "Net Available Cash" from an Asset Disposition means cash payments, cash equivalents and marketable securities received therefrom including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any

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securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of indebtedness or other obligations relating to such properties or assets or received in any other noncash form, in each case net of:

     (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition,

     (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition,

     (3) all distributions and other payments required to be made to minority interest holders in restricted Subsidiaries as a result of such Asset Disposition and

     (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Parent or any restricted subsidiary after such Asset Disposition.

   "Net Cash Proceeds," with respect to any issuance or sale of capital stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

   "non-recourse debt" means indebtedness

     (1) as to which neither Parent nor any restricted subsidiary

       (A) provides any guarantee or credit support of any kind including any undertaking, guarantee, indemnity, agreement or instrument that would constitute indebtedness or

       (B) is directly or indirectly liable (as a guarantor or otherwise) and

     (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an unrestricted subsidiary) would permit (upon notice, lapse of time or both) any holder of Parent's other indebtedness or that of any restricted subsidiary to declare a default under such other indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

   "permitted holders" means Madison Dearborn Partners, Inc. and any affiliate thereof.

   "Permitted Investment" means an Investment by Parent or any restricted subsidiary in

     (1) Parent, a restricted subsidiary or a person that will, upon the making of such Investment, become a restricted subsidiary; provided, however, that the primary business of such restricted subsidiary is a Related Business;

     (2) another person if as a result of such Investment such other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Parent or a restricted subsidiary; provided, however, that such Person's primary business is a Related Business;

     (3) Investments in cash equivalents and marketable securities;

     (4) receivables owing to Parent or any restricted subsidiary, including negotiable interests held for deposit or collecting, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Parent or any such restricted subsidiary deems reasonable under the circumstances;

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     (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     (6) loans or advances to employees made in the ordinary course of business consistent with Parent's past practices or that of such restricted subsidiary;

     (7) any person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock";

     (8) any acquisition of assets to the extent acquired in exchange for the issuance of equity interests, other than disqualified stock of Parent;

     (9) hedging obligations permitted by clause (7) under the caption "-- Limitation on Indebtedness";

     (10) an Investment existing on the date of the debenture indenture;

     (11) any Investment in securities of trade creditors or customers received in compromise of obligations of such persons incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; and

     (12) any Investments in any person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed the greater of $5.0 million or 5% of Total Tangible Assets.

   "Permitted Liens" means, with respect to any person,

     (1) pledges or deposits by such person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which such person is a party, or deposits to secure public or statutory obligations of such person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

     (2) Liens imposed by law, such as carriers', warehousemen's and mechanic's Liens, in each case for sums not yet due or being contested in good faith by appropriate proceeding or other Liens arising out of judgments or awards against such person with respect to which such person will then be proceeding with an appeal or other proceedings for review;

     (3) Liens for property taxes not yet subject to penalties for non-payment, which are being contested in good faith by appropriate proceedings or with respect to which adequate reserves have been recorded in accordance with GAAP;

     (4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such person in the ordinary course of its business;

     (5) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties;

     (6) Liens securing hedging obligations so long as the related Indebtedness is, and is permitted to be under the debenture indenture, secured by a Lien on the same property securing such hedging obligations;

     (7) leases and subleases of real property which do not interfere with the ordinary conduct of Parent's business or that of any of Parent's restricted subsidiaries, and which are made on customary and usual terms applicable to similar properties;

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     (8) Liens existing as of the issue date and Liens created by the debenture indenture or the notes indenture;

     (9) Liens created solely for the purpose of securing the payment of all or a part of the purchase price of assets or property acquired or constructed in the ordinary course of business after the date on which the debentures are originally issued; provided, however, that

       (A) the aggregate principal amount of indebtedness secured by such Liens will not exceed the lesser of cost or fair market value of the assets or property so acquired or constructed,

       (B) the indebtedness secured by such Liens will have otherwise been permitted to be issued under the debenture indenture and

       (C) such Liens will not encumber any of Parent's other assets or property or that of any of Parent's restricted subsidiaries and will attach to such assets or property within 180 days of the construction or acquisition of such assets or property;

     (10) Liens on the assets or property of any of Parent's restricted subsidiaries existing at the time such restricted subsidiary became a subsidiary of Parent and not incurred as a result of (or in connection with or in anticipation of) such restricted subsidiary becoming a subsidiary of Parent; provided, however, that:

       (A) any such Lien does not by its terms cover any property or assets after the time such restricted subsidiary becomes a subsidiary which were not covered immediately prior to such transaction,

       (B) the incurrence of the indebtedness secured by such Lien will have otherwise been permitted to be issued under the debenture indenture, and

       (C) such Liens do not extend to or cover any of Parent's other property or assets or that of any of Parent's restricted subsidiaries;

     (11) Liens to secure capitalized lease obligations permitted to be incurred under the debenture indenture;

     (12) Liens securing Indebtedness outstanding or committed under the senior credit facility;

     (13) Liens extending, renewing or replacing in whole or in part a Lien permitted by the debenture indenture; provided, however, that:

       (A) such Liens do not extend beyond the property subject to the existing Lien and improvements and construction on such property and

       (B) the Indebtedness secured by the Lien may not exceed the indebtedness secured at the time by the existing Lien;

     (14) Liens on inventory deemed to arise by reason of the consignment of inventory in Parent's ordinary course of business and that of Parent's restricted subsidiaries;

     (15) Liens on the assets or property of any of Parent's restricted subsidiaries to secure indebtedness of such restricted subsidiary owing to and held by Parent; and

     (16) Liens incurred in the ordinary course of business with respect to obligations that do not exceed $1.0 million at any one time outstanding.

   "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

   "preferred stock," as applied to the capital stock of any person, means capital stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of capital stock of any other class of such person.

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   "principal" of a debenture means the accreted value of the debenture plus the premium, if any, payable on the debenture which is due or overdue or is to become due at the relevant time.

   "principal amount at maturity" of a debenture means the amount specified as such on the face of such debenture.

   "public equity offering" means an underwritten primary public offering of Parent's common stock pursuant to an effective registration statement under the Securities Act.

   "refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "refinanced" and "refinancing" will have correlative meanings.

   "refinancing indebtedness" means indebtedness that refinances any of Parent's indebtedness or that of any restricted subsidiary referred to in clause (b)(6) under the covenant "--Limitation on Indebtedness," including indebtedness that refinances refinancing indebtedness; provided, however, that:

     (1) such refinancing indebtedness has a stated maturity no earlier than the stated maturity of the indebtedness being refinanced,

     (2) such refinancing indebtedness has an average life at the time such refinancing indebtedness is incurred that is equal to or greater than the average life of the indebtedness being refinanced and

     (3) such refinancing indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the indebtedness being refinanced; provided further, however, that refinancing indebtedness will not include (x) indebtedness of a subsidiary that refinances Parent's indebtedness or (y) Parent's indebtedness or that of a restricted subsidiary that refinances indebtedness of an unrestricted subsidiary.

   "Related Business" means any business related, ancillary or complementary to Parent's businesses and that of the restricted subsidiaries on the issue date.

   "restricted payment" with respect to any person means

     (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its capital stock (including any payment in connection with any merger or consolidation involving such person) or similar payment to the direct or indirect holders of its capital stock (other than dividends or distributions payable solely in its capital stock (other than disqualified stock) and dividends or distributions payable solely to Parent or a restricted subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a wholly owned subsidiary to minority stockholders (or owners of an equivalent interest in the case of a subsidiary that is an entity other than a corporation),

     (2) the purchase, redemption or other acquisition or retirement for value of any capital stock of Parent held by any person or of any capital stock of a restricted subsidiary held by any affiliate of Parent's (other than a restricted subsidiary), including the exercise of any option to exchange any capital stock (other than into Parent's capital stock that is not disqualified stock),

     (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any subordinated obligations, other than the purchase, repurchase or other acquisition of subordinated obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition, or

     (4) the making of any Investment in any person, other than a Permitted Investment.

   "restricted subsidiary" means any subsidiary of Parent that is not an unrestricted subsidiary.

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   "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Parent or a restricted subsidiary transfers such property to a person and Parent or a restricted subsidiary leases it from such person.

   "SEC" means the Securities and Exchange Commission.

   "senior credit facility" means that certain credit agreement, dated on or about July 28, 1999, among WEC, Parent, the subsidiaries named therein and the lenders from time to time party thereto, including any collateral documents, instruments and agreements executed in connection therewith, and the term "senior credit facility" will also include any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any credit facilities that replace, refund or refinance any part of the loans, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility that increases the amount borrowable thereunder or alters the maturity thereof.

   "significant subsidiary" means any restricted subsidiary that would be a "significant subsidiary" of Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

   "stated maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

   "subordinated obligation" means any of Parent's indebtedness (whether outstanding on the issue date or thereafter Incurred) which is subordinate or junior in right of payment to the debentures, pursuant to a written agreement to that effect.

   "subsidiary" means, in respect of any person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

     (1) such person,

     (2) such person and one or more subsidiaries of such person or

     (3) one or more subsidiaries of such person.

   "temporary cash investments" means any of the following:

     (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

     (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

     (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an affiliate of Parent's) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and

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     (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service,
  Inc.

   "Total Tangible Assets" means the total consolidated assets of Parent and its restricted subsidiaries as set forth on Parent's most recent balance sheet excluding goodwill, trademarks, patents and minority interests of others and other intangible assets, all as determined in accordance with GAAP.

   "unrestricted subsidiary" means

     (1) any subsidiary of parent that at the time of determination will be designated an unrestricted subsidiary by the board of directors in the manner provided below and

     (2) any subsidiary of an unrestricted subsidiary.

   Parent's board of directors may designate any of its subsidiaries (including any newly acquired or newly formed subsidiary) to be an unrestricted subsidiary unless such subsidiary or any of its subsidiaries owns any of Parent's capital stock or indebtedness, or holds any Lien on Parent's property or that of any subsidiary of Parent's that is not a subsidiary of the subsidiary to be so designated; provided, however, that either (A) the subsidiary to be so designated has total assets of $1,000 or less or (B) if such subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments."

   Parent's board of directors may designate any unrestricted subsidiary to be a restricted subsidiary; provided, however, that immediately after giving effect to such designation (x) Parent could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (y) no default will have occurred and be continuing. Any such designation by Parent's board of directors will be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the board of directors giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

   "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at Parent's option.

   "voting stock" of a person means all classes of capital stock or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

   "wholly owned subsidiary" means a restricted subsidiary all the capital stock of which (other than directors' qualifying shares) is owned by Parent or one or more wholly owned subsidiaries.

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                       DESCRIPTION OF THE EXCHANGE NOTES

   WEC will issue the exchange notes under the notes indenture, dated as of July 28, 1999, between WEC, Parent, and United States Trust Company of New York, as trustee (the "trustee"). The following is a summary of certain provisions of the notes indenture; it does not restate these provisions in their entirety. We have filed a complete copy of the notes indenture as an exhibit to the registration statement, which this prospectus forms a part. See "Where You Can Find More Information." WEC urges you to read the notes indenture because it, and not this description, define your rights as holders of these notes. We use the term "notes" in this prospectus to refer to both the outstanding notes and the exchange notes.

   The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

  .   the exchange notes bear a Series B designation and a different CUSIP number from the outstanding notes;

  .   the exchange notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

  .   the holders of the exchange notes will not be entitled to the rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer.

   The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the notes indenture. The exchange notes will rank equally with the outstanding notes if all of the outstanding notes are not exchanged in this exchange offer.


General

   The outstanding notes were initially issued in an aggregate principal amount of $130 million and mature on July 15, 2009. Additional notes in an aggregate principal amount of $50 million may be issued from time to time after the date of the notes indenture, subject to the provisions of the notes indenture, including those described under "Certain Covenants--Limitation on Indebtedness." The notes bear an annual interest rate of 12.0% from July 28, 1999. WEC will pay interest semiannually on January 15th and July 15th of each year, beginning January 15, 2000. WEC will make each interest payment to the person in whose name the note is registered at the close of business on the January 1 or July 1 immediately preceding the interest payment date. WEC will pay interest on overdue principal at an annual interest rate of 1% in excess of such rate, and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

   WEC will make payments on the notes, including principal, premium and interest, by wire transfer of immediately available funds to the accounts specified by the holders or, if no such account is specified, by mailing a check to each holder's address, as it appears in the register of the notes maintained by the registrar. You may transfer and exchange the notes at the office of the registrar and any co-registrar. WEC will issue the notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of notes, but WEC may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with certain transfers and exchanges.

Optional Redemption

   The notes will be redeemable at WEC's option, in whole or in part, at any time on or after July 15, 2004, at the respective redemption price set forth below, which are expressed as a percentage of principal amount, plus accrued and unpaid interest to the redemption date, subject to the right of holders of record on the relevant

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record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on the year indicated below:

                                                                      Redemption
      Period                                                            Price
      ------                                                          ----------
      2004...........................................................  106.000%
      2005...........................................................  104.000%
      2006...........................................................  102.000%
      2007 and thereafter............................................  100.000%

   In addition, before July 15, 2002, WEC may at its option on one or more occasions redeem up to 35% of the original principal amount of the notes, including the original principal amount of any additional notes, with the proceeds of (i) one or more public equity offerings or (ii) any other equity offering so long as the gross proceeds to WEC or Parent from such offering exceeds $50 million, at a redemption price, expressed as a percentage of principal amount, of 112% plus accrued interest to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided that at least 65% of the aggregate principal amount of the notes, including the original principal amount of any additional notes initially issued must remain outstanding after each such redemption; provided, further, that such redemption must occur within 120 days of the public equity offering or equity offering, as the case may be.

Selection and Notice of Redemption

   If WEC is redeeming less than all the notes at any time, the trustee will select notes on a pro rata basis, by lot or by such other method as the trustee in its sole discretion will deem to be fair and appropriate.

   WEC will redeem notes of $1,000 in original principal amount or less in whole and not in part. WEC will cause notices of redemption to be mailed by first-class mail at least 30 and not more than 60 days before the redemption date to each holder's registered address.

   If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount thereof to be redeemed. WEC will issue a new note in principal amount equal to the unredeemed portion of the original note in the name of the Holder thereof upon cancellation of the original note. On or after the date of redemption, interest will cease to accrue on notes or portions thereof called for redemption.

Guaranties

   WEC's obligations pursuant to the notes, including the repurchase obligation resulting from a change of control, are unconditionally guaranteed, jointly and severally, on a subordinated basis by Parent and will be unconditionally guaranteed by each future domestic subsidiary of WEC, if any. Parent is a holding company that derives all its operating income and cash flow primarily from WEC, the common stock of which is pledged to secure Parent's indebtedness outstanding under the senior credit facility. The obligations of each subsidiary guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such subsidiary guarantor, including, without limitation, any guarantees under the senior credit facility, and after giving effect to any collections from or payments made by or on behalf of any other subsidiary guarantor in respect of the obligations of such other subsidiary guarantor under its subsidiary guaranty or pursuant to its contribution obligations under the notes indenture, result in the obligations of such subsidiary guarantor under the subsidiary guaranty not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

   Each subsidiary guarantor may consolidate with or merge into or sell its assets to WEC or another subsidiary guarantor without limitation. Upon the sale or disposition, by merger or otherwise, of a subsidiary guarantor or all or substantially all of its assets to a person, whether or not an affiliate of the subsidiary

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guarantor which is not a subsidiary of WEC, which sale or disposition is otherwise in compliance with the notes indenture, including the covenant described under "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock", such subsidiary guarantor will be deemed released from all its obligations under the notes indenture and its subsidiary guaranty and such subsidiary guaranty will terminate; provided, however, that any such termination will occur only to the extent that all obligations of such subsidiary guarantor under the senior credit facility and all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any other indebtedness of WEC's or any of its restricted subsidiaries will also terminate upon such release, sale or transfer.

   The provisions under the notes indenture relating to the guaranties may be waived or modified with the written consent of the holders of a majority in principal amount of the notes then outstanding.

Ranking

   The outstanding notes are, and the exchange notes will be, senior unsecured obligations of WEC, are and will rank, equal in right of payment with all existing and future senior unsecured indebtedness of WEC, are and will be, senior in right of payment to all future subordinated indebtedness of WEC and are and will be guaranteed on a senior unsecured basis by Parent and any future domestic subsidiary of WEC. On the issue date of the exchange notes, WEC will have no subsidiaries. The notes and the guaranties will be effectively subordinated to any secured indebtedness, including indebtedness under the senior credit facility, of WEC or the applicable guarantor, to the extent of the value of the assets securing such indebtedness. As of July 3, 1999 after giving pro forma effect to the Acquisitions and the initial offerings, WEC would have had approximately $15.6 million of indebtedness outstanding under its senior credit facility and would have been able to borrow an additional $9.3 million under the senior credit facility. WEC and the guarantors had no additional secured indebtedness as of July 3, 1999. Although the notes indenture contains limitations on the amount of additional indebtedness that WEC may incur, under certain circumstances the amount of such indebtedness could be substantial or secured. See "--Certain Covenants--Limitation on Indebtedness."

Book-Entry, Delivery and Form

   The outstanding notes were, and the exchange notes will be, issued in the form of one or more global notes. The global note representing the exchange notes will be deposited with, or on behalf of, the Depository Trust Company ("DTC") and registered in the name of DTC or its nominee. Except as set forth below, the global note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global note directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC.

   Upon the transfer of an exchange note in definitive form, such note will, unless the global note has previously been exchanged for notes in definitive form, be exchanged for an interest in the global note representing the principal amount of notes being transferred.

   DTC has advised WEC as follows: DTC is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

   Upon the issuance of the global note, DTC will credit, on its book-entry registration and transfer system, the principal amount of the notes represented by such global note to the accounts of participants. The accounts

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to be credited will be designated by the initial purchaser of such notes.
Ownership of beneficial interests in the global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC, with respect to participants' interest and such participants, with respect to the owners of beneficial interests in the global note other than participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global note.

   So long as DTC, or its nominee, is the registered holder and owner of the global note, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of the related notes for all purposes of such notes and the notes indenture. Except as set forth below, owners of beneficial interests in the global note will not be entitled to have the notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any notes under the global note. WEC understands that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   Payment of principal of and interest on notes represented by the global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

   WEC expects that DTC or its nominee, upon receipt of any payment of principal of or interest on the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. WEC also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. WEC will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global note for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note owning through such participants.

   Unless and until it is exchanged in whole or in part for certificated notes in definitive form, the global note may not be transferred except as a whole by DTC to a nominee or by a nominee to DTC or another nominee of DTC.

   Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither WEC nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

   Subject to certain conditions, the notes represented by the global note are exchangeable for certificated notes in definitive form of like tenor as such notes in denominations of U.S. $1,000 and integral multiples thereof if:

     (1) DTC notifies WEC that it is unwilling or unable to continue as depository for the global note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by WEC within 90 days;

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

     (2) WEC in its discretion at any time determines not to have all of the notes represented by the global note; or

     (3) an event of default has occurred and is continuing.

   Any note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as DTC will direct. Subject to the foregoing, the global note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of DTC or its nominee.

Same-Day Payment

   The notes indenture requires WEC to make payments in respect of notes, including principal, premium and interest, be made by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

Change of Control

   Upon the occurrence of any of the following events (each a "change of control"), each holder will have the right to require WEC to repurchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date:

     (1) Prior to the earlier to occur of (A) the first public offering of common stock of Parent or (B) the first public offering of WEC's common stock, the permitted holders cease to be the "beneficial owner," as defined in Rules 13d-3 and 13d-5 under the Exchange Act, directly or indirectly, of at least 35% of the aggregate of the total voting power of WEC's voting stock or that of Parent, whether as a result of issuance of WEC's securities or that of Parent, WEC's merger, consolidation, liquidation or dissolution or that of Parent, any direct or indirect transfer of securities by Parent or otherwise. For purposes of this clause (1) and clause (2) below, the permitted holders will be deemed to beneficially own any voting stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the permitted holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the voting stock of the parent corporation.

     (2) Any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more permitted holders, is or becomes the "beneficial owner," as defined in clause (1) above, except that for purposes of this clause (2) such person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 35% of the total voting power of WEC's voting stock or that of Parent. The foregoing will only be deemed a change of control if the permitted holders "beneficially own," as defined in clause (1) above, directly or indirectly, in the aggregate a lesser percentage of the total voting power of WEC's voting stock or that of Parent than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of WEC's board of directors or that of Parent. For the purposes of this clause (2), such other person will be deemed to beneficially own any voting stock of a specified corporation held by a parent corporation, if such other person is the "beneficial owner," as defined in this clause (2), directly or indirectly, of more than 35% of the voting power of the voting stock of such parent corporation and the permitted holders "beneficially own" as defined in clause (1) above, directly or indirectly, in the aggregate a lesser percentage of the voting power of the voting stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation.

     (3) During any period of two consecutive years, individuals who at the beginning of such period constituted WEC's board of directors or that of Parent, together with any new directors whose election by WEC's board of directors or that of Parent or whose nomination for election by WEC's shareholders or

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  that of Parent, as applicable, was approved by a vote of a majority of
  WEC's directors or that of Parent, as applicable, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of WEC's board of directors or that of Parent, as applicable, then in office.

     (4) The adoption of a plan relating to WEC's liquidation or dissolution or that of Parent.

     (5) The merger or consolidation of WEC or Parent with or into another person or the merger of another person with or into WEC or Parent, or the sale of all or substantially all of WEC's assets or that of Parent to another person, other than a Person that is controlled by the permitted holders, and, in the case of any such merger or consolidation, WEC's securities or that of Parent that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of WEC's voting stock or that of Parent are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the voting stock of the surviving corporation.

   Within 30 days following any change of control, WEC will mail a notice to each holder with a copy to the trustee stating:

     (1) that a change of control has occurred and that such holder has the right to require WEC to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date;

     (2) the circumstances and relevant facts regarding such change of control, including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such change of control);

     (3) the repurchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed; and

     (4) the instructions determined by WEC, consistent with the covenant described hereunder, that a holder must follow in order to have its notes purchased.

   WEC will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, WEC will comply with the applicable securities laws and regulations and will not be deemed to have breached WEC's obligations under the covenant described hereunder by virtue thereof.

   The change of control purchase feature is a result of negotiations between WEC and the initial purchaser. WEC's management has no present intention to engage in a transaction involving a change of control, although it is possible that WEC or Parent would decide to do so in the future. Subject to the limitations discussed below, WEC or Parent could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the notes indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect WEC's capital structure or credit ratings. Restrictions on WEC's ability to incur additional indebtedness are contained in the covenant described under "--Certain Covenants--Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the notes indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

   The senior credit facility restricts WEC from purchasing any notes prior to September 30, 2007, and will also provide that the occurrence of certain change of control events with respect to WEC would constitute a default thereunder. In the event a change of control occurs at a time when WEC is prohibited from purchasing

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notes, WEC could seek the consent of WEC's lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If WEC does not obtain such a consent or repay such borrowings, WEC will remain prohibited from purchasing notes. In such case, WEC's failure to purchase tendered notes would constitute an event of default under the notes indenture which would, in turn, constitute a default under the senior credit facility.

   Future indebtedness that WEC may incur may contain prohibitions on the occurrence of certain events that would constitute a change of control or require such indebtedness to be repurchased upon a change of control. Moreover, the exercise by the holders of their right to require WEC to repurchase the notes could cause a default under such indebtedness, even if the change of control itself does not, due to the financial effect of such repurchase on WEC. Finally, WEC's ability to pay cash to the holders of notes following the occurrence of a change of control may be limited by WEC's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Certain Covenants

   The notes indenture contains covenants including, among others, the following:

   Limitation on Indebtedness. (a) WEC will not, and will not permit any of its restricted subsidiaries to, Incur, directly or indirectly, any Indebtedness; provided, however, that WEC may Incur Indebtedness if, on the date of such incurrence and after giving effect thereto, the Consolidated Coverage Ratio exceeds 2 to 1 if such indebtedness is incurred prior to July 31, 2001 or 2.25 to 1 if such indebtedness is incurred thereafter.

   (b) Notwithstanding the foregoing paragraph (a), WEC and its restricted subsidiaries may incur any or all of the following indebtedness:

     (1) indebtedness Incurred pursuant to the senior credit facility; provided, however, that, after giving effect to any such incurrence, the aggregate principal amount of such indebtedness then outstanding does not exceed $40 million less the sum of all principal payments with respect to such indebtedness pursuant to paragraph (a)(2)(A) of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock";

     (2) indebtedness owed to and held by WEC or any of its restricted subsidiaries; provided, however, that (x) any subsequent issuance or transfer of any capital stock which results in any such restricted subsidiary ceasing to be a subsidiary or any subsequent transfer of such indebtedness (other than to WEC or any of its restricted subsidiaries) will be deemed, in each case, to constitute the incurrence of such indebtedness by the obligor thereon that is not permitted to be Incurred under this clause (2) and (y) if WEC and/or a subsidiary guarantor is the obligor on such indebtedness, such indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the note and/or the subsidiary guaranty of such subsidiary guarantor, as the case may be;

     (3) the notes (other than additional notes) and the exchange notes;

     (4) indebtedness outstanding on July 28, 1999 other than indebtedness described in clause (1), (2) or (3) of this covenant;

     (5) indebtedness of a subsidiary incurred and outstanding on or prior to the date on which such subsidiary was acquired by WEC, other than indebtedness incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such subsidiary became a subsidiary or was acquired by WEC; provided, however, that on the date of such acquisition and after giving effect thereto, WEC would have been able to Incur at least $1.00 of additional indebtedness pursuant to clause (a);

     (6) refinancing indebtedness in respect of indebtedness incurred pursuant to paragraph (a) above or pursuant to clause (3), (4) or (5) above or this clause (6); provided, however, that to the extent such refinancing indebtedness directly or indirectly refinances indebtedness of a subsidiary incurred pursuant to clause (5), such refinancing indebtedness will be incurred only by such subsidiary;

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

     (7) hedging obligations or commodity agreements not entered into for speculative purposes and directly related to indebtedness permitted to be incurred by WEC or any of its restricted subsidiaries pursuant to the notes indenture;

     (8) the subsidiary guaranties of the subsidiary guarantors with respect to the notes and the debentures;

     (9) the incurrence by WEC or any of its restricted subsidiaries of indebtedness represented by capital lease obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of WEC or such restricted subsidiaries, in an aggregate principal amount to not exceed the greater of 5% of total assets as of the date of incurrence and $2.5 million at any time outstanding;

     (10) the guarantee by WEC or any of the subsidiary guarantors of WEC's indebtedness or Indebtedness of a restricted subsidiary that was permitted to be incurred by another provision of this covenant;

     (11) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any indebtedness in the form of additional indebtedness with the same terms, and the payment of dividends on disqualified stock in the form of additional shares of the same class of disqualified stock will not be deemed to be an incurrence of indebtedness or an issuance of disqualified stock for purposes of this covenant; provided, in each case, that the amount thereof is included in Consolidated Interest Expense of WEC as accrued;

     (12) indebtedness arising from agreements of WEC or a restricted subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a subsidiary, other than guarantees of indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (a) such indebtedness is not reflected on the balance sheet of WEC or any restricted subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of all such indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by WEC and its restricted subsidiaries in connection with such disposition;

     (13) the incurrence of obligations in respect of performance and surety bonds provided by WEC or any of its restricted subsidiaries in the ordinary course of business;

     (14) the incurrence of indebtedness consisting of guarantees of loans made to management for the purpose of permitting management to purchase equity interests of Parent, in an amount not to exceed $1.0 million at any one time outstanding;

     (15) indebtedness of WEC or any restricted subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such indebtedness is satisfied within five business days of incurrence;

     (16) indebtedness of WEC issued to directors, employees, officers or consultants of WEC or a restricted subsidiary in connection with the redemption or purchase of capital stock of WEC or Parent that, by its terms, is subordinated to the notes, is not secured by any assets of the WEC or its restricted subsidiaries and does not require cash payments prior to the stated maturity of the notes and refinancing indebtedness in respect thereof, in an aggregate principal amount which, when added together with the amount of indebtedness incurred pursuant to this clause (16) and then outstanding, does not exceed $1.0 million; and

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     (17) indebtedness in an aggregate principal amount which, together with
  WEC's other indebtedness outstanding on the date of such incurrence (other than indebtedness permitted by clauses (1) through (16) above or paragraph
  (a)) does not exceed $10 million at any one time outstanding.

   (c) Notwithstanding the foregoing, neither WEC nor any of its restricted subsidiaries will incur any indebtedness pursuant to the foregoing paragraph
(b) if the proceeds thereof are used, directly or indirectly, to refinance any of WEC's subordinated obligations unless such indebtedness will be subordinated to the notes to at least the same extent as such subordinated obligations. No subsidiary guarantor will incur any indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to refinance any subsidiary guarantor subordinated obligation of such subsidiary guarantor unless such indebtedness will be subordinated to the obligations of such subsidiary guarantor under the applicable subsidiary guaranty to at least the same extent as such subsidiary guarantor subordinated obligation.

   (d) For purposes of determining compliance with the foregoing covenant, (1) in the event that an item of indebtedness meets the criteria of more than one of the types of indebtedness described above, WEC, in its sole discretion, will classify such item of indebtedness and only be required to include the amount and type of such indebtedness in one of the above clauses and (2) an item of Indebtedness may be divided and classified in more than one of the types of indebtedness described above.

   (e) WEC will not permit any unrestricted subsidiary to incur any indebtedness other than non-recourse debt; provided, however, that if any such indebtedness ceases to be non-recourse debt, such event will be deemed to constitute an incurrence of indebtedness by WEC or any of its restricted subsidiaries.

   Limitation on Restricted Payments. (a) WEC will not, and will not permit any restricted subsidiary, directly or indirectly, to make a restricted payment if at the time WEC or such restricted subsidiary makes such restricted payment:

     (1) a default will have occurred and be continuing or would result therefrom;

     (2) WEC is not able to incur an additional $1.00 of indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or

     (3) the aggregate amount of such restricted payment and all other restricted payments since July 28, 1999 would exceed the sum of:

       (A) 50% of the Consolidated Net Income accrued during the period, treated as one accounting period, from July 3, 1999 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such restricted payment or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit;

       (B) 100% of the aggregate Net Cash Proceeds received by WEC from the issuance or sale of WEC's capital stock, other than disqualified stock, or an equity contribution from a holder of WEC's capital stock subsequent to the issue date, other than an issuance or sale to any of WEC's subsidiaries and other than an issuance or sale to an employee stock ownership plan or to a trust established by WEC or any of its subsidiaries for the benefit of their employees, or from the issue or sale of convertible or exchangeable disqualified stock or convertible or exchangeable debt securities of WEC that have been converted into or exchanged for such equity interests, other that equity interests or disqualified stock or debt securities sold to Parent or a subsidiary of Parent or WEC, together with the net proceeds received by WEC upon such conversion or exchange, if any, plus;

       (C) an amount equal to the aggregate net proceeds, including the fair market value as determined in good faith by a resolution of the board of directors of WEC of property other than cash that would constitute marketable securities or a Related Business so long as there is no restriction on the sale of such property of any

       (1) sale or other disposition of Investments made by WEC and its restricted subsidiaries, or

       (2) dividend from, or the sale of the stock of, an unrestricted subsidiary;

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provided, however, that the foregoing amount shall not exceed the amount of such Investment previously made, and treated as a restricted payment, by WEC or any restricted subsidiary, and, in the case of any such clause (2), the amount of Investments previously made, and treated as a restricted payment, by WEC or any restricted subsidiary in such unrestricted subsidiary.

     (b) The provisions of the foregoing paragraph (a) will not prohibit:

     (1) any acquisition of any capital stock of WEC made out of the proceeds of the substantially concurrent sale of, or made by exchange for, WEC's capital stock other than disqualified stock and other than capital stock issued or sold to any of WEC's subsidiaries or an employee stock ownership plan or to a trust established by WEC or any of its subsidiaries for the benefit of WEC or their employees; provided, however, that (A) such acquisition of capital stock will be excluded in the calculation of the amount of restricted payments and (B) the Net Cash Proceeds from such sale will be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

     (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of subordinated obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, indebtedness of WEC which is permitted to be incurred pursuant to the covenant described under "--Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of restricted payments;

     (3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of disqualified stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, disqualified stock of WEC which is permitted to be issued pursuant to the notes indenture; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of restricted payments;

     (4) dividends paid or the consummation at any irrevocable redemption within 60 days after the date of declaration or notice of redemption thereof if at such date of declaration or notice such dividend or redemption would have complied with this covenant; provided, however, that such dividend will be included in the calculation of the amount of restricted payments;

     (5) so long as no default has occurred or will occur as a result of such payment, the repurchase or other acquisition of shares of, or options to purchase shares of, Parent's common stock or the common stock of any of Parent's subsidiaries from employees, former employees, consultants, directors or former directors of Parent's or any of Parent's subsidiaries, or permitted transferees of such employees, former employees, directors or former directors, pursuant to the terms of the agreements, including employment agreements or plans or amendments thereto approved by WEC's board of directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases and other acquisitions will not exceed $2 million in any calendar year; provided further, however, that such repurchases and other acquisitions will be deducted in the calculation of the amount of restricted payments;

     (6) repurchase of equity interests of WEC deemed to occur upon exercise of stock options to the extent equity interests represent a portion of the exercise price of such options;

     (7) cash payments, advances, loans or expense reimbursements made to Parent to permit Parent to pay its general operating expenses, franchise tax obligations, accounting, legal, corporate reporting and administrative expenses incurred in the ordinary course of its business in an amount not to exceed $250,000 in the aggregate in any fiscal year;

     (8) prepayments, repayments or purchases of indebtedness pursuant to clause (2)(D) under "--Limitation on Asset Sales and Subsidiary Stocks"; provided, however, that such prepayment, repayment or purchase will be included in the calculation of the amount of restricted payments;

     (9) cash payments to Parent from and after October 15, 2004, to enable Parent to make required interest payments on the debentures provided, in each case, such cash payments are used for interest payments, as applicable, within 30 days of such payment; provided, further, that (i) no default or event of

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  default shall have occurred and be continuing; (ii) that such payment will be included in the calculation of the amount of restricted payments; and
  (iii) that the Consolidated Coverage Ratio after giving effect to such payments exceeds 2.5 to 1;

     (10) so long as no default has occurred and is continuing or would be caused thereby, other restricted payments in an aggregate amount not to exceed $3 million since the date of the notes indenture.

   The amount of all restricted payments, other than cash, shall be the fair market value on the date of the restricted payment of the asset(s) or securities proposed to be transferred or issued to or by WEC or such restricted subsidiary, as the case may be, pursuant to the restricted payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined in good faith by the board of directors whose resolution with respect thereto shall be conclusive. The board of directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million.

   The board of directors of WEC may designate any restricted subsidiary to be an unrestricted subsidiary if such designation would not cause a default. For purposes of making such determination, all outstanding Investments by WEC and its restricted subsidiaries except to the extent repaid in cash, in the subsidiary so designated will be deemed to be restricted payments at the time of such designation and will reduce the amount available for restricted payments under clause (a) of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments as the time of such designation. Such designation will only be permitted if such restricted payment would be permitted at such time and if such and if such restricted subsidiary otherwise meets the definition of an unrestricted subsidiary.

   Limitation on Restrictions on Distributions from Restricted
Subsidiaries. WEC will not, and will not permit any of WEC's restricted subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any restricted subsidiary to:

     (1) pay dividends or make any other distributions on its capital stock to WEC or any of its restricted subsidiaries or pay any indebtedness owed to WEC,

     (2) make any loans or advances to WEC or

     (3) transfer any of its property or assets to WEC,

except:

     (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on July 28, 1999, including restrictions under the notes indenture, the notes, the debenture indenture, the debentures, and the guarantees of the notes;

     (2) any encumbrance or restriction with respect to a restricted subsidiary pursuant to an agreement relating to any indebtedness incurred by such restricted subsidiary on or prior to the date on which such restricted subsidiary was acquired by WEC, other than indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by WEC, and outstanding on such date;

     (3) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

     (4) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing indebtedness of a restricted subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; provided that such security agreements or mortgages constitute Permitted Liens and such indebtedness is permitted to be Incurred under the notes indenture;

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     (5) any restriction with respect to a restricted subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the capital stock or assets of such restricted subsidiary pending the closing of such sale or disposition;

     (6) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

     (7) restrictions on the transfer of assets subject to any Lien permitted under the notes indenture imposed by the holder of such Lien;

     (8) encumbrances or restrictions existing under or arising pursuant to credit facilities entered into in accordance with the notes indenture; provided that the encumbrances or restrictions in such credit facilities are not materially more restrictive than those contained in the senior credit agreement as in effect on the date hereof;

     (9) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the first paragraph of this covenant;

     (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

     (11) any agreement or instrument governing capital stock, other than disqualified stock, of any person that is in effect on the date such person is acquired by WEC or a restricted subsidiary; and

     (12) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the board of directors of WEC, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividends or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

   Limitation on Sales of Assets and Subsidiary Stock. (a) WEC will not, and will not permit any of WEC's restricted subsidiaries to, directly or indirectly, consummate any Asset Disposition unless:

     (1) WEC or such restricted subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, including as to the value of all non-cash consideration, as determined in good faith by WEC's board of directors, of the shares and assets subject to such Asset Disposition and at least 75% of the consideration thereof received by WEC or such restricted subsidiary is in the form of cash or cash equivalents or marketable securities and

     (2) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by WEC or such Restricted Subsidiary, as the case may be;

       (A) first, to the extent WEC elects or is required by the terms of any indebtedness, to prepay, repay, redeem or purchase indebtedness under the senior credit facility or indebtedness, other than any disqualified stock, of a restricted subsidiary required to be repaid upon such Asset Sale, in each case other than indebtedness owed to WEC or any of its affiliates, within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

       (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent WEC elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

       (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes, and to holders of other indebtedness that is pari passu with the notes designated by WEC, to purchase notes, and such other pari passu Indebtedness, pursuant to and subject to the conditions contained in the notes indenture; and

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       (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) to (x) the acquisition by WEC or any of its restricted subsidiaries of Additional Assets or (y) the prepayment, repayment or purchase of WEC's Indebtedness, other than any disqualified stock and other than indebtedness owed to any of WEC's affiliates, or indebtedness of any subsidiary, other than indebtedness owed to WEC or any of its affiliates, in each case within one year from the later of the receipt of such Net Available Cash and the date the offer described in clause
    (b) below is consummated;

provided, however, that in connection with any prepayment, repayment or purchase of indebtedness pursuant to clause (A), (C) or (D) above, WEC or any such restricted subsidiary will permanently retire such indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, WEC and its restricted subsidiaries will not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $1.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash will be invested in Permitted Investments.

   For the purposes of this covenant, the following are deemed to be cash or cash equivalents: any liabilities, as shown on WEC or such restricted subsidiary's most recent balance sheet, of WEC's or any restricted subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any subsidiary guarantee, that are assumed by the transferee of any such assets; and any securities, notes or other obligations received by WEC or any such restricted subsidiary from such transferee that are converted, sold or exchanged by WEC or such restricted subsidiary into cash within 30 days of the related Asset Sale to the extent of the cash received in that conversation.

   (b) In the event of an Asset Disposition that requires the purchase of the notes, and other pari passu indebtedness, pursuant to clause (a)(2)(C) above, WEC will be required to purchase notes tendered pursuant to an offer by WEC for the notes, and other pari passu indebtedness, at a purchase price of 100% of their principal amount, without premium, plus accrued but unpaid interest or, in respect of such other pari passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such pari passu indebtedness, in accordance with the procedures, including prorating in the event of oversubscription, set forth in the notes indenture. If the aggregate purchase price of notes, and any other pari passu indebtedness, tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, WEC will be required to apply the remaining Net Available Cash in accordance with clause (a)(2)(D) above. WEC will not be required to make such an offer to purchase notes, and other pari passu indebtedness, pursuant to this covenant if the Net Available Cash available therefor is less than $5.0 million, which lesser amount will be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition.

   (c) Notwithstanding paragraphs (a) and (b) above, WEC and its restricted subsidiaries will be permitted to consummate an Asset Disposition with respect to assets in any transaction or series of related transactions with a fair market value of $2.0 million or less without complying with such paragraphs to the extent (i) at least 75% of the consideration for such Asset Sale constitutes cash, cash equivalents, marketable securities or Productive Assets and (ii) such Asset Disposition is for fair market value as determined in good faith by WEC's board of directors); provided that any consideration not constituting Productive Assets received by WEC or any restricted subsidiary in connection with an Asset Disposition permitted to be consummated under this paragraph shall be subject to the provisions of paragraphs (a) and (b) above and included in Net Available Cash.

   (d) WEC will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, WEC will comply with the applicable securities laws and regulations and will not be deemed to have breached WEC's obligations under this clause by virtue thereof.

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   Limitation on Affiliate Transactions. (a) WEC will not, and will not permit any restricted subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any of WEC's affiliates (an "affiliate transaction") unless the terms thereof:

     (1) are no less favorable to WEC or such restricted subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a person who is not such an affiliate,

     (2) if such affiliate transaction involves an amount in excess of $1 million, (A) are set forth in writing and (B) have been approved by a majority of the members of WEC's board of directors having no personal stake in such affiliate transaction;

     (3) if such affiliate transaction involves as amount in excess of $10 million, have been determined by nationally recognized investment banking or accounting firm to be fair, from a financial standpoint, to WEC and its restricted subsidiaries; and

     (4) with respect to any transaction, management, consulting and advisory fees and related expenses to Madison Dearborn Partners, LLC and its affiliates, WEC would be able to incur $1.00 of indebtedness pursuant to paragraph (a) of the covenant described under "Limitation on Indebtedness"; provided, however, for the purposes of this clause (4) only, the Consolidated Coverage Ratio shall exceed 1.75 to 1 prior to July 31, 2001 or 2.25 to 1 thereafter.

      (b) The provisions of the foregoing paragraph (a) will not prohibit:

     (1) any restricted payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments,"

     (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by WEC's board of directors,

     (3) the grant of stock options or similar rights to WEC's employees and directors pursuant to plans approved by WEC's board of directors,

     (4) loans or advances to employees in the ordinary course of business in accordance with WEC's past practices or past practices of WEC's restricted subsidiaries, but in any event not to exceed $1 million in the aggregate outstanding at any one time,

     (5) the payment of reasonable fees to WEC's or Parent's directors and directors of restricted subsidiaries who are not WEC's or Parent's employees or employees of directors of restricted subsidiaries,

     (6) any affiliate transaction between WEC and a restricted subsidiary or between restricted subsidiaries,

     (7) the issuance or sale of any capital stock of WEC other than disqualified stock,

     (8) any employment agreement with reasonable terms entered into by WEC or any of its restricted subsidiaries in the ordinary course of business and consistent with the past practice of WEC or such restricted subsidiary,

     (9) transactions with a person that is an affiliate of WEC solely because WEC owns an equity interest in such person, so long as no other affiliate of WEC owns an interest in such person,

     (10) the payment of transaction, management, consulting and advisory fees and related expenses to Madison Dearborn Partners, LLC and its affiliates; provided, that such fees shall not, in the aggregate, exceed:

      (a) in the case of a management fee, $600,000 in any twelve-month period, and

      (b) in the case of a transaction fee, 1.0% of the total equity value of, plus the indebtedness assumed from, the business acquired in such transaction or series of related transactions.

     (11) reasonable fees and expenses and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of WEC, Parent or any subsidiary as determined in good faith by the board of directors of WEC or senior management,

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     (12) any agreement as in effect as of the issue date or any amendment thereto so long as such amendment is not more disadvantageous to the holders in any material respect, and

     (13) payments made to Parent for the purpose of allowing to pay its general operating expenses, franchise tax obligations, accounting, legal corporate reporting and administrative expenses incurred in the ordinary course of its business in an amount not to exceed $250,000 in the aggregate in any fiscal year.

   Limitation on Liens. WEC will not, and will not permit any restricted subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets, including capital stock, whether owned on the issue date or thereafter acquired, securing any obligation, other than Permitted Liens, unless contemporaneously therewith effective provision is made to secure the notes or such subsidiary guarantor's subsidiary guarantee, as applicable, equally and ratably with or on a senior basis to, in the case of subordinated obligations or subsidiary guarantor subordinated obligations, as applicable, such obligation for so long as such obligation is so secured.

   Limitation on the Sale or Issuance of Preferred Stock of Restricted Subsidiaries. WEC will not sell or otherwise dispose of any preferred stock of a restricted subsidiary, and will not permit any restricted subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its preferred stock except to WEC or any of its wholly owned subsidiaries.

   Future Guarantors. WEC will cause each domestic restricted subsidiary, including each domestic restricted subsidiary created or acquired following the issue date, to guarantee the notes pursuant to a subsidiary guaranty on the terms and conditions set forth in the notes indenture.

   Limitation on Issuances of Guarantees of and Pledges for Debt: Subsidiary Guarantors. WEC will not permit any subsidiary that is not a subsidiary guarantor, directly or indirectly, to secure the payment of, guarantee, assume or in any manner become liable with respect to any indebtedness of WEC, Parent or any other subsidiary of WEC ("subsidiary guaranteed debt") or pledge any intercompany note representing obligations of any subsidiary that is not a subsidiary guarantor to secure the payment of any subsidiary guaranteed debt unless such subsidiary simultaneously executes and delivers a supplemental indenture to the notes indenture providing for a guarantee of payment of the notes by such subsidiary, and, if the subsidiary guaranteed debt is by its terms expressly subordinated to the notes, the Parent guaranty or any subsidiary guaranty, as applicable, any such assumption, guarantee or other liability of such subsidiary with respect to such subsidiary guaranteed debt will be subordinated to such subsidiary's assumption, guarantee or other liability with respect to the subsidiary guaranty to the same extent as such subsidiary guaranteed debt is subordinated to the notes, the Parent guaranty or any subsidiary guaranty, as applicable.

   Limitation on Sale/Leaseback Transactions. WEC will not, and will not permit any restricted subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless

     (1) WEC or such restricted subsidiary would be entitled to (A) incur indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Indebtedness without equally and ratably securing the notes pursuant to the covenant described under "-- Certain Covenants--Limitation on Liens," and

     (2) the transfer of such property is permitted by, and WEC or such restricted subsidiary applies the proceeds of such transaction in compliance with, the covenant described under "--Certain Covenants-- Limitation on Sales of Assets and Subsidiary Stock."

   Merger and Consolidation. WEC will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all WEC's assets to, any person, unless:

     (1) the resulting, surviving or transferee person (the "successor company") will be a person organized and existing under the laws of the United States of America, any State thereof or the District of

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  Columbia and the successor company, if not WEC, will expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form satisfactory to the trustee, all WEC's obligations under the notes and the notes indenture;

     (2) immediately after giving effect to such transaction, and treating any indebtedness which becomes an obligation of the successor company or any subsidiary as a result of such transaction as having been incurred by such successor company or such subsidiary at the time of such transaction, no default will have occurred and be continuing;

     (3) immediately after giving effect to such transaction, the successor company would be able to incur an additional $1.00 of indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness";

     (4) immediately after giving effect to such transaction, the successor company will have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of WEC immediately prior to such transaction; and

     (5) WEC will have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the notes indenture.

   WEC will not permit any subsidiary guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any person, other than in a transaction or transactions resulting in a release of such subsidiary guarantor as described under "--Guaranties" above provided that WEC certifies to the trustee that WEC will comply with the covenant described under "-- Limitation of Sales of Assets and Subsidiary Stock", unless:

     (1) the resulting, surviving or transferee person, if not such subsidiary, (the "successor guarantor") will be a person organized and existing under the laws of the United States of America, or any State thereof or the District of Columbia, and such person will expressly assume, by a guaranty agreement, in form satisfactory to the trustee, all the obligations of such subsidiary, if any, under its subsidiary guaranty;

     (2) immediately after giving effect to such transaction, and treating any indebtedness which becomes an obligation of the resulting, surviving or transferee person as a result of such transaction as having been Incurred by such Person at the time of such transaction, no default will have occurred and be continuing; and

     (3) WEC delivers to the trustee an officers' certificate and an opinion of counsel addressed to the trustee with respect to the foregoing matters.

   The successor company will be WEC's successor and will succeed to, and be substituted for, and may exercise every right and power WEC has under the notes indenture, but WEC's predecessor in the case of a conveyance, transfer or lease will not be released from the obligation to pay the principal of and interest on the notes. The successor guarantor will be the successor to such subsidiary guarantor and will succeed to, and be substituted for, and may exercise every right and power of, such subsidiary guarantor under the notes indenture, but such predecessor subsidiary guarantor in the case of a conveyance, transfer or lease will not be released from the obligation to pay the principal of and interest on the notes.

   SEC Reports. Notwithstanding that WEC may not be subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act, WEC will file with the SEC, to the extent the SEC will accept such filings, and provide the trustee and noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections. The requirement under this paragraph will be satisfied by filings made by Parent pursuant to the Exchange Act containing the required information relating to WEC to the extent permitted by SAB 53.

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   Limitations on Status as Investment Company. The notes indenture prohibits
Parent, WEC and its subsidiaries from becoming "investment companies" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

Defaults

   An event of default is defined in the notes indenture as:

     (1) a default in the payment of interest on the notes when due, continued for 30 days,

     (2) a default in the payment of principal of any note when due at its stated maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

     (3) WEC's failure to comply with its obligations under "--Certain Covenants--Merger and Consolidation" above,

     (4) WEC's failure to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control," other than a failure to purchase notes, or under "--Certain Covenants" under "--Limitation on Indebtedness," "--Limitation on Restricted Payments," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries" or "--Limitation on Sales of Assets and Subsidiary Stock," other than a failure to purchase notes, "--Limitation on Affiliate Transactions," "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "Future Guarantors" or "--SEC Reports,"

     (5) WEC's failure to comply for 60 days after notice with its other agreements contained in the notes indenture,

     (6) Indebtedness of WEC or any of its significant subsidiaries is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5 million (the "cross acceleration provision"),

     (7) certain events of bankruptcy, insolvency or reorganization of WEC or any of its significant subsidiaries (the "bankruptcy provisions"),

     (8) any judgment or decree for the payment of money in excess of $5 million is entered against WEC or any of its significant subsidiaries, remains outstanding for a period of 90 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision") or

     (9) any subsidiary guaranty of a significant subsidiary ceases to be in full force and effect, except as contemplated by the terms of the notes indenture, or any subsidiary guarantor denies or disaffirms its obligations under the notes indenture or its subsidiary guaranty and such default continues for 10 days.

   However, a default under clauses (4) , (5) and (8) will not constitute an event of default until the trustee or the holders of 25% in principal amount of the outstanding notes notify WEC of the default and WEC does not cure such default within the time specified after receipt of such notice.

   If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of WEC occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences. Subject to the provisions of the notes indenture relating to the duties of the trustee, in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the notes indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense.

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   Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the notes indenture or the notes unless:

     (1) such holder has previously given the trustee notice that an event of default is continuing,

     (2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy,

     (3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense,

     (4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and

     (5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the notes indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

   The notes indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, WEC is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. WEC is also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain defaults, their status and what action WEC is taking or proposes to take in respect thereof.

Amendments and Waivers

   Subject to certain exceptions, the notes indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding, including consents obtained in connection with a tender offer or exchange for the notes, and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, no amendment may, among other things,

     (1) reduce the amount of notes whose holders must consent to an amendment,

     (2) reduce the rate of or extend the time for payment of interest on any note,

     (3) reduce the principal of or extend the stated maturity of any note,

     (4) reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under "--Optional Redemption,"

     (5) make any note payable in money other than that stated in the note,

     (6) impair the right of any holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes,

     (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions or

     (8) make any change in any subsidiary guaranty that would adversely affect the noteholders.

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   Without the consent of any holder of the notes, WEC and the trustee may amend the notes indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of WEC's obligations under the notes indenture, to provide for uncertificated notes in addition to or in place of certificated notes, provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the U.S. tax code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the U.S. tax code, to add guarantees with respect to the notes, to secure the notes, to add to WEC's covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon WEC, to make any change that does not adversely affect the rights of any holder of the notes or to comply with any requirement of the SEC in connection with the qualification of the notes indenture under the Trust Indenture Act.

   The consent of the holders of the notes is not necessary under the notes indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

   After an amendment under the notes indenture becomes effective, WEC is required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

   The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. WEC may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

   At any time WEC may terminate all its obligations under the notes and the notes indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. At any time WEC may terminate its obligations under "Change of Control" and under the covenants described under "--Certain Covenants," other than the covenant described under "--Merger and Consolidation," the operation of the cross acceleration provision, the bankruptcy provisions with respect to significant subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clauses (3) and (4) under "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

   WEC may exercise its legal defeasance option notwithstanding WEC's prior exercise of its covenant defeasance option. If WEC exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If WEC exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under "--Defaults" above or because WEC failed to comply with clause (3) or (4) under "--Certain Covenants--Merger and Consolidation" above.

   In order to exercise either defeasance option, WEC must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the IRS or other change in applicable Federal income tax law.

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No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of WEC or any guarantor, as such, shall have any liability for any obligations of WEC or the guarantors under the notes, the notes indenture, the guaranties or for any claim based on, in respect of, or by reason of, such obligations or their creations. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee

   United States Trust Company of New York is the trustee under the notes indenture and has been appointed by WEC as registrar and paying agent with regard to the notes.

   The notes indenture contains certain limitations on the rights of the trustee, should it become a creditor of WEC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

   The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The notes indenture provides that if an event of default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the notes indenture at the request of any holder of notes, unless such holder will have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the notes indenture.

Governing Law

   The notes indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

   "Additional Assets" means

     (1) any property or assets, other than indebtedness and capital stock, in a Related Business;

     (2) the capital stock of a person that becomes a restricted subsidiary as a result of the acquisition of such capital stock by WEC or another restricted subsidiary or

     (3) Capital stock constituting a minority interest in any person that at such time is a restricted subsidiary; provided, however, that any such restricted subsidiary described in clauses (2) or (3) above is primarily engaged in a Related Business.

   "affiliate" of any specified person means any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Restricted Payments," "--Certain Covenants--Limitation on Affiliate Transactions" and "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, "affiliate" will also mean any beneficial owner of WEC's capital stock representing

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10% or more of the total voting power of the voting stock on a fully diluted basis or of rights or warrants to purchase such capital stock, whether or not currently exercisable, and any person who would be an affiliate of any such beneficial owner pursuant to the first sentence hereof.

   "Asset Disposition" means any sale, lease, transfer or other disposition or series of related sales, leases, transfers or dispositions by WEC or any restricted subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of

     (1) any shares of capital stock of a restricted subsidiary, other than directors' qualifying shares or shares required by applicable law to be held by a person other than WEC or a restricted subsidiary,

     (2) all or substantially all the assets of any division or line of business of WEC's or any restricted subsidiary or

     (3) any other assets of WEC or any restricted subsidiary outside of WEC's ordinary course of business or such restricted subsidiary.

   Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

     (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

     (2) a transfer of assets between or among WEC and its wholly owned subsidiaries,

     (3) an issuance of equity interests by a wholly owned subsidiary to WEC or to another wholly owned subsidiary;

     (4) the sale, license or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

     (5) the sale or other disposition of cash or cash equivalents or marketable securities;

     (6) a restricted payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments."

   "Attributable Debt" when used with respect to any Sale/Leaseback Transaction means, as at the time of determination, the present value, discounted at the interest rate borne by the notes, compounded annually, of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction, including any period for which such lease has been extended.

   "average life" means, as of the date of determination, with respect to any indebtedness or preferred stock, the quotient obtained by dividing (1) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such indebtedness or redemption or similar payment with respect to such preferred stock multiplied by the amount of such payment by (2) the sum of all such payments.

   "banks" has the meaning specified in the senior credit facility.

   "bank indebtedness" means all obligations pursuant to the senior credit facility.

   "board of directors" means WEC's board of directors or that of Parent or any committee thereof duly authorized to act on behalf of such board.

   "business day" means each day which is not a legal holiday.

   "capital lease obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation will be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

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   "capital stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such person, including any preferred stock, but excluding any debt securities convertible into such equity.

   "cash equivalents" means:

     (1) United States dollars;

     (2) securities issued or directly and fully guarantee or insured by the Untied States government or any agency or instrumentality thereof, provided that the full faith and credit of the United States is pledged in support thereof, having maturities of no more than six months from the date of acquisition;

     (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the credit agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institutions meeting the qualifications specified in clause (3) above;

     (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within twelve months after the date of acquisition; and

     (6) money marked funds at least 95% of the assets of which constitute cash equivalents of the kinds described in clauses (1) through (5) of this definition.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "commodity agreement" means in respect of a person, any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect such person against fluctuations in the price of energy, commodities and raw materials.

   "Consolidated Coverage Ratio" as of any date of determination means the ratio of (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters prior to the date of such determination to (2) Consolidated Interest Expense for such four fiscal quarters; provided, however, that

     (1) if WEC or any restricted subsidiary has incurred any indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of indebtedness, or both, EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

     (2) if WEC or any restricted subsidiary has repaid, repurchased, defeased or otherwise discharged any indebtedness since the beginning of such period or if any indebtedness is to be repaid, repurchased, defeased or otherwise discharged, in each case other than indebtedness incurred under any revolving credit facility unless such indebtedness has been permanently repaid and has not been replaced, on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period will be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as WEC or such restricted subsidiary has not earned the interest income actually earned during such period in respect of cash or temporary cash investments used to repay, repurchase, defease or otherwise discharge such indebtedness,

     (3) if since the beginning of such period WEC or any restricted subsidiary will have made any Asset Disposition, the EBITDA for such period will be reduced by an amount equal to the EBITDA, if positive, directly attributable to the assets which are the subject of such Asset Disposition for such period, or

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  increased by an amount equal to the EBITDA, if negative, directly attributable thereto for such period and Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to WEC's indebtedness or any restricted subsidiary repaid, repurchased, defeased or otherwise discharged with respect to WEC and its continuing restricted subsidiaries in connection with such Asset Disposition for such period, or, if the capital stock of any restricted subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the indebtedness of such restricted subsidiary to the extent WEC and its continuing restricted subsidiaries are no longer liable for such Indebtedness after such sale,

     (4) if since the beginning of such period WEC or any restricted subsidiary, by merger or otherwise, will have made an Investment in any restricted subsidiary, or any person which becomes a restricted subsidiary, or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto, including the incurrence of any indebtedness or any cost saving permitted to be adjusted in accordance with Article 11 of Regulation S-X, as if such Investment or acquisition occurred on the first day of such period and

     (5) if since the beginning of such period any person, that subsequently became a restricted subsidiary or was merged with or into WEC or any restricted subsidiary since the beginning of such period, will have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by WEC or a restricted subsidiary during such period, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations will be determined by WEC in good faith by a responsible financial or accounting officer. If any indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period, taking into account any interest rate agreement applicable to such indebtedness if such interest rate agreement has a remaining term in excess of 12 months.

   "Consolidated Interest Expense" means, for any period, WEC's total interest expense and that of WEC's consolidated restricted subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by WEC or its restricted subsidiaries, without duplication,

     (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction,

     (2) amortization of debt discount and debt issuance cost,

     (3) capitalized interest,

     (4) non-cash interest expenses,

     (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

     (6) net costs associated with hedging obligations (including amortization of fees),

     (7) preferred Stock dividends in respect of all preferred stock held by persons other than WEC or a wholly owned subsidiary,

     (8) interest incurred in connection with Investments in discontinued operations,

     (9) interest accruing on any indebtedness of any other person to the extent such indebtedness is guaranteed by, or secured by the assets of, WEC or any restricted subsidiary and

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     (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any person, other than WEC, in connection with indebtedness incurred by such plan or trust.

   "Consolidated Net Income" means, for any period, WEC's net income and that of WEC's consolidated subsidiaries; provided, however, that there will not be included in such Consolidated Net Income:

     (1) any net income of any person, other than WEC, if such person is not a restricted subsidiary, except that

       (A) subject to the exclusion contained in clause (4) below, WEC's equity in the net income of any such person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to WEC or a restricted subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution paid to a restricted subsidiary, to the limitations contained in clause (3) below, and

       (B) WEC's equity in a net loss of any such person for such period will be included in determining such Consolidated Net Income;

     (2) any net income, or loss, of any person acquired by WEC or a subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

     (3) any net income of any restricted subsidiary if such restricted subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such restricted subsidiary, directly or indirectly, to WEC, except that

       (A) subject to the exclusion contained in clause (4) below, WEC's equity in the net income of any such restricted subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such restricted subsidiary during such period to WEC or another restricted subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution paid to another restricted subsidiary, to the limitation contained in this clause, and

       (B) WEC's equity in a net loss of any such restricted subsidiary for such period will be included in determining such Consolidated Net Income;

     (4) any gain, but not loss, realized upon the sale or other disposition of any of WEC's assets, WEC's consolidated subsidiaries or any other person, including pursuant to any sale-and-leaseback arrangement, which is not sold or otherwise disposed of in the ordinary course of business and any gain, but not loss, realized upon the sale or other disposition of any capital stock of any person;

     (5) extraordinary gains or losses; and

     (6) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there will be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from unrestricted subsidiaries to WEC or a restricted subsidiary to the extent such dividends, repayments or transfers increase the amount of restricted payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

   "Consolidated Net Worth" means the total of the amounts shown on our balance sheet and that of our consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of our most recent fiscal quarter ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as

     (1) the par or stated value of all our outstanding capital stock; plus

     (2) paid-in capital or capital surplus relating to such capital stock;
  plus

     (3) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to disqualified stock.

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   "credit facilities" means, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables, working capital loans, swing lines, advances or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time.

   "currency agreement" means in respect of a person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such person against fluctuations in currency values.

   "default" means any event which is, or after notice or passage of time or both would be, an event of default.

   "disqualified stock" means, with respect to any person, any capital stock which by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event

     (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

     (2) is convertible or exchangeable for indebtedness or disqualified stock or

     (3) is redeemable or must be purchased, upon the occurrence of certain events or otherwise, by such person at the option of the holder thereof, in whole or in part,

in each case on or prior to the first anniversary of the stated maturity of the notes; provided, however, that any capital stock that would not constitute disqualified stock but for provisions thereof giving holders thereof the right to require such person to purchase or redeem such capital stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the stated maturity of the notes will not constitute disqualified stock if (x) the "asset sale" or "change of control" provisions applicable to such capital stock are not more favorable to the holders of such capital stock than the terms applicable to the notes and described under "-- Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "-- Certain Covenants--Change of Control" and (y) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any notes tendered pursuant thereto.

   "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income:

     (1) all WEC's income tax expense and that of WEC's consolidated restricted subsidiaries,

     (2) WEC's depreciation expense and that of WEC's consolidated restricted subsidiaries,

     (3) WEC's amortization expense and that of WEC's consolidated restricted subsidiaries, excluding amortization expense attributable to a prepaid cash item that was paid in a prior period,

     (4) all WEC's other non-cash charges and those of WEC's consolidated restricted subsidiaries, excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period, in each case for such period, and

     (5) all one-time compensation payments made in connection with the recapitalization.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a restricted subsidiary will be added to Consolidated Net Income to compute EBITDA only to the extent, and in the same proportion, that the net income of such restricted subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to WEC by such restricted subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such restricted subsidiary

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or its stockholders. If since the beginning of the relevant period, WEC or any restricted subsidiary will have made an Investment in any restricted subsidiary (or any person which becomes a restricted subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA for such period will be calculated after giving pro forma effect thereto (including any cost saving permitted to be adjusted in accordance with Article 11 of Regulation S-X).

   "equity interest" means capital stock and all warrants, options or other rights to acquire capital stock, but excluding any debt security that is convertible into, or exchangeable for, capital stock.

   "equity offering" means an offering of common stock of WEC or Parent.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in

     (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

     (2) statements and pronouncements of the Financial Accounting Standards Board,

     (3) such other statements by such other entity as approved by a significant segment of the accounting profession and

     (4) the rules and regulations of the SEC governing the inclusion of financial statements, including pro forma financial statements, in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

   "guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any person and any obligation, direct or indirect, contingent or otherwise, of such person

     (1) to purchase or pay or advance or supply funds for the purchase or payment of such indebtedness or other obligation of such person, whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise, or

     (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided, however, that the term "guarantee" will not include endorsements for collection or deposit in the ordinary course of business.

The term "guarantee" used as a verb has a corresponding meaning. The term "guarantor" will mean any person guaranteeing any obligation.

   "guaranty agreement" means a supplemental indenture, in a form satisfactory to the trustee, pursuant to which Parent or a subsidiary guarantor guarantees WEC's obligations with respect to the notes on the terms provided for in the notes indenture.

   "hedging obligations" of any person means the obligations of such person pursuant to any interest rate agreement or currency agreement.

   "holder" or "noteholder" means the person in whose name a note is registered on the registrar's books.

   "incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or capital stock of a person existing at the time such person becomes WEC's subsidiary, whether by merger, consolidation, acquisition or otherwise, will be deemed to be incurred by such subsidiary at the time

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it becomes a subsidiary. The term "incurrence" when used as a noun will have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security will be deemed the Incurrence of indebtedness.

   "indebtedness" means, with respect to any person on any date of determination, without duplication:

     (1) the principal in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

     (2) all capital lease obligations of such person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such person;

     (3) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

     (4) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit;

     (5) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any disqualified stock or, with respect to any subsidiary of such person, the liquidation preference with respect to, any preferred stock, but excluding, in each case, any accrued dividends;

     (6) all obligations of the type referred to in clauses (1) through (5) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

     (7) all obligations of the type referred to in clauses (1) through (5) of other persons secured by any Lien on any property or asset of such person, whether or not such obligation is assumed by such person, the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

     (8) to the extent not otherwise included in this definition, hedging obligations of such person.

The amount of Indebtedness of any person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

   "interest rate agreement" means in respect of a person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed solely to protect such person against fluctuations in interest rates.

   "Investment" in any person means any direct or indirect advance, loan, other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender, or other extensions of credit, including by way of guarantee or similar arrangement, or capital contribution to, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, or any purchase or acquisition of capital stock, indebtedness or other similar instruments issued by such person. For purposes of the definition of "unrestricted subsidiary," the definition of "restricted payment" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments,"

     (1) "Investment" will include the portion, proportionate to WEC's equity interest in such subsidiary, of the fair market value of the net assets of any subsidiary of WEC at the time that such subsidiary is designated an unrestricted subsidiary; provided, however, that upon a redesignation of such subsidiary as a restricted subsidiary, WEC will be deemed to continue to have a permanent "Investment" in an

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  unrestricted subsidiary equal to an amount, if positive, equal to (x) WEC's
  "Investment" in such subsidiary at the time of such redesignation less (y) the portion, proportionate to WEC's equity interest in such subsidiary, of the fair market value of the net assets of such subsidiary at the time of such redesignation; and

     (2) any property transferred to or from an unrestricted subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors.

   "issue date" means the date on which the notes are originally issued, which was July 28, 1999.

   "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement or lease in the nature thereof.

   "marketable securities" means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest categories by either Standard & Poor's Corporation or Moody's Investors Service, Inc.

   "Net Available Cash" from an Asset Disposition means cash payments, cash equivalents and marketable securities received therefrom, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of indebtedness or other obligations relating to such properties or assets or received in any other noncash form, in each case net of

     (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition,

     (2) all payments made on any indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition,

     (3) all distributions and other payments required to be made to minority interest holders in restricted subsidiaries as a result of such Asset Disposition and

     (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by WEC or any Restricted Subsidiary after such Asset Disposition.

   "Net Cash Proceeds," with respect to any issuance or sale of capital stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

   "non-recourse debt" means indebtedness

     (1) as to which neither WEC nor any restricted subsidiary

       (A) provides any guarantee or credit support of any kind, including any undertaking, guarantee, indemnity, agreement or instrument that would constitute indebtedness, or

       (B) is directly or indirectly liable as a guarantor or otherwise and

     (2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an unrestricted subsidiary, would permit upon notice, lapse of time or both any holder of WEC's other indebtedness or that of any restricted subsidiary to declare a default under such other indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

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   "Parent guaranty" means the guarantee of the notes by Parent.

   "Parent subordinated obligation" means any indebtedness of Parent, whether outstanding on the issue date or thereafter incurred, which is subordinate or junior in right of payment to the obligations of Parent under the Parent guaranty pursuant to a written agreement.

   "permitted holders" means Madison Dearborn Partners, Inc. and any affiliate thereof.

   "Permitted Investment" means an Investment by WEC or any restricted subsidiary in

     (1) WEC, a restricted subsidiary or a person that will, upon the making of such Investment, become a restricted subsidiary; provided, however, that the primary business of such restricted subsidiary is a Related Business;

     (2) another person if as a result of such Investment such other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, WEC or a restricted subsidiary; provided, however, that such person's primary business is a Related Business;

     (3) Investments in cash equivalents and marketable securities;

     (4) receivables owing to WEC or any restricted subsidiary, including negotiable interests held for deposit or collecting, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as WEC or any such restricted subsidiary deems reasonable under the circumstances;

     (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     (6) loans or advances to employees made in the ordinary course of business consistent with WEC's past practices or that of such restricted subsidiary;

     (7) any person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock;

     (8) any acquisition of assets to the extent acquired in exchange for the issuance of equity interests of WEC other than disqualified stock;

     (9) hedging obligations permitted by clause (7) under the caption "-- Limitation on Indebtedness";

     (10) an Investment existing on the date of the notes indenture;

     (11) any Investment in securities of trade creditors or customers received in compromise of obligations of such persons incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; and

     (12) any Investments in any person having an aggregate fair market value, measured on the date each such Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of $5.0 million or 5% of total assets.

   "Permitted Liens" means, with respect to any person,

     (1) pledges or deposits by such person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which such person is a party, or deposits to secure public or statutory obligations of such person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

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     (2) Liens imposed by law, such as carriers', warehousemen's and mechanic's Liens, in each case for sums not yet due or being contested in good faith by appropriate proceeding or other Liens arising out of judgments or awards against such person with respect to which such person will then be proceeding with an appeal or other proceedings for review;

     (3) Liens for property taxes not yet subject to penalties for non-payment, which are being contested in good faith by appropriate proceedings or with respect to which adequate reserves have been recorded in accordance with GAAP;

     (4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such person in the ordinary course of its business;

     (5) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties;

     (6) Liens securing hedging obligations so long as the related Indebtedness is, and is permitted to be under the notes indenture, secured by a Lien on the same property securing such hedging obligations;

     (7) leases and subleases of real property which do not interfere with the ordinary conduct of WEC's business or that of any of WEC's restricted subsidiaries, and which are made on customary and usual terms applicable to similar properties;

     (8) Liens existing as of the issue date and Liens created by the notes indenture;

     (9) Liens created solely for the purpose of securing the payment of all or a part of the purchase price of assets or property acquired or constructed in the ordinary course of business after the date on which the notes are originally issued; provided, however, that

       (A) the aggregate principal amount of Indebtedness secured by such Liens will not exceed the lesser of cost or fair market value of the assets or property so acquired or constructed,

       (B) the indebtedness secured by such Liens will have otherwise been permitted to be issued under the notes indenture and

       (C) such Liens will not encumber any of WEC's other assets or property or that of any of WEC's restricted subsidiaries and will attach to such assets or property within 180 days of the construction or acquisition of such assets or property;

     (10) Liens on the assets or property of any of WEC's restricted subsidiaries existing at the time such restricted subsidiary became a subsidiary of WEC and not incurred as a result of or in connection with or in anticipation of such restricted subsidiary becoming a subsidiary of WEC; provided, however, that:

       (A) any such Lien does not by its terms cover any property or assets after the time such restricted subsidiary becomes a subsidiary which were not covered immediately prior to such transaction,

       (B) the incurrence of the indebtedness secured by such Lien will have otherwise been permitted to be issued under the notes indenture, and

       (C) such Liens do not extend to or cover any of WEC's other property or assets or that of any of WEC's restricted subsidiaries;

     (11) Liens to secure capitalized lease obligations permitted to be incurred under the notes indenture;

     (12) Liens securing indebtedness outstanding or committed under the senior credit facility;

     (13) Liens extending, renewing or replacing in whole or in part a Lien permitted by the notes indenture; provided, however, that:

       (A) such Liens do not extend beyond the property subject to the existing Lien and improvements and construction on such property and


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       (B) the indebtedness secured by the Lien may not exceed the indebtedness secured at the time by the existing Lien;

     (14) Liens on inventory deemed to arise by reason of the consignment of inventory in WEC's ordinary course of business and that of WEC's restricted subsidiaries;

     (15) Liens on the assets or property of any of WEC's restricted subsidiaries to secure indebtedness of such restricted subsidiary owing to and held by WEC; and

     (16) Liens incurred in the ordinary course of business with respect to obligations that do not exceed $1.0 million at any one time outstanding.

   "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

   "preferred stock," as applied to the capital stock of any person, means capital stock of any class or classes, however designated, which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of capital stock of any other class of such person.

   "principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

   "Productive Assets" means assets, including capital stock, that are used or useable by WEC and its Restricted Subsidiaries in a Related Business.

   "public equity offering" means an underwritten primary public offering of WEC's common stock or that of Parent pursuant to an effective registration statement under the Securities Act.

   "refinance" means, in respect of any indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other indebtedness in exchange or replacement for, such indebtedness. "refinanced" and "refinancing" will have correlative meanings.

   "refinancing indebtedness" means indebtedness that refinances any of WEC's indebtedness or that of any restricted subsidiary referred to in clause (b)(6) under the covenant "--Limitation on Indebtedness," including indebtedness that refinances refinancing indebtedness; provided, however, that:

     (1) such refinancing indebtedness has a stated maturity no earlier than the stated maturity of the indebtedness being refinanced,

     (2) such refinancing indebtedness has an average life at the time such refinancing indebtedness is Incurred that is equal to or greater than the average life of the indebtedness being refinanced and

     (3) such refinancing indebtedness has an aggregate principal amount, or if incurred with original issue discount, an aggregate issue price, that is equal to or less than the aggregate principal amount, or if incurred with original issue discount, the aggregate accreted value, then outstanding or committed, plus fees and expenses, including any premium and defeasance costs, under the indebtedness being refinanced; provided further, however, that refinancing indebtedness will not include (x) indebtedness of a subsidiary that refinances WEC's indebtedness, (y) WEC's indebtedness or that of a restricted subsidiary that refinances indebtedness of an unrestricted subsidiary or (z) WEC's indebtedness or that of a subsidiary guarantor that refinances indebtedness of a restricted subsidiary that is not a subsidiary guarantor.

   "Related Business" means any business related, ancillary or complementary to WEC's businesses and that of the restricted subsidiaries on the issue date.

   "restricted payment" with respect to any person means

     (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its capital stock, including any payment in connection with any merger or consolidation involving such person, or similar payment to the direct or indirect holders of its capital stock, other than dividends or

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  distributions payable solely in its capital stock, other than disqualified stock, and dividends or distributions payable solely to WEC or a restricted subsidiary, and other than pro rata dividends or other distributions made by a subsidiary that is not a wholly owned subsidiary to minority stockholders, or owners of an equivalent interest in the case of a subsidiary that is an entity other than a corporation,

     (2) the purchase, redemption or other acquisition or retirement for value of any capital stock of WEC held by any person or of any capital stock of a restricted subsidiary held by any affiliate of WEC's, other than a Restricted Subsidiary, including the exercise of any option to exchange any capital stock, other than into WEC's capital stock that is not disqualified stock,

     (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any subordinated obligations, other than the purchase, repurchase or other acquisition of subordinated obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition, or

     (4) the making of any Investment in any person, other than a Permitted Investment.

   "restricted subsidiary" means any subsidiary of WEC that is not an unrestricted subsidiary.

   "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby WEC or a restricted subsidiary transfers such property to a person and WEC or a restricted subsidiary leases it from such person.

   "SEC" means the Securities and Exchange Commission.

   "senior credit facility" means that certain credit agreement, dated on or about July 28, 1999, among WEC, Parent, the subsidiaries named therein and the lenders from time to time party thereto, including any collateral documents, instruments and agreements executed in connection therewith, and the term senior credit facility will also include any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any credit facilities that replace, refund or refinance any part of the loans, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility that increases the amount borrowable thereunder or alters the maturity thereof.

   "significant subsidiary" means any restricted subsidiary that would be a "significant subsidiary" of WEC within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

   "stated maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred.

   "subordinated obligation" means any of WEC's indebtedness, whether outstanding on the issue date or thereafter incurred, which is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect, it being understood that any accrued but unpaid fees or expenses not permitted to be paid to Madison Dearborn Partners LLC or its affiliates due to the restriction under the covenant described under "Limitation on Affiliate Transactions" shall be considered subordinated obligations.

   "subsidiary" means, in respect of any person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests, including partnership interests, entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

     (1) such person,

     (2) such person and one or more subsidiaries of such person or

     (3) one or more subsidiaries of such person.

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   "subsidiary guarantor" means each subsidiary of WEC that is a subsidiary on the issue date and any other subsidiary that guarantees WEC's obligations with respect to the notes.

   "subsidiary guarantor subordinated obligations" means, with respect to a subsidiary guarantor, any indebtedness of such subsidiary guarantor, whether outstanding on the issue date or thereafter incurred, which is subordinate or junior in right of payment to the obligations of such subsidiary guarantor under the subsidiary guaranty pursuant to a written agreement.

   "subsidiary guaranty" means a guarantee by a subsidiary guarantor of WEC's obligations with respect to the notes.

   "temporary cash investments" means any of the following:

     (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

     (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

     (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an affiliate of WEC's) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and

     (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

   "total assets" means the total consolidated assets of WEC and its restricted subsidiaries as set forth on WEC's most recent balance sheet.

   "unrestricted subsidiary" means

     (1) any subsidiary of WEC that at the time of determination will be designated an unrestricted subsidiary by the board of directors in the manner provided below and

     (2) any subsidiary of an unrestricted subsidiary.

   WEC's board of directors may designate any of its subsidiaries, including any newly acquired or newly formed subsidiary, to be an unrestricted subsidiary unless such subsidiary or any of its subsidiaries owns any of WEC's capital stock or indebtedness, or holds any Lien on WEC's property or that of any subsidiary of WEC's that is not a subsidiary of the subsidiary to be so designated; provided, however, that either (A) the subsidiary to be so designated has total assets of $1,000 or less or (B) if such subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments."

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

   WEC's board of directors may designate any unrestricted subsidiary to be a restricted subsidiary; provided, however, that immediately after giving effect to such designation (x) WEC could incur $1.00 of additional indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (y) no default will have occurred and be continuing. Any such designation by WEC's board of directors will be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the board of directors giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

   "U.S. Government Obligations" means direct obligations, or certificates representing an ownership interest in such obligations, of the United States of America, including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at WEC's option.

   "voting stock" of a person means all classes of capital stock or other interests, including partnership interests, of such person then outstanding and normally entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof.

   "wholly owned subsidiary" means a restricted subsidiary all the capital stock of which, other than directors' qualifying shares, is owned by WEC or one or more wholly owned subsidiaries.

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

                          DESCRIPTION OF CAPITAL STOCK

   The following summarizes certain provisions of Parent's restated certificate of incorporation and bylaws. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the restated certificate of incorporation and the bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information."

General

   The restated certificate of incorporation provides for, among other things, the authorization of 5,000,000 shares of common stock, par value $.01 per share, 100,000 shares of 8% cumulative redeemable preferred stock, par value $.01 per share, and 500,000 shares of undesignated, serial preferred stock.

   As of September 30, 1999, Parent had outstanding 1,065,996.46 shares of common stock, 47,594.91 shares of redeemable preferred stock and no shares of serial preferred stock.

Common Stock

   All of the issued and outstanding shares of common stock is fully paid and non-assessable. The common stock is entitled to one vote per share on all matters to be voted on by stockholders of Parent. Subject to the rights of the holders of preferred stock and the restrictions, if any, imposed by indebtedness outstanding from time to time, the holders of common stock will be entitled to dividends and other distributions, as and when declared or paid, whether in cash, property or securities of Parent by the board of directors of Parent out of assets legally available therefore. Holders of common stock will be entitled to share in such dividends or distributions on a pro rata basis. The holders of common stock will have no preemptive, subscription, redemption or sinking fund rights under the terms of the restated certificate of incorporation.

   Upon any voluntary or involuntary liquidation, dissolution or winding up of Parent, after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding shares of preferred stock or other capital stock, the holders of shares of common stock would be entitled to share ratably in the distribution of all of Parent's assets remaining available for distribution.

Preferred Stock

 Redeemable Preferred Stock

   The holders of shares of redeemable preferred stock are entitled to receive, when and as declared by the Parent's board of directors, preferential dividends in cash on each share of redeemable preferred stock outstanding at a rate of 8% per annum on the sum of the liquidation value ($1,000.00 per share) of each share plus all accumulated and unpaid dividends thereon. Parent is required to redeem all outstanding shares of redeemable preferred stock on December 31, 2018 at a price per share equal to the liquidation value thereof plus all accrued and unpaid dividends thereon. Parent may at any time make an offer to redeem all, but not less than all, of the redeemable preferred stock, at a price per share equal to the liquidation value thereof plus all accrued but unpaid dividends thereon. In the event that Parent does not make a redemption offer prior to December 31, 2006, then the dividend rate will be increased to 12% per annum until

  . the date on which the liquidation value of such redeemable preferred stock, plus all accrued and unpaid dividends thereon, is paid to the holder thereof in connection with the liquidation of Parent or the redemption of such redeemable preferred stock by Parent or

  . the date on which such share is otherwise acquired by Parent.

In the event that Parent makes a redemption offer and a holder of redeemable preferred stock elects not to have such redeemable preferred stock redeemed, then

  . the dividend rate with respect to such redeemable preferred stock will be reduced to 5% per annum from the date after the redemption date and until a repayment date and

  . at the option of Parent, dividends on such redeemable preferred stock may be paid to such holder by the issuance of additional shares of redeemable preferred stock until December 31, 2013.

The holders of redeemable preferred stock generally have no voting rights.

 Serial Preferred Stock

   The restated certificate of incorporation authorizes the board of directors to create and issue one or more series of serial preferred stock and determine the rights and preferences of each series, to the extent permitted by the restated certificate and applicable law. Among other rights, the board of directors may determine, without the further vote or action by Parent's stockholders:

  . the number of shares constituting the series and the distinctive designation of the series;

  . the dividend rate on the shares of the series, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

  . whether the series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

  . whether the series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

  . whether or not the shares of that series shall be redeemable or exchangeable and, if so, the terms and conditions of such redemption or exchange, as the case may be, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

  . whether the series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund; and

  . the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of Parent and the relative rights or priority, if any, of payment of shares of the series.

Except for any difference so provided by the board of directors, the shares of all series of serial preferred stock will rank on a parity with respect to the payment of dividends and the distribution of assets upon liquidation.

Anti-Takeover Provisions of Restated Certificate and Bylaws

   The rights of Parent's stockholders are governed by the Delaware General Corporation Law, the restated certificate of incorporation and the bylaws. Certain provisions of the restated certificate and bylaws, which are summarized below, may discourage or make more difficult a takeover attempt that a stockholder might consider in its best interest. Such provisions may also adversely affect the prevailing market price for the common stock.

   Serial Preferred Stock. The board of directors will have the authority, without action by Parent's stockholders, to fix the rights, privileges and preferences of, and to issue up to 500,000 shares of serial preferred stock. The issuance of such serial preferred stock may have the effect of delaying, deferring or preventing a change in control of Parent without further action by the stockholders and may adversely affect the voting and other rights of the holders of the common stock, including the loss of voting control to others. Parent currently has no plans to issue any shares of serial preferred stock.

   Advance Notice Requirements for Stockholder Proposals. The bylaws will establish advance notice procedures with regard to stockholder proposals. These procedures provide that the notice of stockholder proposals must be received by Parent no later than

  . with respect to an annual meeting of stockholders, 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders and

  . with respect to a special meeting of stockholders, no later than the close of business on the tenth day following the date on which notice of such meeting is first sent or given to stockholders.

Each stockholder proposal must set forth certain information as specified in the bylaws.

Securityholders Agreement

   On July 28, 1999, Parent, MDP and the initial purchaser entered into a registration rights and securityholders agreement relating to the common stock sold in the units offering. Each holder of shares of Parent's common stock included in the units offering, including all transferees of such holders (each a "common holder"), is entitled to the benefits and subject to the obligations arising under such securityholders agreement.

   Pursuant to the securityholders agreement, each common holder will have certain piggyback registration rights, as well as certain participation rights with respect to certain third-party sales of common stock by MDP. With respect to the piggyback registration rights, each common holder will have the right to include its common stock in any registration of common stock, other than pursuant to a registration statement on Form S-8 or S-4 or any similar form or in connection with a registration the primary purpose of which is to register debt securities. The amount of shares of common stock which may be registered pursuant to an exercise of piggyback rights may be reduced, including a reduction to zero, if the managing underwriters advise Parent that, in their opinion, the aggregate number of shares of common stock which may be included in such offering exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering.

   The securityholders agreement grants each common holder participation rights, which will provide that prior to any sale, transfer, assignment, pledge or other disposal (a "transfer") by MDP of common stock by MDP, MDP shall deliver a written notice to Parent and registered common holders specifying in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the transfer. Each common holder may elect to participate in the contemplated transfer by delivering written notice to the transferring securityholder within 10 business days after delivery of the sale notice. If any common holder has elected to participate in such transfer, each such common holder shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of shares equal to the product of (1) the quotient determined by dividing the number of shares owned by such common holder by the aggregate number of shares of common stock outstanding on a fully diluted basis prior to giving effect to such transfer and (2) the aggregate number of shares to be sold in the contemplated transfer. Each common holder transferring shares in a transfer shall pay its pro rata share, based on the number of shares to be sold, of the expenses incurred by the securityholders in connection with such transfer.

   Notwithstanding the foregoing, the participation rights described above do not apply to any transfer of shares by MDP:

  . among its affiliates, employees and consultants,

  . to any employee, prospective employee, director or prospective director of Parent, WEC or any of their affiliates,

  . to any former or prospective employee, director or prospective director of MDP or any affiliate of such affiliate or

  . to any person in order to resolve certain regulatory issues.

In addition, these restrictions and obligations do not apply to a transfer or transfers by MDP of shares representing an aggregate of up to 5% of Parent's outstanding shares of common stock.

   In addition, the securityholders agreement confers upon each common holder drag-along rights, which will provide that in the event of a sale of Parent to an independent third party or group of independent third parties pursuant to which such party or parties acquire

  . capital stock of Parent possessing the voting power under normal circumstances to elect a majority of Parent's board of directors, whether by merger, consolidation, sale, transfer or exchange of Parent's capital stock or

  . all or substantially all of Parent's assets determined on a consolidated basis approved by the board of directors of Parent and with respect to which all holders of common stock receive or are generally offered the same form and amount of per share consideration and, in any event, the consideration shall be cash and/or securities registered under the Securities Act and listed on a national securities exchange or authorized for quotation on The Nasdaq Stock Market, Inc., then each common holder shall sell all of the shares of common stock held by it.

In the event of a sale subject to these drag-along rights, each common holder will be obligated to:

  . consent to and raise no objections against the sale and rights, and

  . waive any dissenter's rights and other similar rights, and

  . take all reasonably necessary and desirable actions as directed by the board in connection with the consummation of such sale, provided, that each common holder shall only be required to make customary and reasonable representations, warranties and indemnities regarding its title to and ownership of its shares.

The obligations of the common holders with respect to sale shall be subject to the receipt by Parent from a nationally recognized investment bank of a written fairness opinion that the consideration received by the securityholders is fair and adequate. Common holders shall be liable for their pro rata share of expenses incurred in connection with a drag-along sale.

   The drag-along and participation rights set forth in the securityholders agreement will terminate upon the completion of (1) a sale subject to the drag-along rights or (2) an underwritten registered public offering of shares of common stock.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   The following discussion, including the opinion of counsel described below, is based upon current provisions of the Internal Revenue Code of 1986, applicable Treasury regulations, judicial authority and administrative rulings and practice. The Internal Revenue Service may take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations could alter or modify the following statements and conditions. Moreover, these changes or interpretations may or may not be retroactive and could affect the tax consequences to you. If you are an insurance company, tax-exempt organization, financial institution, broker-dealer, foreign corporation or non-resident of the United States, you may be subject to special rules not discussed below. We recommend that every holder consult their own tax advisor as to the particular tax consequences of exchanging their existing notes for exchange notes, of exchanging their existing debentures for exchange debentures, and as to the applicability and effect of any state, local or foreign tax laws in regard to the exchange offers.

 Acquisition of the Exchange Notes

   Kirkland & Ellis, counsel to Woods, has advised us that in its opinion, the exchange of the outstanding notes for exchange notes in the exchange offer will not be treated as a taxable "exchange" for federal income tax purposes because the exchange notes should not be considered to differ materially in kind or extent from the outstanding notes. Rather, the exchange notes received by a holder will be treated as a continuation of the outstanding notes in the hands of that holder. As a result, there will be no federal income tax consequences to you if you exchange outstanding notes for exchange notes in the exchange offer.

 Acquisition of the Exchange Debentures

   Kirkland & Ellis, counsel to Woods, has advised us that in its opinion, the exchange of the outstanding debentures for exchange debentures in the exchange offer will not be treated as a taxable "exchange" for federal income tax purposes because the exchange debentures should not be considered to differ materially in kind or extent from the outstanding debentures. Rather, the exchange debentures received by a holder will be treated as a continuation of the outstanding debentures in the hands of that holder. As a result, there will be no federal income tax consequences to you if you exchange outstanding debentures for exchange debentures in the exchange offer.

                              PLAN OF DISTRIBUTION

   Each participating broker-dealer that receives exchange securities for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange securities received in exchange for outstanding securities where such outstanding securities were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offers, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use
in connection with any such resale. In addition, until           , 2000, all
dealers effecting transactions in the exchange securities may be required to deliver a prospectus.

   We will not receive any proceeds from any sales of the exchange securities by participating broker-dealers. Exchange securities received by participating broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange securities. Any participating broker-dealer that resells the exchange securities that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such exchange securities may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the expiration date of the exchange offers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers, including the expenses of one counsel for the holders of the securities, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

   Prior to the exchange offers, there has not been any public market for the outstanding securities. The outstanding securities have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange securities by holders who are entitled to participate in this exchange offers. The holders of outstanding securities, other than any such holder that is an "affiliate" of Woods within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offers are entitled to certain registration rights, and we are required to file a shelf registration statement with respect to such outstanding securities. The exchange securities will constitute a new issue of securities with no established trading market. We do not intend to list the exchange securities on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. We understand that the initial purchaser intends to make a market in the exchange securities. However, it is not obligated to do so, and any market-making activity with respect to the exchange securities may be discontinued at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offers and the pendency of the shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange securities or as to the liquidity of the trading market for the exchange securities. If a trading market does not develop or is not maintained, holders of the exchange securities may experience difficulty in reselling the exchange securities or may be unable to sell them at all. If a market for the exchange securities develops, any such market may be discontinued at any time.

                                 LEGAL MATTERS

   Certain legal matters with regard to the validity of the Securities will be passed upon for Woods by Kirkland & Ellis, a partnership including professional corporations, Chicago, Illinois.

                                    EXPERTS

   The consolidated financial statements of Woods Equipment Company as of January 2, 1999 and December 27, 1997 and for each of the three fiscal years ended January 2, 1999, December 27, 1997 and December 28, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of Tru-Part Manufacturing Corporation as of November 28, 1998 and November 29, 1997 and for each of the fiscal years ended November 28, 1998, November 29, 1997 and November 30, 1996 appearing in this Prospectus and Registration Statement have been audited by Grant Thornton LLP, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of Central Fabricators, Inc. as of December 31, 1998 and 1997 and for each of the two years ended December 31, 1998 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The financial statements of the Alitec Attachment Division as of and for the years ended December 31, 1998 and 1997 appearing in this Prospectus and Registration Statement have been audited by Greenwalt, Sponsel & Co., Inc., independent certified public accountants, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION


   Parent and WEC have filed with the SEC a registration statement on Form S-4 pursuant to the Securities Act and the rules and regulations promulgated thereunder covering the exchange offers contemplated by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to Parent, WEC and the exchange offers, see the registration statement. The registration statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 (telephone number: 1-800-SEC-0330), at the Regional Offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov.

   We are not currently subject to the periodic reporting and other informational requirements of the Exchange Act. We have agreed that, whether or not it is required to do so by the rules and regulations of the SEC, for so long as any of the debentures or notes remain outstanding, we will furnish to the holders of the debentures or notes and file with the SEC, copies of the financial and other information that would be contained in the annual reports and quarterly reports that we would be required to file with the SEC if we were subject to such requirements of the Exchange Act. We will also make such reports available to prospective purchasers of the exchange securities, and to securities analysts and broker-dealers upon their request.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Woods Equipment Company--Consolidated Financial Statements

Report of Independent Auditors............................................  F- 3

Consolidated Balance Sheets as of January 2, 1999 and December 27, 1997...  F- 4

Consolidated Statements of Operations for the fiscal years ended January
 2, 1999, December 27, 1997 and December 28, 1996.........................  F- 5

Consolidated Statements of Stockholders' Equity for the fiscal years ended
 January 2, 1999, December 27, 1997 and December 28, 1996.................  F- 6

Consolidated Statements of Cash Flows for the fiscal years ended January
 2, 1999, December 27, 1997 and December 28, 1996.........................  F- 7

Notes to Consolidated Financial Statements................................  F- 8

Condensed Consolidated Balance Sheet as of July 3, 1999 (unaudited).......  F-22

Condensed Consolidated Statements of Income for six months ended July 3,
 1999 and June 27, 1998 (unaudited).......................................  F-23

Condensed Consolidated Statements of Cash Flow for six months ended July
 3, 1999 and June 27, 1998 (unaudited)....................................  F-24

Notes to Condensed Consolidated Financial Statements (unaudited)..........  F-25

Tru-Part Manufacturing Corporation--Financial Statements

Report of Independent Certified Public Accountants........................  F-29

Balance Sheets as of November 28, 1998 and November 29, 1997..............  F-30

Statements of Earnings for the fifty-two weeks ended November 28, 1998 and
 November 29, 1997 and the fifty-three weeks ended November 30, 1996......  F-31

Statements of Shareholders' Equity for the fifty-two weeks ended November
 28, 1998 and November 29, 1997 and the fifty-three weeks ended November
 30, 1996.................................................................  F-32

Statements of Cash Flows for the fifty-two weeks ended November 28, 1998 and November 29, 1997 and the fifty-three weeks ended November 30, 1996..  F-33

Notes to Financial Statements.............................................  F-35

Condensed Balance Sheet as of May 21, 1999 (unaudited)....................  F-39

Condensed Statements of Earnings for the six months ended May 21, 1999 and
 May 22, 1998 (unaudited).................................................  F-40

Condensed Statements of Cash Flows for the six months ended May 21, 1999 and May 22, 1998 (unaudited).............................................  F-41

Notes to Condensed Financial Statements (unaudited).......................  F-42

Central Fabricators, Inc.--Financial Statements

Report of Independent Auditors............................................  F-43

Balance Sheets as of December 31, 1998 and 1997...........................  F-44

Statements of Income for the years ended December 31, 1998 and 1997.......  F-45

Statements of Changes in Stockholders' Equity for the years ended December
 31, 1998 and 1997........................................................  F-46

Statements of Cash Flows for the years ended December 31, 1998 and 1997...  F-47

Notes to Financial Statements.............................................  F-48


                                                                           Page
                                                                           ----
Condensed Balance Sheet at June 30, 1999 (unaudited)...................... F-51

Condensed Statements of Income for the six months ended June 30, 1999 and
 1998 (unaudited)......................................................... F-52

Condensed Statements of Cash Flow for the six months ended June 30, 1999 and 1998 (unaudited)..................................................... F-53

Notes to Condensed Financial Statements (unaudited)....................... F-54

Alitec Corporation--Attachments Division--Financial Statements
Independent Auditors' Report.............................................. F-55

Balance Sheets as of December 31, 1998 and 1997........................... F-56

Statements of Income and Accumulated Deficit for the years ended December
 31, 1998 and 1997........................................................ F-57

Statements of Cash Flows for the years ended December 31, 1998 and 1997... F-58

Notes to Financial Statements............................................. F-60

Condensed Balance Sheet as of June 30, 1999 (unaudited)................... F-65

Condensed Statements of Income for the six months ended June 30, 1999 and
 1998 (unaudited)......................................................... F-66

Condensed Statements of Cash Flows for the six months ended June 30, 1999 and 1998 (unaudited)..................................................... F-67

Notes to Condensed Financial Statements (unaudited)....................... F-69

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Woods Equipment Company

   We have audited the accompanying consolidated balance sheets of Woods Equipment Company as of January 2, 1999 and December 27, 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three fiscal years in the period ended January 2, 1999. Our audits also included the financial statement schedule listed in the index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Woods Equipment Company at January 2, 1999 and December 27, 1997, and the consolidated results of its operations and its cash flows for each of the three fiscal years in the period ended January 2, 1999, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Chicago, Illinois
February 19, 1999, except for Note
15, as to which the date is July 23,
1999

                            WOODS EQUIPMENT COMPANY

                          CONSOLIDATED BALANCE SHEETS
                   (In Thousands, Except Shares Information)

                                                          January
                                                             2      December 27
                         ASSETS                             1999       1997
                         ------                           --------  -----------
Current assets:
  Cash................................................... $  1,352   $  2,716
  Trade accounts receivable, less allowance of $120......   24,160     21,252
  Inventories, net.......................................   21,362     20,486
  Deferred income taxes..................................    3,083      1,844
  Prepaid expenses and other current assets..............    2,309      2,503
                                                          --------   --------
    Total current assets.................................   52,266     48,801
Property, plant, and equipment:
  Land...................................................      882        882
  Buildings..............................................    9,535      9,291
  Machinery and equipment................................   23,062     21,200
  Office furniture, fixtures, and equipment..............    5,545      4,561
                                                          --------   --------
                                                            39,024     35,934
  Less: Accumulated depreciation.........................   13,079      9,564
                                                          --------   --------
                                                            25,945     26,370
Excess of cost over fair value of net assets acquired,
 less accumulated amortization of $3,158 and $1,831,
 respectively............................................   23,817     24,717
Other assets, net........................................    6,637      5,552
                                                          --------   --------
                                                          $108,665   $105,440
                                                          ========   ========

          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current liabilities:
  Current maturities of long-term obligations............ $  2,128   $  2,722
  Accounts payable.......................................    4,938      5,643
  Accrued expenses.......................................    5,521      4,832
                                                          --------   --------
    Total current liabilities............................   12,587     13,197
Long-term obligations, less current maturities...........  117,033     79,645
Deferred income taxes....................................    3,083      2,977
Other long-term liabilities..............................       76        107
Redeemable preferred stock and accrued dividends.........   30,110      6,658
Common stockholders' equity (deficit):
  Common stock, $.01 par value; authorized--15,000,000
   shares; issued and outstanding--657,963 shares and
   3,804,375 shares, respectively........................        6         38
  Additional paid-in capital.............................   14,897      2,412
  Retained earnings (accumulated deficit)................  (68,546)       567
  Treasury stock, at cost................................      --         (56)
  Notes receivable from stockholders.....................     (581)      (105)
                                                          --------   --------
                                                           (54,224)     2,856
                                                          --------   --------
                                                          $108,665   $105,440
                                                          ========   ========

        See accompanying notes to the consolidated financial statements.

                            WOODS EQUIPMENT COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In Thousands)

                                                     Fiscal year ended
                                              ---------------------------------
                                              January   December 27 December 28
                                               2 1999      1997        1996
                                              --------  ----------- -----------
Net sales.................................... $154,734   $137,924    $129,427
Cost of sales................................  113,205    104,983      97,025
                                              --------   --------    --------
Gross profit.................................   41,529     32,941      32,402
Operating expenses:
  Selling....................................   14,590     12,614      10,744
  General and administrative.................    8,713      6,749       5,777
  Noncash stock option compensation charge
   (see Note 1)                                  4,310        --          --
  Engineering................................    3,766      3,443       2,643
  Management fee paid to affiliate...........      203        366         368
  Amortization...............................    2,596      1,358         906
  Other operating (income) expenses, net.....     (169)        (9)         15
                                              --------   --------    --------
                                                34,009     24,521      20,453
                                              --------   --------    --------
Operating income.............................    7,520      8,420      11,949
Interest expense, including amortization of
 deferred financing costs....................   10,261      7,831       7,326
                                              --------   --------    --------
Income (loss) before income tax provision
 (benefit) and extraordinary loss............   (2,741)       589       4,623
Income tax provision (benefit)...............     (438)       494       1,971
                                              --------   --------    --------
Income (loss) before extraordinary loss......   (2,303)        95       2,652
Extraordinary loss: Early extinguishment of
 debt (net of income tax benefit of $588 and
 $214, respectively).........................      795        290         --
                                              --------   --------    --------
Net (loss) income............................ $ (3,098)  $   (195)   $  2,652
                                              ========   ========    ========



        See accompanying notes to the consolidated financial statements.

                            WOODS EQUIPMENT COMPANY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (In Thousands)

                         Number of                       Retained                Note
                         Shares of          Additional   Earnings             Receivable
                           Common    Common  Paid-In   (Accumulated Treasury     From
                           Stock     Stock   Capital     Deficit)    Stock   Stockholders  Total
                         ----------  ------ ---------- ------------ -------- ------------ --------
Balance at December 30,
 1995...................  3,777,500   $ 38   $ 2,336     $ (1,232)    $(64)     $(133)    $    945
Sale of common stock....     31,625    --         76          --        72       (148)         --
Purchase of common
 stock..................     (4,750)   --        --           --       (64)        28          (36)
Net income..............        --     --        --         2,652      --         --         2,652
Preferred stock
 dividends..............        --     --        --          (182)     --         --          (182)
                         ----------   ----   -------     --------     ----      -----     --------
Balance at December 28,
 1996...................  3,804,375     38     2,412        1,238      (56)      (253)       3,379
Payments by
 stockholders...........        --     --        --           --       --         148          148
Net loss................        --     --        --          (195)     --         --          (195)
Preferred stock
 dividends..............        --     --        --          (476)     --         --          (476)
                         ----------   ----   -------     --------     ----      -----     --------
Balance at December 27,
 1997...................  3,804,375     38     2,412          567      (56)      (105)       2,856
Recapitalization:
  Exercise of stock
   options..............    329,780      3       436          --       --         --           439
  Purchase of common
   stock................ (4,069,888)   (41)   (1,706)     (64,735)      66        105      (66,311)
  Sale of common stock..    593,696      6     9,445          --       (10)      (880)       8,561
Payments by
 stockholders...........        --     --        --           --       --         299          299
Noncash stock option
 compensation charge....        --     --      4,310          --       --         --         4,310
Net loss................        --     --        --        (3,098)     --         --        (3,098)
Preferred stock
 dividends paid and
 accrued................        --     --        --        (1,280)     --         --        (1,280)
                         ----------   ----   -------     --------     ----      -----     --------
Balance at January 2,
 1999...................    657,963   $  6   $14,897     $(68,546)    $--       $(581)    $(54,224)
                         ==========   ====   =======     ========     ====      =====     ========


        See accompanying notes to the consolidated financial statements.

                            WOODS EQUIPMENT COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                     Fiscal year ended
                                             ----------------------------------
                                             January 2  December 27 December 28
                                               1999        1997        1996
                                             ---------  ----------- -----------
Operating activities
Income (loss) before extraordinary items...  $ (2,303)   $     95     $ 2,652
Adjustments to reconcile income (loss)
 before extraordinary items to net cash
 provided by operating activities:
 Depreciation..............................     3,600       3,054       2,503
 Amortization..............................     2,916       1,566       1,343
 Noncash stock option compensation charge..     4,310         --          --
 Bad debt write-offs (recoveries), net.....        28          80         (60)
 Deferred income taxes.....................    (1,133)        595       1,239
 Loss on sale of property, plant, and
  equipment................................         7         117          60
 Gain on sale of assets to joint venture...       --          --          (95)
 Equity in income of joint venture.........      (161)       (195)        (29)
 Changes in operating assets and
  liabilities, net of effects of
  acquisitions:
   Trade accounts receivable...............    (2,936)      7,082      (3,735)
   Inventories.............................      (876)     (1,818)      8,280
   Prepaid expenses and other assets.......       357      (2,323)       (375)
   Accounts payable........................      (705)     (2,145)       (394)
   Other liabilities.......................       658         892        (163)
                                             --------    --------     -------
Net cash provided by operating activities..     3,762       7,000      11,226
Investing activities
Acquisition of Wain Roy, net of cash
 acquired of $321..........................       --      (19,165)        --
Acquisition of Baerts......................       --       (2,175)        --
Purchases of equipment.....................    (3,212)     (4,678)     (4,662)
Proceeds from sale of property, plant, and
 equipment.................................        30         498          17
Proceeds from sale of assets to joint
 venture...................................       --          --        2,215
Acquisition of product line................       --          --         (236)
Proceeds from disposition of product line..       --          --          794
                                             --------    --------     -------
Net cash used in investing activities......    (3,182)    (25,520)     (1,872)

Financing activities
Payments for deferred financing costs......    (3,898)     (1,553)        (40)
Proceeds from issuance of old term loans...       --       54,683       1,429
Net payments on old revolving loan.........   (20,700)     (3,290)     (3,035)
Payments on old term loans and other notes.   (51,026)    (28,829)     (7,495)
Proceeds from new term loans...............    85,000         --          --
Payments on new term loan..................      (150)        --          --
Proceeds from new revolver, net............     3,750         --          --
Issuance of subordinated loan to
 controlling stockholder...................    25,000         --          --
Proceeds from exercise of stock options....       439         --          --
Proceeds from sale of common stock.........     8,561         --          --
Proceeds from sale of preferred stock......    27,179         --          --
Payment of promissory note to old
 controlling stockholder...................    (5,080)        --          --
Preferred stock dividends..................      (992)        --          --
Redemption of common stock.................   (66,311)        --          (36)
Redemption of preferred stock..............    (4,015)        --          --
Net change in notes receivable from
 stockholders..............................       299         148        (120)
                                             --------    --------     -------
Net cash provided by (used in) financing
 activities................................    (1,944)     21,159      (9,297)
                                             --------    --------     -------
Net increase (decrease) in cash............    (1,364)      2,639          57
Cash at beginning of year..................     2,716          77          20
                                             --------    --------     -------
Cash at end of year........................  $  1,352    $  2,716     $    77
                                             ========    ========     =======
Supplemental disclosure of noncash
 investing and financing activities
Debt payable to sellers incurred in
 connection with acquisitions..............  $    --     $    700     $   325
Notes receivable received in connection
 with sale of stock........................       --          --          148

Supplemental cash flow information
Cash paid for interest.....................  $  9,294    $  6,254     $ 6,580
Cash paid for income taxes.................     1,357         728         687

        See accompanying notes to the consolidated financial statements.

                            WOODS EQUIPMENT COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (In Thousands, Except Shares Information)

              Each of the three fiscal years ended January 2, 1999

1. Description of Business, Recapitalization, and Acquisitions

   Woods Equipment Company (Woods or the Company) is a leading manufacturer of attachments for a variety of mowing, cutting, clearing, construction, material handling, landscaping, and grounds maintenance applications. The Company's products include mowing attachments, front end loaders, backhoes, coupler systems, buckets, scrapers, and other implements, in addition to a full line of replacement parts. The average lifespan of the products range from one to five years due to the severe and wearing nature of the applications for which they are used. The Company's products are sold through approximately 3,900 dealers throughout the United States, with no one dealer accounting for more than 2% of total company sales.

   On August 7, 1998, the Company completed a recapitalization of its equity structure, pursuant to which, among other things, Madison Dearborn Capital Partners Fund II (MDCPII or new controlling stockholder) and Woods' senior management acquired substantially all of the outstanding capital stock of the Company, referred to as the Recapitalization. The Recapitalization was financed through: (i) borrowings of $85,000 under a new $110,000 multitranche senior secured credit facility; (ii) borrowings of $25,000 under a subordinated bridge loan provided by MDCPII; (iii) an equity investment in the Company of approximately $37,500 by MDCPII, senior management, and certain other investors; and (iv) cash on hand of approximately $1,700. In connection with securing financing, the Company paid the new controlling stockholder $1,000 for related services. This amount was classified as interest expense.

   With these funds, the Company retired $65,051 bank debt, including $15,400 for a revolving loan, $48,825 for term loans, and $826 for accrued interest. The Company also used $6,576 to retire subordinated promissory notes held by Code, Hennessy, and Simmons, LLC (old controlling stockholder), including $6,156 of principal and $420 of accrued interest. In addition, $422 was used to retire seller debt, consisting of $417 of principal and $5 of accrued interest.

   The Company used $70,879 of Recapitalization proceeds to repurchase 4,069,888 shares of common stock and 4,015 shares of preferred stock for $65,872 and $5,007, respectively. The repurchase of preferred stock included $4,015 for the stocks' face value and $992 for accrued dividends. The proceeds were dispersed to the old controlling stockholder and management. Issuance of 593,696 shares of common stock and 27,179 shares of preferred stock yielded consideration of $36,620, including notes receivables from management of $880.

   Prior to the Recapitalization, employees exercised options to purchase 329,780 shares of common stock. In the Recapitalization, 287,233 of such shares were redeemed by the Company at $16.10 per share. When options are exercised and repurchased by the Company without being held by the employee for a period of at least six months, generally accepted accounting principles require that a compensation change be recorded for the excess of the redemption amount over the exercise price. The charge recorded by the Company was $4,310.

   During October 1997, the Company acquired Wain-Roy, Inc. (Wain-Roy) for cash of approximately $19,165. During April 1997, the Company acquired Baerts Metal Products (Baerts) for an aggregate cost of $2,875, consisting of cash of $2,175 and issuance of a note payable of $700. The aggregate excess of cost over the fair value of the net assets acquired was $16,351 for the Baerts and Wain-Roy acquisitions. The acquisitions have been accounted for using the purchase method of accounting and, accordingly, the results of operations of the acquired businesses have been included in the accompanying financial statements since their dates of acquisition.

                            WOODS EQUIPMENT COMPANY

                                 (In Thousands)


   The following unaudited proforma results of operations assumes that the Wain-Roy and Baerts acquisitions occurred as of the beginning of the fiscal year ended December 27, 1997:

      Net sales....................................................... $149,598
      Operating income................................................   10,722
      Income before extraordinary loss................................    1,236

2. Summary of Significant Accounting Policies

 Basis of Presentation

   The Company operates on a fifty-two/fifty-three weeks year. As such, financial statements included herein reflect information for the fifty-three weeks ended January 2, 1999 (1998) and for the fifty-two weeks ended December 27, 1997 (1997) and December 28, 1996 (1996).

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, WEC Company. All significant intercompany balances and transactions have been eliminated. The Company's investment in a 50%-owned joint venture is accounted for under the equity method and is included in "Other Assets."

 Revenue Recognition

   Sales are recognized upon shipment of the related equipment and replacement parts. The Company offers preseason, early-order programs, whereby customers may order and take delivery of products prior to the spring and summer selling season, to end-users. These preseason sales programs are shipped beginning in the late summer, carry descending cash discounts in conjunction with delayed payment terms, and have no right of return. Revenue on sales is recorded net of anticipated discounts.

 Financial Instruments

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Credit risks with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when incurred, have been within the range of management expectations.

 Inventories

   Inventories are stated at the lower of cost or market. Cost is determined by the last in, first out (LIFO) method for materials costs and the first in, first out (FIFO) method for all other cost components. Approximately 75% of total inventories at January 2, 1999 and approximately 70% of total inventories at December 27, 1997 were accounted for using LIFO.

   During 1996, the Company reduced certain inventory quantities, which were valued at lower LIFO costs prevailing in prior fiscal years. The effect of these reductions was to increase 1996 income before income taxes by $465.

                            WOODS EQUIPMENT COMPANY

                                 (In Thousands)


 Property, Plant, and Equipment

   Property, plant, and equipment are stated at cost. Depreciation thereon is computed using principally the straight-line method over estimated useful lives of the respective assets as follows:

      Buildings...................................................      30 years
      Machinery and equipment..................................... 7 to 10 years
      Office furniture, fixtures, and equipment...................  3 to 8 years

 Intangible Assets

   The excess of cost over fair value of net assets of acquired businesses is being amortized on the straight-line basis over 20 years. Other intangible assets consist primarily of covenants not to compete, which are being amortized on a straight-line basis over the terms of the related agreements ranging from 3 years to 5 years.

 Impairment of Long-Lived Assets

   The Company continually reviews the carrying value of its long-lived assets. The Company assesses recoverability from future operations using income from operations of the related business as a measure. Under this approach, the carrying value would be reduced if it becomes probable that the Company's best estimate for expected future cash flows of the related business would be less than the net carrying amount of the long-lived assets over the remaining useful life period. For the three fiscal year periods ended January 2, 1999, there were no adjustments to the carrying amounts of long-lived assets resulting from these evaluations. However, if future operations do not perform as expected, or if the Company's strategic plans for its business were to change, a reduction in the carrying value of these assets may be required.

 Deferred Finance Costs

   Deferred finance costs are being amortized using both the straight-line basis, which approximates the interest method, and the interest method over the terms of the related debt agreements.

 Warranty Obligations

   The Company's products are generally under limited warranty for a period of one year. The estimated cost of warranty obligations is recognized at the time of sale.

 Income Taxes

   The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax return purposes, and are measured using the enacted tax rates at which the resulting taxes are expected to be paid.

 Stock Options

   The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). In accordance with APB 25, compensation expense is recognized based on the excess of the fair value, as determined by the Company's Board of Directors, over the exercise price of the underlying stock on the measurement date. The measurement date is the date at which both the exercise price and number of shares to be issued are known.

                            WOODS EQUIPMENT COMPANY

                                 (In Thousands)


 Advertising Costs

   The Company expenses the costs of advertising when incurred. Advertising expense was $1,591 in 1998, $1,677 in 1997, and $1,224 in 1996.

 Impact of Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes standards for expanded disclosures on derivative financial instruments and the exposure to market risks. The Company does not engage in hedging or other market structure derivative trading activities.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Inventories

   Inventories consist of the following:

                                                           January 2 December 27
                                                             1999       1997
                                                           --------- -----------
      Raw materials.......................................  $ 3,870    $ 3,355
      Work in process.....................................    2,323      2,029
      Finished goods......................................   16,651     16,269
                                                            -------    -------
      Total inventories at FIFO...........................   22,844     21,653
      LIFO adjustment.....................................   (1,482)    (1,167)
                                                            -------    -------
      Total inventories at LIFO...........................  $21,362    $20,486
                                                            =======    =======

4. Other Assets

   Other assets consist of the following:

                                                           January 2 December 27
                                                             1999       1997
                                                           --------- -----------
      Covenants not to compete............................  $3,749     $3,749
      Deferred financing costs............................   5,230      2,911
      Patents.............................................     776        704
      Organizational costs................................      67         67
                                                            ------     ------
                                                             9,822      7,431
      Less: Accumulated amortization......................   4,565      3,101
                                                            ------     ------
                                                             5,257      4,330
      Investment in joint venture.........................   1,380      1,222
                                                            ------     ------
                                                            $6,637     $5,552
                                                            ======     ======

                            WOODS EQUIPMENT COMPANY

                                 (In Thousands)


5. Accrued Expenses

   Accrued expenses consist of the following:

                                                           January 2 December 27
                                                             1999       1997
                                                           --------- -----------
      Salaries, wages, and employee benefits..............  $2,696     $1,932
      Interest............................................   1,073      1,425
      Warranty............................................     730        648
      Restructuring costs.................................     445        330
      Property, payroll, and other taxes..................     125        212
      Other...............................................     452        285
                                                            ------     ------
                                                            $5,521     $4,832
                                                            ======     ======

6. Revolving Loan and Other Long-Term Obligations

   In connection with the recapitalization (see Note 1), the Company entered into a bank loan agreement which provides for a revolving credit facility and three term loans. Total borrowings under the revolving credit facility were $3,750 at January 2, 1999, and are not to exceed $25,000, including outstanding letters of credits. The Company is subject to a fee of .50% per annum applied to the amount of unused borrowings available on the revolving credit facility. The revolving credit facility expires on September 30, 2003. Interest on the revolving credit facility and term loans is payable quarterly either at a specified bank base rate plus margins ranging from .50% to 2.50, or at a Eurodollar rate plus Eurodollar margins ranging from 1.50% to 3.50% (2.25% at January 2, 1999). Additional borrowing capacity under the revolving credit facility was $20,850 at January 2, 1999. Letters of credit of $400 were outstanding at January 2, 1999.

   Long-term obligations consist of the following:

                                                          January 2  December 27
                                                Rates       1999        1997
                                            ------------- ---------  -----------
      Revolving loans:
        New revolver.......................     9.0%      $  3,750     $   --
        Old revolver.......................     8.7%           --       20,700
      Bank term loans:
        New term loans..................... 7.5% to 8.5%    84,850         --
        Old term loans..................... 8.7% to 9.2%       --       50,000
      Seller promissory note............... 7.5% to 8.0%     4,768       5,177
      Subordinated promissory notes:
        New controlling stockholder........     10.5%       25,000         --
        Old controlling stockholder........ 8.0% to 25.0%      --        5,080
      Other obligations.................... 7.5% to 8.0%       793       1,410
                                                          --------     -------
                                                           119,161      82,367
      Less: Current maturities.............                 (2,128)     (2,722)
                                                          --------     -------
      Total long-term obligations..........               $117,033     $79,645
                                                          ========     =======

   The new term loans are payable in quarterly installments which began at $150 and increase to an average of $1,712, $8,266, and $5,797 in 2004, 2005, and 2006, respectively, as the term notes mature. The final installment of the remaining outstanding principal balance is due on September 30, 2006.

                            WOODS EQUIPMENT COMPANY

                   (In Thousands, Except Shares Information)

   The Company's term loan is subject to restrictive covenants, including minimum levels of net earnings and limitations on capital expenditures and dividends. Borrowings under the bank loan agreement are guaranteed by the Company's controlling stockholder.

   The seller promissory note was issued in connection with an acquisition. The note is payable in monthly installments of principal and interest of $35, with final payment due in July 2009, and bears annual interest at 7.5%.

   The subordinated promissory note to the new controlling stockholder is due on October 1, 2007, and initially bore an interest rate of 10%, which is increased by 0.5% at the end of each successive three month period from the August 7, 1998 date of issuance.

   Included in other obligations are three noncompete agreements and consulting agreements with key members of the management of acquired entities. At January 2, 1999, the noncompete agreements require total remaining payments of $604, excluding imputed interest, over one- to two-year periods, and bear interest at an 8% rate or have been discounted to their net present value using an interest rate of 7.50%. The consulting agreement requires total remaining payments of $127, excluding imputed interest, at January 2, 1999, over a remaining two-year period. The Company has discounted these consulting agreement to its net present value using an interest rate of 7.5%.

   At points in time during 1998, 1997, and 1996, the Company was briefly in default of certain restrictive covenants and obtained appropriate waivers or amendments to the respective debt agreements.

   Substantially all assets of the Company are collateralized by the above debt. The carrying amount of long-term debt, most of which bear interest at floating rates, approximate their fair values.

   Future annual maturities of other long-term obligations, subsequent to January 2, 1999, are as follows:

      1999............................................................. $  2,128
      2000.............................................................    3,246
      2001.............................................................    4,673
      2002.............................................................    5,679
      2003.............................................................    7,185
      Thereafter.......................................................   92,500
                                                                        --------
                                                                        $115,411
                                                                        ========

7. Stockholders' Equity

 Preferred Stock

   The Preferred Stock of the Company consists of 50,000 shares of 8% Cumulative Redeemable Preferred Stock, par value $.01 per share (the Preferred Stock). As of January 2, 1999, there were 29,164.22 shares of preferred stock outstanding.

   When and as declared by the Company's Board of Directors, to the extent permitted by law, the holders of shares of Preferred Stock are entitled to receive preferential dividends in cash on each share of Preferred Stock outstanding at a rate of 8% per annum on the sum of the liquidation value of such share, plus all accumulated and unpaid dividends thereon. The liquidation value of each share of Preferred Stock is $1,000 per share. To the extent not paid on March 31, June 30, September 30, and December 31 of each year, dividends which shall have

                            WOODS EQUIPMENT COMPANY

                   (In Thousands, Except Shares Information)

accrued on each outstanding share of Preferred Stock shall accumulate, and shall remain accumulated until paid. The shares of Preferred Stock are not convertible into any other class of capital stock of the Company, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company.

   The Company is required to redeem all outstanding shares of Preferred Stock on December 31, 2018, at a price per share equal to the liquidation value thereof, plus all accrued but unpaid dividends thereon. In the event that the Company does not make a Redemption Offer prior to December 31, 2006, then the Dividend Rate will increase to 12% per annum until (i) the date on which the Liquidation Value of such Preferred Stock (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Company or the redemption of such Preferred Stock by the Company or (ii) the date on which such Preferred Stock is otherwise acquired by the Company (each a Repayment Date). In the event that the Company makes a Redemption Offer and a holder of Preferred Stock elects not to have such Preferred Stock redeemed, then (i) the Dividend Rate with respect to such Preferred Stock will be reduced to 5% per annum from the date after the Redemption Date and until a Repayment Date and (ii) at the option of the Company, dividends on such Preferred Stock may be paid to such holder by the issuance of additional shares of Preferred Stock until December 31, 2013.

   The holders of Preferred Stock have no voting rights unless the Company fails to make a redemption payment, with respect to the Preferred Stock, which it is required to make pursuant to an Event of Noncompliance. If an Event of Noncompliance has occurred, the number of directors constituting the Company's board of directors shall, at the request of the holders of a majority of the Preferred Stock then outstanding, be increased by one director, and the holders of Preferred Stock shall have the special right, voting separately as a single class (with each share being entitled to one vote) and to the exclusion of the Common Stock holders, to elect one individual to fill such newly created directorship, to remove any individuals elected to such directorship, and to fill any vacancies in such directorship. Such special right shall continue until such time as there is no longer an Event of Noncompliance in existence, at which time such special right shall terminate, subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right. Each holder of Preferred Stock shall, regardless of the existence of an Event of Noncompliance, be entitled to notice of all stockholder meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.

 Warrants

   Pursuant to the terms of the Recapitalization Agreement, the Company issued a Contingent Stock Purchase Warrant (the Warrant) to the old controlling stockholder. Such Warrant provides for the purchase, upon exercise of the Warrant, of approximately 3% of the fully diluted shares of the Common Stock at a nominal price. The Warrant is exercisable in whole at any time, and from time to time after the closing of a particular acquisition (Acquisition), and prior to the earlier of (i) August 7, 2008, (ii) an underwritten public offering registered under the Securities Act of shares of Common Stock, or
(iii) the sale of the Company to an independent third-party. As the Acquisition was not consummated, no value was ascribed to the warrants as of January 2, 1999.

 Management Stock Options

   The Company adopted its 1994 Incentive Stock Plan (the 1994 Plan) which permits the granting of options to certain key administrative, managerial, and executive employees of the Company and directors of the Company to purchase shares of the Company's common stock. Options shall expire at such time as designated by the administering committee provided, however, that no option shall be exercisable later than the tenth anniversary date of its grant.

                            WOODS EQUIPMENT COMPANY

                   (In Thousands, Except Shares Information)


   In connection with the Recapitalization, all stock options outstanding immediately vested and were exercised. The 1994 Plan was terminated thereafter.

   The following table summarizes the stock option activity:

      Outstanding at December 30, 1995................................  289,280
        Granted.......................................................   34,000
        Exercised.....................................................      --
        Canceled......................................................      --
                                                                       --------
      Outstanding at December 28, 1996................................  323,280
        Granted.......................................................      --
        Exercised.....................................................      --
        Canceled......................................................      --
                                                                       --------
      Outstanding at December 27, 1997................................  323,280
        Granted.......................................................    6,500
        Exercised..................................................... (329,780)
        Canceled......................................................      --
                                                                       --------
      Outstanding at January 2, 1999..................................      --
                                                                       ========
      Average option price per share:
        1996..........................................................    $1.33
        1997..........................................................    $1.33
        1998..........................................................      N/A
      Options exercisable:
        1996..........................................................      --
        1997..........................................................  289,280
        1998..........................................................      N/A
      Average price of options exercised:
        1996..........................................................      N/A
        1997..........................................................      N/A
        1998..........................................................    $1.33

   Disclosure of pro forma information regarding net income (loss) is required by SFAS No. 123, "Accounting for Stock-Based Compensation", as if the Company had accounted for its stock options granted subsequent to December 31, 1994, using the fair value method of SFAS No. 123. The fair values of the Company's stock options granted subsequent to December 31, 1994, were estimated at the dates of grant using the minimum value method for nonpublic companies. The following assumptions were utilized in the valuation:

                                                       Fiscal year ended
                                               ---------------------------------
                                               January 2 December 27 December 28
                                                 1999       1997        1996
                                               --------- ----------- -----------
      Risk-free interest rate.................   5.20%       N/A        4.98%
      Expected dividend yield.................    N/A        N/A         N/A
      Expected life of options................  5 years      N/A       5 years

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option vesting period. Had compensation cost for stock options granted subsequent to December 31, 1994

                            WOODS EQUIPMENT COMPANY

                                (In Thousands)

been determined based on their fair value at the dates of grant, the Company's net income (loss) would have been changed to the pro forma amounts indicated below:

                                                       Fiscal year ended
                                               ---------------------------------
                                               January 2 December 27 December 28
                                                 1999       1997        1996
                                               --------- ----------- -----------
      As reported.............................  $(3,098)    $(195)     $2,652
      Pro forma...............................   (3,111)     (215)      2,636

   The pro forma effect for 1998, 1997, and 1996 is not representative of the pro forma effect in future years, as the pro forma disclosures reflect only the fair value of stock options granted in 1998, 1997, and 1996 and do not reflect the fair value of outstanding options granted prior to 1995.

8. Income Taxes

   Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                           January 2 December 27
                                                             1999       1997
                                                           --------- -----------
      Deferred tax assets:
        Accounts receivable allowances...................   $  410     $   338
        Inventory capitalization and allowances..........      243         261
        Accrued expenses.................................      593         473
        Net operating loss carryforward..................    2,552         865
        Alternative minimum tax credit carryforward......      898         800
        Other............................................      533         408
                                                            ------     -------
                                                             5,229       3,145
      Less: Valuation allowance..........................     (602)        --
                                                            ------     -------
      Total net deferred tax assets......................    4,627       3,145
      Deferred tax liabilities:
        Book basis over tax basis of property, plant, and
         equipment.......................................    4,065       3,821
        Other............................................      562         457
                                                            ------     -------
      Total net deferred tax liabilities.................    4,627       4,278
                                                            ------     -------
      Net deferred tax asset (liabilities)...............   $  --      $(1,133)
                                                            ======     =======

   Significant components of the income tax provision (benefit) are as follows:

                                                       Fiscal year ended
                                               ----------------------------------
                                               January 2  December 27 December 28
                                                 1999        1997        1996
                                               ---------  ----------- -----------
      Deferred:
        Federal............................... $   (989)     $ 475      $  877
        State.................................     (144)       120         362
                                               --------      -----      ------
                                                (1,133)        595       1,239
      Current:
        Federal...............................       93       (248)        732
        State.................................       14        (67)         --
                                               --------      -----      ------
                                                    107       (315)        732
                                               --------      -----      ------
                                               $(1,026)      $ 280      $1,971
                                               ========      =====      ======

                            WOODS EQUIPMENT COMPANY

                                 (In Thousands)

   A reconciliation of the income tax provision (benefit) computed at a federal statutory tax rate to the reported income tax provision (benefit), inclusive of the benefit resulting from the early extinguishment of debt, is as follows:

                                                      Fiscal year ended
                                              ---------------------------------
                                              January 2 December 27 December 28
                                                1999       1997        1996
                                              --------- ----------- -----------
      Tax provision (benefit) at statutory
       rates.................................  $(1,402)     $29       $1,572
      State income tax provision, net of
       federal tax effect ...................      (86)      35          240
      Excess of cost over fair value of net
       assets acquired.......................      485      196          117
      Other permanent differences............      (23)      20           42
                                               -------     ----       ------
                                               $(1,026)    $280       $1,971
                                               =======     ====       ======

   At January 2, 1999, the Company has net operating loss (NOL) carryforwards of approximately $6.5 million for federal income tax purposes expiring in years through 2018, and alternative minimum tax credit carryforwards of approximately $898, which is available indefinitely. The NOL carryforwards resulted from the exercise of stock options which produced additional deductions for income tax purposes. For financial reporting purposes, a valuation allowance of $602 has been recognized to offset deferred tax assets related to those NOL carryforwards. When realized, the tax benefit for those items will be principally applied to increase additional paid-in capital.

9. Employee Benefit Plan

   The Company maintains a defined-contribution and 401(k) plan covering substantially all employees. The plan provides for a Company matching contribution of 50% of the employee's contribution up to 6% of the employee's eligible compensation. In addition, the plan has a discretionary contribution provision. Total Company contributions during 1998, 1997, and 1996 were approximately $663, $528, and $497, respectively.

10. Lease Commitments

   The Company leases certain facilities, computer equipment, and transportation equipment under various noncancelable operating lease agreements. The transportation equipment leases incorporate variable rates based on mileage. Future minimum lease payments under noncancelable operating leases with initial or remaining lease terms in excess of one year at January 2, 1999, are as follows:

      1999............................................................... $1,695
      2000...............................................................  1,361
      2001...............................................................    998
      2002...............................................................    872
      2003...............................................................    654
      Thereafter.........................................................  1,352
                                                                          ------
                                                                          $6,932
                                                                          ======

   Total rent expense under all operating leases for 1998, 1997, and 1996 was approximately $2,110, $1,566, and $1,199, respectively.

                            WOODS EQUIPMENT COMPANY

                                 (In Thousands)


11. Segment and Related Information

   The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This Statement required the Company to change the way it reports information about its operations. Information for 1997 and 1996 has been restated to conform to the 1998 presentation of operating segment information.

   The Company's products are sold primarily by construction, commercial, agricultural, and outdoor power equipment dealers that sell prime movers and other equipment produced by the major OEMs. The Company distribution network includes dealers that have affiliations with all of the principal OEMs of prime movers, such as New Holland, Deere, Case, AGCO (manufacturer of the Massey Furguson brand of prime mover), Ingersoll (manufacturer of the Bobcat brand of prime mover), Caterpillar, and Kubota. The Company also sells its products through a substantial number of independent dealers that are not affiliated with the major prime mover OEMs. Most dealers offer tractor and prime mover attachments from independent manufacturers which complement or compete with attachments sold by the major tractor and prime mover manufacturers.

   Business units represent market segments in which they share certain characteristics, such as technology, marketing, and product application, that create long-term synergies. The principal activities of the Company's operating segments are as follows:

 Grounds Maintenance

   This product category includes attachments used to maintain the grounds surrounding industrial and office parks, large estates, resort complexes, universities, golf courses, and individual homes. In general, the demand for these products is dependent upon a variety of conditions, including general economic conditions, consumer spending patterns, weather conditions, as well as state and municipal government spending.

 Construction

   The end-users in this product category generally include construction companies and utility contractors. Demand for these products is closely correlated to the overall demand for construction equipment, which is driven by several factors, including general economic conditions, interest rates, weather conditions, and government spending.

 Other

   The end-users in this product category are farmers and ranchers, who use these products principally in the planting, cultivating, and harvesting of their crops. The demand for these products closely correlates to the demand for agricultural equipment in general, which is influenced by a number of factors, including total farm cash receipts, acreage under crop or livestock, crop yields, government programs, general economic conditions, interest rates, weather, and technological trends in agriculture.

   Net sales by operating segment reflects sales of products and services to external customers, as reported in the Company's consolidated statements of operations. The Company evaluates performance based on operating income of the respective segment. Operating income includes all revenues, costs, and expenses directly related to the segment involved. In determining operating income, neither corporate nor interest expenses are included. Operating segment depreciation expense, identifiable assets, and capital expenditures relate to those assets that are utilized by the respective operating segment. Corporate assets consist principally of cash, other receivables, and fixed assets.

                            WOODS EQUIPMENT COMPANY

                                 (In Thousands)


   The accounting policies of each operating segment are the same as those described in the summary of significant accounting policies.

   A summary of the Company's operations by segment for the three-year period ended January 2, 1999, is as follows:

                                                    1998      1997      1996
                                                  --------  --------  --------
      Net sales
      Grounds maintenance........................ $114,567  $110,477  $107,564
      Construction...............................   36,137    22,072    16,883
      Other......................................    4,030     5,375     4,980
                                                  --------  --------  --------
      Total net sales............................ $154,734  $137,924  $129,427
                                                  ========  ========  ========
      Operating income (loss)
      Grounds maintenance........................ $ 15,237  $ 12,111  $ 13,404
      Construction...............................    4,639       988     3,158
      Other......................................      390       449       400
      Corporate..................................  (12,746)   (5,128)   (5,013)
                                                  --------  --------  --------
      Total operating income.....................    7,520     8,420    11,949
      Interest expense...........................   10,261     7,831     7,326
                                                  --------  --------  --------
      Income (loss) before income taxes and
       extraordinary loss........................ $ (2,741) $    589  $  4,623
                                                  ========  ========  ========

   In connection with the Recapitalization (see Note 1), the Company incurred a noncash stock option compensation charge of $4,310 in 1998. Also, in connection with the Acquisition, the Company incurred a charge of $562 for the write-off of related acquisition costs during 1998.


                                                        1998     1997    1996
                                                      -------- -------- -------
      Depreciation and amortization
      Grounds maintenance............................ $  3,442 $  3,090 $ 2,838
      Construction...................................    1,781      863     738
      Other..........................................       27       18      33
      Corporate......................................    1,266      649     237
                                                      -------- -------- -------
      Total depreciation and amortization............ $  6,516 $  4,620 $ 3,846
                                                      ======== ======== =======
      Assets
      Grounds maintenance............................ $ 47,655 $ 47,788 $49,691
      Construction...................................   18,030   13,976  12,620
      Other..........................................    3,808    3,311   3,531
      Corporate......................................   39,172   40,365  15,786
                                                      -------- -------- -------
      Total assets................................... $108,665 $105,440 $81,628
                                                      ======== ======== =======

                            WOODS EQUIPMENT COMPANY

                                 (In Thousands)


   The investment in joint venture is included in the other segment for all years presented.

                                                            1998   1997   1996
                                                           ------ ------ ------
      Additions to long-lived assets
      Grounds maintenance................................. $2,602 $3,548 $3,784
      Construction........................................    435    919    872
      Other...............................................    --      14      6
      Corporate...........................................    175    197    --
                                                           ------ ------ ------
      Total additions to long-lived assets................ $3,212 $4,678 $4,662
                                                           ====== ====== ======

   The Company had no significant amounts of sales to or any long-lived assets in an individual country outside of the United States.

12. Extraordinary Item

   The extraordinary items of $795 and $290, net of income tax benefits of $588 and $214, represents the write-off of unamortized deferred financing costs related to notes which were early extinguished in 1998 and 1997, respectively.

13. Legal Proceedings

   The Company is subject to various claims, including product liability claims, arising in the ordinary course of business, and is party to various legal proceedings which are ordinary, routine, and incidental to the Company's business. In the opinion of management, all such matters are either adequately covered by insurance or are not expected to have a material adverse effect on the Company.

14. Related Party Transactions

   The Company purchases manufactured finished goods at cost from its joint venture investment which amounted to $7,979, $8,032, and $4,064 in fiscal years 1998, 1997, and 1996, respectively.

15. WEC Condensed Financial Information

   Summary balance sheet information for WEC Company is as follows:

                                                           January 2 December 27
                                                             1999       1997
                                                           --------- -----------
      Current assets...................................... $ 52,266   $ 48,801
      Noncurrent assets...................................   56,399     56,639
      Total assets........................................  108,665    105,440
      Current liabilities.................................   12,868     17,430
      Noncurrent liabilities..............................  120,192     77,649
      Total liabilities...................................  133,060     95,079

                            WOODS EQUIPMENT COMPANY

                                 (In Thousands)


   Summary results of operations for WEC Company is as follows:

                                                      Fiscal Year Ended
                                              ----------------------------------
                                              January 2  December 27 December 28
                                                1999        1997        1996
                                              ---------  ----------- -----------
      Net sales.............................. $154,734    $137,924    $129,427
      Gross profit...........................   41,529      32,941      32,402
      Operating income.......................    7,520       8,420      11,949
      Income (loss) before income tax
       provision (benefit) and extraordinary
       loss..................................   (2,021)      1,540       5,060
      Net (loss) income......................   (2,659)        385       2,919

   WEC Company is a wholly owned subsidiary of Woods Equipment Company. Woods Equipment Company has fully and unconditionally guaranteed the 12.0% Senior Notes. Complete financial statements and other disclosures concerning WEC Company are not presented because management has determined they are not meaningful to investors.

                            WOODS EQUIPMENT COMPANY

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  July 3, 1999
                   (In Thousands, Except Shares Information)
                                  (Unaudited)

                               ASSETS
                               ------
Current Assets:
  Trade accounts receivable, less allowance of $51................... $ 29,736
  Inventories, net...................................................   18,510
  Deferred income taxes..............................................    3,083
  Prepaid expenses and other current assets..........................    2,100
                                                                      --------
    Total current assets.............................................   53,429

Property, plant, and equipment, net..................................   26,588
Intangibles, net.....................................................    4,402
Excess of cost over fair value of net assets acquired, net...........   23,266
Other assets, net....................................................    1,481
                                                                      --------
                                                                      $109,166
                                                                      ========

                LIABILITIES AND STOCKHOLDERS' EQUITY
                ------------------------------------
Current liabilities:
  Current maturities of long-term debt............................... $  3,153
  Accounts payable...................................................    6,085
  Accrued expenses...................................................    7,322
                                                                      --------
    Total current liabilities........................................   16,560

Long-term obligations, less current maturities.......................  111,685
Deferred income taxes................................................    3,083
Other long-term liabilities..........................................       77
                                                                      --------
                                                                       131,405

Redeemable preferred stock and accrued dividends.....................   31,274
Common stockholders' equity (deficit):
  Common Stock $0.01 par value; authorized--15,000,000 shares issued
   and outstanding--658,363 shares...................................        6
  Additional paid-in capital.........................................   14,937
  Treasury stock, at cost............................................      (96)
  Notes receivable from stockholders.................................     (578)
  Accumulated deficit................................................  (67,782)
                                                                      --------
                                                                       (53,513)
                                                                      --------
                                                                      $109,166
                                                                      ========

   See accompanying notes to the condensed consolidated financial statements.

                            WOODS EQUIPMENT COMPANY

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (In Thousands, Except Shares Information)
                                  (Unaudited)

                                                              Six Months Ended,
                                                              ------------------
                                                              July 3,  June 27,
                                                                1999     1998
                                                              -------- ---------
Net sales.................................................... $ 85,797 $ 83,694
Cost of sales................................................   61,588   59,674
                                                              -------- --------
Gross profit.................................................   24,209   24,020
Selling, general, and administrative expenses................   14,876   13,785
                                                              -------- --------
Operating income.............................................    9,333   10,235
Interest expense, including amortization of deferred
 financing costs.............................................    5,585    3,964
                                                              -------- --------
Income before income tax provision...........................    3,748    6,271
Income tax provision.........................................    1,826    2,662
                                                              -------- --------
Net income................................................... $  1,922 $  3,609
                                                              ======== ========



   See accompanying notes to the condensed consolidated financial statements.

                            WOODS EQUIPMENT COMPANY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)
                                  (Unaudited)

                                                          Six Months Ended,
                                                          --------------------
                                                          July 3,    June 27,
                                                            1999       1998
                                                          ---------  ---------
Operating activities
Net income..............................................  $   1,922   $  3,609
Adjustments to reconcile net income to net cash and cash
 equivalents used in operating activities
Depreciation............................................      1,997      1,726
Amortization............................................      1,548      1,385
Bad debt expense........................................         19        --
Equity in income of joint venture.......................       (101)      (220)
(Gain) loss on sale of property, plant and equipment....        (20)        14
Changes in operating assets and liabilities:
  Trade accounts receivables............................     (5,595)    (6,970)
  Inventories...........................................      2,852     (1,023)
  Prepaid expenses and other assets.....................         74      1,352
  Accounts payable and accrued liabilities..............      2,948      3,431
                                                          ---------   --------
    Net cash provided by operating activities...........      5,644      3,304
Investing activities
Purchases of equipment, net.............................     (2,620)    (1,227)
                                                          ---------   --------
    Net cash used in investing activities...............     (2,620)    (1,227)
Financing activities
Payments on old term loans and other notes..............       (273)      (941)
Net proceeds on old revolving loan......................        --      (3,800)
Payments on new term loans..............................       (300)       --
Net borrowings on new revolving loan....................     (3,750)       --
Proceeds from sale of common stock......................         40        102
Redemption of common stock..............................        (67)       (10)
Redemption of preferred stock...........................        (29)       --
Net change in notes receivable from stockholders........          3       (144)
                                                          ---------   --------
    Net cash used in financing activities...............     (4,376)    (4,793)
                                                          ---------   --------
Net decrease in cash....................................     (1,352)    (2,716)
Cash at beginning of period.............................      1,352      2,716
                                                          ---------   --------
Cash at end of period...................................  $     --    $    --
                                                          =========   ========

   See accompanying notes to the condensed consolidated financial statements.

                            WOODS EQUIPMENT COMPANY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                         July 3, 1999 and June 27, 1998
                                 (In Thousands)
                                  (Unaudited)

1. Formation and Basis of Presentation

   Woods Equipment Company (Woods or the Company) is a leading manufacturer of attachments for a variety of mowing, cutting, clearing, construction, material handling, landscaping, and grounds maintenance applications. The Company's products include mowing attachments, front end loaders, backhoes, coupler systems, buckets, scrapers, and other implements, in addition to a full line of replacement parts. The average life-span of the products range from one to five years due to the severe and wearing nature of the application for which they are used. The Company's products are sold through approximately 3,900 dealers throughout the United States, with no one dealer accounting for more than 2% of total company sales.

   The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instruction to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month periods ended July 3, 1999 and June 27, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1999. These financial statements should be read in conjunction with the financial statements, including the notes thereto, for the fiscal year ended January 2, 1999.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. Related Party Expenses

   The Company purchases manufactured finished goods at cost from its joint venture investment, which amounted to $2,984 and $4,699 for the six month periods ended July 3, 1999 and June 27, 1998, respectively.

3. Segment and Related Information

   The Company's products are sold primarily by construction, commercial, agricultural, and outdoor power equipment dealers that sell prime movers and other equipment produced by the major OEMs. The Company distribution network includes dealers that have affiliations with all of the principal OEMs of prime movers, such as New Holland, Deere, Case, AGCO (manufacturer of the Massey Furguson brand of prime mover), Ingersoll (manufacturer of the Bobcat brand of prime mover), Caterpillar, and Kubota. The Company also sells its products through a substantial number of independent dealers that are not affiliated with the major prime mover OEMs. Most dealers offer tractor and prime mover attachments from independent manufacturers which complement or compete with attachments sold by the major tractor and prime mover manufacturers.

   Business units represent market segments in which they share certain characteristics, such as technology, marketing, and product application, that create long-term synergies. The principal activities of the Company's operating segments are as follows:

 Grounds Maintenance

   This product category includes attachments used to maintain the grounds surrounding industrial and office parks, large estates, resort complexes, universities, golf courses, and individual homes. In general, the demand

                            WOODS EQUIPMENT COMPANY

                                 (In Thousands)
                                  (Unaudited)

for these products is dependent upon a variety of conditions, including general economic conditions, consumer spending patterns, weather conditions, as well as state and municipal government spending.

 Construction

   The end-users in this product category generally include construction companies and utility contractors. Demand for these products is closely correlated to the overall demand for construction equipment, which is driven by several factors, including general economic conditions, interest rates, weather conditions, and government spending.

 Other

   The end-users in this product category are farmers and ranchers, who use these products principally in the planting, cultivating, and harvesting of their crops. The demand for these products closely correlates to the demand for agricultural equipment in general, which is influenced by a number of factors, including total farm cash receipts, acreage under crop or livestock, crop yields, government programs, general economic conditions, interest rates, weather, and technological trends in agriculture.

   Net sales by operating segment reflects sales of products and services to external customers, as reported in the Company's statements of operations. The Company evaluates performance based on operating income of the respective segment. Operating income includes all revenues, costs, and expenses directly related to the segment involved. In determining operating income, neither corporate nor interest expenses are included. Operating segment depreciation expense, identifiable assets, and capital expenditures relate to those assets that are utilized by the respective operating segment. Corporate assets consist principally of cash, other receivables, and fixed assets.

   A summary of the Company's operations by segment for the six month periods ended July 3, 1999 and June 27, 1998, is as follows:

                                                                 1999     1998
                                                               -------  -------
   Net sales
   Grounds maintenance........................................ $64,949  $59,804
   Construction...............................................  17,751   18,560
   Other......................................................   3,097    5,330
                                                               -------  -------
   Total net sales............................................ $85,797  $83,694
                                                               =======  =======
   Operating income (loss)
   Grounds maintenance........................................ $11,110  $10,955
   Construction...............................................   2,639    3,039
   Other......................................................     295      516
   Corporate..................................................  (4,711)  (4,275)
                                                               -------  -------
   Total operating income.....................................   9,333   10,235
   Interest expense...........................................   5,585    3,964
                                                               -------  -------
   Income before income taxes................................. $ 3,748  $ 6,271
                                                               =======  =======

                            WOODS EQUIPMENT COMPANY

                                 (In Thousands)
                                  (Unaudited)

                                                                          July
                                                                        3, 1999
                                                                        --------
      Assets
      Grounds maintenance.............................................. $ 50,732
      Construction.....................................................   17,167
      Other............................................................    3,625
      Corporate........................................................   37,642
                                                                        --------
      Total assets..................................................... $109,166
                                                                        ========

   The investment in joint venture is included in the other segment for all periods presented.

                                                                   1999   1998
                                                                  ------ ------
   Additions to long-lived assets
   Grounds maintenance........................................... $2,178 $1,003
   Construction..................................................    364    168
   Corporate.....................................................    147     84
                                                                  ------ ------
   Total additions to long-lived assets.......................... $2,689 $1,255
                                                                  ====== ======

   The Company had no significant amounts of sales to or any long-lived assets in an individual country outside of the United States.

4. Inventories

   Inventories consist of the following:

                                                                        July 3,
                                                                         1999
                                                                        -------
      Raw materials.................................................... $ 3,685
      Work in process..................................................   1,942
      Finished goods...................................................  14,365
                                                                        -------
      Total inventories at FIFO........................................  19,992
      LIFO adjustment..................................................  (1,482)
                                                                        -------
      Total inventories at LIFO........................................ $18,510
                                                                        =======

5. WEC Condensed Financial Information

   Summary balance sheet information for WEC Company is as follows:

                                                                        July 3,
                                                                          1999
                                                                        --------
      Current assets................................................... $ 53,429
      Noncurrent assets................................................   55,737
      Total assets.....................................................  109,166
      Current liabilities..............................................   16,560
      Noncurrent liabilities...........................................  114,845
      Total liabilities................................................  131,405

                            WOODS EQUIPMENT COMPANY

                                 (In Thousands)
                                  (Unaudited)

   Summary results of operations for WEC Company is as follows:

                                                                Six Months Ended
                                                                ----------------
                                                                July 3, June 27,
                                                                 1999     1998
                                                                ------- --------
      Net sales................................................ $85,797 $83,694
      Gross profit.............................................  24,209  24,020
      Operating income.........................................   9,333  10,235
      Income before income tax provision.......................   3,748   6,847
      Net income...............................................   1,922   3,960

   WEC Company is a wholly owned subsidiary of Woods Equipment Company. Woods Equipment Company has fully and unconditionally guaranteed the 12.0% Senior Notes. Complete financial statements and other disclosures concerning WEC Company are not presented because management has determined they are not meaningful to investors.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Tru-Part Manufacturing Corporation

   We have audited the accompanying balance sheets of Tru-Part Manufacturing Corporation (a Minnesota corporation) as of November 28, 1998 and November 29, 1997, and the related statements of earnings, shareholders' equity, and cash flows for the fifty-two week periods ended November 28, 1998 and November 29, 1997 and fifty-three week period ended November 30, 1996. These financial statements are the responsibility of Tru-Part Manufacturing Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tru-Part Manufacturing Corporation at November 28, 1998 and November 29, 1997, and the results of its operations and its cash flows for the fifty-two week periods ended November 28, 1998 and November 29, 1997 and fifty-three week period ended November 30, 1996 in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP

Minneapolis, Minnesota
December 17, 1998

                       TRU-PART MANUFACTURING CORPORATION

                                 BALANCE SHEETS

                    November 28, 1998 and November 29, 1997
                    (In Thousands, Except Share Information)

                                                                 1998    1997
                                                                ------- -------
Current Assets:
  Cash and cash equivalents.................................... $ 7,460 $ 6,999
  Accounts receivable..........................................   6,341   6,144
  Merchandise inventories......................................   7,049   6,690
  Other........................................................     144     170
                                                                ------- -------
    Total current assets.......................................  20,994  20,003
Plant and equipment--at cost:
  Equipment, furniture and fixtures............................   6,222   5,850
  Leasehold improvements.......................................   2,098   2,038
                                                                ------- -------
                                                                  8,320   7,888
  Less accumulated depreciation and amortization...............   7,200   6,602
                                                                ------- -------
                                                                  1,120   1,286
Other Assets:
  Notes receivable.............................................   1,693   1,797
  Cash surrender value of life insurance.......................   1,359   1,266
  Other........................................................     317      43
                                                                ------- -------
                                                                  3,369   3,106
                                                                ------- -------
    Total assets............................................... $25,483 $24,395
                                                                ======= =======
Current liabilities:
  Notes payable to officers and shareholders................... $11,965 $12,051
  Undistributed taxable earnings...............................   2,368   2,311
  Accounts payable.............................................   2,564   1,829
  Accrued liabilities..........................................   2,375   2,257
                                                                ------- -------
    Total current liabilities..................................  19,272  18,448
Commitments and contingencies..................................     --      --
Shareholders' equity
  6% cumulative preferred shares, Class A--authorized, 1,000
   shares of $100 par value; none issued.......................     --      --
  Preferred shares, Class B--authorized, 3,000 shares of $100
   par value; none issued......................................     --      --
  Class A voting common stock--authorized, 50,000 shares of
   $.10 par value; issued and outstanding 21,106 shares........       2       2
  Class B non-voting common stock--authorized, 250,000 shares
   of $.10 par value; issued and outstanding 189,954 shares....      19      19
  Retained earnings............................................   6,190   5,926
                                                                ------- -------
                                                                  6,211   5,947
                                                                ------- -------
    Total liabilities and shareholders' equity................. $25,483 $24,395
                                                                ======= =======

        The accompanying notes are an integral part of these statements.

                       TRU-PART MANUFACTURING CORPORATION

                             STATEMENTS OF EARNINGS

                    Fifty-two weeks ended November 28, 1998,
        November 29, 1997 and fifty-three weeks ended November 30, 1996
                                 (In Thousands)

                                                       1998     1997     1996
                                                      -------  -------  -------
Net sales............................................ $65,610  $66,366  $65,771
Cost of sales
  Inventory at beginning of year.....................   6,690    6,227    8,803
  Purchases..........................................  40,003   40,826   37,301
  Freight-in.........................................   1,293    1,203    1,046
                                                      -------  -------  -------
                                                       47,986   48,256   47,150
Less inventory at end of year........................   7,049    6,690    6,227
                                                      -------  -------  -------
                                                       40,937   41,566   40,923
                                                      -------  -------  -------
    Gross profit.....................................  24,673   24,800   24,848
Commissions..........................................   4,841    4,910    4,920
                                                      -------  -------  -------
    Gross profit after commissions...................  19,832   19,890   19,928
Operating expenses
  Warehouse..........................................   6,858    6,578    6,784
  Selling............................................   3,646    3,733    3,572
  Administration.....................................   4,810    5,158    5,264
  Shipping...........................................   1,386    1,344      995
                                                      -------  -------  -------
                                                       16,700   16,813   16,615
                                                      -------  -------  -------
    Operating profit.................................   3,132    3,077    3,313
Other income (expense)
  Interest expense...................................    (991)    (950)  (1,174)
  Interest income....................................     557      514      425
  Miscellaneous......................................     (66)     (74)     (32)
                                                      -------  -------  -------
                                                         (500)    (510)    (781)
                                                      -------  -------  -------
    Net earnings..................................... $ 2,632  $ 2,567  $ 2,532
                                                      =======  =======  =======


        The accompanying notes are an integral part of these statements.

                       TRU-PART MANUFACTURING CORPORATION

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                    Fifty-two weeks ended November 28, 1998,
        November 29, 1997 and fifty-three weeks ended November 30, 1996
                    (In Thousands, Except Share Information)

                           Class A voting   Class B non-voting
                            common stock       common stock
                         ------------------ ------------------
                          Number of          Number of
                           shares             shares           Retained
                         outstanding Amount outstanding Amount earnings   Total
                         ----------- ------ ----------- ------ --------  -------
Balance at November 25,
 1995...................   21,106     $  2    189,954    $ 19  $ 6,611   $ 6,632
  Net earnings..........      --       --         --      --     2,532     2,532
  Distributions to
   shareholders.........      --       --         --      --    (2,967)   (2,967)
                           ------     ----    -------    ----  -------   -------
Balance at November 30,
 1996...................   21,106        2    189,954      19    6,176     6,197
  Net earnings..........      --       --         --      --     2,567     2,567
  Distributions to
   shareholders.........      --       --         --      --    (2,817)   (2,817)
                           ------     ----    -------    ----  -------   -------
Balance at November 29,
 1997...................   21,106        2    189,954      19    5,926     5,947
  Net earnings..........      --       --         --      --     2,632     2,632
  Distributions to
   shareholders.........      --       --         --      --    (2,368)   (2,368)
                           ------     ----    -------    ----  -------   -------
Balance at November 28,
 1998...................   21,106     $  2    189,954    $ 19  $ 6,190   $ 6,211
                           ======     ====    =======    ====  =======   =======


        The accompanying notes are an integral part of these statements.

                       TRU-PART MANUFACTURING CORPORATION

                            STATEMENTS OF CASH FLOWS

                    Fifty-two weeks ended November 28, 1998,
        November 29, 1997 and fifty-three weeks ended November 30, 1996
                                 (In Thousands)

                                                      1998     1997     1996
                                                     -------  -------  -------
Cash flows from operating activities:
  Net earnings...................................... $ 2,632  $ 2,567  $ 2,532
  Adjustments to reconcile net earnings to net cash
   provided by operating activities
    Depreciation and amortization...................     641      980    1,002
    Changes in operating assets and liabilities:
      Accounts receivable...........................    (197)    (532)    (960)
      Merchandise inventories.......................    (359)    (462)   2,575
      Other current assets..........................      34      (35)      42
      Accounts payable..............................     735     (492)      24
      Accrued liabilities...........................     118      133       31
      Other assets..................................     --       (27)     --
                                                     -------  -------  -------
        Net cash provided by operating activities...   3,604    2,132    5,246
Cash flows from investing activities:
  Proceeds from sale of held-to-maturity securities.     --       --     1,978
  Purchases of plant and equipment..................    (432)    (296)    (283)
  Payments received on notes receivable.............      96       90       81
  Increase in cash surrender value of life
   insurance........................................     (93)     (97)     (93)
  Purchase of other assets..........................    (317)     --       --
                                                     -------  -------  -------
        Net cash provided by (used in) investing
         activities.................................    (746)    (303)   1,683
Cash flows from financing activities:
  Proceeds on notes payable to officers and
   shareholders.....................................   1,586      --       --
  Payments on notes payable to officers and
   shareholders.....................................  (1,672)  (2,917)    (503)
  Undistributed taxable earnings....................  (2,311)     --       --
  Distributions to shareholders.....................     --       --      (469)
  Principal payments on long-term obligations.......     --       --    (2,200)
                                                     -------  -------  -------
        Net cash used in financing activities.......  (2,397)  (2,917)  (3,172)
                                                     -------  -------  -------
Net increase (decrease) in cash and cash
 equivalents........................................     461   (1,088)   3,757
Cash and cash equivalents at beginning of period....   6,999    8,087    4,330
                                                     -------  -------  -------
Cash and cash equivalents at end of period.......... $ 7,460  $ 6,999  $ 8,087
                                                     =======  =======  =======

        The accompanying notes are an integral part of these statements.

Supplemental disclosures of cash flow information:

     Cash paid for interest was $991, $949 and $1,177 for the periods ended November 28, 1998, November 29, 1997 and November 30, 1996.

Supplemental disclosure of noncash financing activities:

     For the periods ended November 28, 1998, November 29, 1997 and November 30, 1996, the Company recorded undistributed taxable earnings in the amount of $2,368, $2,311 and $2,026.

     For the period ended November 29, 1997 and November 30, 1996, undistributed taxable earnings in the amount of $2,532 and $472, were transferred to notes payable to officers and shareholders.

                       TRU-PART MANUFACTURING CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

           November 28, 1998, November 29, 1997 and November 30, 1996
                                 (In Thousands)

Note A--Summary of Significant Accounting Policies

   The company is a distributor of farm machinery replacement parts with warehouses located in St. Paul, Minnesota; Sacramento, California; Dallas, Texas; Nashville, Tennessee and Richmond, Virginia. Its customers are primarily farm implement dealers operating throughout the United States. A summary of significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

 Cash and Cash Equivalents

   The company considers highly liquid temporary investments purchased with an original maturity of three months or less to be cash equivalents. Substantially all cash and cash equivalents are held in a money market fund at one financial institution located in Minnesota.

 Accounts Receivable

   The company grants credit to its customers in the normal course of business, but generally does not require collateral or any other security to support amounts due. The company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is provided. If amounts become uncollectible, they are charged to operations when that determination is made.

 Merchandise Inventories

   Merchandise inventories are stated at the lower of cost (determined by the last-in, first-out method) or market.

 Depreciation and Amortization

   Depreciation and amortization are provided in amounts sufficient to relate the cost of assets to operations over their estimated service lives using both straight-line and accelerated methods.

 Use of Estimates

   Preparation of the company's financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related revenues and expenses. Actual results could differ from these estimates.

 Fiscal Year

   The company is on a fifty-two, fifty-three week year which ends on the last Saturday in November. Fiscal 1998 and 1997 each consisted of fifty-two weeks. Fiscal 1996 consisted of fifty-three weeks.

Note B--Merchandise Inventories
   If the first-in, first-out method of inventory accounting had been used by the company, merchandise inventories would have been approximately $6,512 and $6,474 higher than that reported at November 28, 1998 and November 29, 1997.

                       TRU-PART MANUFACTURING CORPORATION

           November 28, 1998, November 29, 1997 and November 30, 1996
                                 (In Thousands)

Note C--Notes Receivable

   Notes receivable consist of the following:

                                                                1998    1997
                                                               ------  ------
   Note receivable from a partnership related through common
    ownership, interest at 8%, due in monthly installments of
    principal and interest through February 2013,
    collateralized by a building leased by the company (see
    note H)................................................... $1,120  $1,161
   Note receivable from a partnership related through common
    ownership, interest at the Company's borrowing rate
    (effective rates of 7.6% as of November 28, 1998 and
    November 29, 1997), due in monthly installments of
    principal and interest through November 2001,
    collateralized by land and building leased by the company
    (see note H)..............................................    647     675
   Note receivable from a partnership related through common
    ownership, interest at the Company's borrowing rate
    (effective rates of 7.6% as of November 28, 1998 and
    November 29, 1997), due in monthly installments of
    principal and interest through April 2000,
    uncollateralized..........................................     30      57
                                                               ------  ------
                                                                1,797   1,893
   Less current portion.......................................   (104)    (96)
                                                               ------  ------
                                                               $1,693  $1,797
                                                               ======  ======

   Interest income received from related parties was approximately $145, $151 and $149 for the periods ended November 28, 1998, November 29, 1997 and November 30, 1996.

Note D--Credit Agreement

   At November 28, 1998 and November 29, 1997, the company had a $1,000 revolving line of credit available under a credit agreement with a bank. The availability under the line varies during the year based on the requirements of the company. During the year ended November 28, 1998, the largest balance outstanding under the line at any time was $4,500. The company can choose one of three interest rate options as follows: 1) prime rate, 2) reserve adjusted CD rate plus 2.0%, or 3) LIBOR rate plus 2.0%. The line expires on January 31, 1999, at which time management expects to renew this line at substantially the same terms and conditions. There were no balances outstanding under this agreement at November 28, 1998 and November 29, 1997.

   The credit agreement is collateralized by substantially all assets and contains certain restrictive covenants which require the company to maintain, among other things, specified levels of debt service coverage and subordinated debt to officers and shareholders (note E). At November 28, 1998, the company was in compliance with all covenants.

Note E--Notes Payable to Officers and Shareholders

   Notes payable to officers and shareholders are payable upon demand and bear interest at the company's borrowing rate (effective rates of 7.6% as of November 28, 1998 and November 29, 1997). Interest expense on these notes was approximately $924, $910 and $925 for the periods ended November 28, 1998, November 29, 1997 and November 30, 1996.

Note F--Income Taxes

   Income taxes on net earnings of the company are payable personally by its shareholders pursuant to an election under Subchapter S of the Internal Revenue Code not to have the company taxed as a corporation. Accordingly, no provision has been made for income taxes. If this election had not been made, income tax expense would have been approximately $1,085, $1,061 and $970 for the periods ended November 28, 1998, November 29, 1997 and November 30, 1996.

                       TRU-PART MANUFACTURING CORPORATION

           November 28, 1998, November 29, 1997 and November 30, 1996
                                 (In Thousands)
Note G--Employee Benefit Plans

   The company has a discretionary profit sharing trust for the benefit of all non-commissioned and non-union employees who have completed at least one year of service, as defined in the trust. Employer contributions for profit sharing for the periods ended November 28, 1998, November 29, 1997 and November 30, 1996, were approximately $827, $835 and $807.

   The company has a thrift plan for commissioned employees whereby the company matches employee contributions up to specified limitations. The company's contributions for the periods ended November 28, 1998, November 29, 1997 and November 30, 1996 were approximately $123, $133 and $131.

   The company has a target benefit retirement plan for all hourly employees covered by a bargaining agreement with a union. The company makes an annual contribution to the plan equal to an amount required to fully fund the plan. The contributions to the plan for each of the periods ended November 28, 1998, November 29, 1997 and November 30, 1996 were approximately $38, $38 and $43.

Note H--Commitments and Contingencies

 Repurchase Agreement

   The company has an agreement with a major shareholder under which, upon the death of the shareholder and upon written request, the company must purchase the stock owned by the shareholder and his immediate family, unless prohibited by law. The purchase price will be the fair market value of the stock, as determined by an independent appraisal. The company carries approximately $2,000 of life insurance coverage on the shareholder and the insurance proceeds are to be used to help fund the purchase price with the balance to be paid in cash in accordance with the terms specified in the agreement. In fiscal year 1998, the company did not have an appraisal performed on the fair market value of the company. Management believes the company has adequate resources available to fund the purchase price.

 Leases

   The company leases office and warehouse facilities under various operating leases which expire in 2001 - 2003. Substantially all of these facilities are owned by business entities whose principal shareholders are also shareholders of Tru-Part Manufacturing Corporation. In addition to rent, the leases require the company to pay all operating expenses, including insurance, real estate taxes, maintenance, and utilities. The company has the option to renew all leases for an additional five years.

   Future minimum rental payments under these operating leases are as follows:

   Fiscal year ending the last Saturday in November
   ------------------------------------------------
          1999.............................................................  $  845
          2000.............................................................     845
          2001.............................................................     835
          2002.............................................................     727
          2003.............................................................      83
                                                                             ------
                                                                             $3,335
                                                                             ======

                       TRU-PART MANUFACTURING CORPORATION

           November 28, 1998, November 29, 1997 and November 30, 1996
                                 (In Thousands)
   Rent expense under all operating leases, substantially all of which was paid to related parties, was approximately $762, $613 and $614 for the periods ended November 28, 1998, November 29, 1997 and November, 1996.

Note I--Risks and Uncertainties

   The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the Year 2000. The potential effect of the Year 2000 issue on the company and its business partners will not be fully determinable until the year 2000 and thereafter. If Year 2000 modifications are not properly completed either by the company or entities with whom the company conducts business the company's revenues and financial condition could be adversely impacted.

                       TRU-PART MANUFACTURING CORPORATION

                            CONDENSED BALANCE SHEET
                                  May 21, 1999
                    (In Thousands, Except Share Information)
                                  (Unaudited)

                                ASSETS
                                ------
Current assets:
  Accounts receivable.................................................. $14,202
  Merchandise inventories..............................................   7,326
  Other current assets.................................................     201
                                                                        -------
    Total current assets...............................................  21,729
Property, plant, and equipment, net....................................     964
Other assets...........................................................   3,515
                                                                        -------
                                                                        $26,208
                                                                        =======
                 LIABILITIES AND STOCKHOLDER'S EQUITY
                 ------------------------------------
Current liabilities:
  Notes payable to officers and shareholders........................... $12,419
  Accounts payable and checks written in excess of bank balance........   3,042
  Accrued expenses.....................................................   2,667
  Current maturities of long-term debt.................................     200
                                                                        -------
    Total current liabilities..........................................  18,328
Stockholders' equity:
  Class A voting common stock of $0.10 par value; authorized--50,000
   shares; issued and outstanding--21,106 shares.......................       2
  Class B non-voting common stock of $0.10 par value; authorized--
   250,000 shares; issued and outstanding--189,954 shares..............      19
  Retained earnings....................................................   7,859
                                                                        -------
                                                                          7,880
                                                                        -------
                                                                        $26,208
                                                                        =======


         See accompanying notes to the condensed financial statements.

                       TRU-PART MANUFACTURING CORPORATION

                        CONDENSED STATEMENTS OF EARNINGS
                                 (In Thousands)
                                  (Unaudited)


                                                                  Six Months
                                                                    Ended,
                                                                ---------------
                                                                May 21, May 22,
                                                                 1999    1998
                                                                ------- -------
Net sales...................................................... $34,331 $34,985
Cost of sales..................................................  21,450  22,008
                                                                ------- -------
Gross profit...................................................  12,881  12,977
Selling, general, and administrative expenses..................  10,990  10,780
                                                                ------- -------
Income from operations.........................................   1,891   2,197
Interest and other expense, net................................     222     292
                                                                ------- -------
Net earnings................................................... $ 1,669 $ 1,905
                                                                ======= =======



         See accompanying notes to the condensed financial statements.

                       TRU-PART MANUFACTURING CORPORATION

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (In Thousands)
                                  (Unaudited)

                                                                 Six Months
                                                                   Ended,
                                                               ----------------
                                                               May 21,  May 22,
                                                                1999     1998
                                                               -------  -------
Operating Activities
Net income.................................................... $1,669   $1,905
Adjustments to reconcile net income to net cash and cash
 equivalents used in operating activities:
Depreciation and amortization.................................    225      354
Changes in operating assets and liabilities:
  Accounts receivable......................................... (7,861)  (9,053)
  Merchandise inventories.....................................   (277)     (26)
  Other assets................................................    (57)      35
  Accounts payable and accrued expenses.......................    770      942
                                                               ------   ------
    Net cash and cash equivalents used in operating
     activities............................................... (5,531)  (5,843)
                                                               ------   ------
Investing activities
Purchase of equipment, net....................................    (51)    (123)
Payments received on notes receivable.........................     39       47
Increase in other assets......................................   (202)     (89)
                                                               ------   ------
    Net cash and cash equivalents used in investing
     activities...............................................   (214)    (165)
                                                               ------   ------
Financing activities
(Payments) proceeds from notes payable to officers and
 shareholders................................................. (1,915)     400
Net proceeds on bank line of credit...........................    200    3,500
Undistributed taxable earnings................................    --    (2,311)
                                                               ------   ------
Net cash and cash equivalents (used in) provided by financing
 activities................................................... (1,715)   1,589
                                                               ------   ------
Net decrease in cash and cash equivalents..................... (7,460)  (4,419)
Cash and cash equivalents, at beginning of period.............  7,460    6,999
                                                               ------   ------
Cash and cash equivalents, at end of period................... $  --    $2,580
                                                               ======   ======


         See accompanying notes to the condensed financial statements.

                       TRU-PART MANUFACTURING CORPORATION

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                         May 21, 1999 and May 22, 1998
                                 (In Thousands)
                                  (Unaudited)

1. Formation and Basis of Presentation

   Tru-Part Manufacturing Corporation (the Company) is a distributor of farm machinery replacement parts with warehouses located in St. Paul, Minnesota; Sacramento, California; Dallas, Texas; Nashville, Tennessee and Richmond, Virginia. Its customers are primarily farm implement dealers operating throughout the United States.

   The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instruction to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month periods ended May 21, 1999 and May 22, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending November 30, 1999. These financial statements should be read in conjunction with the financial statements, including the notes thereto, for the fiscal year ended November 28, 1998.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

2. Notes Payable to Officers and Shareholders

   Notes payable to officers and shareholders are payable upon demand and bear interest at the Company's borrowing rate (rates vary from 6.4% to 8.0% for the unaudited twenty-five week periods ended May 21, 1999 and 7.5% to 8.0% for the unaudited twenty-five week periods ended May 22, 1998). Interest expense on these notes was approximately $385 and $470 for the twenty-five week periods ended May 21, 1999 and May 22, 1998.

3. Risks and Uncertainties

   The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the Year 2000. The potential effect of the Year 2000 issue on the Company and its business partners will not be fully determinable until the year 2000 and thereafter. If Year 2000 modifications are not properly completed either by the Company or entities with whom the Company conducts business, the Company's revenues and financial condition could be adversely impacted.

                         REPORT OF INDEPENDENT AUDITORS

The Wood's Board of Directors
Woods Equipment Company

   We have audited the accompanying balance sheets of Central Fabricators, Inc. as of December 31, 1998 and 1997, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Central Fabricators, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Chicago, Illinois
June 18, 1999

                           CENTRAL FABRICATORS, INC.

                                 BALANCE SHEETS
                   (In Thousands, Except Shares Information)

                                                                December 31
                                                              ----------------
                                                               1998     1997
                                                              -------  -------
                           ASSETS
                           ------
Current assets:
  Cash and cash equivalents.................................. $   604  $   603
  Trade accounts receivable..................................   1,714    1,532
  Inventories................................................   2,421    1,923
  Prepaid expenses and other current assets..................      50        1
                                                              -------  -------
    Total current assets.....................................   4,789    4,059
Property, plant, and equipment:
  Land.......................................................       7        7
  Buildings and improvements.................................     215      186
  Machinery and equipment....................................   1,948    1,854
  Office furniture, fixtures, and equipment..................     294      247
                                                              -------  -------
                                                                2,464    2,294
  Less: Accumulated depreciation.............................  (1,599)  (1,346)
                                                              -------  -------
                                                                  865      948
                                                              -------  -------
                                                               $5,654  $ 5,007
                                                              =======  =======

            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------
Current liabilities:
  Current maturities of long-term debt....................... $   302  $   134
  Note payable--Stockholders.................................   1,665    1,600
  Accounts payable...........................................     648      652
  Accrued expenses...........................................     445      416
                                                              -------  -------
    Total current liabilities................................   3,060    2,802
Long-term debt, less current maturities......................      17       19
Stockholders' equity:
  Common stock, no par value; authorized--2,000 shares;
   issued--1,000 shares......................................     --       --
  Additional paid-in capital.................................      31       31
  Retained earnings..........................................   2,546    2,155
                                                              -------  -------
                                                                2,577    2,186
                                                              -------  -------
                                                              $ 5,654  $ 5,007
                                                              =======  =======

              See accompanying notes to the financial statements.

                           CENTRAL FABRICATORS, INC.

                              STATEMENTS OF INCOME
                                 (In Thousands)

                                                                 Year ended
                                                                 December 31
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
Net sales..................................................... $22,901  $18,629
Cost of sales.................................................  16,628   13,216
                                                               -------  -------
Gross profit..................................................   6,273    5,413
Operating expenses:
  Selling.....................................................     546      674
  General and administrative..................................   2,319    1,928
  Engineering.................................................     577      516
  Other operating (income) expenses, net......................      (3)      (2)
                                                               -------  -------
                                                                 3,439    3,116
                                                               -------  -------
Operating income..............................................   2,834    2,297
Other income (expense):
  Interest expense............................................    (178)    (118)
  Interest income.............................................      25       26
                                                               -------  -------
                                                                 (153)      (92)
                                                               -------  -------
Net income.................................................... $ 2,681  $ 2,205
                                                               =======  =======



              See accompanying notes to the financial statements.

                           CENTRAL FABRICATORS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   (In Thousands, Except Shares Information)

                                   Number of
                                   Shares of        Additional
                                    Common   Common  Paid-In   Retained
                                     Stock   Stock   Capital   Earnings   Total
                                   --------- ------ ---------- --------  -------
Balance at January 1, 1997........   1,000    $--      $ 31    $ 2,115   $ 2,146
Stockholders' distributions.......     --      --       --      (2,165)   (2,165)
Net income........................     --      --       --       2,205     2,205
                                     -----    ----     ----    -------   -------
Balance at December 31, 1997......   1,000     --        31      2,155     2,186
Stockholders' distributions.......     --      --       --      (2,290)   (2,290)
Net income........................     --      --       --       2,681     2,681
                                     -----    ----     ----    -------   -------
Balance at December 31, 1998......   1,000    $--      $ 31    $ 2,546   $ 2,577
                                     =====    ====     ====    =======   =======




              See accompanying notes to the financial statements.

                           CENTRAL FABRICATORS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                                Year ended
                                                                December 31
                                                               --------------
                                                                1998    1997
                                                               ------  ------
Operating activities
Net income.................................................... $2,681  $2,205
Adjustments to reconcile net income to net cash and cash
 equivalents provided by operating activities:
  Depreciation................................................    298     243
  Changes in operating assets and liabilities:
  Trade accounts receivable...................................   (182)   (441)
  Inventories.................................................   (498)   (138)
  Prepaid expenses and other current assets...................    (49)     33
  Accounts payable............................................     (4)    153
  Accrued expenses............................................     29     103
                                                               ------  ------
    Net cash and cash equivalents provided by operating
     activities...............................................  2,275   2,158
Investing activities
Purchases of equipment, net...................................   (215)   (493)
                                                               ------  ------
    Net cash and cash equivalents used in investing
     activities...............................................   (215)   (493)
Financing activities
Payments on long-term debt....................................   (134)    (28)
Proceeds from long-term debt..................................    300     130
Distributions to stockholders................................. (1,260) (1,180)
Payments on notes payable-stockholders........................   (965)   (685)
                                                               ------  ------
    Net cash and cash equivalents used in financing
     activities............................................... (2,059) (1,763)
                                                               ------  ------
Net increase (decrease) in cash and cash equivalents..........      1     (98)
Cash and cash equivalents at beginning of year................    603     701
                                                               ------  ------
Cash and cash equivalents at end of year...................... $  604  $  603
                                                               ======  ======
Supplemental cash flow information
Cash paid for interest........................................ $  218  $   78
                                                               ======  ======
Noncash activities
Distributions declared in exchange for notes.................. $1,030  $  986
                                                               ======  ======


              See accompanying notes to the financial statements.

                           CENTRAL FABRICATORS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 (In Thousands)

                           December 31, 1998 and 1997

1. Description of Business

   Central Fabricators, Inc. (the Company) designs, manufactures and sells heavy duty attachments for equipment, utilized principally in the construction market. The Company sells its products through two channels, OEMs (original equipment manufacturers) and dealerships. The Company manufactures between 150 and 200 items in a number of product lines including buckets, latches, clamps and hammer brackets. The average lifespan of the products range from one to five years due to the nature of the applications for which they are used.

2. Summary of Significant Accounting Policies

 Revenue Recognition

   Sales are generally recognized upon shipment of the related equipment and replacement parts. Revenue on sales is recorded net of anticipated discounts.

 Financial Instruments

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Credit risks with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base. The Company performs ongoing credit evaluations of its customers. The Company does not have an allowance for doubtful accounts and for the years ended December 31, 1998 and 1997, there have been no provisions for doubtful accounts.

   The Company maintains cash balances in banks in excess of amounts insured by the Federal Deposit Insurance Corporation. At December 31, 1998 and 1997, uninsured cash balances totaled $406 and $464, respectively.

 Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Inventories

   Inventories are stated at the lower of cost or market, determined by the first in, first out (FIFO) method.

 Property, Plant, and Equipment

   Property, plant, and equipment are stated at cost. Depreciation thereon is computed using principally accelerated methods over estimated useful lives of the respective assets as follows:

      Buildings and improvements............................... 31.5 to 39 years
      Machinery and equipment..................................    5 to 10 years
      Office furniture, fixtures, and equipment................     5 to 7 years

 Warranty Obligations

   The Company's products are generally under limited warranty for a period ranging from ninety days to one year. The estimated cost of warranty obligations is recognized at the time of sale.

                           CENTRAL FABRICATORS, INC.

                                 (In Thousands)


 Income Taxes

   The Company has elected by unanimous consent of its stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal and state corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on their respective shares of the Company's taxable income.

 Advertising Costs

   The Company expenses the costs of advertising when incurred. Advertising expense was $51 and $53 in 1998 and 1997, respectively.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Inventories

   Inventories consist of the following:

                                                                    December 31
                                                                   -------------
                                                                    1998   1997
                                                                   ------ ------
      Raw materials............................................... $1,363 $  816
      Work in process.............................................    697    664
      Finished goods..............................................    361    443
                                                                   ------ ------
      Total inventories........................................... $2,421 $1,923
                                                                   ====== ======

4. Accrued Expenses

   Accrued expenses consist of the following:

                                                                      December
                                                                         31
                                                                      ---------
                                                                      1998 1997
                                                                      ---- ----
      Salaries, wages, and employee benefits......................... $320 $247
      Interest.......................................................  --    40
      Property, payroll, and other taxes.............................   83   82
      Other..........................................................   42   47
                                                                      ---- ----
                                                                      $445 $416
                                                                      ==== ====

5. Long-Term Debt

   Long-term debt consists of the following:

                                                                   December 31
                                                                   -----------
                                                                   1998  1997
                                                                   ----- -----
      Note payable to a municipality in monthly payments,
       including interest at 4.25%, though June 17, 2006.......... $  19 $  21
      Note payable to a bank paid in 1998.........................   --      2
      Note payable to a bank paid in 1998.........................   --    130
      Note payable to a bank due May 20, 1999, including interest
       at 7.50%...................................................   300   --
                                                                   ----- -----
                                                                     319   153
      Less: Current maturities....................................   302   134
                                                                   ----- -----
                                                                   $  17 $  19
                                                                   ===== =====

                           CENTRAL FABRICATORS, INC.

                   NOTES TO FINANCIAL STATEMENTS--(Concluded)
                                 (In Thousands)


   Future maturities of long-term debt, subsequent to December 31, 1998 are as follows:

      1999................................................................. $302
      2000.................................................................    2
      2001.................................................................    2
      2002.................................................................    3
      2003.................................................................    3
      Thereafter...........................................................    7
                                                                            ----
                                                                            $319
                                                                            ====

6. Employee Benefit Plan

   The Company maintains a defined-contribution and 401(k) plan covering substantially all employees. The plan provides for a matching contribution by the Company of 50% of the employee's contribution up to 4% of the employee's eligible compensation. Total Company contributions during 1998 and 1997 and were approximately $62 and 49, respectively.

7. Lease Commitments

   The Company leases certain facilities, office equipment, and transportation equipment under various noncancelable operating lease agreements. Future minimum lease payments under noncancelable operating leases with initial or remaining lease terms in excess of one year at December 31, 1998 are as follows:

                                                        Unrelated Related
                                                         Parties  Parties Total
                                                        --------- ------- ------
      1999.............................................    $30    $  469  $  499
      2000.............................................     20       482     502
      2001.............................................      8       496     504
      2002.............................................    --        510     510
      2003.............................................    --        524     524
      Thereafter.......................................    --      1,140   1,140
                                                           ---    ------  ------
                                                           $58    $3,621  $3,679
                                                           ===    ======  ======

   Total rent expense under all operating leases for 1998 and 1997 was approximately $484 and $455, respectively, of which $452 and $438, respectively, was with related parties.

8. Other Related Party Transactions

   The following transactions occurred between the Company and certain related parties:

   Note payable to stockholders as of December 31, 1998 and 1997 for $1,665 and $1,600, respectively. The notes are due on demand and incur interest at approximately 8.5% per annum.

   The Company also incurred general and administrative expenses associated with certain related parties totaling approximately $111 and $100 in 1998 and 1997, respectively.

9. Major Customers

   The Company conducts business with two major OEM customers that each comprised approximately 19% and 17% of net sales for 1998 (approximately 19% and 14% in 1997). The accounts receivable balance for each of these two customers at both December 31, 1998 and 1997, was approximately 16% and 12%, respectively.

   The Company also conducts business with one major dealership that comprised approximately 11% and 10% of net sales for 1998 and 1997, respectively.

                           CENTRAL FABRICATORS, INC.

                            CONDENSED BALANCE SHEET
                                 June 30, 1999
                   (In Thousands, Except Shares Information)
                                  (Unaudited)

ASSETS
------
Current assets:
  Cash and cash equivalents............................................. $  136
  Trade accounts receivable.............................................  3,087
  Inventories...........................................................  2,310
  Prepaid expenses and other current assets.............................      1
                                                                         ------
    Total current assets................................................  5,534
Property, plant, and equipment, net.....................................    766
                                                                         ------
                                                                         $6,300
                                                                         ======
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Current maturities of long-term debt.................................. $  300
  Note payable--Stockholders............................................  2,800
  Accounts payable......................................................    993
  Accrued expenses......................................................    493
                                                                         ------
    Total current liabilities...........................................  4,586
Long-term debt, less current maturities.................................     18
Stockholders' equity:
  Common stock, no par value; authorized--2,000 shares; issued--1,000
   shares...............................................................    --
  Additional paid-in capital............................................     31
  Retained earnings.....................................................  1,665
                                                                         ------
                                                                          1,696
                                                                         ------
                                                                         $6,300
                                                                         ======


          See accompanying notes to the condensed financial statements

                           CENTRAL FABRICATORS, INC.

                         CONDENSED STATEMENTS OF INCOME
                                 (In Thousands)
                                  (Unaudited)

                                                              Six Months Ended
                                                                  June 30,
                                                              -----------------
                                                                1999     1998
                                                              -------- --------
Net sales.................................................... $ 11,910 $ 12,388
Cost of sales................................................    8,494    8,882
                                                              -------- --------
Gross profit.................................................    3,416    3,506

Selling, general, and administrative expenses................    1,852    1,703
                                                              -------- --------
Income from operations.......................................    1,564    1,803
Interest and other expense, net..............................       92       74
                                                              -------- --------
Net income................................................... $  1,472 $  1,729
                                                              ======== ========



          See accompanying notes to the condensed financial statements

                           CENTRAL FABRICATORS, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (In Thousands)
                                  (Unaudited)

                                                           Six Months Ended
                                                               June 30,
                                                           ------------------
                                                             1999      1998
                                                           --------  --------
Operating activities
Net income................................................ $  1,472  $  1,729
Adjustments to reconcile net income to net cash and cash
 equivalents provided by operating activities
  Depreciation............................................      142       134
  Changes in operating assets and liabilities:
    Trade accounts receivables............................   (1,373)   (1,437)
    Inventories...........................................      111        26
    Prepaid expenses and other current assets.............       49        (5)
    Accounts payable and accrued expenses.................      393       532
                                                           --------  --------
    Net cash and cash equivalents provided by operating
     activities...........................................      794       979
Investing activities
Purchases of equipment, net...............................      (43)       (9)
                                                           --------  --------
Net cash and cash equivalents used in investing
 activities...............................................      (43)       (9)
Financing activities
Payment on long-term debt.................................       (1)     (133)
Payment on shareholder distributions......................   (1,218)   (1,017)
                                                           --------  --------
    Net cash and cash equivalents used in financing
     activities...........................................   (1,219)   (1,150)
                                                           --------  --------
Net decrease in cash and cash equivalents.................     (468)     (180)
Cash and cash equivalents, at beginning of period.........      604       603
                                                           --------  --------
Cash and cash equivalents, at end of period............... $    136  $    423
                                                           ========  ========


          See accompanying notes to the condensed financial statements

                           CENTRAL FABRICATORS, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                             June 30, 1999 and 1998
                                 (In Thousands)
                                  (Unaudited)

1. Formation and Basis of Presentation

   Central Fabricators, Inc. (the Company) designs, manufactures and sells heavy duty attachments for equipment, utilized principally in the construction market. The Company sells its products through two channels, OEMs (original equipment manufacturers) and dealerships. The Company manufactures between 150 and 200 items across a number of product lines including buckets, latches, clamps, and hammer brackets. The average life-span of the products range from one to five years due to the nature of the applications for which they are used.

   The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instruction to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1999. These financial statements should be read in conjunction with the financial statements, including the notes thereto, for the year ended December 31, 1998.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. Related Party Expenses

                                                        Six Months Ended June
                                                                 30,
                                                       -----------------------
                                                          1999        1998
                                                       ----------- -----------
                                                       (Dollars in Thousands)
      Note payable to stockholders, due on demand and
       incur interest @ approximately 8.5% per annum.. $     2,800 $     2,169
      General and Administrative expenses.............          54          50

3. Inventories

   Inventories consist of the following:

                                                                        June 30,
                                                                          1999
                                                                        --------
      Raw materials....................................................  $1,067
      Work in process..................................................     823
      Finished goods...................................................     420
                                                                         ------
      Total inventories................................................  $2,310
                                                                         ======

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
 Alitec Corporation:

   We have audited the accompanying balance sheet of Alitec Corporation-- Attachments Division as of December 31, 1998 and 1997, and the related statements of income and accumulate deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Alitec Corporation-- Attachments Division as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

August 31, 1999



    5342 West Vermont Street . Indianapolis, Indiana 46224 . (317) 241-2999
               Member Firm of CPA Associates International, Inc.

                    ALITEC CORPORATION--ATTACHMENTS DIVISION

                                 BALANCE SHEETS
                           December 31, 1998 and 1997
                   (In Thousands, Except Shares Information)

                            ASSETS                               1998    1997
                            ------                              ------  ------
Current Assets
 Cash.......................................................... $  --   $    1
 Trade accounts receivable.....................................    684     999
 Other receivables.............................................    --      --
 Inventories...................................................  1,651   1,121
 Prepayments...................................................      1       5
 Refundable income taxes.......................................    256     --
 Deferred tax asset............................................     30     --
                                                                ------  ------
   Total current assets........................................  2,622   2,126
                                                                ------  ------
Property and Equipment.........................................
 Leasehold improvements........................................     83      83
 Plant equipment...............................................    746     891
 Office furniture and equipment................................    208     167
 Vehicles......................................................     12      12
 Construction in process.......................................      5     --
                                                                ------  ------
                                                                 1,054   1,153
 Accumulated depreciation and amortization.....................   (470)   (394)
                                                                ------  ------
   Net property and equipment..................................    584     759
                                                                ------  ------
Other Assets
 Goodwill, net of accumulated amortization of $262 and $209 in
  1998 and 1997, respectively..................................    538     591
 Patents, product licenses and agreements, net of accumulated
  amortization of $79 and $61 in 1998 and 1997, respectively...     32      50
 Deferred tax assets...........................................     46     --
                                                                ------  ------
   Total other assets..........................................    616     641
                                                                ------  ------
                                                                $3,822  $3,526
                                                                ======  ======

             LIABILITIES AND SHAREHOLDERS' DEFICIT
             -------------------------------------
Current Liabilities
 Checks issued in excess of bank balance....................... $  166  $  150
 Bank line of credit...........................................  2,925   1,987
 Current portion of notes payable..............................    196     207
 Current portion of capital lease obligations..................     11      10
 Trade accounts payable........................................    608     608
 Accrued payroll and related benefits..........................     76      84
 Accrued property taxes........................................     61      41
 Accrued warranties............................................     20      39
 Other accruals................................................     20      19
                                                                ------  ------
   Total current liabilities...................................  4,083   3,145
                                                                ------  ------
Long-Term Liabilities
 Notes payable, net of current portion.........................    717     644
 Capital lease obligations, net of current portion.............     10      20
                                                                ------  ------
 Total long-term liabilities...................................    727     664
                                                                ------  ------
   Total liabilities...........................................  4,810   3,809
                                                                ------  ------
Commitments and Contingencies (Notes 8, 10 and 11)
 Shareholders' Deficit
 Common stock, no par value, 2,800 shares authorized, 1,263
  shares issued and outstanding................................     49      49
 Additional paid-in capital....................................     43      43
 Accumulated deficit........................................... (1,080)   (375)
                                                                ------  ------
   Total shareholders' deficit.................................   (988)   (283)
                                                                ------  ------
                                                                $3,822  $3,526
                                                                ======  ======

    See independent auditors' report and the accompanying notes to financial statements.

                    ALITEC CORPORATION--ATTACHMENTS DIVISION

                  STATEMENTS OF INCOME AND ACCUMULATED DEFICIT
                 For the Years Ended December 31, 1998 and 1997
                                 (In Thousands)

                                                                1998     1997
                                                               -------  -------
Net Sales..................................................... $ 9,157  $ 7,740
Cost of Goods Sold............................................   5,652    5,054
                                                               -------  -------
Gross Profit..................................................   3,505    2,686
Gross Profit Percentage.......................................    38.3%    34.7%
                                                               -------  -------
Selling, General, and Administrative Expenses.................   1,970    1,561
                                                               -------  -------
Operating Income..............................................   1,535    1,125
                                                               -------  -------
Other Income (Expense)
  Interest expense............................................    (237)    (184)
  Interest income.............................................       2        3
  Gain on sale of assets......................................     --       172
  Miscellaneous income........................................     100        6
                                                               -------  -------
    Total other income (expense)..............................    (135)      (3)
                                                               -------  -------
Income Before Income Taxes....................................   1,400    1,122
                                                               -------  -------
Income Tax Expense (Benefit)
  Current.....................................................     563      --
  Deferred....................................................     (76)     --
                                                               -------  -------
    Total income tax expense (benefit)........................     487      --
                                                               -------  -------
Net Income....................................................     913    1,122
Retained Earnings (Accumulated Deficit), Beginning of Year....    (375)     130
Shareholder Distributions.....................................    (325)     (75)
Intracompany Advances.........................................  (1,293)  (1,552)
                                                               -------  -------
Accumulated Deficit, End of Year.............................. $(1,080) $  (375)
                                                               =======  =======



      See independent auditior' report and accompanying notes to financial statements.

                    ALITEC CORPORATION--ATTACHMENTS DIVISION

                            STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 1998 and 1997
                                 (In Thousands)

                          INCREASE (DECREASE) IN CASH

                                                                1998     1997
                                                               -------  -------
Cash Flows from Operating Activities
  Cash received from customers................................ $ 9,472  $ 7,603
  Cash paid to suppliers and employees........................  (7,964)  (6,251)
  Interest paid...............................................    (235)    (166)
  Interest received...........................................       2        3
  Income taxes paid...........................................    (256)     --
  Other cash received.........................................      99        6
                                                               -------  -------
    Net cash provided by operating activities.................   1,118    1,195
                                                               -------  -------
Cash Flows from Investing Activities
  Proceeds from sale of property and equipment................     182       11
  Capital expenditures........................................    (110)    (102)
  Cost of patents.............................................     --        (4)
                                                               -------  -------
    Net cash provided by (used in) investing activities.......      72      (95)
                                                               -------  -------
Cash Flows from Financing Activities
  Net borrowings on lines of credit...........................     938      593
  Proceeds from long term debt................................     --       300
  Principal payments on long term debt........................    (428)    (346)
  Principal payments on capital lease obligations.............      (9)     (20)
  Intracompany advances.......................................  (1,367)  (1,552)
  Shareholder distributions...................................    (325)     (75)
                                                               -------  -------
    Net cash used in financing activities.....................  (1,191)  (1,100)
                                                               -------  -------
Net Decrease in Cash..........................................      (1)     --
Cash, Beginning of Year.......................................       1        1
                                                               -------  -------
Cash, End of Year............................................. $   --   $     1
                                                               =======  =======



    See independent auditors' report and the accompanying notes to financial statements.

                    ALITEC CORPORATION--ATTACHMENTS DIVISION

                 For the Years Ended December 31, 1998 and 1997
                                 (In Thousands)

                    RECONCILIATION OF NET INCOME TO NET CASH
                        PROVIDED BY OPERATING ACTIVITIES

                                                                  1998    1997
                                                                 ------  ------
Net Income...................................................... $  913  $1,122
                                                                 ------  ------
Adjustments to Reconcile Net Income to Net Cash
 Provided By Operating Activities
  Depreciation and amortization.................................    175     191
  Gain on sale of fixed assets..................................    --     (172)
  Noncash rent expense..........................................    --       20
  Noncash tax expense...........................................    563     --
  (Increase) decrease in operating assets:
    Trade accounts receivable...................................    314    (137)
    Other receivables...........................................    --        1
    Inventory...................................................   (530)   (170)
    Prepayments.................................................      5      19
    Refundable income taxes.....................................   (256)    --
    Deferred tax asset..........................................    (76)    --
  Increase (decrease) in operating liabilities:
    Checks issued in excess of bank balance.....................     16     147
    Trade accounts payable......................................      1      80
    Accrued payroll and related benefits........................     (8)     47
    Accrued property taxes......................................     20      22
    Accrued warranties..........................................    (19)      6
    Other accruals..............................................    --       19
                                                                 ------  ------
      Total adjustments.........................................    205      73
                                                                 ------  ------
Net Cash Provided By Operating Activities....................... $1,118  $1,195
                                                                 ======  ======


    See independent auditors' report and the accompanying notes to financial statements.

                    ALITEC CORPORATION--ATTACHMENTS DIVISION

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1998 and 1997

1. Summary of Significant Accounting Policies

 Nature of Business

   Alitec Corporation (the Company) is an Indiana corporation that manufactures construction equipment and implements. The Company's products are sold throughout the world. The majority of the sales are in North America.

 Basis of Presentation

   These financial statements represent the activities of the Attachments Division of Alitec Corporation. The Company maintains separate records for the activities of the division.

   The accompanying financial statements have been prepared on the accrual basis of accounting. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents as of December 31, 1998 and 1997.

 Inventory

   Inventory is carried at the lower of cost or market. Cost on finished goods inventory is determined by specific identification and cost on parts and materials inventory is determined on a weighted average method.

 Property and Equipment

   Property and equipment is recorded at cost and depreciation is provided over the estimated useful lives of the assets using accelerated and straight-line methods. Repairs and maintenance are charged against expense as incurred.

 Goodwill

   Goodwill is amortized on the straight-line basis over fifteen years.

 Patents, Product Licenses and Agreements

   The costs incurred to develop and defend patents are capitalized and are amortized on a straight-line basis over estimated useful lives which range from five to fifteen years.

   The Company has purchased the production and sales rights for various products. These costs have been capitalized and are being amortized on a straight-line basis over estimated useful lives which range from five to six years.

                   ALITEC CORPORATION--ATTACHMENTS DIVISION

                          December 31, 1998 and 1997

 Warranty Costs

   The Company sells the majority of its products with repair warranties. The December 31, 1998 and 1997 balance sheets include estimated liabilities for product warranties of $20 and $39, respectively. The liabilities are based on estimates of future costs associated with fulfilling the warranty obligations. The estimates are derived from historical cost experience.

 Concentration of Credit Risk

   Financial instruments which potentially subject the Company to concentrations of credit risks consist principally of accounts receivable. The majority of the Company's sales are to construction and utility equipment dealers and manufacturers. The Company performs credit evaluations of customers' financial condition and historically has not incurred significant credit related losses.

 Noncash Transactions

   For purposes of the statement of cash flows, the following noncash transactions occurred in 1997 and 1998:

  1) 1997 - $500, when a related company purchased land and buildings and assumed the mortgage payable

  2) 1997 - $24, when the Company entered into a capital lease obligation to acquire equipment

  3) 1998 - $563, when a tax provision is calculated on the Company's Attachments Division. at a corporate level, the divisions' results combine to produce no taxable income. However, when the Attachments Division is analyzed individually, it produces taxable income and current tax expense.

2. Inventories

   Inventories at December 31, 1998 and 1997 consisted of the following:

                                                                    1998   1997
                                                                   ------ ------
      Finished goods.............................................. $  217 $  231
      Parts and materials.........................................  1,434    890
                                                                   ------ ------
                                                                   $1,651 $1,121
                                                                   ====== ======

3. Bank Lines of Credit

   The Company has a line of credit arrangement with a bank that matures in June 1999 and bears interest at .25% above the bank's prime rate (a total of 8.0% at December 31, 1998). The maximum amount available under this line is $3,200. At December 31, 1998, $2,925 was outstanding on the line. The Company had two lines of credit at December 31, 1997 that were limited to a total of $2,100 and had an outstanding balance of $1,987 at December 31, 1997.

   At December 31, 1998, the line of credit and term notes payable to the bank are secured by a security agreement covering substantially all assets of the Company, a mortgage lien on the building owned by an entity related through common ownership, and personal guarantee of $1,000 from each of two shareholders. The debt agreement includes certain restrictive covenants, which have been met or waived as of December 31, 1998.

                    ALITEC CORPORATION--ATTACHMENTS DIVISION

                           December 31, 1998 and 1997

4. Notes Payable

   Notes payable consisted of the following at December 31:

                                                                   1998  1997
                                                                   ----  ----
      Note payable to bank, bearing interest at 7.25%, payable in monthly installments of $22 including interest through
      January 2003, secured by all business assets................ $913  $--

      Note payable to bank, bearing interest at 7.60%, payable in monthly installments of $3 including interest through
      December 1998, refinanced during 1998.......................  --     99

      Note payable to bank, bearing interest at 8.15%, payable in
      monthly installments of $8, refinanced during 1998..........  --    326

      Note payable to bank, bearing interest at 7.98%, payable in
      monthly installments of $5, refinanced during 1998..........  --    154
      Note payable to bank, bearing interest at 9.09%, payable in
      monthly installments of $6, refinanced during 1998..........  --    272
                                                                   ----  ----
                                                                    913   851

      Less current portion........................................ (196) (207)
                                                                   ----  ----
      Long-term portion........................................... $717  $644
                                                                   ====  ====

   Aggregate maturities of note payable for the years ending December 31 are follows:

      1999................................................................. $196
      2000.................................................................  215
      2001.................................................................  231
      2002.................................................................  249
      2003.................................................................   22
                                                                            ----
                                                                            $913
                                                                            ====

5. Capital Lease Obligations

   The Company has entered into capital lease obligations for the purchase of equipment with a total acquisition cost of $44 as of December 31, 1998 and, 1997. The terms of the capital lease agreements provide for aggregate monthly lease payments of $1. Accumulated amortization on the related equipment was $13 and $6 as of December 31, 1998 and 1997, respectively.

   Future minimum lease payments for the years ended December 31 are as follows:

      1999................................................................ $ 11
      2000................................................................   10
      2000................................................................    1
                                                                           ----
                                                                             22
      Less amount representing interest from 5.90% to 7.37%...............   (1)
                                                                           ----
      Present value of net minimum capital lease payments.................   21
      Less current portion................................................  (11)
                                                                           ----
      Long-term portion................................................... $10
                                                                           ====

                    ALITEC CORPORATION--ATTACHMENTS DIVISION

                           December 31, 1998 and 1997
6. Income Taxes and Change in Tax Status

   Prior to 1998, the Company's shareholders elected, under provisions of the Internal Revenue Code, to have the Company's income taxed directly to them. Accordingly, no federal and state income taxes have been included in the 1997 financial statements.

   In 1998, the Company elected to revoke its S-Corporation status for tax purposes effective January 1, 1998. Effective with the change, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to timing differences between financial statement earnings and taxable income. These book and tax differences relate to deprecation and amortization methods, other accrued expenses.

   Income taxes are as follows for the year ended December 31, 1998:

         Federal............................................. $445
         State...............................................  118
                                                              ----
                                                               563
         Deferred............................................  (76)
                                                              ----
                                                              $487
                                                              ====

7. Profit Sharing Plan

   The Company established a defined contribution 401(k) profit sharing plan. All employees who are at least 21 years old and have one year of service are eligible to participate in the plan. The plan provides for increased vesting each year with full vesting after six years of participation. The plan provides for employee contributions and discretionary employer contributions. Employer contributions for the years ended December 31, 1998 and 1997 were $27 and $19, respectively.

8. Operating Leases

   The Company leases facilities, office equipment and vehicles under operating leases with terms extending through June 2002. Annual rent expense under such operating leases was $113 and $67 for the years ended December 31, 1998 and 1997, respectively.

   The future minimum payments for the leases are as follows for the years ending December 31:

         1999................................................ $105
         2000................................................   95
         2001................................................   90
         2002................................................   45
                                                              ----
                                                              $335
                                                              ====

9. Related Party Transactions

   The Company leases its facility under an operating lease from an entity related through common ownership. The lease extends through October 2001 and requires annual rental payments totaling $90. Rent expense under the operating lease was $92 and $49 for the years ending December 31, 1998 and 1997, respectively. The future minimum payments and the rent expense related to these leases have been included in the information reported in Note 8.

                    ALITEC CORPORATION--ATTACHMENTS DIVISION

                           December 31, 1998 and 1997

   The Company previously owned land and buildings in Brownsburg, Indiana. These facilities serve as the Company's manufacturing plant and offices. During 1997, the Company sold these facilities for $500 to an entity related through common ownership. The Company now leases the facilities from the related party under an operating lease.

   Intracompany advances and payments have been reflected in retained earnings (accumulated deficit). The beginning balance of accumulated deficit reflects a reduction for intracompany receivables at December 31, 1996.

10. Major Customers

   During the years ended December 31, 1998 and 1997, the Company had one and two major customers, respectively, with sales exceeding 10% of the Company's total sales. Sales to these customers totaled $3,183 and $4,038 for the years ended December 31, 1998 and 1997, respectively.

11. Subsequent Event

   Effective July 1999, the shareholders of the Company sold the shares of the Company to another entity. The Company's line of credit agreement and note payable agreement have subsequently been paid in full.

                               ALITEC CORPORATION

                              ATTACHMENTS DIVISION

                            CONDENSED BALANCE SHEET
                                 June 30, 1999
                    (In Thousands, Except Share Information)
                                  (Unaudited)

ASSETS
------
Current assets:
  Cash and cash equivalents........................................... $     5
  Trade accounts receivable...........................................   1,684
  Inventories.........................................................   1,645
  Prepaid expenses and other current assets...........................      77
                                                                       -------
    Total current assets..............................................   3,411
Property, plant, and equipment, net...................................     685
Other assets..........................................................     559
                                                                       -------
                                                                         4,655
                                                                       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Current maturities of long-term debt................................   4,028
  Accounts payable....................................................   1,104
  Accrued expenses....................................................     434
                                                                       -------
    Total current liabilities.........................................   5,566
Long-term debt, less current maturities...............................       5
Deferred tax liability................................................      68
Shareholders' equity:
  Common stock, no par value; authorized--2,800 shares; issued--
   1,263 shares.......................................................      49
  Additional paid-in capital..........................................      43
  Retained earnings...................................................  (1,076)
                                                                       -------
                                                                          (984)
                                                                       -------
                                                                       $ 4,655
                                                                       =======


         See accompanying notes to the condensed financial statements.

                               ALITEC CORPORATION

                              ATTACHMENTS DIVISION

                         CONDENSED STATEMENTS OF INCOME
                                 (In Thousands)
                                  (Unaudited)

                                                                   Six Months
                                                                   Ended June
                                                                       30,
                                                                  -------------
                                                                   1999   1998
                                                                  ------ ------
Net sales........................................................ $5,028 $5,197
Cost of sales....................................................  3,300  3,450
                                                                  ------ ------
Gross profit.....................................................  1,728  1,747
Selling, general and administrative expenses.....................    910    870
                                                                  ------ ------
Income from operations...........................................    818    877
Interest and other expense, net..................................    109     60
                                                                  ------ ------
Income before income taxes.......................................    709    817
Income taxes.....................................................    551    370
                                                                  ------ ------
Net income....................................................... $  158 $  447
                                                                  ====== ======




         See accompanying notes to the condensed financial statements.

                               ALITEC CORPORATION

                              ATTACHMENTS DIVISION

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (In Thousands)
                                  (Unaudited)

                                                             Six Months
                                                           Ended June 30,
                                                           ----------------  ---
                                                            1999     1998
                                                           -------  -------
Cash Flows from Operating Activities:
  Cash received from customers............................ $ 3,940  $ 4,792
  Cash paid to suppliers and employees....................  (3,758)  (4,819)
  Interest paid...........................................    (142)    (115)
  Interest received.......................................     --         2
  Income taxes............................................     --      (169)
  Other cash received.....................................      34       54
                                                           -------  -------
    Net cash provided by (used in) operating activities...      74     (255)
                                                           -------  -------
Cash Flows from Investing Activities:
  Construction in process.................................     (48)     --
  Increase in intangible..................................     (29)     --
  Capital expenditures....................................    (106)     (45)
                                                           -------  -------
    Net cash used in investing activities.................    (183)     (45)
                                                           -------  -------
Cash Flows from Financing Activities:
  Net borrowings on bank line of credit...................     275      905
  Proceeds on issuance of notes payable...................     --       762
  Principal payments on notes payable.....................     (95)    (392)
  Principal payments on capital lease obligations.........      (5)      (5)
  Intracompany advances...................................     (61)    (646)
  Shareholder distributions...............................     --      (325)
                                                           -------  -------
    Net cash provided by financing activities.............     114      299
                                                           -------  -------
Net Increase (Decrease) in Cash...........................       5       (1)
Cash, Beginning of Period.................................     --         1
                                                           -------  -------
Cash, End of Period....................................... $     5  $   --
                                                           =======  =======


         See accompanying notes to the condensed financial statements.

                               ALITEC CORPORATION

                              ATTACHMENTS DIVISION

                CONDENSED STATEMENTS OF CASH FLOWS--(Continued)
                                 (In Thousands)
                                  (Unaudited)

                    RECONCILIATION OF NET INCOME TO NET CASH
                   PROVIDED BY (USED IN) OPERATING ACTIVITIES

                                                                Six Months
                                                                Ended June
                                                                    30,
                                                               --------------
                                                                1999    1998
                                                               -------  -----
Net Income.................................................... $   158  $ 447
                                                               -------  -----
Adjustments to Reconcile Net Income to Net Cash Provided by
 (Used In) Operating Activities:
  Depreciation and amortization ..............................      89     71
  (Increase) decrease in operating assets:
    Trade accounts receivable.................................  (1,035)  (406)
    Inventory.................................................       6   (391)
    Prepayments...............................................     (35)   (35)
    Refundable income taxes...................................     255    --
    Deferred tax asset........................................      29    (33)
  Increase (decrease) in operating liabilities:
    Checks issued in excess of bank balance...................    (166)  (142)
    Trade accounts payable....................................     495    575
    Intercompany payables.....................................     --    (552)
    Accrued payroll and related benefits......................       4    (26)
    Accrued property taxes....................................     (11)    16
    Accrued warranties........................................       9     (4)
    Other accruals............................................      10     (9)
    Accrued income taxes......................................     247    184
    Deferred tax liability....................................      19     50
                                                               -------  -----
      Total adjustments.......................................     (84)  (702)
                                                               -------  -----
Net Cash Provided by (Used In) Operating Activities........... $    74  $(255)
                                                               =======  =====


         See accompanying notes to the condensed financial statements.

                               ALITEC CORPORATION

                              ATTACHMENTS DIVISION

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                             June 30, 1999 and 1998
                                 (In Thousands)
                                  (Unaudited)

1. Formation and Basis of Presentation

 Nature of Business

   Alitec Corporation Attachments Division (the Company) is an Indiana corporation that manufactures construction equipment and implements. The Company's products are sold throughout the world.

   The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instruction to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1999. These financial statements should be read in conjunction with the financial statements, including the notes thereto, for the year ended December 31, 1998.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. Related Party Expenses

   The Company leases facilities under operating leases from an entity related through common ownership. The leases extend through October 2001 and June 2002 and require annual rental payments totaling $90.

3. Inventories

   Inventories consist of the following:

                                                                        June 30,
                                                                          1999
                                                                        --------
      Parts and materials..............................................  $  176
      Finished goods...................................................   1,469
                                                                         ------
          Total inventories............................................  $1,645
                                                                         ======

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  [WOODS LOGO]

                            Woods Equipment Company

                               Exchange Offer for
                           $51,927,000 at Maturity of
                   15.0% Senior Discount Debentures due 2011

                                  WEC Company

                               Exchange Offer for
                                $130,000,000 of
                          12.0% Senior Notes due 2009

                               ----------------

                                   PROSPECTUS

                               ----------------

                                          , 2000

   You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.

                     Dealer Prospectus Delivery Obligation

   Until              , 2000, all dealers that buy, sell or trade in the
exchange securities may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20: Indemnification of Directors and Officers.

   Woods and WEC are each incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

   Article EIGHT of Restated Certificate of Incorporation of Woods and Article EIGHTH of the Certificate of Incorporation of WEC provides that, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of such provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

   Article VII of the by-laws of Woods and WEC each provide that the corporation shall indemnify (a) any person who was a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, and
(b) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding, in each case to the fullest extent permissible under Section 145 of the DGCL, or the indemnification provisions of any successor statute.

   In addition, the by-laws provide that directors of the corporation shall be liable to the corporation or its stockholder for monetary damages for breach of fiduciary duty as a director, in the manner and to the fullest extent provided in the certificate of incorporation of the corporation and in Section 102 of the DGCL, as the same now exists or may hereafter be amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

   The by-laws provide that the foregoing provisions shall be deemed to be a contract between the corporation and each director and officer who serves in such capacity at any time while such by-law is in effect, any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The foregoing rights of indemnification shall not be deemed exclusive of any other rights to which any director or officer may be entitled apart from the provisions of Article VII. The board of directors in its discretion shall have power on behalf of the corporation to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate is or was an employee of the corporation.

   Item 21. Exhibits.

   (a) The following exhibits are filed as part of this Registration Statement:

      Exhibit
        No.    Description
      -------  -----------
      2.1      Stock Purchase Agreement, dated July 6, 1999, among WEC
               Company and the stockholders of Central Fabricators, Inc.
               named therein.
      2.2      Amendment to Stock Purchase Agreement, dated July 28,
               1999, among WEC Company and the stockholders of Central
               Fabricators, Inc. named therein.
      2.3      Asset Purchase Agreement, dated July 1, 1999, among WEC
               Company and Tru-Part Manufacturing Corporation, CAL
               Properties and the shareholders of Tru-Part Manufacturing
               Corporation named therein.
      2.4      Amendment to Asset Purchase Agreement, dated July 28,
               1999, among WEC Company and Tru-Part Manufacturing
               Corporation, CAL Properties and the shareholders of Tru-
               Part Manufacturing Corporation named therein.
      2.5      Stock Purchase Agreement, dated July 30, 1999, among WEC
               Company, the shareholders of Alitec Corporation named
               therein and Zanetis Enterprises, LLC.
      2.6      Recapitalization Agreement, dated as of July 28, 1998, by
               and among Woods Equipment Company, Madison Dearborn
               Capital Partners II, L.P., the stockholders of Woods
               Equipment Company and Brian P. Simmons, as sellers'
               representative.
      3.1      Restated Certificate of Incorporation of Woods Equipment
               Company, as amended.
      3.2      Amended and Restated By-laws of Woods Equipment Company,
               as amended.
      3.3      Certificate of Incorporation of WEC Company.
      3.4      By-laws of WEC Company.
      4.1      Stockholders Agreement, dated as of August 7, 1998, among
               Woods Equipment Company, Madison Dearborn Capital Partners
               II, L.P., Code Hennessy & Simmons L.L.C., as trustee for
               certain persons named in a Trust Agreement, and the other
               stockholders named therein.
      4.2      Securityholders Agreement, dated July 28, 1999, among
               Woods Equipment Company, Madison Dearborn Capital Partners
               II, L.P. and Credit Suisse First Boston Corporation.
      4.3      Registration Rights Agreement, dated July 28, 1999,
               between Credit Suisse First Boston Corporation, Woods
               Equipment Company and WEC Company.
      4.4      Indenture, dated July 28, 1999, between Woods Equipment
               Company, and United States Trust Company of Texas, N.A.,
               as trustee, relating to the Senior Discount Debentures.
      4.5      Indenture, dated July 28, 1999, between Woods Equipment
               Company, WEC Company and United States Trust Company of
               New York, as trustee, relating to the Senior Notes.

      Exhibit
        No.    Description
      -------  -----------
       4.6     Amended and Restated Credit Agreement, dated as of July
               28, 1999, among Woods Equipment Company, as parent
               guarantor, WEC Company and Credit Suisse First Boston, New
               York Branch, as administrative agent, and the other
               financial institutions named therein.
       4.7     Contingent Stock Purchase Warrant, dated August 7, 1998,
               issued by Woods Equipment Company to Code, Hennessy &
               Simmons L.L.C., as trustee for certain persons named in a
               Trust Agreement.
       5.1     Opinion of Kirkland & Ellis regarding the validity of the
               securities offered hereby.
      *8.1     Opinion of Kirkland & Ellis regarding federal income tax
               consequences of the exchange offers.
      10.1     1999 Key Employee Stock Option Plan.
      10.2     Form of Stock Option Grant to Key Employees.
      10.3     Purchase Agreement, dated July 23, 1999, among Woods
               Equipment Company, WEC Company and Credit Suisse First
               Boston Corporation.
      10.4     Form of Executive Stock Agreement, dated August 7, 1998,
               between Woods Equipment Company and certain employees
               thereof.
     *10.5     Form of Promissory Note, dated August 7, 1998, issued by
               certain employees of Woods Equipment Company to Woods
               Equipment Company.
      10.6     Management Services Agreement, dated August 7, 1998,
               between Woods Equipment Company and Madison Dearborn
               Partners, Inc.
      12.1     Statement re Computation of Ratios.
      21.1     Subsidiaries of Woods Equipment Company.
      23.1     Consent of Ernst & Young LLP.
      23.2     Consent of Grant Thornton LLP.
      23.3     Consent of Greenwalt, Sponsel & Co., Inc.
      23.4     Consents of Kirkland & Ellis (included in Exhibits 5.1 and
               8.1).
      24.1     Powers of Attorney re Signature on Registration Statement
               (included on pages II-6 through II-8 of Part II).
      25.1     Statement of Eligibility of Trustee on Form T-1 under the
               Trust Indenture Act of 1939 of United States Trust Company
               of Texas, N.A.
      25.2     Statement of Eligibility of Trustee on Form T-1 under the
               Trust Indenture Act of 1939 of United States Trust Company
               of New York.
      27.1     Financial Data Schedule.
     *99.1     Form of Letter of Transmittal for the Senior Discount
               Debentures.
     *99.2     Form of Letter of Transmittal for the Senior Notes.
     *99.3     Form of Notice of Guaranteed Delivery for the Senior
               Discount Debentures.
     *99.4     Form of Notice of Guaranteed Delivery for the Senior
               Notes.
     *99.5     Form of Tender Instructions for the Senior Discount
               Debentures.
     *99.6     Form of Tender Instructions for the Senior Notes.

--------
   * To be filed by amendment.

   (b) No financial statement schedules are required to be filed herewith pursuant to this Item except as listed below:

   Schedule II-Reserves

Item 22. Undertakings.

   (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of WEC and Woods pursuant to the provisions of their respective certificates of incorporation, by-laws, or otherwise, WEC and Woods have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by WEC or Woods of expenses incurred or paid by a directors, officer or controlling person of WEC or Woods in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, WEC and/or Woods, as the case may be, will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   (b) The undersigned registrants hereby undertake to respond to requests for information that are incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   The undersigned registrants hereby undertake:

   (1) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Woods Equipment Company duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockford, State of Illinois, on the 7th day of October, 1999.

                                          Woods Equipment Company

                                                  /s/ Thomas J. Laird
                                          By___________________________________
                                                      Thomas J. Laird
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas J. Laird, Michael S. Carney or D. Stephen Crider, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated on the 7th day of October, 1999.

                 Signature                                     Title
                 ---------                                     -----


           /s/ Paul R. Wood                 Chairman
___________________________________________
               Paul R. Wood

         /s/ Thomas J. Laird                President, Chief Executive Officer
___________________________________________   (principal executive officer) and
              Thomas J. Laird                 Director

        /s/ Michael S. Carney               Chief Operating Officer and Director
___________________________________________
             Michael S. Carney

         /s/ Timothy M. Hurd                Director
___________________________________________
              Timothy M. Hurd

___________________________________________ Director
              Paul R. Lederer

        /s/ Thomas R. Reusche               Director
___________________________________________
             Thomas R. Reusche

        /s/ D. Stephen Crider               Vice President and Chief Financial Officer
___________________________________________   (principal financial and accounting
             D. Stephen Crider                officer)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, WEC Company duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockford, State of Illinois, on the 7th day of October, 1999.

                                          Wec Company

                                                  /s/ Thomas J. Laird
                                          By: _________________________________
                                                      Thomas J. Laird
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas J. Laird, Michael S. Carney or D. Stephen Crider, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated on the 7th day of October, 1999.

                 Signature                                     Title
                 ---------                                     -----


           /s/ Paul R. Wood                 Director
___________________________________________
               Paul R. Wood

          /s/ Thomas J. Laird               President, Chief Executive Officer
___________________________________________   (principal executive officer)
              Thomas J. Laird

         /s/ D. Stephen Crider              Vice President and Chief Financial Officer
___________________________________________   (principal financial and accounting
             D. Stephen Crider                officer)

                            Woods Equipment Company

                       Valuation and Qualifying Accounts
                             (Dollars in thousands)

                             Schedule II--Reserves

                                          Additions Uncollectible
                                 Balance   Charged    Balances          Balance
                                   at     to Costs   Written Off        at end
                                Beginning    and       Net of             of
                                of Period Expenses   Recoveries   Other Period
                                --------- --------- ------------- ----- -------
Year Ended December 28, 1996:
Reserves and allowances
 deducted from asset accounts:
  Bad debt reserve............   $  300     $(240)      $  60     $--   $  120
  Deferred tax asset reserve..      --        --          --       --      --
  Inventory reserves..........      781       --         (334)     --      447
  LIFO reserve................    1,143      (407)        --       --      736
Year Ended December 27, 1997:
  Bad debt reserve............      120        80         (80)     --      120
  Deferred tax asset reserve..      --        --          --       --      --
  Inventory reserves..........      447       225         --       --      672
  LIFO reserve................      736       431         --       --    1,167
Year Ended January 2, 1999:
  Bad debt reserve............      120        28         (28)     --      120
  Deferred tax asset reserve..      --        --          --       602     602
  Inventory reserves..........      672       157        (202)     143     770
  LIFO reserve................    1,167       315         --       --    1,482

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